As filed with the U.S. Securities and Exchange Commission on July 2, 2026.

Registration No. 333-295248

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________________________

AMENDMENT NO. 5
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________________

SunScout Holding Limited
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrants name into English)

_____________________________________

Cayman Islands	4931	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

112 Kaimanawa Street
Kelvin Grove
Palmerston North 4414
New Zealand
+64 27 230 0946
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive office)

_____________________________________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, New York 10168
800-221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________________________

Copies to:

William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Yarona Yieh, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue 3rd Floor New York, NY 10017 Telephone: (212) 588 0022	Ying Li, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 Telephone: (212) 530 2206

_____________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†          The term new or revised financial accounting standard refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed or supplemented. We will not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED JULY 2, 2026

SunScout Holding Limited

4,000,000 Class A Ordinary Shares

This is an initial public offering of our class A ordinary shares of par value of US$0.0001 each (the “Class A Ordinary Shares”). We are a Cayman Islands exempted company with limited liability with principal places of business in New Zealand and the United States through our wholly-owned subsidiaries, SunScout New Zealand Limited, a limited liability company formed in New Zealand (“SunScout NZ”), and Brightway Energy LLC, a limited liability company formed in the State of Delaware (“SunScout USA”), respectively. We are offering, on a firm commitment basis, 4,000,000 Class A Ordinary Shares. We anticipate that the initial public offering price of the Class A Ordinary Shares will be between US$5.00 and US$6.00 per Class A Ordinary Share.

Prior to this offering, there has been no public market for our Class A Ordinary Shares. We intend to apply to list our Class A Ordinary Shares on the New York Stock Exchange American (“NYSE American”) under the symbol “SNSC.” This offering is contingent upon the listing of our Class A Ordinary Shares on the NYSE American and there can be no assurance that we will be successful in listing our Class A Ordinary Shares on the NYSE American. The offering will not proceed unless our Class A Ordinary Shares are accepted for listing on the NYSE American.

Our authorized share capital is US$50,000 divided into 500,000,000 ordinary shares of par value of US$0.0001 each, comprising (a) 450,000,000 Class A Ordinary Shares and (b) 50,000,000 class B ordinary shares of par value of US$0.0001 each (the “Class B Ordinary Shares”). As of the date of this prospectus, there are 20,000,000 Class A Ordinary Shares and 15,000,000 Class B Ordinary Shares issued and outstanding. Each Class A Ordinary Share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of the Company, and each Class B Ordinary Share shall entitle the holder thereof to twenty (20) votes on all matters subject to vote at general meetings of the Company. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares. In no event shall Class B Ordinary Shares be convertible into Class A Ordinary Shares. Each Class A Ordinary Share confers upon the holder thereof the right to receive distributions and dividends as provided for in our Post-offering Memorandum and Articles of Association. Class B Ordinary Shares do not confer upon the holders thereof any rights to receive any dividend or other distribution made by the Company or return of capital or the distribution of the surplus assets of the Company. Save and except for voting rights, dividend rights and other economic rights, the Class A Ordinary Shares and the Class B Ordinary Shares rank pari passu with one another and shall have the same rights, preferences, privileges and restrictions.

Throughout this prospectus, unless the context indicates otherwise, any references to “us”, “we”, “our” “SunScout,” “the Company,” or “our Company” are to SunScout Holding Limited, a Cayman Islands holding company.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Investing in our Class A Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See Risk Factors beginning on page 16 to read about factors you should consider before buying our Class A Ordinary Shares.

We are an “Emerging Growth Company” and a “Foreign Private Issuer” under applicable U.S. federal securities laws and, as such, are eligible for reduced public company reporting requirements. Please see “Implications of Our Being an Emerging Growth Company” and “Implications of Our Being a Foreign Private Issuer” beginning on pages 12 and 12 of this prospectus for more information.

We were incorporated in the Cayman Islands on August 18, 2025, as a holding company of our business, which, upon the completion of the restructuring as described below, will be operated through our wholly-owned subsidiaries, SunScout NZ and SunScout USA, in New Zealand and the United States respectively. The Class A Ordinary Shares offered in this offering are shares of the holding company that is incorporated in the Cayman Islands and not equity interests in SunScout NZ or SunScout USA.

You are investing in Class A Ordinary Shares of the Company, the Cayman Islands holding company. Investors of our Class A Ordinary Shares are not purchasing and may never directly hold equity interests in SunScout NZ or SunScout USA. Such a structure involves unique risks to investors in this offering.

Upon completion of this offering, our issued and outstanding share capital will consist of 24,000,000 Class A Ordinary Shares, assuming the underwriters do not exercise their over-allotment option. This share count excludes the Class A Ordinary Shares issuable to the sellers under the Brightway MPA (as defined herein), having an aggregate value of $3,000,000, with the number of such Class A Ordinary Shares to be calculated based on the actual initial public offering price of the Class A Ordinary Shares in this offering, which, pursuant to the terms of such agreement, will be issued six months after the date our Class A Ordinary Shares are listed on NYSE American. Assuming the mid-point of the price range of $5.50 per Class A Ordinary Share, 545,455 Class A Ordinary Shares would be issuable to the sellers, which would increase the total number of our issued and outstanding Class A Ordinary Shares to 24,545,455. Immediately after the completion of this offering we expect to be a controlled company as defined under Section 801(a) of the NYSE American Company Guide because Mr. Edwin Cywinski, our Chief Executive Officer, Chairman of the Board and Executive Director and his son Mr. Marc Cywinski, our Chief Operating Officer, will together beneficially own 49.83% of our total issued and outstanding Class A Ordinary Shares and 100% of our total issued and outstanding Class B Ordinary Shares and will be able to exercise 96.30% of the aggregate voting power of our total issued and outstanding share capital, assuming that the underwriters do not exercise their over-allotment option. For so long as we are a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules although we do not presently intend to rely on such exemptions.

Although we do not intend to rely on the “controlled company” exemption under the NYSE American listing rules, we could elect to rely on this exemption in the future. If we elected to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nomination and compensation committees might not consist entirely of independent directors upon closing of the offering.

As a result, you may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements due to the fact that any concentrated control may limit or preclude your ability to influence corporate matters for the foreseeable future, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring shareholder approval. In addition, this may have anti-takeover effects and may prevent or discourage unsolicited acquisition proposals or offers for our share capital that you may feel are in your best interest as one of our shareholders. For additional information, see “Risks Relating to Our Securities and This Offering — Our controlling shareholder has substantial influence over the Company. Their interests may not be aligned with the interests of our other shareholders, and they could prevent or cause a change of control or other transactions.” on page 34.

	Per Class A Ordinary Share	Total(4)
Initial public offering price(1)	US$	US$
Underwriting discounts to be paid by us(2)	US$	US$
Proceeds to the Company before expenses(3)	US$	US$

____________

(1)      Initial public offering price per share is assumed to be US$5.50, being the midpoint of the price range set forth on the cover page of this prospectus.

(2)      We have agreed to pay the underwriters a discount equal to seven percent (7.0%) of the gross proceeds of the offering. This table does not include a non-accountable expense allowance equal to one percent (1%) of the gross proceeds of this offering payable to the underwriters. For a description of the other compensation to be received by the underwriters, see “Underwriting” beginning on page 144.

(3)      Excludes fees and expenses payable to the underwriters. The total amount of underwriters expenses related to this offering is set forth in the section entitled “Expenses Relating to This Offering” on page 148.

(4)      Assuming that the underwriters do not exercise any portion of their over-allotment option.

If we complete this offering, net proceeds will be delivered to us on the closing date.

This offering is being conducted on a firm commitment basis and the underwriters are obligated to take and pay for all of the Class A Ordinary Shares if any such shares are taken. The underwriters expect to deliver the Class A Ordinary Shares to the purchasers against payment on or about [•], 2026.

You should not assume that the information contained in the registration statement to which this prospectus is a part is accurate as of any date other than the date hereof, regardless of the time of delivery of this prospectus or of any sale of the Class A Ordinary Shares being registered in the registration statement of which this prospectus forms a part.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

The date of this prospectus is [•], 2026.

Until          , 2026 (the 25th day after the date of this prospectus), all dealers that effect transactions in these Class A Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

i

ABOUT THIS PROSPECTUS

Neither we, nor any of the underwriters have authorized anyone to provide you with any information or to make any representations other than as contained in this prospectus or in any related free writing prospectus. Neither we, nor the underwriters take responsibility for, and provide no assurance about the reliability of, any information that others may give you. Please read this prospectus carefully. It describes our business, our financial condition and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we, nor the underwriter have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Class A Ordinary Shares and the distribution of this prospectus outside the United States.

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability and a majority of our outstanding securities are owned by non-U.S. residents. As of the date of this prospectus, four of our shareholders who are U.S. residents beneficially own 8,200,000 Class A Ordinary Shares, representing 41% of our total issued and outstanding Class A Ordinary Shares. 7,500,000 Class B Ordinary Shares, representing 50% of our total issued and outstanding Class B Ordinary Shares, are owned by a shareholder whose beneficial owner is a U.S. resident. Under the rules of the U.S. Securities and Exchange Commission (the “SEC”), we currently qualify for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC, as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the “Exchange Act”.

PRESENTATION OF FINANCIAL INFORMATION

Basis of Presentation

Unless otherwise indicated, all financial information contained in this prospectus is prepared and presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP” or “GAAP”).

Certain amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, amounts, percentages and other figures shown as totals in certain tables or charts may not be the arithmetic aggregation of those that precede them and amounts and figures expressed as percentages in the text may not total 100% or, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

Our financial year ends on June 30 of each year. References in this prospectus to a financial year, such as “financial year 2025,” relate to our financial year ended June 30 of that calendar year.

Financial Information in U.S. Dollars

Our reporting currency is the United States Dollar. This prospectus also contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise stated, all translations of New Zealand Dollars into U.S. dollars for the financial years ended June 30, 2024, and 2025 were made with the exchange rates stated below.

	June 30, 2025	June 30, 2024
Year-end NZD: US$ Exchange Rate	0.5824	0.6050
Annual average NZD: US$ exchange rate	0.59076	0.6066

We make no representation that the New Zealand dollar or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or New Zealand dollars, as the case may be, at any particular rate or at all.

MARKET AND INDUSTRY DATA

Certain market data and forecasts used throughout this prospectus were obtained from market research, reports of governmental and international agencies and industry publications, gathered by the Company. Statistical data in these publications also include projections based on a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. The industry in which we operate in may not grow at the rate projected by such market data, or at all. Failure of this industry to grow at the projected rate may have a material and adverse effect on our business and the market price of our Class A Ordinary Shares. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. Our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that relate to our current expectations and views of future events. These forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Industry Overview” and “Business.” These statements relate to events that involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, these forward-looking statements can be identified by words or phrases such as “believe,” “plan,” “expect,” “intend,” “should,” “seek,” “estimate,” “will,” “aim” and “anticipate,” or other similar expressions, but these are not the exclusive means of identifying such statements. All statements other than statements of historical facts included in this document, including those regarding future financial position and results, business strategy, plans and objectives of management for future operations (including development plans and dividends) and statements on future industry growth are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we will file with the SEC, other information sent to our shareholders and other written materials.

These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual outcomes may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including, without limitation, the risk factors set forth in “Risk Factors” and the following:

•        our business and operating strategies and our various measures to implement such strategies;

•        our operations and business prospects, including development and capital expenditure plans for our existing business;

•        changes in policies, legislation, regulations or practices in the industry and those countries or territories in which we operate that may affect our business operations;

•        our financial condition, results of operations and dividend policy;

•        changes in political and economic conditions and competition in the area in which we operate, including a downturn in the general economy;

•        the regulatory environment and industry outlook in general;

•        the actions of our competitors and increase in competition;

•        catastrophic losses from man-made or natural disasters, such as fires, floods, windstorms, earthquakes, diseases, epidemics, other adverse weather conditions or natural disasters, war, international or domestic terrorism, civil disturbances and other political or social occurrences;

•        the loss of key personnel and the inability to replace such personnel on a timely basis or on terms acceptable to us;

•        the overall economic environment and general market and economic conditions in the jurisdictions in which we operate;

•        our ability to execute our strategies;

•        changes in the need for capital and the availability of financing and capital to fund those needs;

•        our ability to anticipate and respond to changes in the markets in which we operate, and in consumer demands, trends and preferences;

•        exchange rate fluctuations, including fluctuations in the exchange rates of currencies that are used in our business;

v

•        changes in interest rates or rates of inflation; and

•        legal, regulatory and other proceedings arising out of our operations.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results or performance may be materially different from what we expect. You should not place undue reliance on these forward-looking statements.

DEFINITIONS

“Class A Ordinary Shares” means the class A ordinary shares of par value of US$0.0001 each in the capital of the Company, and entitled to one (1) vote on all matters subject to vote at general meetings of the Company.

“Class B Ordinary Shares” means the class B ordinary shares of par value of US$0.0001 each in the capital of the Company, and entitled to twenty (20) votes on all matters subject to vote at general meetings of the Company.

“Business Day” means a day (other than a Saturday, Sunday or public holiday in the U.S.) on which licensed banks in the U.S. are generally open for normal business to the public.

“CAGR” means compound annual growth rate.

“Company,” “our Company,” or “SunScout” means SunScout Holding Limited, an exempted company incorporated in the Cayman Islands with limited liability on August 18, 2025.

“Designated Person” means each of Friedrich Edwin Cywinski and Marc Cywinski, being the founders of the Company, and in that context, an “affiliate” of a Designated Person means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Designated Person, and includes, without limitation, such person’s spouse, parents, children, siblings, mother-in-law, father-in-law, brothers-in-law and sisters-in-law, whether by blood, marriage or adoption, a trust for the benefit of any of the foregoing, and a corporation, partnership or any other entity wholly or jointly owned by any of the foregoing.

“Companies Act” means the Companies Act (Revised) of the Cayman Islands.

“CNC” means computer numerical control.

“DSA” means our proprietary deployable solar array technology.

“Directors” means the directors of our Company as at the date of this prospectus, unless otherwise stated.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Executive Directors” means the executive Directors of our Company as at the date of this prospectus, unless otherwise stated.

“Executive Officers” means the executive officers of our Company as at the date of this prospectus, unless otherwise stated.

“Group,” “our Group,” “we,” “us,” or “our” means our Company and its subsidiaries or any of them, or where the context so requires, in respect of the period before our Company becoming the holding company of its present subsidiaries, such subsidiaries as if they were subsidiaries of our Company at the relevant time or the businesses which have since been acquired or carried on by them or as the case may be their predecessors.

“Independent Directors Nominees” means the independent non-executive director nominees of our Company as at the date of this prospectus, unless otherwise stated.

“Independent Third Party” means a person or company who or which is independent of and is not a 5% owner of, does not control and is not controlled by or under common control with any 5% owner and is not the spouse or descendant (by birth or adoption) of any 5% owner of the Company.

“NZ$,” or “NZD” or “New Zealand Dollars” means New Zealand dollar(s), the lawful currency of New Zealand.

“Sarbanes Oxley Act” means The Sarbanes-Oxley Act of 2002.

“SEC” or “U.S. Securities and Exchange Commission” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“SunScout Asia” means our joint-venture company, SunScout Asia Company Limited, incorporated on September 7, 2025 in Thailand, that provides component sourcing, assembly, and final quality inspection for our Autonomous Mowing Products (as defined herein) which are distributed to international markets. As of the date of this prospectus, SunScout Limited holds a 43% equity stake in SunScout Asia.

“SunScout NZ” or “SunScout New Zealand” refers to SunScout New Zealand Limited, a limited liability company formed in New Zealand on July 29, 2020, doing business as “Brunton Engineering” and a wholly owned subsidiary of our Company. The Brunton Engineering business was originally established as a family-owned engineering workshop in Palmerston North, New Zealand in 1998 and operated under various entities over time, including Owen Brunton Engineering Limited and later D C Brunton Limited, which was subsequently struck off. The operating business later known as Brunton Engineering Limited was incorporated in 2006 and continued the Brunton family’s engineering operations in Palmerston North. In May 2024, SunScout New Zealand Limited acquired the operating assets of this business and has since conducted the engineering operations under the Brunton Engineering trade name. Following the transfer of the business to new ownership, the former Brunton Engineering Limited was renamed DKS Holdings Limited and entered voluntary solvent liquidation, as confirmed by a notice published in the New Zealand Gazette.

“SunScout USA” refers to Brightway Energy LLC, a limited liability company organized under the laws of the State of Delaware on February 9, 2020, and qualified to transact business in the Commonwealth of Massachusetts pursuant to a Certificate of Authority, and a wholly owned subsidiary of our Company.

“U.S.,” “United States” or “US” means the United States of America.

“US$,” or “USD” or “United States Dollars” means United States dollar(s), the lawful currency of the United States of America.

“U.S. GAAP” means the generally accepted accounting principles in the United States of America.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you, and we urge you to read this entire prospectus carefully, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and our combined financial statements and notes to those statements, included elsewhere in this prospectus, before deciding to invest in our Class A Ordinary Shares. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.”

Overview

We are a clean-technology company engaged in the design, development, manufacturing, and commercialization of autonomous, solar-powered robotic mowers and related solar energy solutions. Our products are designed to address the environmental, regulatory, and cost limitations of existing petrol-powered and grid-dependent electric lawn mowing equipment. We believe petrol-powered mowers represent a significant source of emissions and while electric robotic mowers are designed to reduce direct emissions, they remain dependent on grid electricity and fixed charging stations. These products are limited in their physical range of operations in relation to their docking stations and contribute indirectly to carbon emissions in markets where grid electricity relies on fossil fuels.

We believe our proprietary deployable solar array (“DSA”) technology is poised to become a disruptive technology designed to enable our SunScout Products to operate independently of the electrical grid, delivering true range autonomy and zero-emission lawnmowing. Our integrated DSA solar panels automatically deploy in our SunScout Products’ “stationary mode” to recharge the onboard batteries on our SunScout Products and retract during operation to maintain maneuverability. We believe this technology eliminates the need for fixed charging stations, reduces operating costs by avoiding rising electricity costs, and enables deployment of our SunScout Products in markets with limited or unreliable grid infrastructure.

Deployable Solar Array: designed to triple the surface area for maximized solar energy yield

Our mission is to eliminate reliance on fossil fuels in outdoor maintenance and mobile machinery, beginning with lawn care and expanding into adjacent applications. Our technology platform is designed to be adaptable and platform-agnostic, with potential applications beyond robotic lawnmowing, including in agriculture, robotics, and electric vehicles such as onboard solar charging systems for electric vehicles, autonomous patrol robots, and other mobile equipment.

Our business currently comprises three lines of products and solutions:

•        SunScout Products.    This line of products represents our principal growth driver as of the date of this prospectus and consists of our solar-powered robotic mowers (“SunScout Eco”, “SunScout Pro”, and “SunScout ProMax”) which are market-ready (the “Autonomous Mowing Solutions” or “Autonomous Mowing Products”). Our complementary products and prototype systems, include the (i) SunScout Solar Shelter, (ii) “Excel Mulcher Blade” and (iii) the SunScout Go-Easy Campervan and Go-Easy EV Utility Van, which remain in the development or proof of concept phase as of the date of this prospectus (the “Complementary Products”, together with the Autonomous Mowing Solutions are our “SunScout Products”). We expect to commercialize our SunScout Products on a global scale through our direct to consumer e-commerce channels and distribution agreements with partners in what we believe to be key markets. As of the date of this prospectus, we believe progress remains strong, with our first commercial arrangements in place including a cooperation agreement with Wrissmer Werkstattsysteme GmbH (“WWS”) in the European Union pursuant to which the parties have agreed to enter into a formal distribution agreement reflecting the terms and conditions of such cooperation agreement, and MowBot Limited (“Mowbot”) in Australia and New Zealand. Simultaneously with our distribution channels, we follow a digital-sales strategy which prioritizes a direct connection with customers through our direct e-commerce channels. Our website generates direct to consumer sales online for our Autonomous Mowing Solutions and is expected to be supplemented by relationships with select third-party e-commerce marketplaces. We are also in discussions, supported by a third-party consultant, with Walmart Inc. regarding potential distribution in the United States; and with Motorland in Europe through WWS. In addition, we have engaged 2B Connected, a specialist sales agency, to conduct outbound sales lead generation for SunScout ProMax in New Zealand. However, as of the date of this prospectus, the campaign is paused pending delivery of demonstration units, after which we intend to further develop our sales activities in New Zealand and expand efforts to Australia. We believe these sales channels will provide incremental sales reach for our business and opportunities to increase awareness for our brand. As of the date of this prospectus, we believe our global positioning is further supported by our assembly operations through SunScout Asia in Thailand, alongside plans for a new assembly operations plant for our Pro and ProMax product in Texas to serve the U.S. market.

•        Solar Power Development Solutions.    This line of services represents our solar energy business segment that develops and installs solar power systems for commercial, industrial, and institutional customers, and provides engineering, procurement, and construction (“EPC”) services. We believe this business supports our overall strategy of promoting clean, decentralized energy generation while providing stable revenue and cash flow. Operations are conducted primarily through SunScout USA, in the United States and SunScout NZ in New Zealand (“Solar Power Development Solutions”). As of the date of this prospectus, we plan to expand our U.S. operations nationwide while also servicing neighboring regions, including the Caribbean, Puerto Rico, and South America. In Asia, we believe SunScout has the potential to gain access to large utility-scale solar projects that can drive significant growth. Meanwhile, in New Zealand, we believe the solar market is beginning to expand, particularly in the commercial sector, which is the current focus of SunScout New Zealand.

•        Engineering Products and Services.    This line of business represents our precision fabrication, mechanical engineering, and project-management segment that services commercial, industrial, and governmental clients in addition to on-site installation, maintenance, and repair services (“Engineering Products and Services”). Our Engineering Products and Services are operated through SunScout NZ, doing business as “Brunton Engineering”. The Brunton Engineering business traces its origins back to 1998 and has operated for nearly 30 years through a succession of different legal entities. It generates revenue from custom manufacturing, metal fabrication, prototyping, and engineering services. The operating business later known as Brunton Engineering Limited was incorporated in 2006 and continued the engineering operations in Palmerston North. Pursuant to an asset purchase agreement dated April 3, 2023, and upon completion of transaction on May 27, 2024, we, through SunScout New Zealand, acquired substantially all of the assets and business of Brunton Engineering Limited, including its plant and equipment, vehicles, engineering machinery, tools, inventory, and other tangible assets, as well as the benefit of its customer relationships, goodwill and ongoing operations.

In the financial year ended June 30, 2025, our SunScout Products (revenue classified under SunScout Products for the financial years ended June 30, 2024 and June 30, 2025 did not arise from the sale of any physical SunScout products and such revenue reflects amounts received in connection with manufacturing and commercialization arrangements relating to SunScout Asia and the SunScout Eco products), Solar Power Development Solutions, and Engineering Products and Services contributed to 27.95%, 40.94% and 31.11% of our revenue respectively. In the financial year ended June 30, 2024, our SunScout Products, Solar Power Development Solutions, and Engineering Products and Services contributed to 18.50%, 74.55% and 6.95% of our revenue respectively. In the six months ended December 31, 2025, our SunScout Products, Solar Power Development Solutions, and Engineering Products and Services contributed to 9.35%, 68.32% and 22.34% of our revenue respectively and in the six months ended December 31, 2024, our SunScout Products, Solar Power Development Solutions, and Engineering Products and Services contributed to 8.55%, 51.24% and 40.21% of our revenue respectively. While our Solar Power Development Solutions and Engineering Products and Services lines of business currently account for the majority of our revenues as of the date of this prospectus, we believe the SunScout Products segment represents an opportunity for long-term growth with international scale. We distribute to a broad range of customers across the United States, Australia, New Zealand and Asia. We believe this geographic coverage enables us to access diverse markets and capture growth opportunities across multiple regions. In this case, we believe our products are well positioned to benefit from what we believe are global trends toward automation, sustainability, and cost efficiency. At this time, we believe certain regulatory measures can accelerate the phase-out of fossil-fuel lawn equipment, electricity prices are rising globally, and customers are increasingly demanding environmentally friendly and cost-effective alternatives. Our robotic mowers and related technologies are designed to meet these needs by providing a clean, independent, and scalable solution for residential, commercial, and institutional customers alike. In view of these trends currently, our business strategy is to leverage a capital-light and scalable model, with revenues expected from product sales, licensing of our proprietary technologies, recurring leasing and servicing arrangements, and solar EPC contracts.

Competitive Strengths

We operate in markets that are characterized by established global participants, rapid technological advancement, and price-sensitive customers. Each of our three business lines, SunScout Products inclusive of our Autonomous Mowing Products, Solar Power Development Solutions, and Engineering Products and Services, face distinct competitive environments.

Autonomous Mowing Products

The global robotic-mower market includes numerous manufacturers offering petrol-powered, plug-in electric, and hybrid models. Established brands such as Husqvarna, Stiga, Worx, and Segway currently dominate the residential and light-commercial segments. We believe most existing models rely on grid charging through fixed base stations, and some incorporate small solar panels for supplemental charging. Competition in this segment is primarily based on technology, reliability, safety features, product price, and ease of operation.

We also face competition from traditional ride-on and push-mower manufacturers that are introducing semi-autonomous or battery-electric variants. The industry is expected to remain highly competitive as both established and emerging companies seek to expand their market share through new technologies and product differentiation.

We believe our Autonomous Mowing Products line is well positioned to compete in the global robotic-mower market because of the following factors:

Solar autonomy

Our proprietary DSA technology allows our Autonomous Mowing Products to operate entirely on solar power, eliminating reliance on external charging infrastructure and grid electricity. We believe that few, if any, competing products in the market can operate independently of an external power supply and this capability allows our mowers to be deployed in areas without access to electrical outlets or charging stations, such as golf courses, parks and large green spaces, where autonomous and continuous operation is particularly advantageous. While the commercial success of our SunScout Products depends on the efficiency, durability, and reliability of this technology under varied environmental and operating conditions, we believe the self-sufficiency of DSA ultimately provides a structural cost advantage and enhances the usability and scalability of our products compared to grid-dependent alternatives.

Scalable product architecture and market coverage

We believe our three-tier Autonomous Mowing Product lineup, SunScout Eco for residential, SunScout Pro for light-commercial, and SunScout ProMax for large-scale institutional use, addresses the full spectrum of mowing applications. The modular design of our Autonomous Mowing Products enables adaptation to different terrains and climatic conditions, allowing for incremental upgrades without complete redesigns and supporting efficient global deployment.

Capital-light manufacturing and established distribution

We employ a distributed production model that leverages existing facilities at Brunton Engineering in New Zealand and SunScout Asia in Thailand for assembly, supported by partnerships with distributors including WWS in Europe, and MowBot in Australia. We believe this structure provides access to established retail networks and minimizes fixed manufacturing costs while maintaining quality control.

Solar Power Development Solutions

We believe that the solar-energy EPC market is fragmented and regionally driven, with competition from local and national contractors that design and install photovoltaic systems for commercial and industrial clients. In the United States, our subsidiary SunScout USA competes with other regional solar-installation firms. In Asia and New Zealand, competition arises from local EPC providers and system integrators serving the commercial-solar-roof and small-utility segments. We believe price, project-execution capability, and reliability of service are the principal competitive factors in this market.

We believe our Solar Power Development Solutions business is positioned to compete effectively in this environment due to the following factors:

Integration of project engineering and product innovation

We believe our solar-EPC operations complement our product development activities by providing real-world validation of our solar technologies, including the DSA technology. We believe this integration enables us to showcase SunScout Products alongside our commercial projects, strengthen our technical credibility and know-how with clients.

Diversified regional platform

Through SunScout USA in the United States, SunScout Asia in Thailand, and SunScout New Zealand in Oceania, we participate in three distinct markets with differing regulatory frameworks and customer bases. This regional diversification allows us to balance project pipelines and pursue opportunities in emerging markets while maintaining recurring revenues in established ones.

Capital-light and scalable operating model

Unlike traditional EPC firms that maintain significant fixed infrastructure, we focus on engineering and integration services while sourcing components from qualified suppliers. We believe this approach reduces our capital intensity, allows rapid scaling of project capacity, and improves our resilience in reacting to fluctuations in component prices.

Engineering Products and Services

We believe that the engineering and fabrication services industry in New Zealand is well established and characterized by numerous small and mid-sized operators providing contract manufacturing, mechanical assembly, and maintenance services to industrial and public-sector clients. We believe that the engineering-services market is mature and primarily relationship-based, with competition determined by quality, delivery time, and cost efficiency. Through SunScout NZ, we compete with other regional fabrication and mechanical-engineering firms that provide computer numerical control (“CNC”) cutting, welding, and component-manufacturing services. Some of our competitors may have larger facilities or broader commercial networks, but we believe our Engineering Products and Services business is positioned to compete effectively in this environment due to the following factors:

Established reputation, long operating history, and stable customer relationships.

The Brunton Engineering trade name, the business of which is now operated by SunScout NZ, has been in continuous operation for almost 30 years and is an accredited supplier to the New Zealand Defence Force. Since its inception in 1998, SunScout NZ has developed and maintained long-term relationships with a core group of industrial and institutional customers in New Zealand. For the financial years ended June 30, 2024 and 2025, SunScout NZ’s top five customers accounted for approximately 45% of SunScout NZ’s total revenue, and 80% of these customers have engaged SunScout NZ for more than ten years. For the six months ended December 31, 2024 and 2025, SunScout NZ’s top five customers accounted for approximately 56% of SunScout NZ’s total revenue, and 61% of these customers have engaged SunScout NZ for more than ten years. These stable relationships contribute to recurring revenue and provide a predictable business base that supports the Group’s overall operations.

Comprehensive in-house capabilities

SunScout NZ’s facility is equipped for CNC laser cutting, folding, welding, machining, and assembly, enabling it to provide end-to-end engineering solutions from design through delivery. These capabilities also support the fabrication of components for SunScout Products and the development of new prototypes.

Integration with product development and group operations

SunScout New Zealand, doing business as Brunton Engineering provides the technical foundation for our manufacturing and R&D activities. Its in-house expertise in precision fabrication shortens design-to-production cycles for SunScout Products and reduces reliance on third-party prototyping, enhancing overall quality, quality control, and cost efficiency.

Business strategies

As of the date of this prospectus we intend to continue to strengthen our position as a provider of clean-technology and renewable-energy solutions through the expansion of our product portfolio, operational reach, and strategic partnerships. Our key strategies include:

Expansion of business and operations through joint ventures, acquisitions, and strategic alliances

We aim to focus on our core business of developing and commercializing autonomous solar-powered equipment, while also exploring collaborations in renewable-energy systems, robotics, and electric-mobility solutions. We may pursue joint ventures or strategic partnerships to support manufacturing, distribution, and R&D activities in our markets. Notably as of the date of this prospectus, we have not identified any potential target companies for such acquisitions).

In addition, we may evaluate potential acquisitions of businesses or technologies that complement our existing capabilities or enhance our access to new markets.

Strengthen local presence

We plan to strengthen our local presence in our key markets through the establishment of regional assembly and service facilities and the appointment of additional distributors. As of the date of this prospectus, a key aspect of our strategy involves our planned Austin, Texas assembly and distribution center, which is intended to reduce shipping costs, shorten delivery times, and improve after-sales support for customers in the United States. By expanding our physical footprint, we aim to enhance accessibility, better serve our prospective customers, and reinforce our position as a trusted provider of solar-powered and autonomous solutions in each region we operate.

Widen our product range and application

We plan to broaden our product portfolio beyond robotic mowers to include related solar-charging and automation technologies. This includes adapting our proprietary DSA system for other mobile and off-grid applications such as for our Complementary Products currently in development. By diversifying our offerings, we seek to address a wider range of customer needs, strengthen our competitive position, and build a sustainable growth platform within the broader clean-technology industry.

Enhance operational efficiency and integration across business lines

We intend to leverage the combined capabilities of SunScout New Zealand, SunScout USA, and our European engineering, distributing and manufacturing partner, WWS, to create synergies in product design, regional production, and operational execution. While assembly for our SunScout Eco model continues to be completed in Asia, our strategic focus remains on expanding U.S.-based manufacturing for the SunScout Pro and SunScout Pro Max models through our planned assembly and distribution center in Austin, Texas.

On December 16, 2025, we entered into a non-binding memorandum of understanding with seed2soil GmbH & Co. KG (“seed2soil”) to explore a potential collaboration in product development, manufacturing and commercialization, as well as a potential minority equity investment. Subject to the negotiation and execution of definitive agreements, we may assemble certain seed2soil products in our planned manufacturing facility in Texas, leveraging seed2soil’s German engineering expertise and our established technical capabilities, including those of our European partner, WWS. We believe that, if implemented, this contemplated structure could accelerate production readiness, support our entry into the North American market, and broaden our commercial product offering. There can be no assurance that the proposed collaboration or equity investment will be completed on the terms currently contemplated, or at all.

By coordinating development activities across New Zealand, the United States, and Europe, and utilizing regional assembly hubs, we expect to reduce production costs, enhance quality control, and shorten development cycles. As of the date of this prospectus. we intend to maintain a capital-light operating model built around partnerships, contracted manufacturing, and regionally optimized assembly to support our planned scalable and efficient growth.

Summary of Risk Factors

Investing in our Class A Ordinary Shares involves risks. The risks summarized below are qualified by reference to “Risk Factors” beginning on page 16 of this prospectus, which you should carefully consider before making a decision to purchase our Class A Ordinary Shares. If any of these risks actually occurs, our business, financial condition or results of operations would likely be materially adversely affected. In such case, the trading price of our Class A Ordinary Shares would likely decline, and you may lose all or part of your investment.

We face numerous risks that could materially affect our business, results of operations or financial condition. These risks include but are not limited to the following:

Risks relating to Our Business and Industry:

•        CRHL may exercise its enforcement and/or conversion rights under a convertible loan agreement, which could result in substantial dilution of our ownership interests in, and a loss of our control over, SunScout New Zealand and SunScout Limited (see page 16).

•        We have a limited operating history at commercial scale for our SunScout Products segment, and our ability to scale our business may be uncertain (see page 17).

•        Our growth depends on the successful commercialization and reliable performance of our DSA technology (see page 17).

•        Geopolitical tensions and international trade policies may adversely affect our business, financial condition and results of operations (see page 17).

•        We are affected by regional and worldwide political, regulatory, social and economic conditions in the jurisdictions in which we and our customers and suppliers operate and in the jurisdictions which we intend to expand our business in (see page 18).

•        Our future success depends on our ability to successfully introduce and market new products and keep pace with evolving technologies and customer preferences (see page 18).

•        We are susceptible to fluctuations in the prices and quantity of key components (see page 18).

•        A significant portion of our total assets consists of intangible assets, which are subject to impairment and could result in material write-downs (see page 19).

•        We are affected by interest rate increases with respect to our banking facilities (see page 19).

•        We may in the future engage in transactions with related parties, and such transactions may present possible conflicts of interest that could have an adverse effect on our business and results of operations (see page 19).

•        We are dependent on a small number of key distributors for our SunScout Products, and disruptions in these distribution relationships could affect our ability to grow this business segment (see page 19).

•        Our continued success is dependent on our key management personnel and our experienced and skilled personnel, including our founder and CEO, Mr. Edwin Cywinski, and our business may be severely disrupted if we are unable to retain them or to attract suitable replacements (see page 20).

•        Our reputation and profitability may be adversely affected if there are defects, performance issues, or safety incidents involving our products that result in warranty claims and product recalls (see page 20).

•        A significant failure or deterioration in our quality control systems could have a material adverse effect on our business and operating results (see page 21).

•        We may be subject to claims arising from accidents or damages caused by the use or malfunction of our products (see page 21).

•        We face significant competition from established manufacturers and emerging technology providers, and this may affect our ability to maintain our market share and growth (see page 21).

•        We are exposed to the credit risks of our customers (see page 22).

•        Our business is subject to supply-chain interruptions (see page 22).

•        We are exposed to risks arising from fluctuations in foreign currency exchange rates (see page 22).

•        We and our customers are subject to product certification, regulatory, and safety requirements in multiple jurisdictions, and any failure to obtain or maintain such approvals could limit our ability to sell our products (see page 23).

•        We are subject to environmental, health, and safety regulations and penalties, and may be adversely affected by new and changing laws and regulations (see page 23).

•        Our insurance policies may be inadequate to cover our assets, operations, and any loss arising from business interruptions (see page 23).

•        Our reputation and brand could be adversely affected by negative publicity or product-related incidents (see page 24).

•        If we are unable to maintain and protect our intellectual property rights, or if third parties assert that we infringe on their intellectual property rights, our business could be adversely affected (see page 24).

•        Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and proprietary information (see page 24).

•        Third parties may claim that our platform infringes their intellectual property rights, and this may create liability for us or otherwise adversely affect our business, operating results and financial condition (see page 25).

•        Our technology, software and systems are highly complex and may contain undetected errors, vulnerabilities, or design flaws that could affect product performance and expose us to liability (see page 25).

•        Technical or regulatory limitations may impact our ability to effectively implement automation solutions (see page 26).

•        We could be impacted by changes to or reallocation of radio frequency (RF) bands which could disrupt or degrade the reliability of our high precision augmented Global Positioning System (“GPS”) or other RF technology, which could impair our ability to develop and market GPS-based technology solutions, as well as significantly reduce our customers’ profitability (see page 26).

•        Our business may suffer if our products fail to perform as expected (see page 26).

•        We are exposed to risks with respect of acts of war, terrorist attacks, epidemics, political unrest, adverse weather conditions, and other uncontrollable events (see page 27).

•        We may not be able to successfully implement our business strategies and future plans (see page 27).

•        We may not be successful in entering into distributor relationships or other commercial partnerships, which could adversely affect our operating results and our ability to compete in our industry (see page 27).

•        We rely significantly on the use of information technology, as well as those of our third party service providers. Any significant failure, inadequacy, interruption or data security incident of our information technology systems, or those of our third-party service providers, could disrupt our business operations, which could have a material adverse effect on our business, prospects, results of operations, financial condition and/or cash flows (see page 27).

•        Our business plans require a significant amount of capital, which will require us to sell additional equity securities or incur additional indebtedness that will dilute our shareholders or introduce covenants that may restrict our operations (see page 29).

•        If we fail to scale our business operations or otherwise manage our future growth effectively as we attempt to rapidly grow our company, we may not be able to produce, market, service and sell our products successfully (see page 29).

•        Unfavorable weather conditions or natural catastrophes that reduce agricultural production and demand for lawn mowing equipment could directly and indirectly affect our business (see page 30).

•        Our directors and executive officers are subject to new U.S. insider reporting obligations, which may increase our compliance costs and expose us to regulatory, enforcement and reputational risks (see page 30).

Risks relating to our Securities and this offering:

•        An active trading market for our Class A Ordinary Shares may not be established or, if established, may not continue and the trading price for our Class A Ordinary Shares may fluctuate significantly (see page 30).

•        We may not maintain the listing of our Class A Ordinary Shares on the NYSE American which could limit investors’ ability to make transactions in our Class A Ordinary Shares and subject us to additional trading restrictions (see page 30).

•        The trading price of our Class A Ordinary Shares may be volatile, which could result in substantial losses to investors (see page 31).

•        Certain recent initial public offerings of companies with public floats comparable to the anticipated public float of our Company have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares (see page 32).

•        If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Class A Ordinary Shares, the market price for our Class A Ordinary Shares and trading volume could decline (see page 32).

•        Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our Class A Ordinary Shares for a return on your investment (see page 32).

•        Short selling may drive down the market price of our Class A Ordinary Shares (see page 32).

•        All of our Class A Ordinary Shares were issued at par value, which may cause immediate dilution, increase market volatility, and materially impact the market for our securities (see page 33).

•        Because our public offering price per share is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution (see page 33).

•        The initial public offering price for our Class A Ordinary Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile (see page 33).

•        You must rely on the judgment of our management as to the uses of the net proceeds from this offering, and such uses may not produce income or increase our share price (see page 33).

•        If we are classified as a passive foreign investment company, United States taxpayers who own our securities may have adverse United States federal income tax consequences (see page 34).

•        Our controlling shareholder has substantial influence over the Company. Their interests may not be aligned with the interests of our other shareholders, and they could prevent or cause a change of control or other transactions (see page 34).

•        As a “controlled company” under the rules of the NYSE American, we may choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public shareholders (see page 35).

•        As an exempted company incorporated in the Cayman Islands, we are permitted to follow certain home country practices in relation to corporate governance matters in lieu of certain requirements under NYSE American corporate governance listing rules. These practices may afford less protection to shareholders than they would enjoy if we complied fully with NYSE American corporate governance listing standards (see page 35).

•        You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law (see page 35).

•        Certain judgments obtained against us or our auditor by our shareholders may not be enforceable (see page 36).

•        We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements (see page 36).

•        We are a foreign private issuer within the meaning of the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies (see page 36).

•        We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses to us (see page 37).

•        Our compensation of directors and officers may not be publicly available (see page 37).

•        We will incur significantly increased costs and devote substantial management time as a result of the listing of our Class A Ordinary Shares on the NYSE American (see page 37).

•        Further issuances of Class B Ordinary Share may result in a dilution of the percentage ownership of the existing holders of Class A Ordinary Shares as a total proportion of Class A Ordinary Shares in the Company (see page 38).

•        We intend to grant employee share options and other share-based awards in the future. We will recognize any share-based compensation expenses in our combined statements of comprehensive loss. Any additional grant of employee share options and other share-based awards in the future may have a material adverse effect on our results of operation (see page 38).

Corporate Information

The Company was incorporated in the Cayman Islands on August 18, 2025. Our registered office in the Cayman Islands is at 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. Our principal executive office is at 112 Kaimanawa Street, Kelvin Grove, Palmerston North 4414, New Zealand. Our telephone number at this location is +64 6353 7200. Our principal website address is https://sunscout.co.nz/. The information contained on our website does not form part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., 122 E. 42nd Street, 18th Floor, New York, New York 10168.

Corporate History

Our Company was incorporated in the Cayman Islands on August 18, 2025, under the Companies Act as an exempted company with limited liability.

On the date of the Company’s incorporation, one (1) ordinary share was issued to Harneys Fiduciary (Cayman) Limited. On the same day, Harneys Fiduciary (Cayman) Limited transferred one (1) ordinary share to Thomas Grant HARRIS for a consideration of US$0.0001, and 959,999 ordinary shares were issued to Thomas Grant HARRIS for a consideration of US$95.99.

On December 6, 2025, the Company’s shareholders approved to amend our authorized share capital from US$50,000 divided into 500,000,000 ordinary shares of par value of US$0.0001 each, to US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each, comprising (i) 450,000,000 class A ordinary shares of a par value of US$0.0001 each and (ii) 50,000,000 class B ordinary shares of a par value of US$0.0001 each.

Prior to the Reorganization described below, our business and operations were conducted through SunScout Limited, a company incorporated in New Zealand that served as the previous holding company of our operating entity, SunScout New Zealand, and Brightway Energy LLC, a Massachusetts-based company formed in Delaware, jointly owned by Mr. Marc Cywinski and Mr. Joshua Marotske, each holding a 50% shareholding.

The Reorganization

This prospectus refers to the “Reorganization,” which will be undertaken to consolidate the Group’s operating entities under SunScout Holding Limited, our Cayman Islands holding company, and to establish the capital structure for this offering. The Reorganization includes the consolidation of SunScout Limited into the Group and the conditional acquisition of Brightway Energy LLC.

Consolidation of SunScout Limited

Pursuant to the share transfer agreements dated November 14, 2025:

(i)     BKK Consultants Limited transferred its 6,250 ordinary shares in the capital of SunScout Limited to the Company in satisfaction of its obligations in the amount of USD103,896 owed to the Company in respect of the 1,040,000 ordinary shares in the Company held by BKK Consultants Limited;

(ii)    Mr. Friedrich Edwin Cywinski transferred 46,875 ordinary shares in the capital of SunScout Limited to the Company, in satisfaction of AE Equity Limited’s obligations in the amount of USD659,340 owed to the Company in respect of the 6,600,000 ordinary shares in the Company held by AE Equity Limited and for the issue of 7,500,000 Class B Ordinary Shares issued to AE Equity Limited;

(iii)   Mr. Marc Cywinski transferred 46,875 ordinary shares in the capital of SunScout Limited to the Company, in satisfaction of Solerin Equity Limited’s obligations in the amount of USD535,464 owed to the Company in respect of the 5,360,000 ordinary shares in the Company held by Solerin Equity Limited and for the issue of 7,500,000 Class B Ordinary Shares issued to Solerin Equity Limited;

Following completion of these transfers, the Company acquired 100% of the equity interest in SunScout Limited. Pursuant to a share transfer form dated November 18, 2025, on December 6, 2025, BKK Consultants Limited, a company incorporated in New Zealand and wholly owned by Mr. Jacob Pretorius, our independent director nominee and nominated chairman of the nomination committee, and his wife, Karen Wilcox (each holding 50% shareholding) with Mr. Jacob Pretorius as the sole director of the company, transferred its 1,040,000 ordinary shares in the Company to Mr. Jacob Pretorius.

Acquisition of Brightway Energy LLC

On January 9, 2026, the Company entered into a membership purchase agreement (the “Brightway MPA”) with its founders, Mr. Marc Cywinski and Mr. Joshua Marotske, pursuant to which the Company acquired 100% of the membership interests in Brightway Energy LLC for an aggregate consideration of US$5.0 million, consisting of US$2.0 million in cash payable within one (1) week following the receipt by the Company of the proceeds from this offering, and US$3.0 million in Class A ordinary shares of the Company, with the number of shares to be issued calculated based on the initial public offering price of the Class A ordinary shares in this offering and issuable six (6) months after the date of the Company’s listing on Nasdaq or the NYSE American. The transfer of the membership interests was completed on the date of the Brightway MPA, and Brightway Energy LLC became a wholly owned subsidiary of the Company as of such date. Payment of the purchase consideration is deferred and contingent upon the completion of the Company’s initial public offering, subject to alternative settlement arrangements to be agreed by the parties if the offering is not completed by long-stop date of December 31, 2026 (the “Long-Stop Date”).

Brightway Energy LLC had been under common control with the Company and combined into the Company’s financial statements prior to the execution of the Brightway MPA. Accordingly, the transaction represented a legal ownership reorganization among entities under common control.

Deed of Conditional Assignment

On January 9, 2026, Mr. Marc Cywinski and Mr. Joshua Marotske entered into a deed of conditional assignment, pursuant to which Mr. Marc Cywinski conditionally assigned, subject to the completion of this offering, to Mr. Joshua Marotske his entitlements under the Brightway MPA to receive US$1,000,000 in cash and US$1,500,000 in Class A Ordinary Shares (with the number of shares to be issued calculated based on the initial public offering price of the Class A Ordinary Shares in this offering).

As part of the Reorganization undertaken, SunScout Limited became a wholly owned subsidiary of our Company on November 14, 2025. Brightway Energy LLC became a wholly owned subsidiary of our Company on January 9, 2026 upon completion of the Brightway MPA. Post-Reorganization, the Company will become the holding company of the Group.

Corporate Structure

This chart below represents our corporate structure post-Reorganization, which was completed on January 9, 2026.

Other Minority Shareholders
Beneficial Ownership
Pre-offering: 30.4%
Post-offering: 25.33%
Voting Power
Pre-offering: 1.9%
Post-offering: 1.88%
AE Equity Limited(1)
Beneficial Ownership
Pre-offering: 33%
Post-offering: 27.50%
Voting Power
Pre-offering: 48.94%
Post-offering: 48.33%
Solerin Equity Limited(2)
Beneficial Ownership
Pre-offering: 26.8%
Post-offering: 22.33%
Voting Power
Pre-offering: 48.55%
Post-offering: 47.95%
Jacob Pretorius
Beneficial Ownership
Pre-offering: 5.2%
Post-offering: 4.33%
Voting Power
Pre-offering: 0.33%
Post-offering: 0.32%
JKM Equity Limited(3)
Beneficial Ownership
Pre-offering: 4.6%
Post-offering: 3.83%
Voting Power
Pre-offering: 0.29%
Post-offering: 0.28%
Public Shareholders
Beneficial Ownership
Post-offering: 16.67%
Voting Power
Post-offering: 1.23%
SunScout Holding Limited
(“SunScout”)
(a Cayman Islands exempted company)
100%
100%
100%
SunScout Limited
(a New Zealand company)
Brightway Energy LLC
(“SunScout USA”)
(a Delaware company)
100%
SunScout New Zealand Limited
(“SunScout New Zealand”)
(a New Zealand company)

____________

(1)      AE Equity Limited is a business company incorporated in the British Virgin Islands and wholly owned by Mr. Edwin Cywinski, our Chief Executive Officer, Chairman and Executive Director (“AE Equity Limited”).

(2)      Solerin Equity Limited is a business company incorporated in the British Virgin Islands and wholly owned by Mr. Marc Cywinski, our Chief Operations Officer (“Solerin Equity Limited”).

(3)      JKM Equity Limited is a business company incorporated in the British Virgin Islands and wholly owned by Mr. Joshua Marotske, our Chief Technical Officer (“JKM Equity Limited”).

SunScout Asia Company Limited (“SunScout Asia”) operates as the Group’s primary manufacturing and assembly platform for the SunScout Eco robotic lawn mower. SunScout Asia’s manufacturing activities are conducted pursuant to a license manufacturing agreement entered into on May 1, 2024 (the “License Manufacturing Agreement”) between SunScout Limited, as principal, and a Thailand-based operating manufacturing entity that was contemplated at the time the agreement was executed. At the time the License Manufacturing Agreement was entered into, the Group had not yet incorporated its Thailand manufacturing entity. Following the subsequent incorporation of SunScout Asia Company Limited in Thailand, the manufacturing, assembly, component sourcing and final quality inspection functions contemplated under the License Manufacturing Agreement have been carried out through SunScout Asia as the Group’s joint-venture manufacturing platform. In connection with the establishment of SunScout Asia as the Group’s Thailand operating entity, the parties entered into a written confirmation on February 19, 2025, pursuant to which the parties agreed and confirmed that SunScout Asia Company Limited is the manufacturer for the purposes of the License Manufacturing Agreement.

Under the License Manufacturing Agreement, the manufacturer is appointed as the exclusive manufacturer of the licensed products within the agreed territory and is responsible for manufacturing activities in accordance with specifications, quality standards and compliance requirements prescribed by SunScout Limited. The agreement grants a limited license to use specified intellectual property solely for manufacturing purposes, with all underlying intellectual property rights and any improvements retained by SunScout Limited. The agreement also contains customary provisions relating to quality control, confidentiality, reporting obligations, non-competition, pricing and payment mechanics, and termination upon customary events, including material breach or insolvency.

The commercial framework for establishing the Group’s Thailand manufacturing platform was initially outlined in non-binding investment agreements entered into in January 2024 with Hoffen Asia Co., Ltd. (“Hoffen Asia”) and subsequently in March 2024 with related Thai individual investors. Hoffen Asia was the corporate vehicle initially used by the relevant Thai investors in connection with the proposed transaction, and the subsequent March 2024 agreement reflected those investors participating directly in their individual capacities instead. These agreements contemplated alternative ownership structures for the proposed Thailand entity but were expressly non-binding and were not implemented in their original form. SunScout Asia was ultimately incorporated reflecting the parties’ revised commercial understanding, with the current ownership structure consisting of 43% SunScout Limited and 57% other Thai investors. No binding subscription or shareholders’ agreement was executed pursuant to the earlier non-binding investment agreements.

Transfers of Cash to and from Our Subsidiaries

Our Company is permitted under the laws of the Cayman Islands to provide funding to our subsidiaries through loans or capital contributions without restrictions on the amount of the funds. There are no restrictions on dividends transfers from New Zealand to the Cayman Islands as long as there is a valid shareholders’ resolution. Our Company, SunScout New Zealand Limited and SunScout Limited have not paid any dividends to their shareholders. SunScout USA distributed USD 136,207 in FY 2024 and USD 84,500 in FY 2025 to its then shareholders.

Implications of Our Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include:

•        being permitted to provide only two financial years of selected financial information (rather than five years) and only two years of audited financial statements (rather than three years), in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure; and

•        an exemption from compliance with the auditor attestation requirement of the Sarbanes-Oxley Act, on the effectiveness of our internal control over financial reporting.

We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (1) the last day of the fiscal year in which the fifth anniversary of the completion of this offering occurs, (2) the last day of the fiscal year in which we have total annual gross revenue of at least US$1.235 billion, (3) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which means the market value of our Class A Ordinary Shares that are held by non-affiliates exceeds US$700.0 million as of the prior last business day of our most recently completed second fiscal quarter, and (4) the date on which we have issued more than US$1.0 billion in non-convertible debt during the prior three-year period. We may choose to take advantage of some, but not all, of the available exemptions. We have included two years of selected financial data in this prospectus in reliance on the first exemption described above. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock.

Implications of Our Being a Foreign Private Issuer

Upon completion of this offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•        the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

•        the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission, or the SEC, of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither emerging growth companies nor foreign private issuers.

In addition, as an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the corporate governance listing requirements of the NYSE American. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing requirements of the NYSE American. Following this offering, we will rely on home country practice to be exempted from certain of the corporate governance requirements of the NYSE American, namely (i) there will not be a necessity to have regularly scheduled executive sessions with independent Directors; and (ii) there will be no requirement for the Company to obtain shareholder approval prior to an issuance of securities in connection with (a) the acquisition of stock or assets of another company; (b) equity-based compensation of officers, directors, employees or consultants; (c) a change of control; and (d) transactions other than public offerings.

Implications of Being a “Controlled Company”

Upon the completion of this offering, we will be a “controlled company” as defined under the Section 801(a) of the NYSE American Company Guide as Mr. Edwin Cywinski, our Chief Executive Officer, Chairman of the Board and Executive Director and his son Mr. Marc Cywinski, our Chief Operating Officer, will together beneficially own 49.83% of our total issued and outstanding Class A Ordinary Shares and 100% of our total issued and outstanding Class B Ordinary Shares and will be able to exercise 96.30% of the aggregate voting power of our total issued and outstanding share capital, assuming that the underwriters do not exercise their over-allotment option. As a result, we will be a “controlled company” within the meaning of Section 801(a) of the NYSE American Company Guide and therefore eligible for certain exemptions from the corporate governance requirements of the NYSE American listing rules. For so long as we are a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

•        an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors;

•        an exemption from the rule that director nominees be selected or recommended for selection by either a majority of the independent directors or a nomination committee comprised solely of independent directors; and

•        an exemption from the rule that a majority of our board of directors consist of independent directors.

As a result, you may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements although we currently do not intend to rely on the exemptions.

Mr. Edwin Cywinski and Mr. Marc Cywinski have entered into an acting-in-concert agreement, dated December 6, 2025, pursuant to which they have agreed to vote all of their Class A Ordinary Shares and Class B Ordinary Shares together in accordance with jointly agreed instructions. As a result of this agreement, they constitute a “group” that controls more than 50% of the voting power of our Company for the election of directors, which is the basis on which we qualify as a “controlled company.” See “Management — Controlled Company.”

In addition, our controlling shareholder will be able to exert significant control over our management and affairs, including approval of significant corporate transactions. Our status as a controlled company could cause our Class A Ordinary Shares to look less attractive to certain investors or otherwise harm our trading price. As a result, the investors will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

The Offering

Offering Price	The assumed initial public offering price will be between US$5.00 to US$6.00 per Class A Ordinary Share.
Class A Ordinary Shares offered by us	4,000,000 Class A Ordinary Shares
Class A Ordinary Shares issued and outstanding prior to this offering	20,000,000 Class A Ordinary Shares
Class A Ordinary Shares issued and outstanding immediately after this offering

24,000,000 Class A Ordinary Shares assuming no exercise of the underwriters’ over-allotment option. 24,600,000 Class A Ordinary Shares assuming full exercise of the underwriters’ over-allotment option.

Class B Ordinary Shares issued and outstanding prior to this offering and immediately after this offering	15,000,000 Class B Ordinary Shares
Over-allotment option to purchase additional Ordinary Shares

We have granted the underwriters an option to purchase from us, up to fifteen percent (15%) of the Class A Ordinary Shares being offered in this offering, within forty-five (45) days after the closing of this offering.

Use of proceeds

We estimate that we will receive net proceeds from this offering of up to US$19,252,605, based on an assumed price to the public in this offering of US$5.50 (being the mid-point of the offer price range stated on the cover of this prospectus), after deducting underwriting discounts, non-accountable expense allowance and other estimated offering expenses. We currently intend to use the net proceeds from this offering for the following purposes: establish a manufacturing plant, marketing and promotion campaigns, product development, inventory, repayment of loan, payment under the Brightway MPA and working capital. See “Use of Proceeds.”

Dividend policy

Our board of directors will take into account, among other things, the following factors when deciding whether to propose a dividend and in determining the dividend amount: (a) operating and financial results; (b) cash flow; (c) business conditions and strategies; (d) future operations and earnings; (e) taxation considerations; (f) interim dividends paid, if any; (g) capital requirements and expenditure plans; (h) interests of shareholders; (i) statutory and regulatory restrictions; (j) any restrictions on payment of dividends; and (k) any other factors that our board of directors may consider relevant. Each Class A Ordinary Share confers upon the holder thereof the right to receive distributions and dividends as provided for in our Post-Offering Memorandum and Articles of Association. Class B Ordinary Shares do not confer upon the holders thereof any rights to receive any dividend or other distribution made by the Company or return of capital or the distribution of the surplus assets of the Company. As of the date of this prospectus, we do not intend to pay any dividends on our Class A Ordinary Shares for the foreseeable future. Instead, our current policy anticipates that all of our earnings, if any, will be used for the operation and growth of our business. See “Dividends and Dividend Policy” for more information.

Lock-up

Each of our Directors and Executive Officers and certain shareholders, have agreed, subject to certain exceptions, for a period of six (6) months from the date of this prospectus, and we have agreed, for a period of three (3) months from the closing of the offering, that each will not (i) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any share capital of the Company or any securities convertible into or exercisable or exchangeable for share capital of the Company; or (ii) file or caused to be filed any registration statement with the SEC relating to the offering of any share capital of the Company or any securities convertible into or exercisable or exchangeable for share capital of the Company; provided, however, that the Lead Underwriter (as defined herein) will agree to waive the six (6) months lock-up restrictions for JKM Equity Limited upon receipt of a written request from the Company, which, among other things, acknowledges that the proposed trading by JKM Equity Limited is in compliance with applicable U.S. federal and state securities laws. See “Shares Eligible for Future Sale” and “Underwriting — Lock-Up Agreements.”

Risk factors

Investing in our Class A Ordinary Shares involves risks. See “Risk Factors” beginning on page 16 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Class A Ordinary Shares.

Listing

We plan to apply to list the Class A Ordinary Shares on the NYSE American. This offering is contingent upon the listing of our Class A Ordinary Shares on the NYSE American. There can be no assurance that we will be successful in listing our Class A Ordinary Shares on the NYSE American. We will not close this offering unless such Class A Ordinary Shares are listed on the NYSE American.

Proposed trading symbol	SNSC
Transfer agent	Transhare Corporation

RISK FACTORS

Investing in our shares is highly speculative and involves a significant degree of risk. You should carefully consider the following risks, as well as other information contained in this prospectus, before making an investment in our Company. The risks discussed below could materially and adversely affect our business, prospects, financial condition, results of operations, cash flows, ability to pay dividends and the trading price of our shares. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends, and you may lose all or part of your investment.

This prospectus also contains forward-looking statements having direct and/or indirect implications on our future performance. Our actual results may differ materially from those anticipated by these forward-looking statements due to certain factors, including the risks and uncertainties faced by us, as described below and elsewhere in this prospectus.

Risks Relating to Our Business and Industry

CRHL may exercise its enforcement and/or conversion rights under a convertible loan agreement, which could result in substantial dilution of our ownership interests in, and a loss of our control over, SunScout New Zealand and SunScout Limited

Pursuant to the Regional Strategic Partnership Loan (as defined herein), CRHL holds a right, upon the occurrence of a “Qualifying Equity Financing” event (as defined herein), to elect in its sole discretion to convert some or all of the outstanding loan balance into ordinary shares in SunScout Limited (the “Guarantor” under the Regional Strategic Partnership Loan). A “Qualifying Equity Financing” event means any issue of shares by SunScout Limited pursuant to which SunScout Limited raises capital equal to or greater than NZ$2,000,000.

The transfer of SunScout Limited’s shares to the Company as part of the Reorganization and the Company’s subsequent IPO could be considered as constituting a Qualifying Equity Financing event and/or an event of default under the Regional Strategic Partnership Loan. As of the date of this prospectus, the convertible loan is required to be repaid in full by no later than July 15, 2026, as most recently extended pursuant to a written confirmation from CRHL to the Company dated June 18, 2026. No repayments of principal or interest have been made to date.

If, for any reason, the loan is not repaid in full by this date (or such other later date as may be agreed between CRHL (as defined herein) and the Company), CRHL may take enforcement action in respect of any event of default, including declaring all amounts outstanding immediately due and payable, and may also elect to exercise its conversion rights under the loan agreement and acquire an equity interest in SunScout Limited. CRHL may elect to convert all or a portion of the outstanding loan balance and any amounts not converted would remain outstanding as a debt obligation of SunScout New Zealand Limited (the “Borrower” under the Regional Strategic Partnership Loan) under the existing loan terms. Any exercise of conversion rights would result in SunScout New Zealand and SunScout Limited ceasing to be wholly owned subsidiaries of the Company, resulting in a loss of our control over each of those entities. Assuming that the Reorganization is treated as a Qualifying Equity Financing, that the Conversion Price under Schedule 3 is calculated by reference to the implied per-share value of SunScout Limited ordinary shares immediately prior to the Reorganization (being US$16.6234 per share, calculated by reference to the share transfer by BKK Consultants Limited completed on November 14, 2025 as part of the Reorganization), less the 15% contractual discount under Schedule 3, and that CRHL elects to convert the entire amount of the outstanding loan balance of US$2,092,154 as of December 31, 2025 (comprising US$1,830,000 of outstanding principal and US$262,153.99 of accrued interest), CRHL would receive approximately 148,066 newly issued ordinary shares of SunScout Limited, and the Company’s ownership of SunScout Limited (and indirectly its ownership of SunScout New Zealand Limited) would be reduced from 100% to approximately 40.3%, representing maximum dilution of approximately 59.7%. Following such a conversion, CRHL would become the majority shareholder of SunScout Limited and the Company would lose the ability to direct, on a stand-alone basis, the business strategy, capital allocation, dividend policy and disposition of assets of each of SunScout Limited and SunScout New Zealand Limited. The loss of control over SunScout Limited and SunScout New Zealand Limited, together with the substantial dilution of our equity interest in those entities, would materially and adversely affect our results of operations, financial condition, and the value of our Class A Ordinary Shares.

We have a limited operating history at commercial scale for our SunScout Products segment, and our ability to scale our business may be uncertain.

Our SunScout Products segment, which contributed approximately 27.95% and 18.50% of our revenue for the financial years ended June 30, 2025 and 2024, respectively and 9.35% and 8.55% of our revenue for the six months ended December 31, 2025 and 2024, respectively, has only recently entered commercial rollout. Revenue classified under SunScout Products for the financial years ended June 30, 2024 and June 30, 2025 and six months ended December 31, 2025 and 2024 did not arise from the sale of any physical SunScout products and such revenue reflects amounts received in connection with manufacturing and commercialization arrangements relating to SunScout Asia and the SunScout Eco products. While our Solar Power Development Solutions and Engineering Products and Services segments provide a more established operating base, the long-term growth of our Group depends on successfully scaling our SunScout Products globally. As we expand production and distribution through facilities in New Zealand, Thailand, and planned operations in the United States, we may face challenges in demand forecasting, component sourcing, regulatory certification, quality control, and after-sales support. If we are unable to scale production efficiently or achieve expected sales volumes, the contribution of this segment to our overall results may be lower than anticipated.

As we scale this business, we may face challenges related to production ramp-up, demand forecasting, component sourcing, supply chain continuity, regulatory certification across different jurisdictions, product reliability, and after-sales service. In addition, scaling an advanced product that combines robotics, solar technology, and AI-based navigation involves managing complex quality-control processes and ensuring consistency across manufacturing sites. Further, several of our products remain under development, including the SunScout Go-Easy EV Camper- and Utility-Van. Product development involving robotics, solar technology, and AI navigation carries inherent technical, regulatory, and commercialization risks. These products may take longer or require more capital to complete than anticipated, may not meet performance or safety requirements, and may not be successfully commercialized or achieve market acceptance. Failure to complete development or commercialize new products could adversely affect our growth strategy and product roadmap.

If we are unable to efficiently scale production, manage supply chains, or achieve the expected sales volumes for our SunScout Products, the contribution of this segment to our overall results of operations and growth strategy may be lower than anticipated.

Our growth depends on the successful commercialization and reliable performance of our proprietary DSA technology.

Our DSA technology is central to the operation and market positioning of our SunScout Products. It enables our robotic mowers to operate independently of the electrical grid by deploying integrated solar panels for autonomous charging. The commercial success of our SunScout Products depends on the efficiency, durability, and reliability of this technology under varied environmental and operating conditions. Any design flaw, manufacturing defect, software malfunction, or component degradation could impair performance, reduce customer satisfaction, or result in warranty claims. The DSA system itself remains in early stages of large-scale deployment. As we integrate the DSA into our new Complementary Products (as defined herein), including the “SunScout Solar Shelter”, “Go-Easy EV Utility Van,” and “Go-Easy EV Campervan”, we may face unforeseen engineering, certification, or cost challenges. If our DSA technology fails to perform as intended or cannot be manufactured at scale on a cost-effective basis, our competitive position and growth prospects could be adversely affected.

Geopolitical tensions and international trade policies may adversely affect our business, financial condition and results of operations.

Our operations and supply chain are global in nature. We source critical components for our SunScout Products, including motors, lithium-ion batteries, navigation modules, sensors, and solar panels, from suppliers located primarily in Asia, Europe, and the United States. Increasing geopolitical tensions and shifts in international trade policy — particularly involving the United States, China, and other major economies — have created uncertainty in global supply chains and may adversely affect our operations.

In recent years, the U.S. and other governments have imposed tariffs, export controls, and trade restrictions on certain products and technologies, including electronics, batteries, and solar components. Any expansion or continuation of such measures could increase our procurement costs, delay component deliveries, or limit our access to certain technologies and materials. Retaliatory trade actions, sanctions, or new restrictions on cross-border transactions could similarly disrupt our supply chain or affect our ability to serve customers in certain markets. Trade negotiations among major economies remain fluid, and continued geopolitical conflicts or policy changes could further impact trade flows, component pricing, and investor confidence. Any material increase in tariffs, export restrictions, or other trade barriers affecting our suppliers or distributors could materially and adversely affect our business, financial condition, and results of operations.

We are affected by regional and worldwide political, regulatory, social and economic conditions in the jurisdictions in which we and our customers and suppliers operate and in the jurisdictions which we intend to expand our business in.

We and our customers and suppliers are governed by the laws, regulations, and government policies in each of the various jurisdictions in which we and our customers and suppliers operate or into which we intend to expand our business and operations. Our business and future growth are dependent on the political, regulatory, social and economic conditions in these jurisdictions, which are beyond our control. Any economic downturn, changes in policies, currency and interest rate fluctuations, capital controls or capital restrictions, labor laws, changes in environmental protection laws and regulations, duties and taxation and limitations on imports and exports in these countries may materially and adversely affect our business, financial condition, results of operations and prospects.

Generally, we fund our purchases and operations through our internal resources and short and long-term financing from banks and other financial institutions. Any disruption, uncertainty and volatility in the global credit markets may limit our ability to obtain the required working capital and financing for our business at reasonable terms and finance costs. If all or a substantial portion of our credit facilities are withdrawn and we are unable to secure alternative funding on acceptable commercial terms, our operations and financial position will be adversely affected. The interest rates for most of our credit facilities are subject to review from time to time by the relevant financial institutions. Given that we rely on these credit facilities to finance our purchases and operations and that interest expenses represent a significant percentage of our expenses, any increase in the interest rates of the credit facilities extended to us may have a material adverse impact on our profitability.

In addition, such fluctuations and volatility in the global credit markets could limit credit lines of our current and potential customers from banks or financial institutions. Accordingly, such customers may not be able to obtain sufficient financing to purchase our products and services, or we may be required to lower our rates in order to cater to our customers’ current situation. This may have an adverse impact on our revenue and financial performance.

Our future success depends on our ability to successfully introduce and market new products and keep pace with evolving technologies and customer preferences.

The solar-energy and automation industries are characterized by rapid technological change, evolving regulatory requirements, and shifting customer preferences. Our future success depends on our ability to develop and offer products that meet changing performance, efficiency, and safety expectations. Advances in competing technologies — such as improved photovoltaic modules, energy-storage systems, or autonomous-navigation software — could render aspects of our existing SunScout Products less competitive or obsolete. We continually refine the design and specifications of our SunScout Products and other products to align with customer and regulatory standards. However, there is no assurance that we will be able to anticipate or respond to these changes in a timely or cost-effective manner. Delays in introducing updated models, or misjudging customer demand for new features, could reduce sales and market acceptance.

As we do not maintain material inventory of finished products, the principal risk is that technological developments could shorten product lifecycles and reduce demand for our current offerings before we recover our development costs. If we experience significant future growth, we may be required not only to make additional investments in hiring additional workforce to support our manufacturing capacity, but also to expand our infrastructure Any such reduction in market relevance could adversely affect our business, financial condition, and results of operations. Similarly, if we are unable to successfully introduce, integrate, and market new products, our business, prospects, financial condition, results of operations, and cash flows may be materially and adversely affected.

We are susceptible to fluctuations in the prices and quantity of key components.

We depend on the availability of key components such as solar panels, lithium-ion batteries, motors, sensors, and control electronics that are sourced from third-party suppliers. The prices of these components may fluctuate significantly due to changes in raw-material costs, manufacturing capacity, global demand, supply-chain constraints, or geopolitical events. If prices of critical components increase and we are unable to pass the higher costs to our customers, our margins and profitability could be adversely affected. Likewise, shortages or delays in obtaining sufficient quantities of components could disrupt our production and delivery schedules. Although we source components from multiple suppliers and regions to mitigate these risks, there is no assurance that such measures will fully protect us from price volatility or supply shortages. Any sustained increase in component costs or interruption in supply could materially and adversely affect our business, financial condition, and results of operations.

A significant portion of our total assets consists of intangible assets, which are subject to impairment and could result in material write-downs.

As of June 30, 2025, our intangible assets, consisting primarily of customer relationships and tradenames acquired in connection with the acquisition of Brunton Engineering, totaled approximately US$918,802, representing approximately 24% of our total assets of US$3,838,350. As of December 31, 2025, our intangible assets, consisting primarily of customer relationships and tradenames acquired in connection with the acquisition of Brunton Engineering, totaled approximately US$866,606, representing approximately 18% of our total assets of US$4,833,690. These intangible assets are recorded at their estimated fair values at the time of acquisition and are amortized over their estimated useful lives. We are required to evaluate our intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Factors that could trigger an impairment review include, but are not limited to, significant underperformance relative to projected future operating results, significant changes in the manner of use of the assets, significant negative industry or economic trends, and a significant decline in our stock price or market capitalization. If the carrying amount of an intangible asset exceeds its fair value, we would be required to record an impairment charge, which could result in material write-downs and have a material adverse effect on our financial condition and results of operations.

We are affected by interest rate increases with respect to our banking facilities.

Generally, we fund our operations via our internal resources and short and long-term financing from banks. Any disruption, uncertainty and volatility in the global credit markets may limit our ability to obtain the required working capital and financing for our business at reasonable terms and finance costs. If all or a substantial portion of our credit facilities are withdrawn and we are unable to secure alternative funding on acceptable commercial terms, our operations and financial position will be adversely affected. The interest rates for most of our credit facilities are subject to review from time to time by the relevant financial institutions. Given that we rely on these credit facilities to finance our operations and that interest expenses represent a significant percentage of our expenses, any increase in the interest rates of the credit facilities extended to us may have a material adverse impact on our profitability.

We have five loan facilities with an aggregate outstanding amount of approximately $2,559,556 as at the date of this prospectus. While there has yet to be an increase in the interest rates of the existing banking facilities, if the bank interest rates continue to rise and we are unable to pass this increased cost to our customers, our financial performance may be materially and adversely affected.

We may in the future engage in transactions with related parties, and such transactions may present possible conflicts of interest that could have an adverse effect on our business and results of operations.

We may in the future enter into transactions with entities in which members of our board of directors and other related parties hold ownership interests. Transactions with the entities in which related parties hold ownership interests present potential for conflicts of interest, as the interests of these entities and their shareholders may not align with the interests of our company and our unaffiliated shareholders with respect to the negotiation of, and certain other matters related to, our purchases from and other transactions with such entities. Conflicts of interest may also arise in connection with the exercise of contractual remedies under these transactions, such as default. For prospective transactions with any related parties after listing on the NYSE American, such transactions are subject to our Audit Committee’s review and approval.

We are dependent on a small number of key distributors for our SunScout Products, and disruptions in these distribution relationships could affect our ability to grow this business segment.

Our SunScout Products are currently marketed primarily through a limited number of third-party distributors and retail partners, including WWS in Europe, and MowBot in Australia. The loss of any of these distributors or a significant reduction in their orders could materially affect our sales and our ability to scale and expand our market presence. We also have limited control over their marketing efforts, inventory levels, or customer service standards. If any distributor reduces its purchases, defaults on payment, or discontinues its relationship with us, or if we are unable to secure new distribution partners on comparable terms, our revenue and profitability could be materially and adversely affected.

Our continued success is dependent on our key management personnel and our experienced and skilled personnel, including our founder and CEO, Mr. Edwin Cywinski, and our business may be severely disrupted if we are unable to retain them or to attract suitable replacements.

Since the commencement of our business, Mr. Edwin Cywinski, our Chief Executive Officer, Chairman and Executive Director, has been instrumental in leading the development of our DSA technology and establishing our integrated clean-energy solutions business. We rely on the extensive experience, technical knowledge, and wide industry network that Mr. Cywinski has built over more than two decades in the renewable-energy and materials-science industries, including through his prior leadership of eco-Kinetics and involvement in large-scale solar and engineering projects across Australasia and North America.

Our performance depends on the continued service and leadership of Mr. Cywinski, who plays an important role in formulating and implementing our business strategies and future plans. The technical expertise and long-standing relationships that he has developed with our suppliers, customers, and partners are vital to our business. If Mr. Cywinski were to resign or otherwise cease to be actively involved in our operations, there is no assurance that we would be able to identify and appoint a suitable replacement with comparable technical knowledge and industry connections in a timely manner.

In addition to Mr. Cywinski, we depend on the continued contributions of other key members of our management team, including Mr. Marc Cywinski, our Chief Operations Officer; Mr. Joshua Marotske, our Chief Technical Officer; and Mr. Jamie Parent, our Chief Financial Officer. Each brings extensive experience in operations, engineering, and financial management that is critical to our execution and growth. These individuals are compensated through a combination of base salary and performance-based equity incentives, which are designed to align management interests with those of our shareholders. If any of these key executives were to leave our Company or be unable to perform their duties, our business operations and strategic initiatives could be adversely affected.

Although we depend heavily on the services of Mr. Cywinski and other key management personnel, we do not maintain key-man life insurance policies on any of them. Therefore, if any of our key executives were to die or become disabled, we would not receive any compensation to mitigate the impact of such loss, which could materially and adversely affect our business, financial condition, results of operations, and growth prospects.

Our reputation and profitability may be adversely affected if there are defects, performance issues, or safety incidents involving our products that result in warranty claims and product recalls.

The quality, reliability, and safety of our products are critical to our reputation and business performance. Our SunScout robotic mowers, which incorporate sharp mechanical components, onboard batteries, and autonomous navigation software, are subject to risks of malfunction or failure arising from design defects, component issues, or improper use by customers. Our products are designed to comply with international standards, including AS/NZS 60335.2.107:2013 A1, ANSI/OPEI 60335-2-107:2020, IEC 60335-2-107:2017, and CE conformity requirements. Nevertheless, undetected defects or failures could still occur.

For the financial years ended June 30, 2024 and 2025 and six months ended December 31, 2024 and 2025, warranty claims and repair costs were not material to our results of operations; however, as our sales volume increases, the frequency and magnitude of such claims could rise. Any product failure, customer injury, or property damage could result in warranty obligations, product recalls, regulatory investigation, or litigation. In addition, reports of malfunctions — whether substantiated or not — could generate negative publicity and harm public confidence in our brand, particularly given the growing use of autonomous equipment in residential and public environments.

We have implemented safety and quality-control procedures across all production sites. Such measures, however, may not prevent, reveal or detect defects in our products, and such defects may not become apparent until after our products have been sold into the market or in the event of an actual incident. Consequently, there is a risk that product defects may occur and such defects will require a product recall. Any product recalls and related remedial actions can be costly to our operations and could have a material adverse effect on our business, results of operations, and financial condition. Furthermore, product recalls could result in negative publicity and public concern regarding the safety of our products, which could harm the reputation of our products and our business and could cause the market value of our shares to decline. If we are required to undertake a product recall, incur significant warranty or repair costs, or face adverse publicity or legal claims arising from product performance or safety issues, our reputation, financial condition, and results of operations could be materially and adversely affected.

Since our establishment, we believe that we have built goodwill in our brands and thus customer loyalty. Hence, if there are any major lapses in our products or services and/or due to circumstances beyond our control resulting in negative publicity, our reputation may be adversely affected, and our customers may lose confidence in our products or services. In such an event, our business and hence our profitability and financial performance may be adversely affected.

A significant failure or deterioration in our quality control systems could have a material adverse effect on our business and operating results.

The quality and safety of our products are critical to the success of our business and operations. As such, it is imperative that our (and our service providers’) quality control systems operate effectively and successfully. Quality control systems can be negatively impacted by the design of the quality control systems, the quality training programs and adherence by employees to quality control guidelines. Although we strive to ensure that all of our service providers have implemented and adhere to high-quality control systems, any significant failure or deterioration of such quality control systems could have a material adverse effect on our business and operating results.

We may be subject to claims arising from accidents or damages caused by the use or malfunction of our products.

Our SunScout Products are designed to operate autonomously and incorporate mechanical and electrical components such as motors, blades, and lithium-ion batteries. The use of these products involves inherent risks, including the potential for equipment malfunction, fire, electrical faults, or collision with persons or property. Claims may be made against us if accidents, injuries, or property damage occur in connection with the use or performance of our products, including on the grounds of alleged product defects, inadequate warnings, or insufficient safety features.

Although we conduct safety testing and quality-control procedures for our products, it is not possible to eliminate all risks associated with product operation or malfunction. We maintain insurance coverage that includes product liability, but such insurance may not fully cover all claims, or insurers may contest coverage. In addition, payment of significant insurance claims could result in increased premiums, which would raise our operating costs. Any product-related accidents or defects — whether or not caused by our fault — could result in legal claims, regulatory scrutiny, or reputational damage, any of which could materially and adversely affect our business, financial condition, and results of operations.

We face significant competition from established manufacturers and emerging technology providers, and this may affect our ability to maintain our market share and growth.

The markets for solar-powered and autonomous equipment are highly competitive and rapidly evolving. We compete against established global manufacturers of solar and renewable-energy systems, robotic and automation equipment, and traditional engineering products and services, many of which have substantially greater financial, technical, manufacturing, and marketing resources than we do. These competitors may have longer operating histories, larger production capacity, broader product portfolios, stronger brand recognition, and more extensive distribution networks.

We also face competition from new market entrants developing innovative solar, battery, and automation technologies that may be more cost-effective or technologically advanced than our products. Rapid technological change, shifts in component pricing, and the entry of new participants in clean-energy and robotics markets may increase pricing pressure and reduce our margins.

Our ability to maintain and grow our market share depends on our continued innovation, manufacturing efficiency, and customer service. While our DSA technology and capital-light manufacturing model supported by external assembly partners provide flexibility and scalability, we may not be able to continue improving our products or reduce production costs as quickly as our competitors. Competitors may also seek to replicate or improve upon our DSA design or offer similar energy-efficient products at lower prices.

In addition, we compete for skilled engineers, technicians, and sales personnel with other technology and renewable-energy companies, which could increase labor costs or constrain our ability to expand. Any failure to compete effectively — whether due to pricing, technology, supply-chain access, or brand recognition — could materially and adversely affect our business, financial condition, and results of operations.

We are exposed to the credit risks of our customers.

We extend credit terms to some of our customers. Our average accounts receivable turnover days were approximately 18 days and 29 days for the financial year ended June 30, 2024, and June 30, 2025 and 18 days and 30 days for the six months ended December 31, 2024 and December 31, 2025. Our customers may be unable to meet their contractual payment obligations to us, either in a timely manner or at all. The reasons for payment delays, cancellations, or default by our customers may include insolvency or bankruptcy, or insufficient financing or working capital due to late payments by their respective customers. While we did not experience any material order cancellations by our customers during the financial year ended June 30, 2024, and June 30, 2025 and six months ended December 31, 2024 and December 31, 2025, there is no assurance that our customers will not cancel their orders and/or refuse to make payment in the future in a timely manner or at all. We may not be able to enforce our contractual rights to receive payment through legal proceedings. In the event that we are unable to collect payments from our customers, we are still obliged to pay our suppliers in a timely manner and thus our business, financial condition and results of operations may be adversely affected.

Our business is subject to supply-chain interruptions.

We source critical components for our SunScout Products, including motors, lithium-ion batteries, navigation modules, sensors, and solar panels, from suppliers located primarily in Asia, Europe, and the United States. We also work with third-party logistics providers for the import, export, and transportation of these components and of our finished products. We rely on these third parties’ ability to deliver materials and equipment on time and in accordance with our quality and technical specifications. The factors that can adversely affect our operations include, but are not limited to: interruptions to our delivery capabilities or to those of our suppliers; failure of third-party service providers to meet our standards or their contractual commitments; and increasing transportation costs, shipping constraints, or other factors that could impact cost, such as the need to engage more expensive or less efficient service providers.

Our results of operations and capital resources have not been materially impacted by supply chain interruptions during the financial years ended June 30, 2024 and 2025 and six months ended December 31, 2024 and 2025, because we source components from multiple suppliers and maintain flexible logistics arrangements. However, any increased costs from delays, cancellations, insurance, or disruption to — or inefficiency in — the supply-chain network of our third-party service providers, whether due to geopolitical conflicts, trade restrictions, public-health outbreaks, or other factors, could affect our revenue and profitability. We continue to diversify our sourcing base and intend to strengthen our contractual quality and compliance requirements for suppliers. Nevertheless, qualification of new suppliers may require additional testing and certification and can be time-consuming and costly. If our suppliers or logistics partners fail to meet our requirements, or if we are unable to secure alternative sources or shipping capacity in a timely manner, our production, delivery schedules, and financial performance could be materially and adversely affected.

While we design and control the core software used in our SunScout Products, our products and operations rely on third-party software, data, and cloud-service providers for navigation algorithms, mapping, fleet management, and remote updates. Any failure, breach, or interruption in these systems — whether due to cybersecurity incidents, software defects, or outages at third-party vendors — could disrupt product performance or customer access to our applications. We continue to strengthen our cybersecurity framework and supplier-level data-protection requirements, but such measures may not fully prevent service disruptions or data loss. If our software infrastructure or that of our third-party providers were compromised or became unavailable, our product functionality, customer satisfaction, and brand reputation could be adversely affected.

We are exposed to risks arising from fluctuations in foreign currency exchange rates.

Our reporting currency is the U.S. dollar, while a substantial portion of our operating costs are denominated in New Zealand dollars. We also conduct transactions in other currencies, including the euro, British pound, Australian dollar, and Thai baht. As a result, we are exposed to foreign currency exchange gains or losses arising from transactions and balance-sheet items denominated in currencies other than our reporting currency.

Appreciation of the New Zealand dollar or other operating currencies against the U.S. dollar could increase our costs when translated into U.S. dollars, while depreciation could reduce the value of our foreign-currency revenues. Exchange-rate fluctuations may also affect the comparability of our financial results between periods. We currently maintain a trade finance facility with our bank that provides limited currency-hedging support; however, this facility does not eliminate our exposure to exchange-rate volatility. We did not engage in any other hedging activities for the financial years ended June 30, 2024 and 2025 and six months ended December 31, 2024 and 2025. There can be no assurance that any future hedging arrangements, if implemented, will be effective. Significant movements in exchange rates could therefore adversely affect our business, financial condition, and results of operations.

We and our customers are subject to product certification, regulatory, and safety requirements in multiple jurisdictions, and any failure to obtain or maintain such approvals could limit our ability to sell our products.

Our products are subject to a wide range of regulatory and technical standards governing safety, electromagnetic compatibility, radio-frequency emissions, and environmental performance. These include, among others, CE conformity for the European Union, FCC certification in the United States, and AS/NZS and IEC standards applicable in Australasia and other markets. As we expand the sale of our SunScout Products into new jurisdictions, we or our distributors are required to obtain additional regulatory certifications or product approvals before commercial launch.

We are guided by a set of safety and regulatory standards imposed by governmental authorities in the jurisdictions where we manufacture and sell our products, as described in the “Regulations” section of this prospectus. We are subject to monetary fines and other penalties if there is any infringement of applicable product-safety, environmental, or import-export regulations. Any new regulations, or any imposition of new licensing or certification requirements applicable to our business operations or to the products that we supply, may have an adverse impact on our operations and financial performance.

For the financial years ended June 30, 2024 and 2025 and six months ended December 31, 2024 and 2025, we did not experience any material certification failures or penalties; however, compliance with changes in legislation, regulations, or policies — such as new environmental or product-safety standards — may increase our costs. Any significant increase in compliance costs or delay in obtaining necessary approvals may adversely affect our financial performance. In such event, our business and profitability would be materially and adversely affected.

We are subject to environmental, health, and safety regulations and penalties, and may be adversely affected by new and changing laws and regulations.

We are subject to laws and regulations relating to environmental protection, occupational health and safety, waste management, and the handling and disposal of batteries and other materials used in our products, as described in the “Regulations” section of this prospectus. Our operations and those of our manufacturing partners in New Zealand and Thailand must comply with local environmental and workplace-safety requirements, including regulations concerning hazardous substances, waste disposal, and noise control. Failure to comply with these laws may result in fines, penalties, or enforcement actions.

As a company engaged in clean-technology manufacturing and solar-powered systems, our operations are also indirectly affected by broader environmental and climate-related regulations and incentives. Changes in government policies — such as renewable-energy subsidies, carbon-emission targets, or recycling mandates — may increase our compliance costs or alter demand for our products. For example, more stringent environmental standards governing the sourcing, recycling, or transport of lithium-ion batteries and photovoltaic modules could increase our production costs.

For the financial years ended June 30, 2024 and 2025 and six months ended December 31, 2024 and 2025, we did not incur any material penalties or compliance costs under environmental or safety regulations. However, future changes in applicable laws or the imposition of new environmental, health, or safety requirements could require additional investment in equipment, processes, or certifications. Any significant increase in such compliance costs, or any failure to comply with environmental or safety obligations, could adversely affect our business, financial condition, and results of operations.

Our insurance policies may be inadequate to cover our assets, operations, and any loss arising from business interruptions.

We face the risk of loss or damage to our assets or disruptions to our operations from events such as fire, theft, natural disasters, cyber incidents, or product malfunctions. Although we maintain insurance coverage, including product-liability and general commercial policies, such coverage may not be sufficient to cover all potential claims or losses. If losses exceed the limits of our insurance policies, or if our insurers contest or deny coverage, we will remain responsible for any uninsured amounts. In addition, significant insurance claims could lead to higher premiums in future periods, increasing our operating costs. We do not currently maintain specific insurance for business interruptions, and any prolonged disruption of our operations, manufacturing, or supply chain could adversely affect our revenue and financial performance.

Our reputation and brand could be adversely affected by negative publicity or product-related incidents.

Our reputation and the market perception of our brand are critical to our success. Negative publicity or public concerns regarding the safety, quality, or performance of our products, whether justified or not, could harm customer confidence, damage our relationships with distributors, and adversely affect our sales. Incidents such as product malfunctions, safety recalls, or allegations relating to environmental impact could attract media attention and negatively affect our reputation. Because our products are marketed through third-party distributors and retail partners, we have limited control over how our products are promoted and serviced in the market. Poor customer service, misinformation, or negative reviews associated with our distributors could also reflect adversely on our brand. Although we strive to maintain high product and service standards, we cannot guarantee that negative publicity, whether arising from product issues, third-party actions, or online commentary, will not occur in the future. Any such negative publicity could materially and adversely affect our business, financial condition, and results of operations.

If we are unable to maintain and protect our intellectual property rights, or if third parties assert that we infringe on their intellectual property rights, our business could be adversely affected.

Our success depends in part on our ability to protect proprietary technologies and designs, including our DSA system, product architectures, and control software used in our SunScout Products. We rely on a combination of unregistered intellectual property, know-how, trademarks, trade secrets, and confidentiality and non-disclosure agreements with employees, suppliers, and distributors to safeguard our proprietary information. Because our operations and sales span multiple jurisdictions, effective enforcement of our intellectual property rights may be difficult and costly. Patent or design protection may not be available in every jurisdiction where we operate, and the legal systems of certain countries may not provide the same level of protection as others. Competitors may attempt to copy or replicate our product designs or develop similar technologies that achieve comparable functionality without infringing our rights. We may not have sufficient resources to detect or pursue all instances of infringement or misappropriation. In addition, we currently do not own any registered trademarks and have not registered or claimed authorship over any copyrights. As a result, our ability to protect our brand identity, product names, software, technical documentation, and other proprietary materials may be limited. The absence of registered intellectual property rights may make it more difficult, costly, or time-consuming for us to prevent third parties from using similar marks, product designs, or content, or to enforce our rights in jurisdictions where unregistered protections are weaker or uncertain. Competitors or other third parties may adopt confusingly similar branding or materials, which could dilute our brand, cause customer confusion, or require us to expend significant resources to assert or defend our rights.

We may also face claims from third parties alleging that our products or technologies infringe their intellectual property rights. Defending such claims could be time-consuming and costly and, if unsuccessful, could result in injunctions, licensing fees, damages, or restrictions on our ability to market certain products.

For the financial years ended June 30, 2024 and 2025 and six months ended December 31, 2024 and 2025, we were not involved in any intellectual property disputes. However, we cannot assure you that future claims or disputes will not arise. Any failure to protect our intellectual property or to defend against infringement allegations could materially and adversely affect our business, financial condition, and results of operations.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and proprietary information.

We have devoted substantial resources to the development of our intellectual property and proprietary rights. To protect our intellectual property and proprietary rights, we rely in part on confidentiality agreements with our employees, vendors, licensees, independent contractors and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Effective trade secret protection may also not be available in every country in which our platform is used or where we have employees or independent contractors. The loss of trade secret protection could make it easier for third parties to compete with our platform by copying functionality. In addition, any changes in, or unexpected interpretations of, the trade secret and employment laws in any country in which we operate may compromise our ability to enforce our trade secret and intellectual property rights. In addition, others may independently discover trade secrets and proprietary information and in such cases, we could not assert any trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Third parties may claim that our platform infringes their intellectual property rights, and this may create liability for us or otherwise adversely affect our business, operating results and financial condition.

Third parties may claim that our platform infringes their intellectual property rights, and such claims may result in legal claims against us and our technology partners and customers. These claims may damage our brand and reputation and create liability for us. We expect the number of potential claims to increase as the functionality of our platform and services overlaps with that of other products and services, and as the volume of issued patents and patent applications continues to increase.

Some companies in the mowing or agriculture industry own large numbers of patents, copyrights, trademarks, and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. In addition, many of these companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. Furthermore, patent holding companies, non-practicing entities, and other adverse patent owners that are not deterred by our existing intellectual property protections may seek to assert patent claims against us.

We may also face exposure to third-party intellectual property infringement, misappropriation, or violation actions if we engage engineers or other personnel who were previously engaged by competitors or other third parties and those personnel inadvertently or deliberately incorporate proprietary technology of third parties into our products. In addition, we may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent our ability to develop, market and support potential products or enhancements, which could severely harm our business. Any intellectual property claims, with or without merit, could be very time-consuming, could be expensive to settle or litigate, and could divert our management’s attention and other resources. These claims could also subject us to significant liability for damages, potentially including treble damages if we are found to have willfully infringed patents or copyrights. These claims could also result in us having to stop using technology found to be in violation of a third party’s rights. We might be required to seek a license for the intellectual property, which may not be available on reasonable terms or at all. Even if a license were available, we could be required to pay significant royalties, which would increase our operating expenses. Alternatively, we could be required to develop alternative non-infringing technology, which could require significant time, effort, and expense, and may affect the performance or features of our platform. If we cannot license or develop alternative non-infringing substitutes for any infringing technology used in any aspect of our business, we would be forced to limit use of our platform. Any of these results would adversely affect our business, operating results and financial condition.

Our technology, software and systems are highly complex and may contain undetected errors, vulnerabilities, or design flaws that could affect product performance and expose us to liability.

Our products rely on hardware and software that are highly technical and may require periodic updates to maintain functionality and safety. In particular, the embedded software in our SunScout Products controls navigation, obstacle detection, battery management, and communication with cloud-based systems. Despite our testing and quality-assurance procedures, undetected errors, vulnerabilities, or design defects may exist in our software, firmware, or hardware and may only become apparent after the products are sold or deployed.

Additionally, malicious threat actors may attempt to gain unauthorized access to our products in order to gain control of the products, change the products’ functionality, user interface, or performance characteristics, interfere with the products’ operations, or gain access to data stored in or generated by the products or to systems to which they connect. In addition, reports of unauthorized access to our products, systems, and data, regardless of their reliability, may result in the perception that the products, systems, or data are vulnerable to malicious or unauthorized modifications. Any unauthorized access to or control of our products or systems, any loss of data, or any perception that products, systems, or data are vulnerable could result in loss of sales based on customers’ loss of confidence in our products, legal claims or proceedings against us, government investigation, liability, or regulatory penalties, which could adversely affect our business, results of operations, and financial condition.

For the financial years ended June 30, 2024, and 2025 and six months ended December 31, 2024 and 2025, we did not experience any material software-related incidents. However, as our installed base expands and our products become more connected through over-the-air updates and remote fleet-management tools, the risk of cybersecurity intrusion, data loss, or operational malfunction may increase. Unauthorized access or malicious interference could impair product performance, cause injury or property damage, compromise customer data, or result in regulatory investigation or reputational harm.

We are continuing to enhance our cybersecurity controls and to review the software-security practices of our suppliers and partners, but no assurance can be given that such measures will prevent all vulnerabilities or incidents. If we are unable to prevent or effectively remedy errors, bugs, vulnerabilities or defects in our software and hardware, or fail to deploy updates to our software properly, we would suffer damage to our reputation, loss of customers, loss of revenue or liability for damages, and similarly any material software failure, data breach, or cybersecurity event could adversely affect our brand, operations, and financial results.

Technical or regulatory limitations may impact our ability to effectively implement automation solutions.

We utilize our internally developed automation software, digital tools, applications, and analytics to enable our autonomous mower technology.

While we believe the use of these emerging technologies can present significant benefits, it also creates risks and challenges. Data sourcing, technology, integration and process issues, programmed bias in decision-making algorithms, concerns over intellectual property, security concerns, and the protection of privacy could impair the adoption and acceptance of autonomous machine solutions.

Furthermore, if the data used to train the solution or the content, analyses, or recommendations that the machine learning and intelligence applications assist in producing is inaccurate, incomplete, biased or questionable, the software and tools we develop with the assistance of such technology may also be flawed. Flaws in our software could adversely affect our brand and reputation and may subject us to legal liability claims.

We could be impacted by changes to or reallocation of radio frequency (RF) bands which could disrupt or degrade the reliability of our high precision augmented Global Positioning System (“GPS”) or other RF technology, which could impair our ability to develop and market GPS-based technology solutions, as well as significantly reduce our customers’ profitability.

Our autonomous mower technology depends upon the use of RF signals. These signals include, but are not limited to, GPS signals, other GPS-like satellite signals, augmented GPS services, cellular networks and other RF technologies that link equipment, operations, owners, dealers, and technicians. These radio services depend on frequency allocations governed by international and national government agencies. Any international or national reallocation of frequency bands, including frequency bands segmentation and band spectrum sharing, or other modifications concerning the regulation of frequency bands, could significantly disrupt or degrade the utility and reliability of our GPS-based products, which could negatively affect our ability to develop and market GPS-based technology solutions.

In addition, disruptions with GPS signals or the failure of telecommunications network operators to supply the bandwidth we need to support our products could interfere with the speed, availability, and usability of our equipment and services. If these GPS signals or RF signals become unavailable, our customers could be unable to use their equipment indefinitely. For our customers, this could result in decreased operational efficiency, and higher equipment maintenance and wage costs. These cost increases could significantly reduce customers’ profitability, sustainability, and demand for our products. As a result, our sales and revenue could significantly decrease, which would have a material adverse effect on our results of operations and our business.

Our business may suffer if our products fail to perform as expected.

If our products do not perform as expected, we may receive warranty claims and may have to perform post-sales repairs or recalls. We may also be subject to regulatory requirements and penalties that will impact our ability to develop, market, and sell our products. This may result in product delivery delays. It could also lead to product liability, breach of warranty, and consumer protection claims. These claims and warranty expenses could be significant. As a manufacturer of equipment, we must manage the cost and risk associated with product warranties, post-sale repairs and recalls, regulatory penalties, and product liability, breach of warranty, and consumer protection claims with respect to our products. In addition to post-sale repairs or recalls initiated by us for various reasons, investigations into our products by government regulators may compel us to initiate product recalls or may result in negative public perceptions about the safety of our products, even if we disagree with the regulator’s determination. Such post-sale repairs or recalls, whether voluntary or involuntary, could result in significant expense, supply chain complications, and may harm our brand, business, prospects, financial condition, and operating results.

We are exposed to risks with respect of acts of war, terrorist attacks, epidemics, political unrest, adverse weather conditions, and other uncontrollable events.

Unforeseeable circumstances and other factors such as power outages, labor disputes, adverse weather conditions or other catastrophes, epidemics, or outbreaks may disrupt our operations and cause loss and damage to our storage facilities, workshop, and office, and acts of war, terrorist attacks or other acts of violence may further materially and adversely affect the global financial markets and consumer confidence. Our business may also be affected by macroeconomic factors in the countries in which we operate, such as general economic conditions, market sentiment, social and political unrest, and regulatory, fiscal, and other governmental policies, all of which are beyond our control. Any such events may cause damage or disruption to our business, markets, customers, and suppliers, any of which may materially and adversely affect our business, financial condition, results of operations, and prospects.

We may not be able to successfully implement our business strategies and future plans.

As part of our business strategies and future plans, we intend to expand the reach of our SunScout Products through new distributors and strategic partnerships, strengthen our Solar Power Development Solutions business by developing new project opportunities, and explore potential collaborations, joint ventures, or acquisitions that complement our technology and market presence. While we have planned such expansion based on our outlook regarding our business prospects, there is no assurance that such expansion plans will be commercially successful or that the actual outcome of those expansion plans will match our expectations. The success and viability of our expansion plans are dependent upon our ability to execute effectively, accurately assess market demand, recruit and retain qualified management and technical personnel, and adapt to evolving regulatory and technological environments. If the results or outcome of our future plans do not meet our expectations, if we fail to achieve a sufficient level of revenue or if we fail to manage our costs efficiently, we may not be able to recover our investment costs and our business, financial condition, results of operations and prospects may be adversely affected.

We may not be successful in entering into distributor relationships or other commercial partnerships, which could adversely affect our operating results and our ability to compete in our industry.

From time to time, we may seek to enter into relationships with distributors or other commercial partners. However, there can be no guarantee that we will be able to enter into such relationships on terms favorable to us, or at all. If we are unable to expand our distribution and sales networks, we may be unable to compete effectively with larger competitors who have greater brand recognition and sales networks than we do and our business may be adversely affected. In addition, even if we do enter into such relationships, we may not experience expanded sales or the terms of such relationships may result in significantly lower margins to us on sales of our products.

We rely significantly on the use of information technology, as well as those of our third party service providers. Any significant failure, inadequacy, interruption or data security incident of our information technology systems, or those of our third-party service providers, could disrupt our business operations, which could have a material adverse effect on our business, prospects, results of operations, financial condition and/or cash flows.

We increasingly rely on information technology systems to market and sell our products, process, transmit and store electronic and financial information, manage a variety of business processes and activities and comply with regulatory, legal and tax requirements. We are increasingly dependent on the reliability and capacity of a variety of information systems to effectively manage our business, process customer orders, and coordinate the manufacturing, sourcing, distribution and sale of our products. We rely on information technology systems to effectively manage, among other things, our digital marketing activities, business data, electronic communications among our personnel, customers, manufacturers and suppliers around the world, supply chain, inventory management, customer order entry and order fulfillment, processing transactions, summarizing and reporting results of operations, human resources benefits and payroll management, compliance with regulatory, legal and tax requirements and other processes and data necessary to manage our business. These information technology systems, most of which are managed by third parties, may be susceptible to damage, disruptions or shutdowns due to failures during the process of upgrading or replacing software, databases or components, power outages, hardware failures, computer viruses, and malware (e.g. ransomware), misconfigurations, “bugs” or other vulnerabilities, malicious code, natural disasters, terrorism, war, telecommunication and electrical failures, cyberattacks, phishing attacks and other social engineering schemes, employee theft or misuse, human error, fraud, denial or degradation of service attacks, sophisticated nation-state and nation-state — supported actor, attacks by computer hackers, telecommunication failures, user errors or catastrophic events. Any material disruption of our systems, or the systems of our third-party service providers, could disrupt our ability to track, record and analyze the products that we sell and could negatively impact our operations, shipment of goods, ability to process financial information and transactions, and our ability to receive and process online orders or engage in normal business activities. If our information technology systems suffer damage, disruption or shutdown and we do not effectively resolve the issues in a timely manner, our business, financial condition and results of operations may be materially and adversely affected, and we could experience delays in reporting our financial results.

E-commerce is central to our business and is expected to grow upon our entry into multiple distribution agreements. We generate a majority of our sales through relationships with select third-party e-commerce marketplaces. As we do not control our third-party service providers, we cannot guarantee that they will respond satisfactorily to website downtime and other technical failures. Our or such third parties’ failure to successfully respond to these risks could reduce e-commerce sales and, in the case of our website, damage our brand’s reputation. The future operation, success and growth of our business depends on streamlined processes made available through information systems, global communications, internet activity and other network processes.

Our information technology systems, and those of our third-party service providers, strategic partners, and other contractors or consultants, may be subject to damage or interruption from telecommunications problems, data corruption, software errors, fire, flood, global pandemics and other natural disasters, power outages, systems disruptions, system conversions, and/or human error. Our existing safety systems, data backup, access protection, user management and information technology emergency planning may not be sufficient to prevent data loss or long-term network outages.

In addition, we may have to upgrade our existing information technology systems or choose to incorporate new technology systems from time to time in order for such systems to support the increasing needs of our expanding business. Costs and potential problems and interruptions associated with the implementation of new or upgraded systems and technology or with maintenance or adequate support of existing systems could disrupt or reduce the efficiency of our operations, including through impairment of our ability to leverage our e-commerce channels and fulfill customer orders, potential disruption of our internal control structure, substantial capital expenditures, additional administration and operating expenses, acquisition and retention of sufficiently skilled personnel to implement and operate the new systems, demands on management time, the introduction of errors or vulnerabilities and other risks and costs of delays or difficulties in transitioning to or integrating new systems into our current systems. These implementations, modifications and upgrades may not result in productivity improvements at a level that outweighs the costs of implementation, or at all. Additionally, difficulties with implementing new technology systems, delays in our timeline for planned improvements, significant system failures, or our inability to successfully modify our information systems to respond to changes in our business needs may cause disruptions in our business operations and have a material adverse effect on our business, financial condition and results of operations.

Further, as part of our normal business activities, we collect and store certain confidential information, including personal information with respect to customers and employees, as well as information related to intellectual property, and the success of our e-commerce operations depends on the secure transmission of confidential and personal data over public networks, including the use of cashless payments. We may share some of this information with third party service providers who assist us with certain aspects of our business. Any failure on the part of us or our third party service providers to maintain the security of this confidential data and personal information, including via the penetration of our network security (or those of our third party service providers) and the misappropriation of confidential and personal information, could result in business disruption, damage to our reputation, financial obligations to third parties, fines, penalties, regulatory proceedings and private litigation, any or all of which could result in the Company incurring potentially substantial costs. Such events could also result in the deterioration of confidence in the Company by employees, consumers and customers and cause other competitive disadvantages.

In addition, any such access, disclosure or other loss or unauthorized use of information or data, whether actual or perceived, could result in legal claims or proceedings, regulatory investigations or actions, and other types of liability under laws that protect the privacy and security of personal information, including federal, state and foreign data protection and privacy regulations, violations of which could result in significant penalties and fines in the United States, New Zealand, and EU. Further, the costs associated with the investigation, remediation and potential notification of the breach to counter-parties and data subjects could be material. In addition, although we seek to detect and investigate all data security incidents, security breaches and other incidents of unauthorized access to our information technology systems and data can be difficult to detect and even if identified, we may be unable to adequately investigate or remediate incidents or breaches due to attackers increasingly using tools and techniques that are designed to circumvent controls, to avoid detection, and to remove or obfuscate forensic evidence. Any delay in identifying such breaches or incidents may lead to increased harm and legal exposure of the type described above.

Our business plans require a significant amount of capital, which will require us to sell additional equity securities or incur additional indebtedness that will dilute our shareholders or introduce covenants that may restrict our operations.

The implementation of our business strategies and future plans may require substantial capital expenditure and additional financial resources and commitments. Our capital expenditures will continue to be significant in the foreseeable future as we plan to expand our business. The fact that we have a limited operating history at our current scale means we have limited historical data on the demand for our products. As a result, our future capital requirements are uncertain and actual capital requirements may be different from those we currently anticipate. We expect that we will need to seek equity or debt financing in both the near- and long-term to finance a portion of our capital expenditures. There is no assurance that these business strategies and future plans will achieve the expected results or outcome such as an increase in revenue that will be commensurate with our investment costs or the ability to generate any costs savings, increased operational efficiency and/or productivity improvements to our operations. There is also no assurance that we will be able to obtain financing on terms that are favorable, if at all. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned operations or substantially change our strategy. As a result, we may not be able to obtain any funding, and we may not have sufficient resources to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations.

In addition, our future capital needs and other business reasons may require us to sell additional equity or debt securities. The sale of additional equity or convertible securities would dilute our shareholders. The incurrence of indebtedness would result in increased debt service obligations and covenants that potentially restrict our operations.

If we fail to scale our business operations or otherwise manage our future growth effectively as we attempt to rapidly grow our company, we may not be able to produce, market, service and sell our products successfully.

Once we begin to scale and expand our operations significantly, it will require hiring, retaining and training new personnel, controlling expenses, expanding facilities, and expanding administrative infrastructure, systems, and processes. Our future operating results depend to a large extent on our ability to manage this expansion and growth successfully. Risks that we face in undertaking this expansion include, among others:

•        attracting and hiring skilled and qualified personnel to support our expanded operations at existing facilities or operations at any facilities we may construct or acquire in the future;

•        managing a larger organization with a great number of employees in different divisions and geographies;

•        training and integrating new employees into our operations to meet the growing demands of our business;

•        controlling expenses and investments in anticipation of expanded operations;

•        establishing or expanding manufacturing, sales and service facilities;

•        managing regulatory requirements and permits, labor issues and controlling costs in connection with the construction of additional facilities or the expansion of existing facilities;

•        enhancing administrative infrastructure, systems and processes; and

•        addressing any new markets and potentially unforeseen challenges as they arise.

Furthermore, we have limited experience to date in high volume manufacturing of our products and we cannot assure that we will be able to develop efficient, low-cost manufacturing capabilities and processes, and reliable sources of supply, that will enable us to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully market our SunScout Products as our operations expand. Any failure to effectively manage our growth could materially and adversely affect our business, prospects, financial condition, results of operations, and cash flows.

Unfavorable weather conditions or natural catastrophes that reduce agricultural production and demand for lawn mowing equipment could directly and indirectly affect our business.

The purchasing decisions of our customers, particularly the purchasers of lawn mowing equipment, can be significantly affected by poor or unusual weather conditions. Such conditions include:

•        insufficient levels of rain, which prevent planting new grass and may cause growing grass to die or result in lower yields;

•        temperatures outside normal ranges, which can cause growth failure or decreased growth;

•        natural disasters such as regional floods, hurricanes or other storms, droughts, diseases, wildfires, and pests, either as a physical effect of climate change or otherwise, which have had, and could in the future have, significant negative effects on grass or the importance of grass aesthetics; and

•        drought conditions can adversely affect sales of mowing equipment and can similarly cause lower sales volume.

Each of these conditions could negatively affect demand for our products and the financial condition and credit risk of end-users.

Our directors and executive officers are subject to new U.S. insider reporting obligations under recently enacted legislation, which may increase our compliance costs and expose us to regulatory, enforcement and reputational risks.

Pursuant to the recently enacted Holding Foreign Insiders Accountable Act, directors and executive officers of foreign private issuers, including us, are subject to the beneficial ownership reporting requirements of Section 16(a) of the Exchange Act. As a result, our directors and executive officers are required to publicly report their beneficial ownership of, and transactions in, our equity securities on Forms 3, 4 and 5 within prescribed time periods.

These reporting obligations represent a significant change from prior practice for foreign private issuers and require us to implement new internal controls, compliance procedures and reporting systems, including enhanced monitoring of equity ownership and transactions by our directors and executive officers. We may be required to devote additional management time and resources, and incur increased legal, accounting and administrative costs, to ensure compliance with these requirements. Failure by any of our directors or executive officers to timely or accurately comply with these reporting obligations could result in SEC enforcement actions, civil penalties or other regulatory sanctions, and may require public disclosure of delinquent filings in our annual reports. In addition, the public availability of detailed information regarding the equity holdings and transactions of our directors and executive officers may subject us and our management team to increased scrutiny from investors, regulators or other third parties, which could result in reputational harm. Any such regulatory actions, compliance failures or reputational harm could adversely affect our business, results of operations and market perception.

Risks Relating to Our Securities and This Offering

An active trading market for our Class A Ordinary Shares may not be established or, if established, may not continue and the trading price for our Class A Ordinary Shares may fluctuate significantly.

We cannot assure you that a liquid public market for our Class A Ordinary Shares will be established. If an active public market for our Class A Ordinary Shares does not occur following the completion of this offering, the market price and liquidity of our Class A Ordinary Shares may be materially and adversely affected. The public offering price for our Class A Ordinary Shares in this offering was determined by negotiation between us and the underwriter based upon several factors, and we can provide no assurance that the trading price of our shares after this offering will not decline below the public offering price. As a result, investors in our shares may experience a significant decrease in the value of their shares.

We may not maintain the listing of our Class A Ordinary Shares on the NYSE American which could limit investors’ ability to make transactions in our Class A Ordinary Shares and subject us to additional trading restrictions.

We have applied to list our Class A Ordinary Shares on the NYSE American concurrently with this offering. In order to continue listing our Class A Ordinary Shares on the NYSE American, we must maintain certain continued listing requirements, including, among others, minimum stockholders’ equity ranging from US$2,000,000 to US$6,000,000

(depending on our history of losses), a minimum of 300 public shareholders, and a minimum market value of publicly held shares of US$1,000,000. We may be unable to meet these requirements in the future. We cannot assure you that our Class A Ordinary Shares will continue to be listed on the NYSE American in the future.

If the NYSE American delists our Class A Ordinary Shares and we are unable to list our Class A Ordinary Shares on another national securities exchange, we expect our Class A Ordinary Shares could be quoted on an over-the-counter market in the United States. If this were to occur, we could face significant material adverse consequences, including:

(a)     a limited availability of market quotations for our Class A Ordinary Shares;

(b)    reduced liquidity for our Class A Ordinary Shares;

(c)     a determination that our Class A Ordinary Shares are “penny stock,” which will require brokers trading in our Class A Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Class A Ordinary Shares;

(d)    a limited amount of news and analyst coverage; and

(e)     a decreased ability to issue additional securities or obtain additional financing in the future.

As long as our Class A Ordinary Shares are listed on the NYSE American, U.S. federal law prevents or pre-empts individual states from regulating their sale. However, the law does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar their sale. Further, if we were no longer listed on the NYSE American, we would be subject to regulations in each state in which we offer our Class A Ordinary Shares.

The trading price of our Class A Ordinary Shares may be volatile, which could result in substantial losses to investors.

The trading price of our Class A Ordinary Shares may be volatile and could fluctuate widely due to factors beyond our control. This may happen because of the broad market and industry factors, like the performance and fluctuation of the market prices of other companies with business operations located mainly in New Zealand that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for our shares may be highly volatile for factors specific to our own operations, including the following:

•        fluctuations in our revenues, earnings and cash flow;

•        changes in financial estimates by securities analysts;

•        additions or departures of key personnel;

•        release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

•        potential litigation or regulatory investigations.

Any of these factors may result in significant and sudden changes in the volume and price at which our shares will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Certain recent initial public offerings of companies with public floats comparable to the anticipated public float of our Company have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with recent initial public offerings, especially among those with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our Class A Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

In addition, if the trading volumes of our Class A Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Class A Ordinary Shares. This low volume of trades could also cause the price of our Class A Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Class A Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Class A Ordinary Shares. A decline in the market price of our Class A Ordinary Shares also could adversely affect our ability to issue additional shares of Class A Ordinary Shares or other of our securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Class A Ordinary Shares will develop or be sustained. If an active market does not develop, holders of our Class A Ordinary Shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Class A Ordinary Shares, the market price for our Class A Ordinary Shares and trading volume could decline.

The trading market for our shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts downgrade our shares, the market price for our shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our shares to decline.

Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our Class A Ordinary Shares for a return on your investment.

We currently intend to retain all of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our shares as a source for any future dividend income. Our Board has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands and New Zealand law. Even if our Board decides to declare and pay dividends (by way of a simple majority decision of our Directors), the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors as determined by our Board. Accordingly, the return on your investment in our Class A Ordinary Shares will likely depend entirely upon any future price appreciation of our Class A Ordinary Shares. There is no guarantee that our Class A Ordinary Shares will appreciate in value after this offering or even maintain the price at which you purchased our shares. You may not realize a return on your investment in our shares and you may even lose your entire investment.

Short selling may drive down the market price of our Class A Ordinary Shares.

Short selling is the practice of selling shares that the seller does not own but rather has borrowed from a third party with the intention of buying identical shares back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the shares between the sale of the borrowed shares and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the shares to decline, many short sellers publish, or arrange for the publication of, negative opinions and allegations regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling the shares short. These short attacks have, in the past, led to selling of shares in the market. If we were to become the subject of any unfavorable publicity, whether such allegations are proven to be true or untrue, we could have to expend a significant number of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality.

All of our Class A Ordinary Shares were issued at par value, which may cause immediate dilution, increase market volatility, and materially impact the market for our securities.

All of our currently outstanding Class A Ordinary Shares were issued at a par value of US$0.0001 per share. To the extent that the initial public offering price of our Class A Ordinary Shares in this offering is substantially higher than the par value at which existing shares were issued, investors in this offering will experience immediate and substantial dilution in net tangible book value per share. The significant disparity between the price paid by existing shareholders and the price to be paid by investors in this offering means that existing shareholders will hold shares acquired at a fraction of the cost borne by new investors. This may create downward pressure on the trading price of our Class A Ordinary Shares if existing shareholders seek to sell their shares following the expiration of any applicable lock-up period, as the market may perceive their shares as having been acquired at nominal cost. Such sales, or the perception that such sales may occur, could result in significant volatility in the trading price of our Class A Ordinary Shares and could adversely affect our ability to maintain our listing on the NYSE American.

Because our public offering price per share is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase Class A Ordinary Shares in this offering, you will pay substantially more than our net tangible book value per share. As a result, you will experience immediate and substantial dilution of US$4.6251 per Class A Ordinary Share, representing the difference between our as adjusted net tangible book value per Class A Ordinary Share of US$0.8749 as of December 31, 2025, after giving effect to the net proceeds to us from this offering, assuming no change to the number of shares offered by us as set forth on the cover page of this prospectus and an assumed public offering price of US$5.50 per Class A Ordinary Share (being the mid-point of the initial public offering price range) and assuming no exercise of the underwriters’ over-allotment option. See “Dilution” for a more complete description of how the value of your investment in our shares will be diluted upon the completion of this offering.

The initial public offering price for our Class A Ordinary Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile.

The initial public offering price for our Class A Ordinary Shares will be determined by negotiations between us and the underwriters, and does not bear any relationship to our earnings, book value or any other indicia of value. We cannot assure you that the market price of our Class A Ordinary Shares will not decline significantly below the initial public offering price. The financial markets in the United States and other countries have experienced significant price and volume fluctuations in the last few years. Volatility in the price of our Class A Ordinary Shares may be caused by factors outside of our control and may be unrelated or disproportionate to changes in our results of operations.

You must rely on the judgment of our management as to the uses of the net proceeds from this offering, and such uses may not produce income or increase our share price.

We intend to use the net proceeds of this offering as set out in “Use of Proceeds.” However, our management will have considerable discretion in the application of the net proceeds received by us in this offering. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve or maintain profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

If we are classified as a passive foreign investment company, United States taxpayers who own our securities may have adverse United States federal income tax consequences.

We are a non-U.S. corporation and, as such, we will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either:

•        At least 75% of our gross income for the year is passive income; or

•        The average percentage of our assets (determined at the end of each quarter) during the taxable year that produce passive income or that are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents, royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our securities, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

While we do not expect to become a PFIC, because the value of our assets for purposes of the asset test may be determined by reference to the market price of our Class A Ordinary Shares, fluctuations in the market price of our Class A Ordinary Shares may cause us to become a PFIC for the current or subsequent taxable years. The determination of whether we will be or become a PFIC will also depend, in part, on the composition of our income and assets. If we determine not to deploy significant amounts of cash for active purposes, our risk of being a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were determined to be a PFIC, see “Material Tax Considerations — Passive Foreign Investment Company Considerations.”

Our controlling shareholder has substantial influence over the Company. Their interests may not be aligned with the interests of our other shareholders, and they could prevent or cause a change of control or other transactions.

Immediately after the completion of this offering, Mr. Edwin Cywinski, our Chief Executive Officer, Chairman of the Board and Executive Director and his son Mr. Marc Cywinski, our Chief Operating Officer, will together beneficially own 49.83% of our total issued and outstanding Class A Ordinary Shares and 100% of our total issued and outstanding Class B Ordinary Shares and will be able to exercise 96.30% of the aggregate voting power of our total issued and outstanding share capital, assuming that the underwriters do not exercise their over-allotment option.

Accordingly, our controlling shareholder could have considerable influence or control over the outcome of any corporate transactions or other matters submitted to the shareholders for approval, including (i) mergers, consolidations, (ii) the election or removal of directors, (iii) the sale of all or substantially all of our assets, (iv) making amendments to our memorandum and articles of association, (v) through our board of directors, determinations with respect to employment, including compensation arrangements, and (vi) the power to prevent or cause a change in control. The interests of our largest shareholder may differ from the interests of our other shareholders. Without the consent of our controlling shareholder, we may be prevented from entering into transactions that could be beneficial to us or our other shareholders. The concentration in the ownership of our shares may cause a material decline in the value of our shares. For more information regarding our principal shareholders and their affiliated entities, see “Principal Shareholders.”

On December 6, 2025, Mr. Edwin Cywinski and Mr. Marc Cywinski entered into an acting-in-concert agreement pursuant to which they have agreed to vote their Class A Ordinary Shares and Class B Ordinary Shares together. This agreement formalizes their joint control over a majority of the voting power of our Company, which may further limit the ability of our other shareholders to influence the outcome of matters submitted to a vote of shareholders.

As a “controlled company” under the rules of the NYSE American, we may choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

Our directors and officers beneficially own a majority of the voting power of our total issued and outstanding Class A Ordinary Shares. Under the Rule 4350(c) of the NYSE American, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of our directors be independent, as defined in Section 801(a) of the NYSE American Company Guide, and the requirement that our compensation and nominating and corporate governance committees consist entirely of independent directors. Although we currently do not intend to rely on the “controlled company” exemption under the NYSE American listing rules, we could elect to rely on this exemption in the future. If we elect to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, during any time while we remain a controlled company relying on the exemption and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of NYSE American corporate governance requirements. Our status as a controlled company could cause our Class A Ordinary Share to look less attractive to certain investors or otherwise harm our trading price.

As an exempted company incorporated in the Cayman Islands, we are permitted to follow certain home country practices in relation to corporate governance matters in lieu of certain requirements under NYSE American corporate governance listing rules. These practices may afford less protection to shareholders than they would enjoy if we complied fully with NYSE American corporate governance listing standards.

As a foreign private issuer that has applied to list our Class A Ordinary Shares on the NYSE American, we rely on a provision as per Section 110 read in conjunction with Section 809 of the NYSE American Company Guide that allows us to follow Cayman Islands law with regard to certain aspects of corporate governance. This allows us to follow certain corporate governance practices that differ in significant respects from the corporate governance requirements applicable to U.S. companies listed on the NYSE American.

Following this offering, we will rely on home country practice to be exempted from certain of the corporate governance requirements of the NYSE American, namely (i) there will not be a necessity to have regularly scheduled executive sessions with independent Directors; and (ii) there will be no requirement for the Company to obtain shareholder approval prior to an issuance of securities in connection with (a) the acquisition of stock or assets of another company; (b) equity-based compensation of officers, directors, employees or consultants; (c) a change of control; and (d) transactions other than public offerings.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, as amended and restated from time to time, the Companies Act and the common law of the Cayman Islands.

The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are governed by the Companies Act and the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some states in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association and any special resolutions passed by such companies, and the register of mortgage and charges of such companies) or to obtain copies of register of members of these companies. Under our Post-Offering Memorandum and Articles of Association (as defined herein), which will become effective immediately prior to the completion of this offering, the directors will be permitted to from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of shareholders not being directors, and no shareholder (not being a director) shall have any right to inspect any account or book or document of the Company except as conferred by law or authorized by the directors, provided that the shareholders shall receive the annual audited financial statements of the Company. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions the Companies Act and the laws applicable to companies incorporated in the United States and their shareholders, please refer to the section titled “Description of Share Capital — Differences in Corporate Law”.

Certain judgments obtained against us or our auditor by our shareholders may not be enforceable.

We are a Cayman Islands exempted company headquartered in New Zealand. One of our operating subsidiaries, SunScout New Zealand, was formed and is located in New Zealand. A majority of our assets are located outside of the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons or to enforce against us, our Directors and officers, or our auditor judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and New Zealand may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and New Zealand, see “Enforceability of Civil Liabilities.” As a result of all of the above, our shareholders may have more difficulties in protecting their interests through actions against us, our officers, Directors, or major shareholders, than would shareholders of a corporation incorporated in a jurisdiction in the United States.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act for so long as we are an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period, although we have adopted certain new and revised accounting standards based on transition guidance permitted under such standards earlier. As a result of this election, our future financial statements may not be comparable to other public companies that comply with the public company effective dates for these new or revised accounting standards.

We are a foreign private issuer within the meaning of the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•        the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

•        the selective disclosure rules by issuers of material non-public information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our financial results on a semi-annual basis through press releases distributed pursuant to the rules and regulations of the NYSE American. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you if you were investing in a U.S. domestic issuer.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses to us.

As discussed above, we are a foreign private issuer under the Exchange Act, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last Business Day of an issuer’s most recently completed second fiscal quarter. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our directors or executive officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid the loss of foreign private issuer status. As of the date of this prospectus, four of our shareholders who are U.S. residents beneficially own 8,200,000 Class A Ordinary Shares, representing 41% of our total issued and outstanding Class A Ordinary Shares. 7,500,000 Class B Ordinary Shares, representing 50% of our total issued and outstanding Class B Ordinary Shares, are owned by a shareholder whose beneficial owner is a U.S. resident. Our foreign private issuer status may change in the future if U.S. ownership of our outstanding voting securities increases, including as a result of changes in the residence or beneficial ownership status of our existing shareholders, transfers of our securities to U.S. residents, or changes in the manner in which our shares are held.

If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to comply with U.S. federal proxy requirements, and our directors, executive officers and 10% shareholders will become subject to the full provisions of Section 16 of the Exchange Act, including the short-swing profit recovery provisions of Section 16(b) and the short-sale restrictions of Section 16(c), whereas currently only our directors and executive officers are subject to the reporting requirements of Section 16(a). In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of NYSE American. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting, and other expenses that we will not incur as a foreign private issuer.

Our compensation of directors and officers may not be publicly available.

Under Cayman Islands law, the Company is not required to disclose compensation paid to our senior management on an individual basis and the Company has not otherwise publicly disclosed this information elsewhere. The executive officers, directors and management of the Company receive fixed and variable compensation. They also receive benefits in line with market practice. The fixed component of their compensation is set on market terms and adjusted annually. The variable component consists of cash bonuses and awards of shares (or the cash equivalent). Cash bonuses are paid to executive officers and members of management based on previously agreed targets for the business. Shares (or the cash equivalent) are awarded under share options.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors of the Company or controlling shareholder than they would as public shareholders of a company incorporated in the United States.

We will incur significantly increased costs and devote substantial management time as a result of the listing of our Class A Ordinary Shares on the NYSE American.

We will incur additional legal, accounting, and other expenses as a public reporting company, particularly after we cease to qualify as an emerging growth company. For example, we will be required to comply with the additional requirements of the rules and regulations of the SEC and NYSE American rules, including applicable corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidelines are provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may also initiate legal proceedings against us, and our business may be adversely affected.

Further issuances of Class B Ordinary Share may result in a dilution of the percentage ownership of the existing holders of Class A Ordinary Shares as a total proportion of Class A Ordinary Shares in the Company.

The Company may issue more Class B Ordinary Share. The issuance of additional Class B Ordinary Share may result in dilution to holders of our Class A Ordinary Share. Each Class A Ordinary Share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of the Company, and each Class B Ordinary Share shall entitle the holder thereof to twenty (20) votes on all matters subject to vote at general meetings of the Company. As a result, holders of Class B Ordinary Shares have significantly greater voting power than holders of Class A Ordinary Shares. If we decide to issue more Class B Ordinary Shares, it could have the effect of increasing the overall voting power of the holders of Class B Ordinary Shares compared to the holders of Class A Ordinary Shares, potentially diminishing the influence and control of the holders of Class A Ordinary Shares over our company’s affairs.

This dilution in voting power could impact the ability of the holders of Class A Ordinary Shares to influence important corporate decisions, including those related to corporate governance, mergers, acquisitions, and other significant transactions. It may also result in decisions that are not aligned with the interests of the holders of Class A Ordinary Shares.

We intend to grant employee share options and other share-based awards in the future. We will recognize any share-based compensation expenses in our combined statements of comprehensive loss. Any additional grant of employee share options and other share-based awards in the future may have a material adverse effect on our results of operation.

We plan to adopt our 2026 employee stock option plan (“2026 ESOP”), for the purpose of granting share-based compensation awards, in an aggregate amount of up to 15% of our total issued and outstanding Class A Ordinary Shares following this offering, to our employees, directors and consultants to incentivize their performance and align their interests with ours. As a result of these grants and potential future grants, we expect to continue to incur significant share-based compensation expenses in the future. The amount of these expenses is based on the fair value of the share-based awards. We account for compensation costs for all share options using a fair-value based method and recognize expenses in our combined statements of profit or loss and other comprehensive income. The expenses associated with share-based compensation will decrease our profitability, perhaps materially, and the additional securities issued under share-based compensation plans will dilute the ownership interests of our shareholders. However, if we limit the scope of our share-based compensation plan, we may not be able to attract or retain key personnel who expect to be compensated by options.

ENFORCEABILITY OF CIVIL LIABILITIES

Our Company is an exempted company incorporated with limited liability under the laws of the Cayman Islands. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies may not have standing to sue before the U.S. federal courts.

A substantial part of our current operations is conducted outside of the United States and a majority of our current assets are located outside of the United States, with the majority of our operations and current assets being located in New Zealand. The following sets forth the nationality and country of residence of each of the Company’s directors and executive officers: Mr. Edwin Cywinski (Chairman and Chief Executive Officer) is a citizen and resident of New Zealand; Mr. Marc Cywinski (Chief Operations Officer) is a citizen of New Zealand and resident of the United States; Mr. Joshua Marotske (Chief Technical Officer) is a citizen and resident of the United States; Mr. Jamie Parent (Chief Financial Officer) is a citizen of Canada and resident of the United States; Mr. Kian Woon Yap (Independent Director) is a citizen and resident of Singapore; Mr. Jacob Pretorius (Independent Director) is a citizen and a resident of the United States; and Mr. Albert McLelland (Independent Director) is a citizen and resident of the United States.

As a result, it may not be possible for you to:

•        effect service of process within the United States upon our non-U.S. resident directors or on us;

•        enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in the U.S. courts in any action, including actions under the civil liability provisions of U.S. securities laws; and

•        enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in courts of jurisdictions outside the United States in any action, including actions under the civil liability provisions of U.S. securities laws.

We have appointed Cogency Global Inc., 122 E. 42nd Street, 18th Floor, New York, New York 10168 as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Cayman Islands

Harney Westwood & Riegels, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of the U.S. courts obtained against us or our Directors or Executive Officers that are predicated upon the civil liability provisions of the U.S. securities laws or any U.S. state; or (ii) entertain original actions brought in the Cayman Islands against us or our Directors or Executive Officers that are predicated upon the U.S. securities laws or the securities laws of any U.S. state.

We have been advised by Harney Westwood & Riegels that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the Grand Court of the Cayman Islands will at common law enforce final and conclusive in personam judgments of state and/or federal courts of the United States of America, or the “Foreign Court”, of a debt or definite sum of money against the Company (other than a sum of money payable in respect of taxes or other charges of a like nature, a fine or other penalty (which may include a multiple damages judgment in an anti-trust action) or where enforcement would be contrary to public policy). The Grand Court of the Cayman Islands may also at common law enforce final and conclusive in personam judgments of the Foreign Court that are non-monetary against the Company, for example, declaratory judgments ruling upon the true legal owner of shares in a Cayman Islands company. The Grand Court of the Cayman Islands will exercise its discretion in the enforcement of non-money judgments by having regard to the circumstances, such as considering whether the principles of comity apply. To be treated as final and conclusive, any relevant judgment must be regarded as res judicata by the Foreign Court. A debt claim on a foreign judgment must be brought within six years of the date of the judgment, and arrears of interest on a judgment debt cannot be recovered after six years from the date on which the interest was due. The courts of the Cayman Islands are unlikely to enforce a judgment obtained from the Foreign Court under civil liability provisions of U.S. federal securities law if such a judgment is found by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature.

Such a determination has not yet been made by the Grand Court of the Cayman Islands. A court of the Cayman Islands may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. A judgment entered in default of appearance by a defendant who has had notice of the Foreign Court’s intention to proceed may be final and conclusive notwithstanding that the Foreign Court has power to set aside its own judgment and despite the fact that it may be subject to an appeal the time-limit for which has not yet expired. The Grand Court of the Cayman Islands may safeguard the defendant’s rights by granting a stay of execution pending any such appeal and may also grant interim injunctive relief as appropriate for the purpose of enforcement.

New Zealand

Enforcement of a United States judgment

We have been advised by Mallett Partners Limited, our counsel as to New Zealand law, that a New Zealand Court will recognize or enforce a judgment of a United States Court obtained against us, SunScout NZ, or the directors or officers of those entities, predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

New Zealand will recognize and enforce judgments made in a number of recognized jurisdictions. Neither the United States nor the Cayman Islands are a recognized jurisdiction for the purpose of a relevant act (being the Reciprocal Enforcement of Judgments Act 1934, Trans-Tasman Proceedings Act 2010 or the Senior Courts Act 2016). Nevertheless, New Zealand allows for a judgment creditor to sue a judgment debtor in New Zealand on a foreign judgment by commencing an ordinary proceeding or by applying for summary judgment. In practice, the New Zealand Court will first require the party seeking to bring the claim to obtain judgment in respect of the substantive proceedings in a foreign jurisdiction. As a second step, the judgment creditor can seek to enforce the judgment in New Zealand.

The judgment creditor will not have an automatic right to enforce the foreign judgment; foreign judgments are enforceable subject to certain basic requirements:

(a)     the foreign court must have had jurisdiction to give judgment;

(b)    the foreign judgment must be for a definite sum of money (other than taxes, a fine or a pecuniary penalty);

(c)     the foreign judgment must be final and conclusive;

(d)    the enforcement of the foreign judgment must not be contrary to the public policy of New Zealand; and

(e)     the proceedings in which the judgment was obtained must not be opposed to the principle of natural justice.

Accordingly, a claimant would in theory be able to enforce a money judgment (obtained in a foreign jurisdiction, e.g. the United States or the Cayman Islands) in New Zealand against a New Zealand-domiciled entity as long as the judgment sought to be enforced met the test noted above, and subject to an originating application being made in New Zealand.

Original actions in New Zealand predicated upon United States securities law

Mallett Partners Limited has further advised us that it is uncertain whether a New Zealand Court will entertain original actions brought in New Zealand against us, SunScout NZ, or the directors or officers of those entities, predicated upon the securities laws of the United States.

The New Zealand High Court has an ‘inherent jurisdiction’ and can make findings regarding the application of foreign law, including an originating application predicated upon the securities law of the United States. If such a claim were brought, a defendant would seek to challenge the Court’s jurisdiction to hear the claim on the basis that the United States, and not New Zealand, is the more convenient forum to hear the dispute (i.e. forum non conveniens), and if this succeeded then it would act as a bar on the claim from being brought in New Zealand. In practice, regulatory enforcement of a foreign jurisdiction is the type of action which is likely to be barred on the grounds of forum non conveniens but, ultimately, the application of this principle turns on the particular circumstances in which a claim is brought and we and our New Zealand counsel Mallett Partners Limited are unaware whether a forum non conveniens challenge would act as a complete bar to a hypothetical claim.

USE OF PROCEEDS

We expect to receive approximately US$19,252,605 of net proceeds from this offering after deducting underwriting discounts, the non-accountable expense allowance and estimated offering expenses of approximately US$987,394.56 payable by us.

We currently intend to use proceeds from this offering in the following ways:

Establish a Manufacturing Plant:    We intend to use approximately 18% of the net proceeds to establish a manufacturing plant for our SunScout Products in Austin, Texas. Establishing U.S.-based manufacturing is expected to reduce our exposure to import tariffs, shorten delivery timelines, and enhance market acceptance by providing domestically manufactured products.

Marketing and promotion campaigns:    We intend to use approximately 10% of the net proceeds from the offering for marketing and promotion campaigns. This allocation reflects our commitment to expanding brand awareness, reaching new customers, and driving revenue growth through targeted marketing initiatives.

Product development:    We intend to use approximately 10% of the net proceeds from the offering for product and marketing development. This strategic investment will focus on expanding our product portfolio by increasing the inventory of fast-moving products.

Inventory:    As we scale our operations, we intend to allocate approximately 10% of the net proceeds from the offering to establish consignment stock with key customers and distributors to support faster delivery and improve our sales responsiveness.

Repayment of loan:    We intend to use approximately 13% of the net proceeds from the offering to repay the Regional Strategic Partnership Loan. The Regional Strategic Partnership Loan was originally made by the New Zealand Ministry of Business and Innovation (“MBIE”) and novated to Crown Regional Holdings Limited (“CRHL”), an asset holding company for loan, equity and asset investments managed by Kānoa – Regional Economic Development & Investment Unit (“Kānoa”), a unit within MBIE. Kānoa has the operational and day-to-day management and administration of the loan. The novation by MBIE of all of its rights, benefits, liabilities and obligations under the Loan to CRHL was effective September 22, 2023 pursuant to a formal transfer notice from MBIE to the Borrower and the Guarantor. Pursuant to the Regional Strategic Partnership Loan, MBIE made available to SunScout New Zealand a term loan facility of up to NZ$3.0 million, plus capitalized interest, the proceeds of which may be used, among other things, to fund up to NZ$1.4 million of the acquisition cost of Brunton Engineering, repay certain existing indebtedness of the acquired business, and provide working capital for the design and operation of a production plant for the assembly of solar-powered robotic lawnmowers. The facility bears interest at a fixed rate of 11.84% per annum, with interest payable annually in arrears, and has a seven-year maturity from the first drawdown date. As of the latest practicable date and as of June 30, 2024 and 2025, the loan had an outstanding principal balance of US$1,830,000 and accrued interest of US$262,153.99. No repayments have been made to date. CRHL has confirmed as of May 2026 that it was not presently intending to enforce any rights of default arising from the corporate restructuring and IPO, provided the Company continues to progress the IPO process in good faith and toward repayment of the facility, and that its current commercial preference remains repayment from IPO proceeds rather than conversion of the loan into equity. CRHL has maintained this position consistently since October 2025 across multiple written communications. The current standstill for the enforcement of CRHL’s conversion and default rights remains in place pending progression of the IPO process.

Payment under the Brightway MPA:    We intend to use approximately 12% of the net proceeds from the offering to make the US$2,000,000 payment in cash to Mr. Marc Cywinski and Mr. Joshua Marotske in consideration for the transfer of all of their outstanding shareholding in Brightway Energy LLC pursuant to the Brightway MPA.

Working Capital:    The balance amount will be used for general working capital and corporate purposes.

The foregoing represents our current intentions based upon our present plans and business conditions. We intend to apply the net proceeds of this offering in the following order of priority: (i) repayment of the CRHL convertible loan under New Zealand Government’s Regional Strategic Partnership Fund; (ii) payment of the cash portion of the Brightway MPA consideration; (iii) establishment of our U.S. manufacturing facility in Austin, Texas; (iv) research and development activities; (v) sales and marketing activities; and (vi) general corporate purposes and working capital. CRHL has expressly confirmed as of May 2026 that the current standstill remains in place pending progression of the IPO process, and that its commercial preference remains repayment from IPO proceeds. In the event the net proceeds of this offering are insufficient to fund all of the foregoing purposes, we expect to fund the shortfall through cash generated from our operations and, if necessary, through additional debt or equity financing. There can be no assurance that such additional financing will be available on acceptable terms, or at all.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2025:

•        on an actual basis;

•        on a pro forma basis to reflect the issuance and sale of 4,000,000 Class A Ordinary Shares in this offering at an assumed initial public offering price of US$5.50 per Class A Ordinary Share (being the mid-point of the initial public offering price range), assuming no exercise of the underwriters’ over-allotment option, after deducting underwriting discounts, the non-accountable expense allowance, and estimated offering expenses payable by us, resulting in estimated net proceeds to us of approximately US$19,252,605; and

•        on a pro forma as adjusted basis to further reflect (i) the issuance of 545,455 Class A Ordinary Shares pursuant to the Brightway MPA, calculated based on an assumed initial public offering price of US$5.50 per Class A Ordinary Share (being the mid-point of the initial public offering price range), equal to US$3,000,000 in aggregate consideration, which shares will be issued six months after the date our Class A Ordinary Shares are listed on NYSE American, and (ii) the anticipated repayment of bank borrowings from a portion of the net proceeds of this offering as described under “Use of Proceeds.”

The pro forma and pro forma as adjusted information below is illustrative only, and our capitalization following the completion of this offering is subject to adjustment based on the actual net proceeds and other terms of this offering determined at pricing. You should read this table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and related notes included elsewhere in this prospectus.

Shareholders’ Equity	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)(3)
Class A Ordinary Shares of par value of US$0.0001 each, 450,000,000 Class A Ordinary Shares authorized, 20,000,000 Class A Ordinary Shares outstanding on an actual basis, 24,545,455 Class A Ordinary Shares outstanding on a Pro Forma As Adjusted basis, assuming no exercise of the underwriters’ over-allotment option(4)	$2,000	$2,400	$2,455
Class B Ordinary Shares of par value of US$0.0001 each, 50,000,000 Class B Ordinary Shares authorized, 15,000,000 Class B Ordinary Shares outstanding on an actual basis and as adjusted basis	$1,500	$1,500	$1,500
Additional paid-in capital	$699,300	$20,654,305	$23,654,250
Subscriptions Receivables	$(702,800)	$0	$0
Accumulated Other comprehensive Income	$110,234	$110,234	$110,234
Retained earnings	$1,198,681	$1,198,681	$(1,801,319)
Total Shareholders’ Equity	$1,308,915	$21,967,120	$21,967,120

Indebtedness
Bank borrowings	$2,431,369	$2,431,369	$0
Total Indebtedness	$2,431,369	$2,431,369	$0
Total Capitalization	$3,740,284	$24,398,489	$21,967,120

____________

(1)      Pro Forma column reflects solely the issuance and sale of 4,000,000 Class A Ordinary Shares in this offering (excluding any Class A Ordinary Shares that may be issued upon the underwriters’ exercise of their over-allotment option) at an assumed initial public offering price of US$5.50 per share, after deducting estimated underwriting discounts, the non-accountable expense allowance, and estimated offering expenses payable by us. Estimated net proceeds from the offering are approximately US$19,252,605. The subscriptions receivable balance of US$702,800 is eliminated upon collection and reclassified to additional paid-in capital. Retained earnings are not affected by the offering because offering costs are charged against the proceeds and reflected in additional paid-in capital. The pro forma information is illustrative only; we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

(2)      Pro Forma As Adjusted column gives further effect to: (i) the issuance of 545,455 Class A Ordinary Shares pursuant to the Brightway MPA, calculated based on an assumed initial public offering price of US$5.50 per share, equal to US$3,000,000 in aggregate consideration, which are not part of this offering and will be issued six months after the date our Class A Ordinary Shares are listed on NYSE American (see Note (4) below); and (ii) the anticipated repayment of US$2,431,369 of bank borrowings from a portion of the net proceeds, as described under “Use of Proceeds” on page 41. The debt repayment reduces bank borrowings dollar-for-dollar and does not affect total shareholders’ equity.

(3)      Assumes the underwriters do not exercise their over-allotment option.

(4)      The 545,455 Class A Ordinary Shares issuable pursuant to the Brightway MPA are reflected in the Pro Forma As Adjusted column. The US$3,000,000 aggregate consideration is recognized as a charge to retained earnings (accumulated deficit), resulting in a US$3,000,000 decrease from the Pro Forma column, and a corresponding credit of US$2,999,945 to additional paid-in capital and US$55 to Class A Ordinary Shares par value. Such shares will be issued, in accordance with the terms of the Brightway MPA, six months after the date our Class A Ordinary Shares are listed on NYSE American and are not part of this offering. See “Corporate History — Acquisition of Brightway Energy LLC” for additional information.

DILUTION

Investors purchasing our Class A Ordinary Shares in this offering will experience immediate and substantial dilution in the pro forma as adjusted net tangible book value of their Class A Ordinary Shares. Dilution in pro forma as adjusted net tangible book value represents the difference between the initial public offering price of our Class A Ordinary Shares and the pro forma as adjusted net tangible book value per share of our Class A Ordinary Shares immediately after the offering.

Historical net tangible book value per share represents our total tangible assets (total assets excluding goodwill and other intangible assets) less total liabilities, divided by the number of issued and outstanding Class A Ordinary Shares. After giving effect to the sale of Class A Ordinary Shares in this offering by the Company at an initial public offering price of US$5.50 per share, after deducting US$0.385 in underwriting discounts, the non-accountable expense allowance and estimated offering expenses payable by the Company of approximately US$987,395 the pro forma as adjusted net tangible book value as of December 31, 2025 would have been approximately US$0.8749 per share. This represents an immediate increase in pro forma as adjusted net tangible book value of US$0.8577 per share to our existing shareholders and an immediate dilution of US$4.6251 per share to new investors purchasing Class A Ordinary Shares in this offering.

The following table illustrates this dilution on a per share basis to new investors.

	No Exercise of Over-Allotment Option	Full Exercise of Over-Allotment Option
Assumed initial public offering price per share	$5.50	$5.50
Historical net tangible book value per share as of December 31, 2025	$0.0172	$0.0172
Increase in as adjusted net tangible book value per share attributable to the investors in this offering	$0.8577	$0.9598
Pro forma net tangible book value per share after giving effect to this offering	$0.8749	$0.9770
Dilution per share to new investors participating in this offering	$4.6251	$4.5230

A US$1.00 increase (decrease) in the assumed initial public offering price of US$5.50 per Class A Ordinary Share, which is the mid-point of the price range set forth on the cover page of this prospectus, would increase (decrease) the as adjusted net tangible book value per share by US$0.1533, and increase (decrease) dilution to new investors by US$0.1533 per share, in each case assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts, the non-accountable expense allowance and estimated offering expenses payable by us.

If the underwriters exercise in full their option to purchase additional Class A Ordinary Shares in this offering, the as adjusted net tangible book value after the offering would be US$0.9770 per share, the increase in net tangible book value to existing shareholders would be US$0.9598 per share, and the dilution to new investors would be US$4.5230 per share, in each case assuming an initial public offering price of US$5.50 per share, which is the mid-point of the price range set forth on the cover page of this prospectus.

The following table summarizes, on a pro forma as adjusted basis as of December 31, 2025, the differences between existing shareholders and the new investors with respect to the number of Class A Ordinary Shares purchased from us, the total consideration paid and the average price per Class A Ordinary Share before deducting the estimated discounts and non-accountable expense allowance to the underwriter and the estimated offering expenses payable by us. The table excludes the Class A Ordinary Shares issuable to the sellers under the Brightway MPA six months after the date our Class A Ordinary Shares are listed on NYSE American, having an aggregate value of $3,000,000 (equal to 545,455 Class A Ordinary Shares assuming the mid-point of the price range of $5.50 per Class A Ordinary Share).

	Class A Ordinary Shares purchased		Total consideration		Average price per Ordinary Share
	Number	Percent	Amount	Percent
Existing shareholders	20,000,000	83.33%	$2,000	0.01%	$0.0001
New investors	4,000,000	16.67%	$22,000,000	99.99%	$5.50
Total	24,000,000	100%	$22,002,000	100%	$0.9168

The pro forma as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Class A Ordinary Shares and other terms of this offering determined at the pricing.

DIVIDENDS AND DIVIDEND POLICY

As of the date of this prospectus, we have no plans to distribute dividends, in the event we consider distributing a dividend in the future, our Board shall take into account, among other things, the following factors when deciding whether to propose a dividend and in determining the dividend amount: (a) operating and financial results; (b) cash flow situation; (c) business conditions and strategies; (d) future operations and earnings; (e) taxation considerations; (f) interim dividend paid, if any; (g) capital requirement and expenditure plans; (h) interests of shareholders; (i) statutory and regulatory restrictions; (j) any restrictions on payment of dividends; and (k) any other factors that our Board may consider relevant. The payment of dividends is also subject to the Companies Act and our Post-Offering Memorandum and Articles of Association (as defined herein), which will become effective immediately prior to the completion of this offering, as well as any other applicable laws. Each Class A Ordinary Share confers upon the holder thereof the right to receive distributions and dividends as provided for in our Post-Offering Memorandum and Articles of Association. Class B Ordinary Shares do not confer upon the holders thereof any rights to receive any dividend or other distribution made by the Company or return of capital or the distribution of the surplus assets of the Company. Currently, we do not have any predetermined dividend distribution ratio.

Even if our Board decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant. In addition, we are a holding company and depend on the receipt of dividends and other distributions from our subsidiaries to pay dividends on our Class A Ordinary Shares.

There are no foreign exchange controls or foreign exchange regulations under current applicable laws of the various places of incorporation of our significant subsidiaries that would affect the payment or remittance of dividends.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our combined financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements.

Overview

We are a clean-technology company engaged in the design, development, manufacturing, and commercialization of autonomous, solar-powered robotic mowers and related solar energy solutions. Our products are designed to address the environmental, regulatory, and cost limitations of existing petrol-powered and grid-dependent electric lawn mowing equipment. We believe petrol-powered mowers represent a significant source of emissions while electric robotic mowers are designed to reduce direct emissions, they remain dependent on grid electricity and fixed charging stations. These products are limited in their physical range of operations in relation to their docking stations and appear to contribute indirectly to carbon emissions in markets where grid electricity relies on fossil fuels.

We believe our proprietary DSA is poised to become a disruptive technology designed to enable our SunScout Products to operate independently of the electrical grid, delivering true range autonomy and zero-emission lawnmowing. Our integrated DSA solar panels automatically deploy in our SunScout Products’ “stationary mode” to recharge the onboard batteries on our SunScout Products and retract during operation to maintain maneuverability. We believe this technology eliminates the need for fixed charging stations, reduces operating costs by avoiding rising electricity costs, and enables deployment of our SunScout Products in markets with limited or unreliable grid infrastructure.

Deployable Solar Array: designed to triple the surface area for maximized solar energy yield

Our mission is to eliminate reliance on fossil fuels in outdoor maintenance and mobile machinery, beginning with lawn care and expanding into adjacent applications. Our technology platform is designed to be adaptable and platform-agnostic, with potential applications beyond robotic lawnmowing, including in agriculture, robotics, and electric vehicles such as onboard solar charging systems for electric vehicles, autonomous patrol robots, and other mobile equipment.

Our business currently comprises three lines of products and solutions:

•        SunScout Products.    This line of products represents our principal growth driver as of the date of this prospectus and consists of our solar-powered robotic mowers (“SunScout Eco”, “SunScout Pro”, and “SunScout ProMax”) which are market-ready (the “Autonomous Mowing Solutions” or “Autonomous Mowing Products”). Our complementary products and prototype systems, include the (i) SunScout Solar Shelter, (ii) “Excel Mulcher Blade” and (iii) the SunScout Go-Easy Campervan and Go-Easy EV Utility Van, which remain in the development or proof of concept phase as of the date of this prospectus (the “Complementary Products”, together with the Autonomous Mowing Solutions are our “SunScout Products”). We expect to commercialize our SunScout Products on a global scale through our direct to consumer

e-commerce channels and distribution agreements with partners in what we believe to be key markets. As of the date of this prospectus, we believe progress remains strong, with our first commercial arrangement in place including a cooperation agreement with WWS (one of Europe’s leading online retailers for robotic lawnmowers) in the European Union pursuant to which the parties have agreed to enter into a formal distribution agreement reflecting the terms and conditions of such cooperation agreement, MowBot, (New Zealand’s leading online retailer of robotic lawnmowers), in Australia and New Zealand. Simultaneously with our distribution channels, we follow a digital-sales strategy which prioritizes a direct connection with customers through our direct e-commerce channels. Our website generates direct to consumer sales online for our Autonomous Mowing Solutions and is expected to be supplemented by relationships with select third-party e-commerce marketplaces. We are also in discussions, supported by a third-party consultant, with Walmart Inc. regarding potential distribution in the United States; and with Motorland in Europe through WWS. In addition, we have engaged 2B Connected, a specialist sales agency, to conduct outbound sales lead generation for SunScout ProMax in New Zealand. However, as of the date of this prospectus, the campaign is paused pending delivery of demonstration units, after which we intend to further develop our sales activities in New Zealand and expand efforts to Australia. As of the date of this prospectus, we believe our global positioning is further supported by our assembly operations through SunScout Asia in Thailand, alongside plans for a new assembly operations plant for our Pro and ProMax products in Texas to serve the U.S. market.

•        Solar Power Development Solutions.    This line of services represents our solar energy business segment that develops and installs solar power systems for commercial, industrial, and institutional customers, and provides engineering, procurement, and construction (“EPC”) services. We believe this business supports our overall strategy of promoting clean, decentralized energy generation while providing stable revenue and cash flow. Operations are conducted primarily through SunScout USA, in the United States and SunScout NZ, in New Zealand (“Solar Power Development Solutions”). As of the date of this prospectus, we plan to expand our U.S. operations nationwide while also servicing neighboring regions, including the Caribbean, Puerto Rico, and South America. In Asia, we believe SunScout has the potential to gain access to large utility-scale solar projects that can drive significant growth. Meanwhile, in New Zealand, we believe the solar market is beginning to expand, particularly in the commercial sector, which is the current focus of SunScout New Zealand.

•        Engineering Products and Services.    This line of business represents our precision fabrication, mechanical engineering, and project-management segment that services commercial, industrial, and governmental clients in addition to on-site installation, maintenance, and repair services (“Engineering Products and Services”). Our Engineering Products and Services are operated through SunScout NZ, doing business as “Brunton Engineering”. The Brunton Engineering business traces its origins back to 1998 and has operated for nearly 30 years through a succession of different legal entities. It generates revenue from custom manufacturing, metal fabrication, prototyping, and engineering services. The operating business later known as Brunton Engineering Limited was incorporated in 2006 and continued the engineering operations in Palmerston North. Pursuant to an asset purchase agreement dated April 3, 2023, and upon completion of transaction on May 27, 2024, we, through SunScout New Zealand, acquired substantially all of the assets and business of Brunton Engineering Limited, including its plant and equipment, vehicles, engineering machinery, tools, inventory, and other tangible assets, as well as the benefit of its customer relationships, goodwill and ongoing operations.

In the financial year ended June 30, 2025, our SunScout Products (revenue classified under SunScout Products for the financial years ended June 30, 2024 and June 30, 2025 did not arise from the sale of any physical SunScout products and such revenue reflects amounts received in connection with manufacturing and commercialization arrangements relating to SunScout Asia and the SunScout Eco products), Solar Power Development Solutions, and Engineering Products and Services contributed to 27.95%, 40.94% and 31.11% of our revenue respectively. In the financial year ended June 30, 2024, our SunScout Products, Solar Power Development Solutions, and Engineering Products and Services contributed to 18.50%, 74.55% and 6.95% of our revenue respectively. In the six months ended December 31, 2025, our SunScout Products, Solar Power Development Solutions, and Engineering Products and Services contributed to 9.35%, 68.32% and 22.34% of our revenue respectively and in the six months ended December 31, 2024, our SunScout Products, Solar Power Development Solutions, and Engineering Products and

Services contributed to 8.55%, 51.24% and 40.21% of our revenue respectively. While our Solar Power Development Solutions and Engineering Products and Services lines of business currently account for the majority of our revenues as of the date of this prospectus, we believe the SunScout Products segment represents an opportunity for long-term growth with international scale. We distribute to a broad range of customers across the United States, Australia, New Zealand and Asia. We believe this geographic coverage enables us to access diverse markets and capture growth opportunities across multiple regions. In this case, we believe our products are well positioned to benefit from what we believe are global trends toward automation, sustainability, and cost efficiency. At this time, we believe certain regulatory measures can accelerate the phase-out of fossil-fuel lawn equipment, electricity prices are rising globally, and customers are increasingly demanding environmentally friendly and cost-effective alternatives. Our robotic mowers and related technologies are designed to meet these needs by providing a clean, independent, and scalable solution for residential, commercial, and institutional customers alike. In view of these trends currently, our business strategy is to leverage a capital-light and scalable model, with revenues expected from product sales, licensing of our proprietary technologies, recurring leasing and servicing arrangements, and solar EPC contracts.

Factors Affecting Our Results of Operations

Our business and results of operations are influenced by broader macroeconomic conditions, including overall economic growth in New Zealand, the United States, and our other key markets; the adoption rate of solar-powered technologies, autonomous robotics, and AI-enabled systems; regulatory and tax environments; geopolitical developments; and the availability and cost of components and manufacturing inputs. Shifts in any of these factors may affect demand for our products and services and impact our operating results. In addition, the following SunScout-specific factors can materially affect our results of operations:

Our ability to introduce and commercialize new products and services

The successful introduction and commercialization of new products and services are critical to our operating results and financial condition. The SunScout Pro and SunScout ProMax represent key strategic product launches for the Company. The SunScout Pro is designed to replace conventional ride-on mowers in the residential, lifestyle-block, and light-commercial segments, where no widely adopted robotic alternative currently exists. The SunScout ProMax is a fully commercial-scale autonomous mower intended for large-area and professional applications, including golf courses, solar farm ground management, public parks, council grounds, and a broad range of commercial lawn-care environments. As of the date of this prospectus, both products are in the final stages of development for market release. These platforms are expected to open access to new, previously underserved market segments and substantially expand our addressable customer base, which may materially contribute to future revenue growth. However, delays in development, manufacturing readiness, regulatory clearances, supply-chain availability, or field-validation processes could postpone or limit commercial launch, and any such delay could adversely affect our expected growth and financial performance.

Our ability to retain skilled personnel

Our future growth and success depend significantly on the continued service and contributions of our engineers, technical staff, and senior management team. Many of these individuals possess specialized expertise that is difficult to recruit and retain, particularly as we expand our operations in autonomous robotics, AI-enabled technologies, and advanced manufacturing. Competition for qualified personnel is intense, and identifying individuals with the skills required to support our growth strategy can be challenging, time-consuming, and costly. In addition, we intend to establish a new manufacturing base in Austin, Texas, which will require the recruitment and training of an entirely new operational and engineering team. The inability to attract, onboard, or retain the necessary personnel for this expansion in a timely manner could materially affect our ability to scale production and execute our business plan. Accordingly, the loss of key personnel or any failure to recruit, train, or retain suitably qualified employees could negatively impact our operations and future performance.

Our ability to adopt to the rapid technology change of the market

The robotics, AI, and solar-technology industries are characterized by rapid technological advancement, evolving industry standards, and frequent product innovation. Customers increasingly expect continuous improvements in performance, autonomy, safety, and energy efficiency. Our future success depends on our ability to respond to these changes, incorporate new technologies into our products, and ensure that our engineering and technical teams continually update their skills and expertise. Failure to adapt to technological developments or to align our products with emerging industry expectations could materially and adversely affect our competitiveness, business operations, and financial results.

Intellectual Property

We rely on a combination of patented technologies, proprietary engineering know-how, and non-patented trade secrets related to product development, manufacturing processes, and other core competencies. Protecting our intellectual property is critical to maintaining our competitive position. Accordingly, we employ measures such as patent filings, confidentiality and non-disclosure agreements, and internal security controls. While we believe our intellectual property portfolio is strong and we are not currently subject to any actual or, to our knowledge, threatened patent-related litigation, intellectual property disputes are common in technology-based industries. Litigation or threatened litigation may be necessary to enforce or defend our rights. Any such actions, whether initiated by or against us, could require significant management attention and result in substantial legal costs.

Foreign currency exchange fluctuation

Our operations involve transactions and cost structures denominated in multiple currencies, including the New Zealand dollar, U.S. dollar, Euro, and other regional currencies. As a result, fluctuations in foreign exchange rates may affect our revenue, expenses, and overall operating results. We monitor currency movements closely and may evaluate or implement hedging strategies or other risk-management measures where appropriate to mitigate the potential impact of such fluctuations on our operations and financial performance.

Geopolitical risks and related supply chain impacts

Global geopolitical tensions, including military conflicts such as Russia’s invasion of Ukraine and the resulting international sanctions, have created uncertainty in global markets. These events, along with other geopolitical developments, may disrupt supply chains, increase component and logistics costs, contribute to inflationary pressures, and affect overall economic conditions.

As of the date of this prospectus, we do not have operations or material business exposure in regions directly affected by these conflicts. We have not experienced significant financial or operational impacts arising from these events. However, like many manufacturing and technology companies, we are exposed to the risk of future increases in input costs, extended lead times, and other supply chain pressures should geopolitical instability escalate or persist. Such developments could adversely affect our cost structure and operating performance.

Overview of Financial Condition

The Company’s financial position changed materially between the fiscal years ended June 30, 2024, and June 30, 2025, primarily as a result of the acquisition and full-year consolidation of the New Zealand engineering and fabrication business (Brunton Engineering), the expansion of EPC solar project activity, and increased investment in the development and commercialization of SunScout Products.

Total assets increased as the Group integrated the acquired engineering business, which added property, plant, and equipment, inventory, contract assets, and identifiable intangible assets, including customer relationships and manufacturing know-how. The acquisition also expanded working capital requirements as the business supports a larger volume of fabrication contracts and EPC project execution.

Liabilities increased due to higher trade payables and contract liabilities associated with EPC solar projects and fabrication contracts recognized on an over-time basis. Growth in EPC activity also contributed to an increase in project-related procurement and subcontracting commitments, resulting in higher short-term obligations tied to project delivery schedules.

The Company’s equity position strengthened as a result of increased revenues from engineering and fabrication services, EPC solar installations, and initial commercial traction from SunScout Product sales. These operations contributed to higher gross profit and operating income for the year ended June 30, 2025. At the same time, elevated administrative and operational expenses associated with integrating the acquired engineering business and expanding our development activities partially offset the year’s profitability.

Overall, our financial condition reflects an organization transitioning from early-stage development toward expanded commercial operations. The integration of the Engineering Products and Services business provides a broader base of recurring fabrication, engineering, and EPC revenue, while the introduction of SunScout Products and vehicle-integrated solar systems expands the Company’s long-term market potential. Continued investment in manufacturing capability, product development, and project execution will remain key drivers of our financial condition going forward.

Liquidity and Capital Resources

The Company’s liquidity position reflects the operational expansion undertaken during the fiscal year ended June 30, 2025, including the acquisition and integration of the Engineering Products and Services business, increased EPC solar project activity for the Solar Power Development Solutions business, and continued investment in the development of SunScout Products and vehicle-integrated solar technologies.

As of June 30, 2025 and December 31, 2025, the Company’s liquidity was derived primarily from cash generated through our Engineering Products and Services and Solar Power Development Solutions businesses, and early SunScout Product sales, supplemented by contributions received from joint-venture partners in Thailand in support of the SunScout Eco platform. These sources were sufficient to meet operating requirements during the period. The expansion of fabrication and EPC operations increased working capital needs, particularly with respect to materials procurement, subcontracting, and project mobilization.

The Company’s principal liquidity requirements include funding ongoing operations, supporting EPC project execution, maintaining manufacturing and engineering capacity, and financing continued research and development for the SunScout Pro, SunScout ProMax, and DSA systems. The integration of the New Zealand engineering business, which materially increased revenue and operational scale, also resulted in higher personnel, facilities, and administrative costs that influence liquidity needs on an ongoing basis.

Management expects that future liquidity will continue to be influenced by the timing and magnitude of EPC project awards, the production and delivery schedules of SunScout Products, and the working capital profile associated with multi-stage engineering contracts. The Company may evaluate additional sources of liquidity, including credit facilities, equipment financing, equity funding, or strategic partner contributions, to support expansion plans, depending on market conditions and operational requirements.

Based on current projections, management believes existing cash on hand, cash generated from operations, and available funding arrangements are expected to be sufficient to meet the Company’s working capital and capital expenditure needs for at least the next twelve months from the date of this report. However, the Company’s liquidity may be affected by factors such as supply chain costs, project timing uncertainties, and the pace of commercialization of new SunScout Products.

Cash Flows

The Company’s cash flows for the fiscal years ended June 30, 2025, and June 30, 2024, and the six months ended December 31, 2025 and December 31, 2024, reflect the expansion of engineering and fabrication activities, increased EPC project execution, and investment in new product development and operational integration following the acquisition of the New Zealand Engineering Products and Services business. Cash flows from operating, investing, and financing activities each provide insight into the Company’s liquidity profile and funding requirements.

Operating Activities

Cash flows from operating activities are primarily driven by the timing of contract receipts and project expenditures for Engineering Products and Services, Solar Power Development Solutions, and early SunScout Product sales. Operating cash flows for the fiscal year ended June 30, 2025 and the six months ended December 31, 2025, were influenced by higher revenues from fabrication as part of our Engineering Products and Services business and Solar Power Development Solutions EPC project activity, as well as initial product sales and contributions from our Thailand joint-venture partners related to the SunScout Eco platform. These inflows were partially offset by increased operating costs associated with higher labor, materials, subcontracting, and logistics expenditures required to deliver a larger volume of projects.

Working capital requirements increased during the fiscal year due to the growth in Solar Power Development Solutions EPC project execution and Engineering Products and Services fabrication activity. These projects typically require procurement of materials and components ahead of milestone billings, resulting in higher contract assets, inventories, and payables. The integration of the New Zealand Engineering Products and Services business also contributed to higher personnel and administrative costs, affecting overall operating cash flows.

Investing Activities

Investing cash flows for the fiscal year ended June 30, 2025 primarily reflect the acquisition of the New Zealand engineering business and continued investment in manufacturing equipment, tools, prototyping, and research and development infrastructure. Additional investments were made in the development of the SunScout Pro and ProMax platforms and the DSA system for electric vehicles. These expenditures support the Company’s long-term product roadmap and manufacturing capability but contributed to a net outflow in investing activities for the period. The investing cash flows for the six-month period ended December 31, 2025 did not deviate from the Company’s long-term product roadmap.

Financing Activities

Cash flows from financing activities for the fiscal year ended June 30, 2025, and the six month period ended December 31, 2025, were driven by funding arrangements used to support the integration of the New Zealand Engineering Products and Services operations, working capital needs associated with higher project volumes, and general corporate activities. Financing may include shareholder contributions, partner funding, short-term loans, or other funding mechanisms as required. The Company evaluates financing opportunities on an ongoing basis to ensure adequate support for operational expansion, manufacturing scale-up, and research and development activities.

Summary

Overall, cash flows for the fiscal year ended June 30, 2025, and the six month period ended December 31, 2025, reflect a transition to a larger-scale operating profile, characterized by increased Engineering Products and Services fabrication and Solar Power Development Solutions EPC activity, initial SunScout Product commercialization, and continued investment in product development. Management monitors cash flows closely and believes that operating cash generation, combined with existing funding arrangements, is sufficient to support current operations and planned development activities.

Known Trends, Events, Demands, Commitments, and Uncertainties

The Company’s operations are subject to several known trends, events, demands, commitments, and uncertainties that may materially affect its financial condition, liquidity, and results of operations. These factors include macroeconomic conditions, industry-specific developments, and Company-specific operational considerations relating to expansion of our Engineering Products and Services, Solar Power Development Solutions and SunScout Product businesses.

A significant trend affecting the Company is the continued expansion of engineering and fabrication activities in New Zealand following the acquisition of the Engineering Products and Services business. This acquisition materially increased operational scale, broadened the customer base, and expanded the Company’s contractual obligations. While this integration supports long-term growth, it also increases exposure to fluctuations in labor availability, material costs, and production scheduling. Any delays in fabrication throughput or supply chain constraints may affect the timing of revenue recognition and project delivery.

The Company is also exposed to uncertainties associated with the commercialization and manufacturing ramp-up of the SunScout Pro and SunScout ProMax platforms. These products involve complex engineering, autonomous navigation systems, and solar-charging technologies that must be validated at scale. Production delays, component availability challenges, or changes in market adoption rates may affect the pace at which these platforms generate revenue. The Company’s ability to scale manufacturing activities, including planned expansion in the United States, will also influence the timing and magnitude of future product contributions.

In the Solar Power Development Solutions segment, project timing and execution represent key uncertainties. EPC contracts often require procurement of materials and components in advance of milestone billings, resulting in short-term working capital demands. Delays in permitting, customer approvals, grid connection, or construction scheduling may shift revenue recognition across reporting periods and impact operating cash flows. Additionally, fluctuations in the cost of steel, electronics, and other fabrication inputs may influence project margins, particularly on fixed-price EPC contracts.

The Company’s operations involve multiple currencies, including the New Zealand dollar, US dollar, and Euro, and certain activities are influenced by the Thai Baht through joint-venture arrangements. As a result, foreign currency fluctuations may affect reported revenues, expenses, margins, and cash flows. While the Company monitors exchange rate movements, significant volatility may impact financial results, especially given the geographic expansion of operations.

The Company’s joint-venture partners in Thailand contribute to the commercialization of the SunScout Eco platform. These contributions represent a source of support for product growth but may also be influenced by local market conditions, regulatory environments and production ramp-up schedules. Any changes in JV participation or shifts in product demand could affect product-related revenue and commercialization progress.

In addition, supply chain conditions remain a source of uncertainty. Lead times for electronic components, motors, batteries, steel, and other key materials may lengthen or fluctuate, and prices may be influenced by global demand, logistical constraints, or geopolitical factors. The Company’s ability to secure consistent supplies of critical components is important for maintaining production schedules and supporting EPC project timelines.

Collectively, these trends, events, and uncertainties may materially affect the Company’s future results. Management continues to monitor these factors closely and may adjust operational plans, sourcing strategies, manufacturing schedules, or investment priorities in response to changing conditions.

Key Components of Results of Operations

Revenue

Revenue for the fiscal year ended June 30, 2025, was $4,804,983, compared with $2,481,343 for the fiscal year ended June 30, 2024. This represents a year-over-year change of $2,323,639, or 93.64 percent.

Comparison of The Years Ended June 30, 2025, and 2024

	For the Years Ended June 30, 2025 and 2024
	2025	2024	Change	Percentage Change
	US$	US$	US$	%
Revenue	4,804,982	2,481,343	2,323,639	93.64%
Cost of goods Sold	2,359,157	1,438,906	920,251	63.95%
Gross Profit	2,445,825	1,042,437	1,403,388	134.63%
Sales/Marketing	42,211	101,256	(58,944)	(58.21)%
General and administrative	1,055,284	452,747	602,537	133.08%
R&D	118,140	13,124	105,016	800.18%
Professional Fees	17,100	48,184	(31,086)	(64.51)%
Travel & Entertainment	46,110	23,692	22,419	94.63%
Depreciation	179,183	31,027	148,156	477.52%
Total Operating Expenses	1,458,128	670,030	788,098	117.62%

Income from Operations	987,697	372,407	615,290	165.22%
Interest Expense	215,195	39,728	175,467	441.67%
Other Income	14,146	18,863	(4,537)	(24.28)%
Earnings Before Tax (EBT)	786,648	351,362	435,286	123.88%

The increase in revenue from 2024 to 2025 was driven by higher engineering and fabrication revenue from our Engineering Products and Services business due to expanded capacity and increased contract volume, amounts received in connection with manufacturing and commercialization arrangements relating to SunScout Asia and the SunScout Eco products, introduction of EPC solar project activity in New Zealand and increased engineering services delivered by SunScout New Zealand. It was partially offset by delays in certain engineering projects shifting revenue recognition into the fiscal year ending June 30, 2026, and slower-than-expected manufacturing ramp-up for Sunscout Pro & ProMax new robotic mower models.

Revenue for the six months ending December 31, 2025, was $2,877,136, compared with $2,456,246 for the six months ending December 31, 2024. This represents a period-over-period change of $420,889, or 17.14 percent.

Comparison of The Six-month period ending December 31, 2025, and 2024

	For the Six Months Ended December 31, 2025, and 2024
	2025	2024	Change	Percentage Change
	US$	US$	US$	%
Revenue	2,877,136	2,456,246	420,889	17.14%
Cost of goods Sold	1,689,077	1,498,013	191,064	12.75%
Gross Profit	1,188,059	958,233	229,825	23.98%
Sales/Marketing	8,762	34,278	(25,515)	(74.44)%
General and administrative	427,121	460,493	(33,372)	(7.25)%
R&D	0	20,511	(20,511)	(100.00)%
Professional Fees	22,706	8,801	13,906	158.01%
Travel & Entertainment	13,535	26,424	(12,889)	(48.78)%
Depreciation	100,540	93,050	7,491	8.05%
Total Operating Expenses	572,665	643,557	(70,892)	(11.02)%

Income from Operations	615,394	314,677	300,717	95.56%
Interest Expense	0	0	0	0.00%
Other Income	24,622	23,525	1,097	4.66%
Earnings Before Tax (EBT)	640,016	338,202	301,814	89.24%

The increase in revenue from the six month period ended December 31, 2024 to 2025 was driven by higher levels of Solar Solutions projects in the United States.

Revenue Mix

Our revenue was generated from our three lines of business: Engineering Products and Services, Solar Power Development Solutions, and SunScout Products. Each revenue stream reflects a different aspect of our integrated business model, which spans solar engineering, clean-energy manufacturing, and the commercialization of our proprietary technologies.

The following tables set forth the breakdown of our total revenues, both in absolute amount and as a percentage of our total revenues for the years ended June 30, 2024, and 2025 and the six month period ended December 31, 2025 and 2024:

	For the Years Ended June 30,
	2025		2024
	US$	% of total revenues	US$	% of total revenues
Revenues
Engineering Products and Services	1,494,603	31.11%	172,449	6.95%
SunScout Products	1,343,052	27.95%	459,041	18.50%
Solar Power Development Solutions	1,967,238	40.94%	1,849,853	74.55%
Total revenues	4,804,983	100.00%	2,481,343	100.00%
	For the Six Months Ended December 31,
	2025		2024
	US$	% of total revenues	US$	% of total revenues
Revenues
Engineering Products and Services	642,610	22.34%	987,614	40.21%
SunScout Products	268,959	9.35%	210,000	8.55%
Solar Power Development Solutions	1,965,567	68.32%	1,258,632	51.24%
Total revenues	2,877,136	100.00%	2,456,246	100.00%

a) Engineering Products and Services

Our Engineering Products and Services are operated through SunScout NZ, doing business as “Brunton Engineering”. The Brunton Engineering business traces its origins back to 1998 and has operated for nearly 30 years through a succession of different legal entities. It generates revenue from custom manufacturing, metal fabrication, prototyping, and engineering services. The operating business later known as Brunton Engineering Limited was incorporated in 2006 and continued the engineering operations in Palmerston North. Pursuant to an asset purchase agreement dated April 3, 2023, and upon completion of transaction on May 27, 2024, we, through SunScout New Zealand, acquired substantially all of the assets and business of Brunton Engineering Limited, including its plant and equipment, vehicles, engineering machinery, tools, inventory, and other tangible assets, as well as the benefit of its customer relationships, goodwill and ongoing operations. Revenue from Engineering Products and Services consists of custom manufacturing, metal fabrication, prototyping, and engineering services undertaken by our New Zealand production subsidiary. These projects are typically executed under fixed-price or milestone-based contracts. Revenue is recognized over time as performance obligations are satisfied, generally using a cost-to-cost method. For the fiscal year ending June 30, 2025, Engineering Products and Services revenue represented approximately 31.11% of our total revenue, compared with 6.95% for the fiscal year ended June 30, 2024. The significant increase was driven by higher utilization of our expanded workshop capacity following the Brunton Engineering acquisition, as well as continued demand from recurring commercial clients in New Zealand. For the six month period ending December 31, 2025, Engineering Products and Services revenue represented approximately 22.34% of our total revenue, compared with 40.21% for the six month period ending December 31, 2024.

b) SunScout Products

Revenue for the period was generated from the development and commercialization of SunScout Products across multiple platforms. This included government R&D grant income supporting the development of the SunScout Pro, SunScout ProMax, and the onboard DSA system for electric vehicles, and initial commercial traction through early SunScout Product sales. SunScout Product related sales accounted for approximately 27.95% of total revenue for the fiscal year ended June 30, 2025, compared with 18.50% for the fiscal year ended June 30, 2024. The steady contribution from product sales reflects consistent demand for our proprietary solar-enabled technologies and continued growth in both domestic and early international markets. For the six-month period ending December 31, 2025 SunScout Product related sales accounted for approximately 9.35% of our total revenue, compared with 8.55% for the six month period ending December 31, 2024.

c) Solar Power Development Solutions

Solar Power Development Solutions revenue is generated from turnkey solar development projects, including design, procurement, construction, and commissioning of commercial and industrial rooftop systems. Revenue is recognized over time as contractual milestones are completed. Solar Power Development Solutions represented approximately 40.94% of total revenue for the fiscal year ended June 30, 2025, compared with 74.55% for the fiscal year ended June 30, 2024. This growth was driven by the execution of several medium-scale commercial installations in New Zealand and USA and increase in sales of residential solar systems in SunScout USA. Solar Power Development Solutions represented approximately 68.32% of total revenue for the six month period ending December 31, 2025, compared with 51.24% for the six month period ending December 31, 2024.

Revenue — Geographical segments

Geographical segments are analyzed by three principal geographical areas, namely Asia Pacific and North America. In presenting information on the geographical segments, revenue is based on the location of customers regardless of where the goods are shipped to.

Revenue	Asia Pacific	North America	Total
	US$	US$	US$
2025	2,837,655	1,967,328	4,804,983
2024	631,490	1,849,853	2,481,343
2023	0	2,803,314	2,803,314

Revenue	Asia Pacific	North America	Total
	US$	US$	US$
Six Months Ended December 31, 2025	911,569	1,965,567	2,877,136
Six Months Ended December 31, 2024	1,197,614	1,258,632	2,456,246

Geographic Concentration Risks

The Company’s revenue is currently concentrated in a limited number of geographic regions, which may expose the business to regional economic conditions, regulatory environments, and market-specific risks. During the fiscal year ended June 30, 2025, a substantial portion of the Company’s revenue was generated in New Zealand through Engineering Products and Services, Solar Power Development Solutions, and early SunScout Product activity. As a result, overall performance is influenced by local economic conditions, permitting environments, material and labor availability, and demand for commercial and industrial solar solutions in New Zealand. As a result, overall performance is influenced by local economic conditions, permitting environments, material and labor availability, and demand for commercial and industrial solar solutions in New Zealand. For the six month period ended December 31, 2025 a substantial portion of the Company’s revenue was generated through Solar Power Development Systems in the US Market.

The Company also receives contributions and commercial support from joint-venture partners in Thailand relating to the SunScout Eco platform. While these contributions support product development and early-stage commercialization, they expose the Company to regional market dynamics, regulatory factors, and operational conditions specific to Thailand. Any changes in local policy, partner investment priorities, or market acceptance may affect commercialization progress and associated revenues.

Revenue from Europe is at an early stage and is expected to grow as SunScout Products are introduced through distribution arrangements with WWS and through a potential cooperation with seed2soil. The Company’s exposure to the region will increase as distribution expands, but early-stage operations may be subject to market-entry challenges, competitive pressure, and changing trade or regulatory conditions affecting cross-border manufacturing, electronics, and machinery imports.

North America is expected to become a significant future market, driven by the planned local manufacturing and commercialization of SunScout robotic products and the expansion of Brightway Energy’s EPC solar activities. For the financial years ended June 30, 2024 and 2025, and the six month period ended December 31, 2025, and 2024, the Company’s revenue in North America was derived primarily from Brightway Energy’s EPC solar contracts. The Company’s current operations in the United States remain limited relative to future plans. The pace of growth in this region will depend on the Company’s ability to scale manufacturing, secure component supply chains, build distribution capability, and compete within a larger and more mature robotics and solar market.

The concentration of revenue in a small number of markets, combined with the Company’s expansion into new geographic regions, creates exposure to region-specific risks that may affect financial results. Management monitors these conditions closely as part of its operational and expansion strategy.

Asia Pacific

Revenue from the Asia Pacific region currently reflects activity in New Zealand and Thailand. New Zealand contributes through early commercial traction with SunScout Products, while Thailand reflects contributions from joint-venture partners supporting the commercialization of the SunScout Eco platform. The region is expected to expand through entry into Australia and broader Oceania markets, and through potential EPC and development opportunities for utility-scale solar farm projects in Thailand.

Europe

Revenue from Europe is at an early stage as the Group only recently commenced commercial activity in this region. Growth is expected through the distribution of SunScout Products by WWS and through the potential cooperation agreement with seed2soil, which is expected to assist in establishing broader market access and product presence across the region.

North America

Revenue from North America is expected to become a key component of the Group’s growth strategy. The focus in this region includes local manufacturing and distribution of SunScout robotic products, as well as the expansion of Brightway Energy’s activities in EPC solar systems. These initiatives are intended to build a stronger market presence and support the Group’s planned scale-up in the United States.

Cost of Revenues

Cost of revenues primarily includes costs related to subcontracting, labor, and the materials used in the manufacturing of SunScout Products and for our Engineering Products and Services and Solar Power Development Solutions.

Our cost of revenues from our revenue categories are summarized as follows:

	For the Years Ended June 30, 2025 and 2024				Change USD	Change %
	2025	%	2024	%
Labor/Contractors	959,247	40.66%	651,715	45.29%	307,531	47.19%
Material	924,633	39.19%	762,068	52.96%	162,565	21.33%
Other	475,277	20.15%	25,123	1.75%	450,156	1791.80%
	2,359,157	100.00%	1,438,906	100.00%	920,252	63.95%

Cost of revenues for the fiscal year ended June 30, 2025, was $2,359,157 compared with $1,438,906 for the fiscal year ended June 30, 2024. The increase reflects higher labor and material requirements to support an expanded volume of engineering, fabrication, and EPC work, including increased steel, electronics, and component inputs and higher subcontractor and logistics expenditures. The year also incorporates the full operating costs of the Company’s enlarged engineering and production capabilities.

	For the Six Month Period Ended December 31, 2025, and 2024				Change USD	Change %
	2025	%	2024	%
Labor/Contractors	743,079	43.99%	598,793	39.97%	144,287	47.19%
Material	858,317	51.41%	717,207	47.88%	151,110	21.07%
Other	77,681	4.60%	182,013	12.15%	(104,333)	(57.32)%
	1,689,077	100.00%	1,498,013	100.00%	191,064	12.75%

Cost of revenues for the six-month period ending December 31, 2025, was $1,689,077 compared with $1,498,013 for the six-month period ending December 31, 2024. The increase reflects higher labor and material requirements to support an expanded volume of EPC work in the United States.

Material Changes in Cost Structure

The Company’s cost structure experienced significant changes during the fiscal year ended June 30, 2025, driven primarily by the increased scale of engineering and fabrication activities, expanded EPC project execution, and the full-year impact of integrating the New Zealand Engineering Products and Services business acquired during the prior fiscal period. These factors collectively influenced labor, materials, subcontracting, and overhead costs.

Labor costs increased as a result of higher staffing levels needed to support the expanded engineering and fabrication operations in New Zealand, along with additional personnel required for EPC project delivery and administrative functions. The integration of the acquired business brought a larger workforce into the Group, resulting in higher payroll and related expenses across production, workshop operations, and engineering support.

Materials and component costs increased due to greater consumption of steel, electronic components, fabrication inputs, and solar equipment required for EPC projects and engineering contracts. Global supply chain constraints and commodity price volatility also influenced material costs, particularly for electronics and steel. While some of these increases were offset by pricing adjustments and improved sourcing strategies, material cost inflation continued to affect project margins and overall cost of revenues.

Subcontracting and logistics expenses also increased as EPC activity scaled. EPC projects often require external contractors for installation, electrical work, and specialized construction support, and these costs rose proportionally with the larger project pipeline. Shipping, freight, and logistics costs associated with equipment procurement and transportation of fabricated components further contributed to cost increases during the fiscal year.

Overhead and production-related costs grew following the integration of the New Zealand engineering business, including higher facility expenses, equipment maintenance, tooling, utilities, and insurance. These increases reflect the expanded operational footprint and higher production volumes, which require additional workshop capacity and administrative support.

Management continues to monitor material input costs, subcontractor rates, and operational efficiencies to mitigate future cost increases. Continued investment in process improvements, supply chain optimization, and production planning is expected to support margin stability as operations scale.

Gross profit and gross profit margin

The following table sets forth our gross profit and gross profit margin by geographic region for the periods indicated.

	For the Years Ended June 30,
	2025		2024
	Gross Profit	Gross Profit Margin	Gross Profit	Gross Profit Margin
	US$	%	US$	%
Gross profit:
Asia Pacific	1,820,766	60.00	533.035	82.33
Europe	0	0.00	0	0.00
North America	625,059	31.77	509,402	27.54
Total gross profit	2,445,825	48.44	1,042,437	41.48

Gross profit for the fiscal year ended June 30, 2025 was $2,445,825 compared with $1,042,437 for the fiscal year ended June 30, 2024. Gross margin was 48.44% for the fiscal year ended June 30, 2025 compared with 41.48% for the fiscal year ended June 30, 2024.

	For the six Months Ended December 31,
	2025		2024
	Gross Profit	Gross Profit Margin	Gross Profit	Gross Profit Margin
	US$	%	US$	%
Gross profit:
Asia Pacific	532,841	58.45	626,737	52.33
Europe	0	0.00	0	0.00
North America	655,218	33.33	331,496	26.34
Total gross profit	1,188,059	41.29	958,233	39.01

Gross profit for the six month period ending December 31, 2025 was $1,188,059 compared with $958,233 for the six month period ending December 31, 2024. Gross margin was 41.29% for the six month period ended December 31, 2025 compared with 39.01% for the six month period ended December 31, 2024.

Gross profit and gross margin differ significantly by region due to variations in revenue composition, product mix, engineering activity, and the maturity of each market. Asia Pacific generated the highest gross margin in both periods, primarily because the region includes capitalized research and development activities. These capitalized R&D efforts reduce period operating expenses and increase reported gross margin for the region during the development phase.

North America contributed gross profit primarily from EPC solar system activities, with margins broadly consistent year over year. Europe remained at an early stage of commercialization during both periods and did not contribute meaningful gross profit.

Looking ahead, the Company expects the sale of SunScout Products to become the dominant factor driving gross margin. Our forward plans assume a sustained gross margin of greater than 50% on SunScout Product sales as production volumes increase, engineering processes mature, and cost efficiencies continue to improve.

Operating expenses

Sales and marketing expenses

Sales and marketing expenses were $42,311 for the fiscal year ended June 30, 2025, compared to $101,256 for the fiscal year ended June 30, 2024. Sales and marketing expenses generally include salaries and commissions for sales personnel, travel and business development costs, promotional activities, and other expenditures aimed at expanding market reach and supporting customer acquisition.

The year-over-year decrease reflects improved cost efficiency in U.S. solar system sales and a reduced reliance on external marketing campaigns. Higher levels of customer retention, repeat business, and referral-driven activity lowered the need for direct advertising and paid lead generation. With the integration of the acquired engineering business in New Zealand, the Group also benefits from an established customer base with exceptionally high retention rates, which requires comparatively little sales and marketing expenditure to sustain recurring revenue.

Sales and marketing expenses were $8,763 for the six month period ended December 31, 2025, compared to $34,278 for the six month period ended December 31, 2024. Sales and marketing expenses generally include salaries and commissions for sales personnel, travel and business development costs, promotional activities, and other expenditures aimed at expanding market reach and supporting customer acquisition.

General and administration expenses

General and administrative expenses were $1,055,284 for the fiscal year ended June 30, 2025, compared to $452,747 for the fiscal year ended June 30, 2024. General and administrative expenses typically include salaries and related benefits for administrative, operational, and management personnel; professional service fees for audit, legal, accounting, and advisory work; occupancy-related costs; insurance; software and IT infrastructure; and other corporate overhead required to support the Group’s operations.

The year-over-year increase was primarily driven by the acquisition and integration of the New Zealand Engineering Products and Services business. The transaction generated additional legal and professional service costs, and the integration of the acquired operations significantly expanded the Group’s administrative footprint. As the engineering business contributed to almost doubling total revenue, associated administrative support requirements increased accordingly, including higher staffing, compliance, reporting, facilities, insurance, and IT system costs needed to manage a larger and more operationally complex business.

General and administrative expenses were $427,121 for the six month period ended December 31, 2025, compared to $460,493 for the six month period ended December 31, 2024. General and administrative expenses typically include salaries and related benefits for administrative, operational, and management personnel; professional service fees for audit, legal, accounting, and advisory work; occupancy-related costs; insurance; software and IT infrastructure; and other corporate overhead required to support the Group’s operations.

Research and development expenses

Research and development expenses were $118,140 for the fiscal year ended June 30, 2025, compared to $13,124 for the fiscal year ended June 30, 2024. Research and development expenses generally include personnel costs, prototyping materials, engineering services, software development, and other expenditures incurred in the design, testing, and enhancement of the Group’s products and technologies.

The year-over-year increase reflects the continued advancement of the SunScout Eco, SunScout Pro, and SunScout ProMax platforms, including improvements to autonomous navigation, fleet management capabilities, and solar charging algorithms. Additional costs were incurred for prototyping and hardware development related to deployable solar array systems and vehicle-integrated solar solutions for electric vans. The expanded scope of R&D activities, together with increased technical complexity and accelerated product development cycles, contributed to the higher expenditure during the fiscal year.

Research and development expenses were $0 for the six month period ended December 31, 2025, compared to $20,531 for the six month period ended December 31, 2024. Research and development expenses generally include personnel costs, prototyping materials, engineering services, software development, and other expenditures incurred in the design, testing, and enhancement of the Group’s products and technologies.

Contractual Obligations and Commercial Commitments

The Company enters into various contractual arrangements in the ordinary course of business that require future cash payments or the provision of goods and services. These obligations arise primarily from engineering and fabrication contracts, EPC solar project agreements, joint-venture arrangements, lease commitments, and other operating requirements. The following summarizes the material contractual obligations and commercial commitments in place as of June 30, 2025.

The Company is party to multiple EPC solar contracts that require the procurement of materials, components, and subcontracted services in advance of project completion. These obligations typically include commitments for solar modules, inverters, mounting systems, electrical components, and installation services. EPC contracts often involve milestone-based billing schedules, and the timing difference between material procurement and customer invoicing can affect short-term working capital requirements. The Company’s obligations under these EPC contracts are expected to be satisfied as projects progress through their construction and commissioning phases.

In addition to EPC commitments, the Company maintains contractual obligations through its Engineering Products and Services operations in New Zealand. These contracts commonly require the purchase of steel, electronic components, and fabrication inputs, as well as the allocation of production capacity and labor resources. Contract terms vary depending on the scope and duration of work, and obligations are generally satisfied as fabrication milestones are completed.

The Company also maintains joint-venture arrangements in Thailand relating to the manufacturing of SunScout Eco units. While these arrangements do not impose extensive operational or financial obligations on the Company, the primary requirement is to generate sales of SunScout Eco products, which in turn supports production volumes at the Thai assembly facility. Other commitments relate mainly to routine product support and activities associated with the commercialization of the SunScout Eco platform.

Lease commitments for office, workshop, and operational facilities represent another component of the Company’s contractual obligations. These include fixed lease payments for workshop facilities and administrative offices in New Zealand, the United States, and other locations supporting business operations. Lease terms vary by location and may include renewal options and scheduled adjustments over the lease period.

Other commercial commitments include arrangements for software and IT infrastructure, insurance contracts, equipment maintenance and service agreements, and professional service contracts related to legal, accounting, engineering, and operational support.

The Company believes it has sufficient resources to meet its current contractual obligations as they fall due. Management monitors its commitments closely and evaluates potential impacts on liquidity, cash flows, and operational requirements as part of its ongoing financial planning.

During the six-month period ending December 31, 2025, the company did not deviate from these contractual obligations.

Other Income

Other income for the fiscal year ended June 30, 2025 was $14,146 compared with $18,683 for the fiscal year ended June 30, 2024. The decrease in other income was primarily attributable to changes in interest earned on bank facilities, fluctuations in foreign exchange rates arising from our multi-currency operations, and variations in the level of government grants or incentives received during the period. Other income for the six month period ended December 31, 2025 was $24,622 compared with $23,525 for the six-month period ended December 31, 2024.

Off-Balance Sheet Arrangements

The Company did not have any off-balance sheet arrangements as of June 30, 2025, or June 30, 2024. The Company has not entered into any transactions involving uncombined entities, structured finance vehicles, special purpose entities, or other forms of off-balance sheet financing designed to facilitate asset or liability management, liquidity enhancement, or credit risk transfer.

The Company does not engage in receivables factoring, synthetic leases, financial guarantees, or other arrangements that would expose it to material undisclosed obligations or risks. All significant commitments and contractual obligations are recognized on the balance sheet or disclosed separately within this Management’s Discussion and Analysis as required.

Management continues to monitor the Company’s contractual and financing relationships to ensure transparency and compliance with applicable accounting standards and regulatory disclosure requirements.

During the six-month period ended December 31, 2025 the company did not deviate from the off-balance sheet arrangement.

Market Risk Disclosure

The Company is exposed to various market risks arising from its operations, including foreign currency risk, interest rate risk, commodity and materials price risk, and credit risk associated with customers and project counterparties. These risks may affect the Company’s financial position, results of operations, and cash flows. The Company monitors these exposures and may adjust sourcing, pricing, or operational practices in response to changing market conditions.

Foreign Currency Risk

The Company conducts operations in multiple currencies, including the New Zealand dollar, United States dollar, euro, and Thai baht. Revenues from Engineering Products and Services, Solar Power Development Solutions, and SunScout Product sales are primarily denominated in New Zealand dollars and U.S. dollars, while certain expenses, equipment purchases, and joint-venture contributions involve other currencies. Fluctuations in exchange rates may affect reported revenues, gross margins, and operating costs. The Company does not currently employ hedging instruments but monitors exchange rate movements closely as part of its financial and operational planning.

Interest Rate Risk

The Company’s exposure to interest rate risk arises from any variable-rate borrowings or short-term financing arrangements used to support working capital, equipment purchases, or operational expansion. Changes in market interest rates may affect borrowing costs and future financing terms. While interest-bearing obligations are currently limited, the Company anticipates that future expansion — particularly manufacturing capacity increases and EPC project scale-up — may increase sensitivity to interest rate movements.

Materials and Commodity Price Risk

The Company relies on steel, aluminum, motors, electronic components, batteries, and solar equipment for its engineering, fabrication, and EPC operations. Prices for these materials are subject to global supply and demand dynamics, geopolitical developments, and ongoing supply chain constraints. Increases in material costs may affect project margins, especially for fixed-price EPC contracts and fabrication jobs. The Company attempts to mitigate these risks through supplier diversification, strategic procurement, and, where feasible, pricing adjustments; however, significant cost increases or extended lead times may impact future results.

Credit Risk

The Company is exposed to credit risk through trade receivables from Engineering Products and Services clients, Solar Power Development Solutions customers, and early SunScout Product customers. Solar Power Development Solutions EPC projects and Engineering Products and Services fabrication contracts may involve milestone-based payments, and delays in customer billings or payment collections can affect liquidity. The Company evaluates customer creditworthiness and monitors outstanding receivables to manage exposure. Credit risk associated with joint-venture contributions is considered limited, as these are contractual and supported by active partner participation, but they remain subject to local market and regulatory conditions.

Liquidity and Contract Execution Risk

While not a market risk in the narrow sense, liquidity risk is influenced by market-driven variables such as material cost changes, project timing, and customer payment schedules. Solar Power Development Solutions EPC projects in particular may require significant upfront procurement before milestone payments are received. Delays in project execution or customer approvals may affect cash flows and increase short-term financing needs.

Management continues to monitor these market risks as part of its operational and financial planning processes and may adopt additional risk-mitigation strategies as the scale and geographic reach of the business expands.

Critical Accounting Policies and Estimates

The preparation of the Company’s combined financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures. These estimates and assumptions are based on historical experience, current conditions, and management’s best judgment regarding future events. Actual results may differ from these estimates, and such differences may be material to the financial statements. The following critical accounting policies and estimates require significant judgment and have the most significant impact on the Company’s reported financial results.

Revenue Recognition

Revenue is generated from Engineering Products and Services, Solar Power Development Solutions and our SunScout Products, which include contributions received from joint-venture partners in Thailand that support commercialization of the SunScout Eco platform. Revenue is recognized in accordance with relevant accounting standards when control of promised goods or services is transferred to the customer.

Engineering Products and Services contracts are typically recognized over time using a cost-to-cost method, requiring estimates of total project costs, progress toward completion, and the timing of contract milestones. These estimates involve judgment regarding labor hours, material usage, subcontractor inputs, and project complexity. Revisions to estimates may affect revenue recognized in current or future periods.

Solar Power Development Solutions EPC solar projects are generally accounted for over time as performance obligations are satisfied. These projects require estimates of total expected costs, subcontractor performance, and milestone delivery schedules, all of which are subject to uncertainty. Changes in project scope, material prices, or installation conditions may require revisions to estimated margins and timing of revenue.

Contract Assets and Liabilities

Contract assets arise when revenue is recognized in advance of billings to customers, while contract liabilities arise when billings or payments are received before the satisfaction of performance obligations. Management must assess contract progress, estimated costs, and potential variable consideration, all of which require judgment. Delays in project execution or revisions to cost estimates may affect the measurement of contract assets and liabilities.

Allowance for Doubtful Accounts

The Company evaluates the collectability of receivables using historical experience, credit assessments, customer financial conditions, and other observable factors. EPC customers and fabrication clients may represent concentrated exposures, and changes in their financial condition or payment behavior may require adjustments to the allowance.

Useful Lives of Property, Plant, and Equipment and Intangible Assets

The determination of useful lives for depreciation and amortization involves judgment based on expected asset performance, technological developments, and operational experience. Changes in operating conditions, equipment utilization, or product technological advancements may affect depreciation and amortization patterns.

Management believes the accounting estimates described above are reasonable and appropriate, but they involve significant judgment and are subject to change as conditions evolve.

Results of Operations for the Fiscal Years Ended June 30, 2025 and 2024, and the Six Months Ended December 31, 2025 and 2024

The following tables sets forth a summary of our combined results of operations for the years ended June 30, 2025 and 2024 and six months ended December 31, 2025 and 2024, as indicated. This information should be read together with our combined financial statements and related notes included elsewhere in this prospectus. The operating results in any year are not necessarily indicative of the results that may be expected for any future trends.

	For the Years Ended June 30,
	2025		2024
	US$	% of total revenues	US$	% of total revenues
Revenues
Engineering Products and Services	1,494,603	31.11	172,449	6.95
Sales of SunScout Products	1,343,052	27.95	459,041	18.50
Solar Power Development Solutions	1,967,327	40.94	1,849,853	74.55
Total revenues	4,804,982	100.0	2,481,343	100.0

Cost of revenue	2,359,157	49.10	1,438,906	57.99
	Footed
Gross profit	2,445,825	50.90	1,042,437	42.01
Operating expenses
Sales and marketing	42,311	0.88	101,256	4.08
General and administration	1,055,284	21.96	452,747	18.25
R&D	118,140	2.46	13,124	0.53
Professional Fees	17,100	0.36	48,184	1.94
Travel & Entertainment	46,110	0.96	23,692	0.95
Depreciation	179,183	3.73	31,027	1.25
Total operating expenses	1,458,128	30.35	670,030	27.00
Operating Income	987,696	20.56	372,407	15.01

Interest Expenses	215,195	4.48	39,728	1.60
Other Income	14,146	0.29	18,683	0.75
Income before income tax expense	786,647	16.37	351,362	14.16
	For the Six Month Period Ended December 31,
	2025		2024
	US$	% of total revenues	US$	% of total revenues
Revenues
Engineering Products and Services	642,610	22.34	987,614	40.21
Sales of SunScout Products	268,959	9.35	210,000	8.55
Solar Power Development Solutions	1,965,567	68.32	1,258,632	51.24
Total revenues	2,877,136	100.0	2,456,246	100.0

Cost of revenue	1,689,077	58.71	1,498,013	60.99

Gross profit	1,188,059	41.29	958,233	39.01
Operating expenses
Sales and marketing	8,762	0.30	34,278	1.40
General and administration	427,121	14.85	460,493	18.75
R&D	0	0	20,531	0.84
Professional Fees	22,706	0.79	8,801	0.36
Travel & Entertainment	13,535	0.47	26,424	1.08
Depreciation	100,540	3.49	93,050	3.79
Total operating expenses	572,665	19.90	643,557	26.20
Operating Income	615,394	21.39	314,677	12.81

Interest Expenses	0	0	0	0
Other Income	24,622	0.86	23,525	0.96
Income before income tax expense	640,016	22.24	338,202	13.77

Liquidity and Capital Resources

The following tables summarizes the key components of our cash flows for the years ended June 30, 2025 and 2024, and the six month period ended December 31, 2025 and 2024.

Movement in Cash for year ending June 30th, 2025 and 2024.

	2025	2024
Net cash provided (used in) operating activities	93,810	(19,876)
Net cash (used in) provided by investing activities	(109,821)	(1,725,032)
Net cash (used in) provided by financing activities	(47,312)	1,661,417
Effect of exchange rate change on cash and restricted cash	(21,767)	42,251
Net change in cash and restricted cash	(85,090)	(41,241)

Movement in Cash for six month period ending December 31st, 2025 and 2024.

	2025	2024
Net cash provided (used in) operating activities	720,916	(18,473)
Net cash (used in) provided by investing activities	(62,202)	(37,501)
Net cash (used in) provided by financing activities	(172,696)	(61,082)
Effect of exchange rate change on cash and restricted cash	74,074	5,467
Net change in cash and restricted cash	560,092	(111,590)

Operating Cash Flows

Net cash provided by operating activities was $93,810 for the fiscal year ended June 30, 2025, compared to net cash used in operating activities of $(19,876) for the fiscal year ended June 30, 2024. The change primarily reflects the timing of customer milestone payments, increased inventory purchases in anticipation of robotic mower production, upfront engineering and tooling expenditures, and the working capital requirements associated with EPC projects. Net cash provided by operating activities was $720,916 for the six month period ended December 31, 2025, compared to net cash used in operating activities of $(18,473) for the six month period ended December 31, 2024.

Investing Activities

Net cash used in investing activities was $(109,821) for the fiscal year ended June 30, 2025, compared to $(1,725,032) for the fiscal year ended June 30, 2024. These amounts primarily relate to purchases of machinery and manufacturing equipment, tooling for new product lines, investments in software development and testing equipment, and acquisition of intangible assets, including the customer list and trade name, as part of the Brunton Engineering asset purchase. Net cash used in investing activities was $(62,202) for the six month period ended December 31, 2025, compared to $(37,501) for the six month period ended December 31, 2024.

Financing Activities

Financing activities resulted in net cash provided of $(47,312) for the fiscal year ended June 30, 2025, compared to net cash used of $1,661,417 for the fiscal year ended June 30, 2024. The increase primarily reflects funding received from the New Zealand Government’s Regional Strategic Partnership Fund and a small bank loan used to support the acquisition of the assets of an existing local New Zealand engineering business that was integrated into SunScout New Zealand Limited, as well as the purchase of additional engineering-related equipment. Financing activities resulted in net cash provided of $(172,696) for the six month period ended December 31, 2025, compared to net cash used of $(61,082) for the six month period ended December 31, 2024.

Capital Resources

Management believes that existing cash, expected operating cash flows, available credit facilities, and anticipated proceeds from this offering will be sufficient to meet the Company’s operating, investing and financing requirements for at least the next twelve months.

In addition to the Regional Strategic Partnership Loan, our credit facilities consist of the following: (i) ASB Bank Term Loan 007, with an outstanding balance of approximately NZD 560,594 as of December 31, 2025, bearing interest at 7.69% per annum, with a 48-month maturity amortized through monthly payments, maturing on May 31, 2028; (ii) ASB Bank Term Loan 022, with an outstanding balance of approximately NZD 265,000 as of December 31, 2025, bearing interest at 4.50% per annum, with a 60-month maturity and monthly amortization, maturing on March 28, 2030; (iii) UDC Finance vehicle financing arrangements, with an outstanding balance of approximately NZD 58,500 as of December 31, 2025, bearing interest at 10.95% per annum, with a 48-month repayment term, maturing on December 21, 2028; and (iv) IRD Small Business Cashflow Loan, with an outstanding balance of approximately NZD 25,000 as of December 31, 2025, bearing interest at 3.00% per annum, with a 5-year maturity, maturing on August 20, 2027.

Contractual Obligations

The following table summarizes our contractual obligations as of June 30, 2025 and December 31, 2025:

	Payments due by period
	Total	< 1 year	1-3 years	3-5 years	> 5 years
Bank loans, current maturities	2,433,303	0	0	2,433,303	0
Amount due to related parties, current	0	0	0	0	0
Operating lease obligations	27,324	27,324	0	0	0
Financing lease obligations	0	0	0	0	0
	2,460,627	27,324	0	2,433,303	0
	Payments due by period
	Total	< 1 year	1-3 years	3-5 years	> 5 years
Bank loans, current maturities	2,431,369	0	0	2,431,369	0
Amount due to related parties, current	0	0	0	0	0
Operating lease obligations	31,934	31,934	0	0	0
Financing lease obligations	0	0	0	0	0
	2,463,303	31,934	0	2,431,369	0

Management believes the estimates and assumptions used are reasonable and based on historical experience and other relevant factors; however, actual results may differ from these estimates. Additional detail is provided in Note to the combined financial statements.

Recently Issued Accounting Standards

We do not expect recently issued accounting standards to have a material impact on our combined financial statements.

Outlook/Future Prospects

The Company anticipates continued growth across its Engineering Products and Services, Solar Power Development Solutions, and SunScout Product businesses as it advances key commercialization, manufacturing, and development initiatives. The integration of the New Zealand engineering business has strengthened the Company’s operational foundation, and the expanded fabrication capacity is expected to support a broader pipeline of engineering contracts and EPC projects. Management expects this segment to remain a stable contributor to revenue, with performance influenced by local demand, material availability, and project timing.

In the SunScout Product segment, the Company will focus on completing the commercialization of the SunScout Pro and SunScout ProMax platforms and scaling production capability for both domestic and international markets. These platforms represent significant long-term opportunities in residential, commercial, and large-area autonomous mowing applications. Initial commercial traction from early SunScout Product sales, contributions from joint-venture partners, and continued investment in software, navigation, and solar-charging technologies provide a foundation for future revenue expansion. The pace of growth in this segment will depend on manufacturing readiness, supply chain conditions, and market adoption rates.

The Company also plans to expand its presence in North America, where it intends to establish local manufacturing capabilities to support SunScout Pro and SunScout ProMax production. U.S.-based operations are expected to reduce logistics costs, shorten delivery times, and improve access to major markets for autonomous robotics and solar-enabled equipment. The facility may also manufacture selected seed2soil horticultural automation products for the U.S. market. The Company has completed preparatory work, including site selection, execution of a lease agreement, and engagement with local stakeholders in Austin, Texas, and expects to begin implementation following the capital raise associated with the IPO.

In the Solar Power Development Solutions segment, the Company expects continued demand from commercial and industrial customers in Asia Pacific and the United States. SunScout USA maintains an established presence in the northeastern United States and intends to expand its Solar Power Development Solutions operations to additional U.S. regions. Future geographic expansion targets also include the Caribbean, Puerto Rico, and parts of South America, where solar resources are strong and grid infrastructure remains limited, creating opportunities for both grid-connected and islanded solar-plus-storage systems.

SunScout Asia’s Solar Power Development Solutions division focuses on island and remote installations that require stand-alone solar generation and energy storage solutions. The division also has access to a pipeline of utility-scale solar farm opportunities for EPC execution and long-term operational support. Overall performance in the Solar Power Development Solutions segment will continue to depend on project award timing, permitting processes, component availability, and broader economic conditions affecting customer capital-investment decisions.

The Company will continue to invest in research and development to advance DSA systems and other vehicle-integrated solar technologies. These efforts are expected to support longer-term product diversification and expand the Company’s addressable markets beyond stationary robotics and Solar Power Development Solutions EPC installations.

As the Company expands operations across Southeast Asia, the United States, and Europe, management will continue to monitor supply chain dynamics, material pricing, regulatory environments, and geopolitical factors that could affect sourcing, production, and project execution. The Company may seek additional funding, financing arrangements, or strategic partnerships to support operational expansion, manufacturing scale-up, and product commercialization.

While the Company believes that its multi-segment business model, expanding product portfolio, and strengthening operational base provide a foundation for long-term growth, future results will depend on the successful execution of these initiatives under evolving market and economic conditions.

HISTORY AND CORPORATE STRUCTURE

As of the date of this prospectus, our Group is comprised of the Company and its subsidiaries, SunScout Limited and SunScout New Zealand Limited.

Corporate History

Our Company was incorporated in the Cayman Islands on August 18, 2025, under the Companies Act as an exempted company with limited liability.

On the date of the Company’s incorporation, one (1) ordinary share was issued to Harneys Fiduciary (Cayman) Limited. On the same day, Harneys Fiduciary (Cayman) Limited transferred one (1) ordinary share to Thomas Grant HARRIS for a consideration of US$0.0001, and 959,999 ordinary shares were issued to Thomas Grant HARRIS for a consideration of US$95.99.

On December 6, 2025, the Company’s shareholders approved to amend our authorized share capital from US$50,000 divided into 500,000,000 ordinary shares of par value of US$0.0001 each, to US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each, comprising (i) 450,000,000 Class A Ordinary Shares of a par value of US$0.0001 each and (ii) 50,000,000 Class B Ordinary Shares of a par value of US$0.0001 each.

Prior to the Reorganization described below, our business and operations were conducted through SunScout Limited, a company incorporated in New Zealand that served as the previous holding company of our operating entity, SunScout New Zealand, and Brightway Energy LLC, a Massachusetts-based company formed in Delaware, jointly owned by Mr. Marc Cywinski and Mr. Joshua Marotske, each holding a 50% shareholding.

The Reorganization

This prospectus refers to the “Reorganization,” which will be undertaken to consolidate the Group’s operating entities under SunScout Holding Limited, our Cayman Islands holding company, and to establish the capital structure for this offering. The Reorganization includes the consolidation of SunScout Limited into the Group and the conditional acquisition of Brightway Energy LLC.

Consolidation of SunScout Limited

Pursuant to the share transfer agreements dated November 14, 2025:

(i)     BKK Consultants Limited transferred its 6,250 ordinary shares in the capital of SunScout Limited to the Company in satisfaction of its obligations in the amount of USD103,896 owed to the Company in respect of the 1,040,000 ordinary shares in the Company held by BKK Consultants Limited;

(ii)    Mr. Friedrich Edwin Cywinski transferred 46,875 ordinary shares in the capital of SunScout Limited to the Company, in satisfaction of AE Equity Limited’s obligations in the amount of USD659,340 owed to the Company in respect of the 6,600,000 ordinary shares in the Company held by AE Equity Limited and for the issue of 7,500,000 Class B Ordinary Shares issued to AE Equity Limited;

(iii)   Mr. Marc Cywinski transferred 46,875 ordinary shares in the capital of SunScout Limited to the Company, in satisfaction of Solerin Equity Limited’s obligations in the amount of USD535,464 owed to the Company in respect of the 5,360,000 ordinary shares in the Company held by Solerin Equity Limited and for the issue of 7,500,000 Class B Ordinary Shares issued to Solerin Equity Limited;

Following completion of these transfers, the Company acquired 100% of the equity interest in SunScout Limited. Pursuant to a share transfer form dated November 18, 2025, on December 6, 2025, BKK Consultants Limited, a company incorporated in New Zealand and wholly owned by Mr. Jacob Pretorius and his wife, Karen Wilcox (each holding 50% shareholding) with Mr. Jacob Pretorius as the sole director of the company, transferred its 1,040,000 ordinary shares in the Company to Mr. Jacob Pretorius.

Acquisition of Brightway Energy LLC

On January 9, 2026, the Company entered into the Brightway MPA with its founders, Mr. Marc Cywinski and Mr. Joshua Marotske, pursuant to which the Company acquired 100% of the membership interests in Brightway Energy LLC for an aggregate consideration of US$5.0 million, consisting of US$2.0 million in cash payable within one (1) week following the receipt by the Company of the proceeds from this offering, and US$3.0 million in Class A ordinary shares of the Company, with the number of shares to be issued calculated based on the initial public offering price of the Class A ordinary shares in this offering and issuable six (6) months after the date of the Company’s listing on Nasdaq or the NYSE American. The transfer of the membership interests was completed on the date of the Brightway MPA, and Brightway Energy LLC became a wholly owned subsidiary of the Company as of such date. Payment of the purchase consideration is deferred and contingent upon the completion of the Company’s initial public offering, subject to alternative settlement arrangements to be agreed by the parties if the offering is not completed by the Long-Stop Date.

Brightway Energy LLC had been under common control with the Company and combined into the Company’s financial statements prior to the execution of the Brightway MPA. Accordingly, the transaction represented a legal ownership reorganization among entities under common control.

Deed of Conditional Assignment

On January 9, 2026, Mr. Marc Cywinski and Mr. Joshua Marotske entered into a deed of conditional assignment, pursuant to which Mr. Marc Cywinski conditionally assigned, subject to the completion of this offering, to Mr. Joshua Marotske his entitlements under the Brightway MPA to receive US$1,000,000 in cash and US$1,500,000 in Class A Ordinary Shares (with the number of shares to be issued calculated based on the initial public offering price of the Class A Ordinary Shares in this offering).

As part of the Reorganization undertaken, SunScout Limited became a wholly owned subsidiary of our Company on November 14, 2025. Brightway Energy LLC became a wholly owned subsidiary of our Company on January 9, 2026 upon completion of the Brightway MPA. Post-Reorganization, the Company will become the holding company of the Group.

Corporate Structure

This chart below represents our corporate structure post-Reorganization, which was completed on January 9, 2026.

____________

(1)      AE Equity Limited is a company incorporated in the British Virgin Islands and wholly owned by Mr. Edwin Cywinski

(2)      Solerin Equity Limited is a company incorporated in the British Virgin Islands and wholly owned by Mr. Marc Cywinski.

(3)      JKM Equity Limited is a company incorporated in the British Virgin Islands and wholly owned by Mr. Joshua Marotske.

SunScout Asia operates as the Group’s primary manufacturing and assembly platform for the SunScout Eco robotic lawn mower. SunScout Asia’s manufacturing activities are conducted pursuant to the License Manufacturing Agreement between SunScout Limited, as principal, and a Thailand-based operating manufacturing entity that was contemplated at the time the agreement was executed. At the time the License Manufacturing Agreement was entered into, the Group had not yet incorporated its Thailand manufacturing entity. Following the subsequent incorporation of SunScout Asia Company Limited in Thailand, the manufacturing, assembly, component sourcing and final quality inspection functions contemplated under the License Manufacturing Agreement have been carried out through SunScout Asia as the Group’s joint-venture manufacturing platform. In connection with the establishment of SunScout Asia as the Group’s Thailand operating entity, the parties entered into a written confirmation on February 19, 2025, pursuant to which the parties agreed and confirmed that SunScout Asia Company Limited is the manufacturer for the purposes of the License Manufacturing Agreement.

Under the License Manufacturing Agreement, the manufacturer is appointed as the exclusive manufacturer of the licensed products within the agreed territory and is responsible for manufacturing activities in accordance with specifications, quality standards and compliance requirements prescribed by SunScout Limited. The agreement grants a limited license to use specified intellectual property solely for manufacturing purposes, with all underlying intellectual property rights and any improvements retained by SunScout Limited. The agreement also contains customary provisions relating to quality control, confidentiality, reporting obligations, non-competition, pricing and payment mechanics, and termination upon customary events, including material breach or insolvency.

The commercial framework for establishing the Group’s Thailand manufacturing platform was initially outlined in non-binding investment agreements entered into in January 2024 with Hoffen Asia Co., Ltd. (“Hoffen Asia”) and subsequently in March 2024 with related Thai individual investors. Hoffen Asia was the corporate vehicle initially used by the relevant Thai investors in connection with the proposed transaction, and the subsequent March 2024 agreement reflected those investors participating directly in their individual capacities instead. These agreements contemplated alternative ownership structures for the proposed Thailand entity but were expressly non-binding and were not implemented in their original form. SunScout Asia was ultimately incorporated reflecting the parties’ revised commercial understanding, with the current ownership structure consisting of 43% SunScout Limited and 57% other Thai investors. No binding subscription or shareholders’ agreement was executed pursuant to the earlier non-binding investment agreements.

INDUSTRY OVERVIEW

All the information and data presented in the sections and subsections entitled “Robotic Lawn Mowers”, “Solar Power Systems for RV”, “Lawn Mower Blade market” and “On-Board Charger Market” have been derived from EverEdge Global (“EverEdge”)’s valuation report commissioned by us unless otherwise noted. EverEdge has advised us that the statistical and graphical information contained therein are drawn from its database and other sources. All the information and data presented in the sections and subsections entitled “Solar Power EPC and Project Development” and “New Zealand Engineering Sector” are derived from the Company’s in-house research and analysis and all statistical and graphical information contained therein are drawn from its database and other sources. The following discussion contains projections for future growth, which may not occur at the rates that are projected or at all.

Robotic Lawn Mowers

Market Size and Key Markets

The global market for robotic lawn mowers (autonomous grass-cutting machines for residential and commercial use) has been growing steadily and is poised for significant expansion through the forecast period. According to Mordor Intelligence, the market was estimated at USD 2.4b in 2025, and is projected to reach USD 4.7b by 2030, implying a CAGR of 14.4%1. Robotic mowers currently make up a small portion of the total lawn mower market, which is estimated at USD 33.7b in 2024 (including manual and ride-on mowers)2.

According to Mordor Intelligence, Europe is currently the largest market for robotic mowers, accounting for 45% of the global market3. Early adoption in countries like Germany, Sweden, and the Netherlands (where small lawns and high labor costs make robots appealing) has given Europe a lead4. North America (U.S. and Canada) is the second-largest market but has been catching up as awareness grows5. Rising labor costs in the U.S. landscaping industry and greater acceptance of automation are also boosting adoption in this region6. On the other hand, the Asia Pacific region is expected to register the fastest growth over the forecast period, driven by the rising interest in automated home appliances and as more households have lawns or gardens in need of maintenance7.

____________

1        https://www.mordorintelligence.com/industry-reports/robotic-lawn-mower-market

2        https://www.grandviewresearch.com/horizon/outlook/lawn-mowers-market-size

3        See note 1.

4        See note 1.

5        https://www.globenewswire.com/news-release/2024/11/20/2984173/28124/en/Global-Robotic-Lawn-Mower-Market-Research-2024-2029-with-Honda-Husqvarna-and-STIGA-Running-Rings-Around-the-Competitio.html

6        See note 5.

7        See note 5.

Key Market Drivers and Trends

Labor shortages and rising costs in lawn care: A primary driver for the purchase of robotic lawn mowers is the ongoing labor shortage in the landscaping and lawn maintenance industry and the high cost of manual lawn care. In many countries, it has become harder to find and afford labor for routine mowing. This was exacerbated by the COVID-19 pandemic, which spotlighted labor gaps in the “green industry” and increased interest in automation8.

Rising residential lawn-care outsourcing: In the residential lawn care segment, there is a rising preference for adoption professional services over self maintenance9. This trend is driven by the ageing population, and the rising number of dual-income households who increasingly prioritize their leisure time10.

Shift toward battery-electric outdoor equipment: For example, the German company Andreas Stihl AG & Co. reported that its battery-powered units comprised 24% of its sales in 2023, and is expected to reach 35% by 202711. This shift towards electrification is also driven by the reduced noise and vibration of robotic units, which enables overnight operation, maximizing daily mowing cycles without disrupting residents12.

Changing consumer lifestyle (convenience and smart home integration): robotic lawn mowers are increasingly integrated into the broader smart home and “internet-of-things” sector. Practically almost every new model comes with a smartphone app for control and monitoring.

Technological maturity & proven performance: Today’s models have seen advances in sensors, navigation, and power management that make them far more efficient and user-friendly13. For example, many have sophisticated obstacle detection (using ultrasonic sensors or cameras)14. Some high-end models use GPS-assisted navigation or RTK technology for precise mowing patterns without boundary wires15. Battery improvements allow longer runtimes and faster charging, and mid-range robots can now mow 150+ minutes per charge and recharge quickly, covering a sizable lawn in a few hours16.

Fleet management software and “mowing-as-a-service”: As robotic mowers enter commercial use and multi-unit residential use, the need for fleet management and SaaS platforms has emerged17. Companies are rolling out software solutions to monitor and control fleets of robotic mowers across different sites18. For example, Robin Autopilot (a pioneer in robot-mowing services) launched a “fleet console platform” that lets landscaping operators see the status of all their mowers, send commands, track maintenance, and integrate with scheduling software19. Similarly, The Husqvarna Group, a Swedish manufacturer (“Husqvarna”) offers a cloud-based “fleet services system” for professional users to manage dozens of auto mowers, with dashboards and remote control features20. The trend is effectively “Robotics-as-a-Service” or “RaaS” in lawn care — instead of selling just a unit, companies can lease robots or manage them for clients, charging a monthly fee.

Emergence of solar and hybrid power: We observe that a niche but interesting trend is the integration of solar panels on robotic mowers to extend their running time using sunlight. A few consumer models have small built-in solar panels (for instance, Husqvarna had a solar hybrid auto mower in the past) — the idea is that while the mower is working (or docked in the yard), it can trickle-charge from the sun, reducing how often it needs to return to its charging station. We believe that as solar panel efficiency increases and costs drop, we may see more solar-assisted robotic mowers especially in sunny regions, which could make them even more self-sufficient.

____________

8        https://www.greenindustrypros.com/mowing-maintenance/robotics/article/22941804/siteone-landscape-supply-
robotic-mower-trends-and-insights

9        https://www.mordorintelligence.com/industry-reports/robotic-lawn-mower-market

10      See note 9.

11      See note 9.

12      See note 9.

13      See note 8.

14      See note 8.

15      See note 8.

16      See note 9.

17      https://www.lawnandlandscape.com/news/robin-autopilot-launches-fleet-console/

18      See note 17.

19      See note 17.

20      https://www.husqvarna.com/us/services/fleet-services/

Key Market Challenges

High upfront cost and return on investment skepticism:

Robotic mowers still cost meaningfully more than manual mowers, which slows their adoption despite their benefits in terms of long-term savings21. A high-end model can cost in a range from USD$1,000 to USD$5,000, depending on the brand and features22. Moreover, some models require extra accessories, such as boundary wires, GPS modules, and docking stations, further increasing the cost23. Many analysts list price as a primary barrier to entry for households24.

Safety/regulatory compliance requirements:

Products must meet the American National Standards Institute/Outdoor Power Equipment Institute robotic mower safety standard (national adoption of International Electrotechnical Commission 60335-2-107), adding design/verification overhead25. Compliance has improved trust but remains a critical go-to-market gate26.

Battery life & replacement over time:

Lithium packs gradually lose capacity, shortening runtime and adding future replacement cost27. This lifecycle expense can surprise first-time buyers28.

Theft and security concerns: Robotic mowers are valuable, visible devices, so anti-theft features (PIN/GPS/alarms) are important and commonly requested29. Industry and vendor guidance stresses theft-mitigation steps despite protections30.

Solar Power Systems for RV

Market Size and Key Markets

According to the data by Verified Market Reports (May 2025), the market revenue for solar power systems for Recreational Vehicles (“RV”) is projected to increase from USD 1.2b in 2024 to USD 3.5b by 2033, implying a CAGR of 12.5% over the forecast period31.

By regions, North America is the largest market for RV off-grid solar32. The United States in particular leads due to its huge RV owner population (over 11 million U.S. households own an RV) and the culture of dispersed camping (“boondocking”) on public lands. The market in the US is driven by both retirees embracing the RV lifestyle and younger remote workers (“digital nomads”) outfitting campervans. Tax credits are also boosting the demand, as consumers can apply 30% tax credit for some solar installations33.

____________

21      https://www.marketsandmarkets.com/Market-Reports/robotic-lawn-mowers-market-88178569.html?

22      https://www.yarbo.com/blog/the-disadvantages-of-robotic-lawn-mowers?srsltid=AfmBOoqk_4nBajNnyAsTFOsAgVHbmDkaTz6MOWGjT2tf4FF1NXGYQWvO&

23      See note 22.

24      https://www.marketsandmarkets.com/Market-Reports/robotic-lawn-mowers-market-88178569.html?

25      https://www.landscapemanagement.net/ansi-opei-standards-for-robotic-mowers-published/

26      See note 25.

27      See note 22.

28      See note 22.

29      https://www.husqvarna.com/ie/support/husqvarna-self-service/how-does-the-automower-theft-protection-system-
work-ka-01567/

30      See note 29.

31      https://www.verifiedmarketreports.com/product/solar-power-system-for-rv-market

32      See note 31.

33      https://pmarketresearch.com/chemi/rv-off-grid-solar-systems-market/

Europe is also a significant mature market for RV solar systems, and some of the main countries include Germany, the UK and the Scandinavian countries34. Europe is projected to represent 26.4% of the global RV solar market by revenue in 202635. According to one source, about 40% of new RV owners in Germany install solar panels on their rigs36.

Governments in Europe are offering incentives for renewables. For example, Germany eliminated value added tax (“VAT”) on off-grid solar equipment in 2023, instantly cutting consumer costs by ~20%. Similarly, countries like Norway have zero-VAT and other incentives on renewable gear, making solar more affordable for RV users37.

Key Market Drivers

Australia and New Zealand, while smaller in absolute market size, have very high per-capita usage of off-grid solar in the RV/caravan context. For example, the data suggest that Australia witnessed an annual growth rate of 18%, driven by the appeal of exploring remote outback regions. The Australian government has also supported this trend: grants like the New Energy Vehicle program subsidize adding solar and batteries to recreational vehicles. New Zealand also sees increasing use of RV solar, especially among the many campervan tourists and locals who explore its national parks38.

Some of the main industry participants on the global market include Renogy, Victron Energy, Jackery, Enerdrive, Go Power!, Zamp Solar, Bainbridge Manufacturing, Dometic Group, Solar Energy International, Sierra Solar, Battle Born Batteries, Fronius International, Lippert Components, PlanetSolar, Samlex America, Crown Battery, and Outback Power39.

Main Drivers

Increased leisure spending:

We observe that consumers are allocating more time and resources to leisure and outdoor activities, driven by rising urbanization, rising disposable incomes, and changing demographics. This has increased the addressable market for products that enhance mobility, comfort, and outdoor experiences40.

Outdoor recreation & “vanlife” boom:

We believe that the rising popularity of RVing, vanlife, and off-grid camping is a major market driver and more people are traveling and living in RVs for extended periods, creating demand for reliable off-grid power. The U.S. Industry Association reported a 38% increase in the shipments of RV from 2020 to 2022, which was driving the demand for off-grid power systems. Notably, 45% of new RV buyers are retirees or remote workers, indicating a shift toward users who need long-term power for work and living off-grid. Tax credits are also boosting the demand, as consumers can apply 30% tax credit for some of their solar installations41.

Regulatory policies favoring renewable energy adoption:

Many governments across Europe and North America offer tax rebates and subsidies for solar installations. In addition, stricter regulations for emissions in national parks force EV owners to transition to solar alternatives42.

Key Market Trends

Technological advancements:

Improvements in solar and battery technology are making RV solar more attractive. For example, modern lithium iron phosphate (LiFePO₄) batteries offer 80 – 90% round-trip efficiency and 10+ year lifespans, far outperforming traditional lead-acid batteries. High-efficiency monocrystalline solar panels (often 20 – 23% efficient) can generate

____________

34      See note 33.

35      See note 31.

36      See note 33.

37      See note 33.

38      See note 33.

39      https://www.wiseguyreports.com/reports/rv-off-grid-solar-systems-market

40      See note 3.

41      See note 33.

42      See note 33.

ample power even on RV roof space, with compact setups now able to produce 400 – 600W per hour, which is enough to run appliances like fridges or even an A/C for short periods. At the same time, hardware costs have decreased significantly: solar panel prices have fallen about 70% since 2010, and manufacturers have introduced standardized mounting kits that cut installation labor costs by ~25%43.

Energy independence and electrification:

A broader push toward electrification in the RV industry is also driving higher solar adoption. As more RVs switch from propane to electric appliances and even all-electric drivetrains, power demand rises. Integrated solar and batteries give travelers the freedom to camp anywhere quietly and sustainably, without relying on propane or generators. This trend toward all-electric, sustainable RVing makes off-grid solar systems almost a necessity for extended trips44.

Direct-to-consumer (D2C) market growth:

The rise of seamless B2B and B2C e-commerce channels is transforming how products are marketed and distributed. Strong digital platforms, social engagement, and direct-to-consumer business models are emerging as key competitive advantages45. We believe that the market has also benefited from the rise of direct to consumer sales and online communities. Specialized solar kit companies (e.g. Renogy, Jackery, etc.) market directly to RV and van enthusiasts via e-commerce, YouTube, and social media. This has made it easier for consumers to learn about and purchase “plug-and-play” solar kits, bypassing traditional RV dealers. The result is greater awareness and adoption, especially among younger, tech-savvy RVers who are comfortable installing upgrades themselves.

Integrated “solar power kits” and plug-and-play systems:

There is a trend toward bundled RV solar power kits that include panels, controllers, inverters, and batteries as an integrated solution. Consumers increasingly favor turnkey kits that are easy to install and require minimal technical expertise46. Additionally, AI-powered energy management is emerging in high-end systems: smart charge controllers and battery monitors that automatically optimize power usage and charging47.

Key Market Challenges

Market consolidation:

We believe that the industry remains fragmented, but larger players with strong brands are gaining market share through acquisitions and integration. Consolidation is driving efficiencies of scale, broader geographic reach, and improved customer loyalty, while also creating competitive barriers for smaller entrants48.

Sustainability as a core requirement:

Regulatory frameworks, customer awareness, and electrification trends have made sustainability a central driver of both product design and corporate strategy. Durable, low-carbon, and energy-efficient solutions are increasingly considered baseline requirements rather than differentiators49.

Seasonality of solar generation:

This seasonality can limit year-round adoption in cold climates or require very large solar arrays and battery banks to compensate. Many RV travelers mitigate this by seasonal migration (following the sun) or by using modular systems — e.g. adding extra portable panels in winter or when parked for long periods50.

____________

43      See note 33.

44      See note 33.

45      https://www.dometicgroup.com/globalassets/4-dometicgroup/investors/annual-report/2024/dometic_asr_2024_eng.pdf?ref=8208EFF2AF

46      See note 31.

47      See note 39.

48      See note 45.

49      See note 45.

50      See note 33.

Supply chain and component availability:

For example, critical components such as lithium batteries and microchips for controllers saw supply shortages in recent years due to global demand (e.g. EV battery demand driving up lithium prices). Tariffs and trade policies also play a role — for instance, high import duties on Chinese solar panels in some countries can raise costs locally51.

Lawn Mower Blade market

The global lawn mower blade market was estimated at USD 1.2B in 2024, and is expected to reach USD 1.8B by 2033, growing at a CAGR of 5.0% over the forecast period52.

We believe that the main driver is the rising demand for efficient, durable, and high-performance lawn care equipment. This trend is supported by the rise of do-it-yourself lawn care among homeowners, which has become a significant factor driving market growth. According to the U.S. Department of Agriculture, approximately 80% of American households engage in some form of lawn care, either residential or recreational, creating a broad and stable base of demand for lawn mowers and associated replacement parts such as blades53.

The market is characterized by the presence of established industry participants, including MaxPower, Greenworks, Oregon Products, 8TEN Parts, Toro, MTD, HondaLawnParts, USA Mower Blades, Troy-Bilt, CRAFTSMAN, Cub Cadet, Spartan Mower, MEG-MO, and EGO Power54.

On-Board Charger Market

The global on-board charger market was valued at USD 4.2 billion in 2023 and is projected to reach USD 12.4 billion by 2030, expanding at a CAGR of 16.8% over the forecast period55.

Global On-Board Charger market (in USD billions)

12.4
CAGR + 16.8%
4.2
2023
2030

____________

51      See note 33.

52      https://www.verifiedmarketreports.com/product/lawn-mower-blade-market/

53      See note 52.

54      See note 52.

55      The Business Research Company, “On Board Charger Market Size, Competitors & Forecast to 2030”

We believe that growth is driven by the rising adoption of electric vehicles (“EVs”) worldwide, supported by government incentives, stricter emission regulations, and increasing consumer preference for sustainable mobility solutions. Advances in fast-charging infrastructure and the shift toward higher-capacity batteries are also contributing to demand. The market is characterized by the presence of leading manufacturers such as Delta Electronics, LG Innotek, BYD, Eaton, Brusa Elektronik, Ficosa, Innolectric, Bel Fuse, STMicroelectronics, and Toyota Industries56.

Solar Power EPC and Project Development

The global solar EPC (engineering, procurement, and construction) market has expanded rapidly over the past decade as solar PV has become one of the lowest-cost forms of new electricity generation. Recent industry research estimates the solar EPC market at roughly USD 250 – 335 billion in 202557, with expectations that it could more than double by 2034 – 203558, implying a mid- to high-single-digit or low-double-digit compound annual growth rate over the next decade. Growth is driven by declining module and balance-of-system costs59, supportive policy frameworks, corporate decarbonization targets60, and the increasing competitiveness of solar versus fossil-fuel generation61. The market is highly fragmented and regionally driven: even the 30 largest EPC providers together account for only about one-fifth of global non-residential PV installations62.

United States

The United States is one of the largest and fastest-growing solar markets. The country added around 40 – 50 GW of new solar capacity in 2024 alone63, and solar accounted for roughly 60 – 80% of all new electricity-generation capacity added that year64. Utility-scale projects remain the biggest segment, but commercial and community-solar deployments are also significant65. EPC and project-development work is carried out by a mix of national players and regional contractors that design, engineer, and build systems under long-term power purchase agreements (“PPAs”) or behind-the-meter structures. The Inflation Reduction Act previously provided strong tax-credit support for solar and storage66, and although recent policy changes have introduced uncertainty and slowed growth projections67, medium-term forecasts still anticipate continued expansion, with total U.S. solar capacity expected to keep rising through 203568. In this environment, competitive differentiation for EPC firms typically centers on their ability to secure grid interconnections, manage permitting, control project costs, and structure bankable PPAs69.

Caribbean, Central and South America

Latin America and the Caribbean are emerging as major growth regions for solar EPC, underpinned by excellent solar resources, relatively high electricity prices in many markets, and strong government decarbonization targets70. The region is forecast to add well over 150 GW of new renewable capacity between 2023 and 202871, with a large share from solar PV. Countries such as Brazil, Chile, Mexico, and Peru are leading with utility-scale solar farms and hybrid solar-plus-storage projects72, while smaller markets are opening up for commercial and industrial PPAs73.

____________

56      See note 55.

57      Research Nester, Solar EPC Market Size, Share, Trends & Growth Report 2035, https://www.researchnester.com/reports/solar-epc-market/5177

58      Transparency Market Research, Solar EPC Market – Global Industry Analysis, Size, Share, Growth, Trends, and Forecast 2035, https://www.transparencymarketresearch.com/solar-epc-market.html.

59      See note 58.

60      International Energy Agency (IEA), World Energy Outlook, https://www.iea.org.

61      BloombergNEF (BNEF), Solar PV Market Outlook and Global Deployment Forecasts, https://about.bnef.com

62      See note 57.

63      U.S. Energy Information Administration (EIA), Electricity Data – Solar Capacity Additions, https://www.eia.gov/electricity/.

64      SEIA and Wood Mackenzie, U.S. Solar Market Insight Reports, https://www.seia.org/us-solar-market-insight.

65     See note 64.

66      See note 64.

67      Solar Power World, U.S. Solar Installation Trends and Market Forecasts.

68      See note 61.

69      See note 67.

70      IRENA, Renewable Energy Market Analysis: Latin America, https://www.irena.org.

71      See note 70.

72      IRENA, Renewables in Latin America and the Caribbean: Status and Prospects.

73      See note 72.

In the Caribbean, electricity prices are among the highest in the world because most islands rely on imported diesel or heavy fuel oil for power generation74. Solar PV combined with battery storage is increasingly adopted to displace diesel generation in hotels, resorts, public facilities, and island grids75. Policy studies show that during 2014 – 2018, Caribbean small-island states installed around 300 MW of new solar capacity76, with continued growth expected as countries pursue net-zero targets and look to reduce fuel-import costs77. For EPC and project developers, this region offers opportunities in grid-connected utility projects, commercial rooftops, resort and tourism applications, and remote microgrids78, but projects must navigate small-market scale, grid constraints, and hurricane-resilience requirements79.

New Zealand and Oceania

In New Zealand, solar currently contributes only a small share of total electricity generation, but capacity is growing from a low base. Estimates suggest installed solar PV capacity of several hundred megawatts in 2024 – 202580, with pipelines that could more than double capacity by 203081, driven by commercial and industrial rooftops and emerging utility-scale projects. New Zealand already has a very high share of renewables in its power mix82, so solar is typically deployed where it can provide on-site consumption benefits, diversify generation, or supply new industrial loads83.

Across the wider Oceania region, Australia has become one of the world’s leading solar markets84, with strong growth in both rooftop and utility-scale systems85. Pacific island nations increasingly use solar PV and storage to reduce diesel dependence86, supported by multilateral financing and technical-assistance initiatives87. For EPC firms, this region favors developers able to manage distributed portfolios, design resilient systems, and integrate storage for grid stability88.

Thailand

Thailand is one of Southeast Asia’s more advanced solar markets and has explicit long-term targets for expanding solar capacity as part of its power-development plans89. Utility-scale plants, agricultural projects, and commercial rooftops have contributed to installed solar capacity of several gigawatts, and policy roadmaps envision total solar capacity increasing steadily toward 203790.

The country’s high solar irradiance, evolving feed-in and PPA frameworks91, and growing industrial base92 make it an attractive market for EPC developers, particularly in commercial-industrial rooftop systems and hybrid solar-plus-storage projects. Key challenges include regulatory complexity, tariff changes, and grid-connection constraints93.

____________

74      World Bank / CARICOM, Caribbean Energy Statistics and Solar Integration Reports.

75      See note 74.

76      See note 74.

77      See note 74.

78      International Energy Agency (IEA), Renewable Energy in Latin America: Market Outlook.

79      See note 74.

80      New Zealand MBIE, Energy in New Zealand (annual report), https://www.mbie.govt.nz.

81      Transpower New Zealand, Te Mauri Hiko and Renewable Integration Studies, https://www.transpower.co.nz.

82      New Zealand MBIE, Energy in New Zealand (annual report), https://www.mbie.govt.nz.

83      Transpower New Zealand, Te Mauri Hiko and Renewable Integration Studies, https://www.transpower.co.nz.

84      Australian Energy Market Operator (AEMO), Integrated System Plan / Solar Growth Reports, https://www.aemo.com.au.

85      See note 84.

86      IRENA, Pacific Islands Renewable Energy Statistics and Country Profiles.

87      See note 86.

88      See note 86.

89      Thailand Ministry of Energy, Thailand Power Development Plan (various editions).

90      See note 89.

91      See note 89.

92      Asia Pacific Energy Research Centre (APERC), Thailand Energy Overview.

93      See note 92.

Overall Global Trends

Across all these regions, the solar EPC industry is shaped by falling technology costs94, increasing demand for long-term fixed-price power95, greater integration of battery storage96, and a shift toward integrated EPC-development-operations models97. Firms able to manage regulatory complexity, deliver bankable projects, and operate efficiently across multiple regions are positioned to benefit from this multi-market growth98.

New Zealand Engineering Sector99

The engineering sector in New Zealand operates as a core component of the broader manufacturing ecosystem, which contributes 12% of national GDP and employs more than 240,000 people. The sector is characterized by a large number of small and mid-sized firms providing mechanical engineering, fabrication, precision machining, component production, and contract manufacturing services across a range of industries including agriculture, construction, food processing, transport, and emerging clean-technology fields.

Sector Structure and Scale

New Zealand’s engineering and fabrication services industry sits largely within the machinery and equipment, metals, and other manufacturing subsectors identified in the national manufacturing framework. These subsectors comprise many of the country’s most technically intensive firms — including producers of industrial machinery, scientific equipment, transportation components, fabricated metal products, and customized engineered solutions. Together these industries account for a significant share of manufacturing employment and export activity.

The sector consists primarily of small and medium enterprises (SMEs), with most engineering workshops employing fewer than 50 people. Only a limited number of firms exceed 100 employees across the entire manufacturing sector — reflecting the small domestic market and the tendency toward specialized, short-run, or bespoke manufacturing.

Capabilities and Industry Characteristics

New Zealand engineering firms are known for flexibility, problem-solving capability, and the ability to produce high-quality, customized solutions. This reflects both necessity and competitive positioning: New Zealand’s geographic isolation and small domestic market mean that competing on scale or price is difficult, while competing on quality, innovation, and niche specialization is essential. As the report notes, local manufacturers “avoid ‘me-too’ products and focus on global niches, short runs, and bespoke manufacturing” due to market structure and distance from large-scale industrial hubs.

Engineering firms support nearly every major sector of the economy. Examples include:

•        Agritech — machinery, milking systems, handling systems, environmental systems.

•        Food processing — stainless-steel fabrication, conveyor systems, packaging solutions.

•        Construction and infrastructure — structural steel, precast systems, mechanical components.

•        Transport and marine — components, specialist vehicles, trailers, assemblies.

•        Clean-tech and energy — solar structures, robotics, EV platforms, control systems.

This cross-industry embeddedness makes engineering one of the country’s most important enablers of industrial activity.

____________

94      See note 61.

95      International Energy Agency (IEA), World Energy Outlook, https://www.iea.org.

96      See note 70.

97      See note 58.

98      See note 61.

99      New Zealand Ministry of Business, Innovation & Development, New Zealand Sector Report Series, “Beyond commodities: Manufacturing into the future”.

Innovation and R&D Orientation

Engineering and machinery firms are among the most R&D-intensive manufacturing subsectors in New Zealand. Manufacturing accounts for 42% of total business R&D expenditure, with the “machinery and equipment” subsector standing out for high innovation activity and rapid investment growth. R&D spending in manufacturing grew at 5.4% per year from 2008 to 2016, driven largely by engineering-focused subsectors.

Innovation often occurs in:

•        product development and prototyping

•        process optimization

•        materials engineering

•        automation and Industry 4.0 technologies

•        embedded electronics and mechatronics

These capabilities position the engineering sector to support high-value product development — such as autonomous robotics, EV components, and advanced solar systems.

Workforce and Skills

The engineering sector has one of the country’s highest concentrations of skilled tradespeople. Manufacturing employs 33% more trades workers than the national average, and demand for engineers, fabricators, toolmakers, welders, and technicians consistently outstrips supply. Sector participants frequently cite skills shortages as a constraint on growth.

This includes shortages in, mechanical engineering, CNC machining, welding and fabrication, industrial design, mechatronics and controls. Migration flows reflect this pressure: work visas for manufacturing-related technical occupations more than doubled between 2011 and 2016.

Market Dynamics and Competitive Environment

The engineering sector is mature and relationship-driven. Competitive advantage is determined by quality, reliability, delivery lead times, and the ability to adapt solutions for customers rather than through cost competition alone. Like the broader manufacturing sector, engineering firms rarely benefit from economies of scale and instead succeed through: niche specialization, high-mix, low-volume production, custom engineering services, rapid prototyping and iteration, strong customer relationships and after-sales support. Manufacturers repeatedly emphasize that success requires flexibility, ingenuity, and continual innovation in processes and product design.

Outlook

New Zealand’s engineering sector is increasingly shaped by global trends, particularly automation, digitization, clean-tech, and sustainable manufacturing. Industry 4.0 adoption is rising, and firms are investing in robotics, advanced materials, and integrated software — hardware systems. Growing export opportunities in agritech, specialized machinery, clean-energy systems, and niche equipment manufacturing provide further expansion potential.

Engineering remains a foundational and strategically important part of New Zealand’s industrial landscape, supporting a diverse range of downstream industries and contributing to national innovation and export growth.

BUSINESS

Overview

We are a clean-technology company engaged in the design, development, manufacturing, and commercialization of autonomous, solar-powered robotic mowers and related solar energy solutions. Our products are designed to address the environmental, regulatory, and cost limitations of existing petrol-powered and grid-dependent electric lawn mowing equipment. We believe petrol-powered mowers represent a significant source of emissions while electric robotic mowers are designed to reduce direct emissions, they remain dependent on grid electricity and fixed charging stations. These products are limited in their physical range of operations in relation to their docking stations and appear to contribute indirectly to carbon emissions in markets where grid electricity relies on fossil fuels.

We believe our proprietary DSA is poised to become a disruptive technology designed to enable our SunScout Products to operate independently of the electrical grid, delivering true range autonomy and zero-emission lawnmowing. Our integrated DSA solar panels automatically deploy in our SunScout Products’ “stationary mode” to recharge the onboard batteries on our SunScout Products and retract during operation to maintain maneuverability. We believe this technology eliminates the need for fixed charging stations, reduces operating costs by avoiding rising electricity costs, and enables deployment of our SunScout Products in markets with limited or unreliable grid infrastructure.

Deployable Solar Array: designed to triple the surface area for maximized solar energy yield

Our mission is to eliminate reliance on fossil fuels in outdoor maintenance and mobile machinery, beginning with lawn care and expanding into adjacent applications. Our technology platform is designed to be adaptable and platform-agnostic, with potential applications beyond robotic lawnmowing, including in agriculture, robotics, and electric vehicles such as onboard solar charging systems for electric vehicles, autonomous patrol robots, and other mobile equipment.

Our business currently comprises three lines of products and solutions:

•        SunScout Products.    This line of products represents our principal growth driver as of the date of this prospectus and consists of our solar-powered robotic mowers (“SunScout Eco”, “SunScout Pro”, and “SunScout ProMax”) which are market-ready (the “Autonomous Mowing Solutions” or “Autonomous Mowing Products”). Our complementary products and prototype systems, include the (i) SunScout Solar Shelter, (ii) “Excel Mulcher Blade” and (iii) the SunScout Go-Easy Campervan and Go-Easy EV Utility Van, which remain in the development or proof of concept phase as of the date of this prospectus (the “Complementary Products”, together with the Autonomous Mowing Solutions are our “SunScout Products”). We expect to commercialize our SunScout Products on a global scale through our direct to consumer e-commerce channels and distribution agreements with partners in what we believe to be key markets. As of the date of this prospectus, we believe progress remains strong, with our first commercial arrangements in place including with WWS (one of Europe’s leading online retailers for robotic lawnmowers) in the European Union pursuant to which the parties have agreed to enter into a formal distribution agreement reflecting the terms and conditions of such cooperation agreement, MowBot, (New Zealand’s leading online retailer of robotic lawnmowers), in Australia and New Zealand. Simultaneously with our distribution channels, we follow a digital-sales strategy which prioritizes a direct connection with customers through our direct e-commerce channels. Our website generates direct to consumer sales online for our Autonomous Mowing Solutions and is expected to be supplemented by relationships with select third-party e-commerce marketplaces. We are also in discussions, supported by a third-party consultant, with Walmart Inc. regarding potential distribution in the United States; and with Motorland in Europe through WWS. In addition, we have engaged 2B Connected, a specialist sales agency, to conduct outbound sales lead generation for SunScout ProMax in New Zealand. However, as of the date of this prospectus, the campaign is paused pending delivery of demonstration units, after which we intend to further develop our sales activities in New Zealand and expand efforts to Australia. As of the date of this prospectus, we believe our global positioning is further supported by our assembly operations through SunScout Asia in Thailand, alongside plans for a new assembly operations plant for our Pro and ProMax products in Texas to serve the U.S. market.

•        Solar Power Development Solutions.    This line of services represents our solar energy business segment that develops and installs solar power systems for commercial, industrial, and institutional customers, and provides engineering, procurement, and construction (“EPC”) services. We believe this business supports our overall strategy of promoting clean, decentralized energy generation while providing stable revenue and cash flow. Operations are conducted primarily through SunScout USA, in the United States and SunScout NZ, in New Zealand (“Solar Power Development Solutions”). As of the date of this prospectus, we plan to expand our U.S. operations nationwide while also servicing neighboring regions, including the Caribbean, Puerto Rico, and South America. In Asia, we believe SunScout has the potential to gain access to large utility-scale solar projects that can drive significant growth. Meanwhile, in New Zealand, we believe the solar market is beginning to expand, particularly in the commercial sector, which is the current focus of SunScout New Zealand.

•        Engineering Products and Services.    This line of business represents our precision fabrication, mechanical engineering, and project-management segment that services commercial, industrial, and governmental clients in addition to on-site installation, maintenance, and repair services (“Engineering Products and Services”). Our Engineering Products and Services are operated through SunScout NZ, doing business as “Brunton Engineering”. The Brunton Engineering business traces its origins back to 1998 and has operated for nearly 30 years through a succession of different legal entities. It generates revenue from custom manufacturing, metal fabrication, prototyping, and engineering services. The operating business later known as Brunton Engineering Limited was incorporated in 2006 and continued the engineering operations in Palmerston North. Pursuant to an asset purchase agreement dated April 3, 2023, and upon completion of transaction on May 27, 2024, we, through SunScout New Zealand, acquired substantially all of the assets and business of Brunton Engineering Limited, including its plant and equipment, vehicles, engineering machinery, tools, inventory, and other tangible assets, as well as the benefit of its customer relationships, goodwill and ongoing operations.

In the financial year ended June 30, 2025, our SunScout Products (revenue classified under SunScout Products for the financial years ended June 30, 2024 and June 30, 2025 did not arise from the sale of any physical SunScout products and such revenue reflects amounts received in connection with manufacturing and commercialization arrangements relating to SunScout Asia and the SunScout Eco products), Solar Power Development Solutions, and Engineering Products and Services contributed to 27.95%, 40.94% and 31.11% of our revenue respectively. In the financial year ended June 30, 2024, our SunScout Products, Solar Power Development Solutions, and Engineering Products and Services contributed to 18.50%, 74.55% and 6.95% of our revenue respectively. In the six months ended December 31, 2025, our SunScout Products, Solar Power Development Solutions, and Engineering Products and Services contributed to 9.35%, 68.32% and 22.34% of our revenue respectively and in the six months ended December 31, 2024, our SunScout Products, Solar Power Development Solutions, and Engineering Products and Services contributed to 8.55%, 51.24% and 40.21% of our revenue respectively. While our Solar Power Development Solutions and Engineering Products and Services lines of business currently account for the majority of our revenues as of the date of this prospectus, we believe the SunScout Products segment represents an opportunity for long-term growth with international scale. We distribute to a broad range of customers across the United States, Australia, New Zealand and Asia. We believe this geographic coverage enables us to access diverse markets and capture growth opportunities across multiple regions. In this case, we believe our products are well positioned to benefit from what we believe are global trends toward automation, sustainability, and cost efficiency. At this time, we believe certain regulatory measures can accelerate the phase-out of fossil-fuel lawn equipment, electricity prices are rising globally, and customers are increasingly demanding environmentally friendly and cost-effective alternatives. Our robotic mowers and related technologies are designed to meet these needs by providing a clean, independent, and scalable solution for residential, commercial, and institutional customers alike. In view of these trends currently, our business strategy is to leverage a capital-light and scalable model, with revenues expected from product sales, licensing of our proprietary technologies, recurring leasing and servicing arrangements, and solar EPC contracts.

Our Products and Services

Our business currently comprises three lines of products and solutions: SunScout Products, Solar Power Development Solutions, and Engineering Products and Services.

SunScout Products

Our SunScout Products represent what we believe to be our principal growth driver that encompasses our solar-powered robotic mowers and Complementary Products. These products are designed to provide a fully self-sustaining alternative to conventional lawn-care and mobile-energy systems through integration of our proprietary DSA technology. While our robotic mowers are market-ready and in commercial rollout, our Complementary Products remain in various stages of development.

Solar Autonomy

Our proprietary DSA technology allows our SunScout Products to operate entirely on solar power, eliminating reliance on external charging infrastructure and grid electricity. We believe that few, if any, competing products in the market can operate independently of an external power supply and this capability allows our mowers to be deployed in areas without access to electrical outlets or charging stations, such as golf courses, parks and large green spaces, where autonomous and continuous operation is particularly advantageous. Thus, we believe our DSA technology is central to the operation and market positioning of our SunScout Products because it enables our robotic mowers to operate independently of the electrical grid by deploying integrated solar panels for autonomous charging. While the commercial success of our SunScout Products depends on the efficiency, durability, and reliability of this technology under varied environmental and operating conditions, we believe the self-sufficiency of DSA ultimately provides a structural cost advantage and enhances the usability and scalability of our products compared to grid-dependent alternatives.

Excel Mulcher Blade

Excel Mulcher Blade — view from the top

The Excel Mulcher Blade is a patented grass-cutting system developed by us and designed to improve energy efficiency and grass health. Its aerodynamic geometry allows grass clippings to be re-cut approximately up to twenty times on average that produces fine mulch which decomposes naturally. Our unique Excel Mulcher Blade combines these state of-the-art aerodynamics with cutting edge design to deliver a system that is designed not to leave any residue on the grass after mowing. Mulching blades feature more curves and an increased cutting edge. The curved surface and increased cutting edge allows the blade to cut the grass and lift it into the deck where it is cut several more times before falling back onto the lawn in much smaller pieces. With our mulching blade, the grass gets lifted by the uplift, generated by the curved cutting blade tip. The tip of the blade is also curved inwards which directs the grass clippings up and inwards into the main deck area.

This process reduces the energy load on the mower, eliminates the need for collection, and returns nutrients to the soil. The Excel Mulcher Blade is currently incorporated into our SunScout Pro and SunScout ProMax models. As of the date of this prospectus, we expect to integrate this blade into future iterations of the SunScout Eco as part of the next model upgrade. In addition to removing all clippings, the Excel Mulcher Blade is designed to reduce the power required for mowing.

Since September 23, 2024, the Excel Mulcher Blade has been licensed by us to Ballard Inc., a United States-based distributor of mowing parts and accessories, under a commercial licensing arrangement that provides for royalty-based revenue to the Company. The technology is adaptable to multiple mower configurations, including both ride-on and robotic platforms, and is also incorporated in our Autonomous Mowing Products.

Robotic Mowers

We currently offer three solar-powered robotic mower models: the SunScout Eco, SunScout Pro, and SunScout ProMax, each designed to serve a distinct customer segment, ranging from residential to large-scale commercial applications.

SunScout Eco

The SunScout Eco is our compact residential and small-commercial robotic mower, designed as a fully autonomous, solar-powered alternative to both petrol-powered and grid-charged electric mowers. It embodies our proprietary DSA technology in a small form factor and serves as the entry level product in the SunScout line for smaller lawns and residential customers.

Design and Operation

The SunScout Eco integrates high-efficiency photovoltaic panels directly into its top housing which converts sunlight directly into electricity. These panels provide all the electrical energy required for propulsion, cutting, and control electronics, allowing the unit to operate entirely without connection to external power or charging cables. The mower’s on-board solar array continuously recharges the internal energy storage during operation or idle periods, eliminating the need for external charging and supporting continuous daily mowing cycles based on available sunlight.

The mower navigates autonomously using a suite of sensors and dual cameras supported by AI-based vision algorithms. The native system identifies grass boundaries, obstacles, and terrain features in real time, mapping the work area and optimizing mowing paths. For larger or more complex properties, the mower can be equipped with RTK satellite navigation, providing centimeter-level positional accuracy and to achieve consistent coverage even on uneven terrain.

SunScout Eco: AI-based visual navigation with dual-camera recognition

Unlike conventional robotic mowers, the SunScout Eco does not require perimeter wires or fixed charging stations. Its setup involves a simple drop-and-go installation, after which the mower learns the lawn’s geometry autonomously and thereafter maintains a lawn with limited to no physical intervention. The mower provides a quiet solution for a typically loud operation as it performs at low acoustic levels at 54dB, typically below residential noise-restriction thresholds. It also preserves peace of mind in residential environments because it automatically pauses when an object or person enters its path, enhancing safety for households.

Intelligent Control and Anti-Theft

The SunScout Eco can be operated and monitored remotely through our SunScout mobile application. The interface allows users to schedule mowing sessions, define mowing zones, and review operational data such as coverage area, energy consumption, and maintenance status. Software updates and diagnostic functions are delivered over-the-air to maintain optimal performance. The application also includes anti-theft alarms, notifications and real-time GPS tracking features. If unauthorized movement is detected, an alarm is triggered and the mower’s location can be viewed in real time via the mobile application.

SunScout Eco: SunScout Mobile Application

Technical Characteristics

Key performance and construction characteristics include:

•        Power Source: 100 percent solar; no external charging required.

•        Cutting Width: approximately 10 inches with adjustable cutting height.

•        Operational Area: up to 12,900 ft² under average solar conditions.

•        Noise Level: below 60 dB.

•        Navigation: AI-vision guidance and optional RTK positioning.

•        Chassis: lightweight polymer composite with integrated solar housing for durability and weather resistance.

•        Safety Systems: automatic stop on lift or tilt, obstacle detection, and perimeter-override sensors.

We believe the combination of solar autonomy, quiet performance, precision navigation, and safety systems allows the mower to operate with minimal supervision, reducing both time and energy costs for end users.

Development History

Development of the SunScout Eco commenced in 2020 as part of our broader solar-robotics program. The product evolved from an existing robotic-mower architecture that was adapted to integrate solar-charging capabilities and eliminate external power dependence. Between 2022 and 2024, the SunScout Eco underwent tooling, field testing, and safety validation in New Zealand. The product achieved market readiness in 2025 following pilot deployments and performance verification across multiple test environments.

SunScout Pro

The SunScout Pro is a solar-powered robotic mower designed for larger residential properties and light-commercial applications such as large residential, commercial and public spaces that replicates a traditional ride-on lawn-mower model. It extends the capabilities of the SunScout Eco through increased power output, advanced navigation systems, and a more robust mechanical design suitable for continuous outdoor operation. The SunScout Pro integrates our DSA technology to achieve full off-grid functionality and zero-emission performance. During charging, two solar panels slide out of the main panel to provide for extra solar power capacity for faster recharges. In fact, the SunScout Pro acts as a solar tracker by turning with the sun which increases the solar power efficiency by up to approximately 35%.

Applications and Target Market

The SunScout Pro is intended for customers maintaining larger lawn areas that exceed the capacity of entry-level robotic mowers such as the SunScout Eco, but do not require industrial-scale equipment such as the SunScout Pro Max. Typical applications include lifestyle properties, small golf facilities, business parks, schools, and community spaces. We believe the SunScout Pro offers reduced labor requirements and operational savings for commercial landscapers and property-management companies transitioning from ride-on petrol mowers to automated systems.

Design, Functionality and Durability

The SunScout Pro combines integrated solar charging with a higher-capacity battery system, allowing sustained operation over extended mowing cycles. The model is equipped with four-wheel drive and “crab-steering” capability, enabling zero-turn maneuvers and precise navigation on sloped or irregular terrain.

SunScout Pro: Four-wheel drive system with “crab-steering” capability

The SunScout Pro’s autonomous operation is supported by an artificial-intelligence-based control unit that processes visual input from onboard cameras and sensors to map the mowing area and detect static and moving obstacles such as garden beds, trees, passersby, and pathways. For enhanced accuracy, the SunScout Pro incorporates real time kinematics global positioning system guidance, providing centimeter-level positioning and consistent coverage across large surfaces. This navigation system enables the mower to accurately calculate its position in real-time, to assist in safe and reliable operation.

The SunScout Pro’s chassis and cutting deck are constructed from aluminum for durability and corrosion resistance. The integrated Excel Mulcher Blade cuts and re-cuts grass clippings into fine particles, which is designed to return nutrients to the soil and remove the need for collection or disposal of clippings. We believe this process minimizes residue on the lawn and contributes to improved grass quality while reducing overall energy demand during operation.

The SunScout Pro’s also features three cutting decks that extend slightly beyond the wheelbase. Each deck is fitted with a folding mechanism that automatically retracts when contact with an obstacle is detected, allowing the mower to cut closer to walls, posts, and lawn borders while minimizing the risk of mechanical damage. The SunScout Pro operates at low acoustic levels and is designed for continuous day-to-day commercial use with minimal maintenance.

Intelligent Control and Connectivity

Similar to the SunScout Eco, the SunScout Pro can be operated and monitored remotely through our SunScout mobile application. The interface allows users to schedule mowing sessions, define mowing zones, and review operational data such as coverage area, energy consumption, and maintenance status. Software updates and diagnostic functions are delivered over-the-air to maintain optimal performance. The application also includes anti-theft and GPS tracking features. If unauthorized movement is detected, an alarm is triggered and the mower’s location can be viewed in real time.

Safety Features and Multi-Level Anti-Theft

In addition to the AI-driven obstacle avoidance technology, the SunScout Pro is also equipped with conventional safety features including lift- and tilt sensors and collision sensorics.

The SunScout Pro is designed to meet the stringent safety requirements of AS/NZS 60335.2.107 2013.A1 IEC 60335-2-107 2017 and ANSI/OPEI 60335-2-107 2020

The SunScout Pro also features multi-level anti-theft and tracking such as utilizing a pre-set pin code to protect the onboard control unit from unauthorized operation and tempering. In certain cases, repetitive entering of the wrong pin code will send alerts to the end-user’s mobile application. Similarly, the operator can set a pre-determined virtual boundary. In the event that the robot is taken outside the virtual boundary, a zone alarm is triggered which activates the onboard alarm siren, and will also send an alert to the end-user’s mobile application. If necessary, the end-user may activate the onboard siren via the mobile application at any time. If the SunScout Pro is ever taken outside the pre-determined virtual boundary it enters into “locked mode” outside the pre-set zone whereby the SunScout Pro becomes disabled and cannot be switched on and operated without a pre-set pin code and the end-user’s authorization. Due to the SunScout Pro’s onboard GPS, the end-user may constantly monitor the exact location of the SunScout Pro via the mobile application should it ever be taken out of the pre-set zone.

Technical Characteristics

Key operating specifications include:

•        Energy source: integrated solar panels with supplemental on-board battery storage;

•        Drive system: four-wheel drive with crab-steering configuration;

•        Navigation: dual-camera AI vision and RTK-GPS positioning;

•        Cutting width: approximately 15.7 inch with adjustable height settings;

•        Operational area: up to approximately 107,000 ft² (approximately 2.5 acres) per cycle under average solar conditions;

•        Noise level: below 65 decibels during operation; and

•        Chassis: 100 percent aluminum housing and deck for durability and weather protection.

Development History

Development of the SunScout Pro began following completion of the SunScout Eco prototype to focus on scaling the solar and navigation systems for commercial use. Between 2021 and 2024, the SunScout Pro underwent multiple design iterations covering drivetrain optimization, steering geometry, and structural reinforcement. Field validation was conducted in New Zealand across varying climate and terrain conditions. By early 2025, the SunScout Pro completed endurance and performance testing and was approved for pilot commercialization.

SunScout ProMax

The SunScout ProMax is our large-scale, solar-powered robotic mower designed for commercial and institutional applications such as golf courses, and corporate campuses. It incorporates our DSA technology and builds on the SunScout Pro platform with greater solar-capture capacity, enhanced power output, and commercial-grade durability suitable for a more continuous outdoor operation.

Applications and Target Market

The SunScout ProMax is targets institutional, municipal, and corporate clients responsible for large outdoor areas requiring regular maintenance. Typical end users include local governments maintaining parks and recreation areas, educational institutions and sports facilities, corporate campuses and industrial estates, and landscaping contractors serving larger commercial customers.

The product provides a fully autonomous and zero-emission alternative to large petrol or diesel ride-on mowers, reducing energy consumption, operational noise, time and labor costs associated with manual mowing.

As the top-of-the-line model in our Autonomous Mowing Products line, the SunScout ProMax is purposefully engineered for continuous outdoor operation and long-term reliability. The unit’s housing and core components are constructed from aluminum and other corrosion-resistant materials designed to withstand exposure to ultraviolet radiation, rain, and variable temperature conditions. The mower’s displays, switches, and electronic assemblies are protected by sealed covers that reduce moisture ingress and maintenance frequency.

The mechanical systems of the SunScout ProMax are built to operate under continuous load and to accommodate diverse environmental conditions, including wet grass, uneven surfaces, and high-use commercial settings. The chassis and frame are designed to absorb operational stresses and prevent deformation during extended use.

Based on our component testing and material performance analysis, the SunScout ProMax is designed for an estimated operational life of approximately 15 years under normal maintenance schedules. The mower is equipped with environmental sensors and data-logging functionality that record performance metrics, allowing for predictive maintenance and fleet management by the end-user through the SunScout software platform, with such fleet management functionality also available across our SunScout Eco and SunScout Pro models.

Design and Functionality

The SunScout ProMax is engineered for high-productivity mowing of expansive green areas such as sports fields, public parks, and commercial lots. The model combines an expanded DSA solar array with a reinforced battery system that enables extended operating hours and continuous autonomous coverage of areas up to approximately twenty-four acres under normal solar conditions.

The mower features a four-wheel-drive system with articulated steering for zero-turn maneuverability and slope handling. Its autonomous navigation system integrates artificial-intelligence-based visual recognition with real-time kinematic global navigation satellite system (“RTK-GNSS”) positioning for centimeter-level accuracy. This technology enables the unit to map and maintain large, open areas efficiently without human supervision.

The mower chassis and cutting deck are constructed from corrosion-resistant aluminum that facilitates a long service life and minimal maintenance. The cutting system uses the same aerodynamic mulching blade configuration as the SunScout Pro, designed to finely re-cut grass clippings and return nutrients to the soil.

Fleet and Data Management

The SunScout ProMax incorporates cloud-based fleet-management capability that allows multiple SunScout ProMax units to be operated in coordination. Through the SunScout application interface, operators can: assign mowing zones and schedules across several SunScout ProMax units; monitor operational metrics such as coverage, battery performance, and location in real time; and receive alerts or maintenance notifications through remote diagnostics. This functionality enables deployment of multiple machines for large-area maintenance while minimizing human labor requirements, so staff is free to perform other critical tasks and streamline facilities management.

Smart Technologies Integrated into our Autonomous Mowing Products:

Our Autonomous Mowing Products are built on a common automation and navigation platform that combines advanced perception, sensor fusion, and simulation technologies. This platform underpins the autonomous operation of the SunScout Eco, SunScout Pro and SunScout ProMax models.

•        AI-based visual mapping and path planning.    Our Autonomous Mowing Products are designed to use deep-learning-based visual mapping and intelligent path-planning algorithms to interpret their surroundings, identify obstacles and terrain features, and generate optimized mowing routes. This visual mapping and path planning system continuously adapts to changing outdoor conditions to support efficient and precise mowing.

•        Multimodal sensor fusion.    Our Autonomous Mowing Products combine data from inertial measurement units, RTK satellite positioning, and vision sensors to create a unified spatial model of each mower’s environment. This sensor is designed to improve positioning stability, obstacle detection and avoidance, and trajectory control.

•        “Digital Twin” simulation and virtual driving.    We employ a Digital Twin simulation that virtually replicates each mower and its operating environment to test navigation algorithms under varying weather, light, and terrain conditions. Virtual driving simulations are used to evaluate navigation behavior for our Autonomous Mowing Products in a risk-free environment, ultimately refining navigation algorithms before deployment of our mowers.

•        Data assimilation and continuous learning.    Operational data is processed entirely on the mower’s onboard neuro-enabled processor, allowing the system to validate assumptions, update internal models, and refine navigation behavior in real time. All learning and adaptation occur locally on the device, with no transfer of customer data to external servers or cloud-based systems. This localized, closed-loop learning process supports ongoing improvements in navigation accuracy and adaptability while keeping all operational data contained within the robot and avoiding any external data-security risks.

•        Next-generation neuro-inspired navigation (in the pipeline).    As of the date of this prospectus, we are developing a neuro-inspired navigation framework, including the “NeuroBayesSLAM” algorithm, which is intended to integrate multimodal sensory information using Bayesian cognitive science. This framework is designed to enable future models of our Autonomous Mowing Products to navigate and operate autonomously without reliance on GPS or RTK signals, including in complex or GPS-restricted environments. As of the date of this prospectus, this technology remains under development and is not yet deployed in our commercial products.

Technical Characteristics

Principal technical specifications of the SunScout ProMax include:

•        Energy source: integrated solar array with on-board lithium-ion battery storage;

•        Drive system: four-wheel drive with articulated steering and slope-handling capability;

•        Navigation: AI-based visual recognition combined with RTK-GNSS satellite positioning;

•        Cutting width: approximately 600 mm with adjustable cutting height;

•        Operational area: up to approximately 10 hectares under average solar conditions;

•        Noise emission: below 70 decibels during standard operation; and

•        Construction: 100 percent aluminum chassis and mowing deck.

Development and Testing

The SunScout ProMax was developed concurrently with the SunScout Pro as part of our commercial-scale product initiative. The design phase focused on scaling solar-panel surface area, increasing traction power, and integrating multi-unit control systems. Between 2022 and 2025, prototypes underwent endurance and field testing in New Zealand to assess reliability and navigation accuracy under variable weather and terrain conditions. Pilot commercialization began in 2025, with manufacturing preparation integrated into our Thailand assembly operations.

Spin-Off Products

In addition to our range of autonomous robotic mowers, SunScout developed our Complementary Products that extend the platform into related solar-energy applications. These include the (i) SunScout Solar Shelter and (ii) Excel Mulcher Blade. Both products are designed to enhance the performance and versatility of our mowers and provide off-grid charging capability and advanced mulching efficiency. Like our robotic mowers these spin-off products are fully developed, market ready, and may offer an opportunity for licensing to third-parties.

SunScout Solar Shelter

We developed the SunScout Solar Shelter by adapting our onboard solar power system into a stand-alone configuration. This stand-alone solar solution is designed specifically for configurational use with conventional robotic mowers that rely on docking stations for charging with zero running costs.

The SunScout Solar Shelter is a fully off-grid solar charging system that enables installation of charging bases in locations where access to grid electricity is limited or unavailable. In this case, the solar charging system provides alternating current power directly to the charging station for which a robotic mower can be plugged into. features a photovoltaic roof panel rated at approximately 75 watts, an integrated charge controller, inverter, and lithium-iron-phosphate battery storage, along with a modular frame adjustable for height and solar-panel pitch to optimize exposure.

The structure is engineered for rapid installation using ground anchors or screw mounts and is compatible with what we believe to be a wide range of mower brands. The Solar Shelter eliminates the need for external power supply and can be deployed in both residential and commercial settings. It serves as a versatile solar accessory for any third-party robotic mowers. The product is market ready and represents an excellent big-box retailer opportunity with significant market potential, as it provides a solar-powered charging solution for most any robotic mower.

Excel Mulcher Blade

Our mulching blade has a leading foil that is dedicated to directing the clippings onto the leading edge of the re-cutting blade and holds the clippings and compresses them onto the leading edge of the re-cutting blade. With its performance advantages and patented design, we believe our Excel Mulcher Blade has strong potential for global adoption across the lawnmower industry making it a potential licensing opportunity for us.

The leading foil is designed to facilitate a controlled recutting process for the grass clippings without allowing the grass clippings to escape the re-cutting process. The hasty mowing-to-re-cutting process time provides for efficient and effective mulching. In this case the top foil does no cutting and instead creates an even downforce across the upper region of the mowing deck and securely directs any floating clippings to beneath the leading foil.

This increases the effectiveness and efficiency of the mulching process. The double chamber design of the mowing deck provides for uplift at the cutting blade tip, where the actual mowing occurs, while at the same time the inner chamber has downforce to deliberately directing and holding the clippings onto the leading edge of the re-cutting blade.

The double chamber enables the fast mowing-to-re-cutting process, which we believe is approximately one thousand times faster than using prior knowledge technology.

Products under development

In addition to our Autonomous Mowing Products, we are developing new products that extend the SunScout platform and utilization of our DSA into related solar-energy applications. They include the SunScout Go-Easy EV Camper- and Utility-Van. These products are designed to demonstrate the broader applicability of our DSA technology to other markets. Unlike our Autonomous Mowing Products, which are market-ready and in the commercial rollout process, these products remain as proof of concept and are under development as of the date of this prospectus.

SunScout DSA for Electric Vehicle integration.

SunScout Go-Easy Utility Van

Our solar-powered EV-Utility Van comes with a roof rack mounted DSA. The DSA charges the batteries while driving and slides out when the vehicle is parked to provide additional solar capacity. This is an ideal solution for commercial vehicles which are used for short to medium distances. These can be operated without ever charging them from the grid.

SunScout Go-Easy EV Utility Van

SunScout Go-Easy Campervan

Our flagship proof of concept product is a fully solar-powered EV-Campervan that incorporates the SunScout on-board deployable solar power system allowing for battery recharging while entirely utilizing solar energy. We believe this solar power function will address “range anxiety” associated with most electric thereby extending the driving range of the electric vehicles (“EV”) from 186mi to 310mi per day.

Equipped with SunScout’s solar system, our electric campervans are planned to be designed to operate autonomously off-grid, eliminating the need for grid-powered recharges and achieving autarky. Operators of such vans could travel with clean, renewable energy and zero-fuel costs or battery charging fees. For example, when driving the DSA would operate in a retracted mode so the top panel could continue to generate electricity to the vehicle’s batteries while when stationary, the DSA is deployed for additional solar capacity that would support additional battery recharging.

SunScout Go-Easy EV Campervan

These prototypes demonstrate the scalability of the SunScout DSA platform beyond lawn-care applications and into electric-vehicle and mobile-energy markets. Under both models, the DSA platform The SunScout Go-Easy remains under development and is not yet commercially available. As of the date of this prospectus, the SunScout Go-Easy Campervan is expected to launch by 2028.

Product Development and Research & Development

Currently, our product development and research activities are focused on advancing solar-powered automation technologies that enable off-grid operation of robotic equipment and electric vehicles. Development is conducted primarily in New Zealand through our subsidiary SunScout NZ, which provides in-house design, fabrication, and testing facilities, and is supported by our engineering teams in Asia and the United States. Our research and development efforts are centered on our proprietary DSA technology and its integration into multiple product platforms.

Development History

We commenced research and prototype development of the DSA system in 2020 with the objective of creating a self-sustaining robotic mower capable of operating without reliance on grid electricity. The first working prototype was completed in early 2021 and underwent field testing to evaluate power efficiency, navigation accuracy, and reliability under varied environmental conditions.

From 2021 to 2023, we advanced the DSA design to support higher power density and automated deployment and retraction, and we began developing the SunScout Eco and SunScout Pro models based on this architecture. The SunScout Eco model completed multi-season field trials and safety certification in New Zealand in 2024, and pilot commercialization commenced the same year. The SunScout Pro and SunScout ProMax were subsequently engineered for larger-scale and commercial applications, incorporating enhanced solar-panel capacity, RTK navigation, and fleet-management capabilities.

Our Complementary Products are derived from the same research and development (“R&D”) program. The SunScout Solar Shelter and Excel Mulcher Blade have completed prototype validation and reached market readiness, while the SunScout Go-Easy Electric Vans remain under development as a technology demonstrator for applying DSA to electric-vehicle charging.

Research Infrastructure

Our R&D operations are based at SunScout New Zealand’s facility in Palmerston North, New Zealand. This site includes design and prototyping workshops equipped with computer-numerical-control (“CNC”) laser cutting, bending, and fabrication systems, which allow rapid iteration of mechanical components and enclosures. Electrical and software development is performed in collaboration with partner laboratories and component suppliers in Asia. We also utilize our joint-venture facility in Thailand for pilot assembly of our Autonomous Mowing Products and environmental testing of those products under high-temperature and high-humidity conditions.

Testing and Validation

All of our Autonomous Mowing Products undergo mechanical endurance testing, solar-performance analysis, and navigation validation before commercialization. Tests include continuous-operation cycles to assess component wear, battery degradation, and safety compliance. In particular, the SunScout Eco and SunScout Pro units have completed certification for residential safety standards applicable in their target markets, and we continue to evaluate compliance with regional environmental and electronic-safety regulations as we expand internationally.

Ongoing Research Focus

Our continuing internal R&D program is directed toward improving the efficiency and compactness of the DSA system, advancing our AI-based vision and navigation algorithms to enable adaptive route planning, developing predictive-maintenance and data-logging functions for SunScout Eco, SunScout Pro and SunScout Pro Max model fleet management, and extending DSA integration to additional mobile applications, including EVs and autonomous service robots.

We intend to maintain a capital-light R&D model by combining in-house engineering capabilities with collaborative development through universities, component manufacturers, and strategic partners. As of the date of this prospectus, approximately 15% of our total workforce is engaged in research, design, and engineering functions.

Research Partners

Idea Developments Ltd.

We have engaged Idea Developments Ltd., pursuant to three R&D Cooperation proposals dated April 29, 2022, November 25, 2022, and February 15, 2023, (“Idea Developments”), a New Zealand — based industrial design and product development firm, as a research and development partner for the design and engineering of our Autonomous Mowing Product platform. Idea Developments specializes in end-to-end product development, including industrial design, engineering, prototyping, and preparation for tooling and production. Their work for us focuses on the creation, evolution, and refinement of the Autonomous Mowing Products’ industrial design and physical architecture.

Under our cooperation framework, Idea Developments provides structured design and development services through its established eight-phase product design methodology, which spans research, concept development, 3D computer-aided-design (“CAD”) modelling, engineering refinement, prototyping, and preparation for manufacture. Initial stages included market and product research, conceptual styling, and mock-up modelling to explore preliminary structural layouts, solar-panel integration, ergonomics, and the overall form of our Autonomous Mowing Products. These phases produced physical form-study models made from foam, clay, and 3D-printed components, enabling evaluation of geometry, aesthetics, user-interface placement, and durability considerations.

Subsequent phases transitioned approved form-study geometry into high-resolution 3D CAD “A-Class” surfaces using “Siemens NX” software, creating a refined digital model of our Autonomous Mowing Products’ exteriors. Idea Developments also provides engineering support, including collaboration with their manufacturing partners in China, design-for-manufacture reviews, tooling guidance, and evaluation of factory prototypes, enabling a smooth transition from design intent to engineering execution.

Idea Developments provides services on a time-and-materials basis at hourly rates of NZD 145 per hour (2022 – 2023), NZD 150 per hour (2024 – 2025), and NZD 160 per hour (from March 2025), with fees applying to design, engineering, model-making, prototyping, and CAD development hours, as well as materials used in mock-ups and form studies. We reimburse disbursements and incidental costs and invoices are issued monthly, and continued progress requires timely payment. If the project is terminated, we remain responsible for all work completed and costs incurred up to the date of termination.

We believe that this structured design methodology and integrated design-to-production workflow provide valuable capabilities in concept development, visual design, CAD refinement, and early-stage engineering alignment, supporting our efforts to bring our Autonomous Mowing Products to market while managing development risk through staged milestones.

Kahu EV LP

We have engaged Kahu EV LP, pursuant to a Solar Panel Battery Electric Vehicle Development Services Proposal dated June 17, 2024, a New Zealand-based electric vehicle solutions provider (“Kahu”) as a research and development partner in connection with our Go-Easy EV vans. Under our collaboration Kahu is to provide technical expertise and project management services to support our goal of integrating advanced solar panel systems into our proof of concept Go-Easy EV vans.

Kahu EV’s scope of work comprises electromechanical and high-level software integration of solar energy systems and battery management components into a demonstration vehicle for is. The current project is structured as a proof-of-concept, with no guarantee the research will produce a commercially viable or production-ready product. We believe this partnership allows us to access specialized knowledge in modular control subsystems, while responsibly managing risk through staged technical and operational milestones. Services are provided on a time-and-materials basis at hourly rates of NZD $175 for development services, NZD $125 for CAD operations, and NZD $105 for mechanical engineering and support, with disbursements and travel reimbursed at cost. Each party retains its pre-existing intellectual property, and we are granted a license to use the resulting technological deliverables for our intended business purpose. In the event of joint inventions, either party may use such inventions subject to our having completed all payment obligations.

Material terms of the arrangement provide that while any intellectual property rights to pre-existing Kahu technologies are retained by Kahu, we are granted a license to use the resulting technological deliverables for its intended business purpose but may not reverse engineer or independently commercialize Kahu proprietary systems that may be contained in those licensed technologies. In the event of any joint inventions, either party may use such inventions, subject to our completion of all payment obligations should we wish to utilize such inventions.

Payment for development services is on a time-and-materials basis, with established hourly rates for engineering, design, and consulting activities. We are responsible for reimbursing Kahu for disbursements, travel, and any supporting costs incurred during the project. The agreement allows monthly invoicing and requires timely settlements to ensure continued progress. In case of project cancellation, we remain liable for fees and associated costs incurred up to that point.

Manufacturing and Operations

We operate an integrated manufacturing and supply framework that combines in-house engineering and prototyping with outsourced and joint-venture assembly arrangements. This structure is designed to maintain quality control while supporting capital-light scalability across key markets.

New Zealand

Our principal research, design, and prototyping operations are located in Palmerston North, New Zealand, where our subsidiary SunScout New Zealand maintains a fully equipped fabrication and assembly facility. The site houses CNC laser-cutting and folding systems, welding and machining stations, and product-assembly areas used for both our engineering-service contracts and pilot production of the SunScout Pro and SunScout ProMax models. The facility also serves as our quality-control and test center for endurance, safety, and compliance verification. SunScout New Zealand Ltd, which is doing business as Brunton Engineering, supplies mechanical components for our mower products and supports low-volume manufacturing of specialized solar and structural parts.

Thailand

High-volume assembly of the SunScout Eco is performed at the production facility in Thailand. The assembly plant operates as the Group’s primary manufacturing and assembly platform for its SunScout Eco robots.

SunScout Asia operates as the Group’s primary manufacturing and assembly platform for the SunScout Eco robotic lawn mower. SunScout Asia’s manufacturing activities are conducted pursuant to the License Manufacturing Agreement between SunScout Limited, as principal, and a Thailand-based operating manufacturing entity that was contemplated at the time the agreement was executed. At the time the License Manufacturing Agreement was entered into, the Group had not yet incorporated its Thailand manufacturing entity. Following the subsequent incorporation of SunScout Asia Company Limited in Thailand, the manufacturing, assembly, component sourcing and final quality inspection functions contemplated under the License Manufacturing Agreement have been carried out through SunScout Asia as the Group’s joint-venture manufacturing platform. In connection with the establishment of SunScout Asia as the Group’s Thailand operating entity, the parties entered into a written confirmation on February 19, 2025, pursuant to which the parties agreed and confirmed that SunScout Asia Company Limited is the manufacturer for the purposes of the License Manufacturing Agreement.

Under the License Manufacturing Agreement, the manufacturer is appointed as the exclusive manufacturer of the licensed products within the agreed territory and is responsible for manufacturing activities in accordance with specifications, quality standards and compliance requirements prescribed by SunScout Limited. The agreement grants a limited license to use specified intellectual property solely for manufacturing purposes, with all underlying intellectual property rights and any improvements retained by SunScout Limited. The agreement also contains customary provisions relating to quality control, confidentiality, reporting obligations, non-competition, pricing and payment mechanics, and termination upon customary events, including material breach or insolvency.

The commercial framework for establishing the Group’s Thailand manufacturing platform was initially outlined in non-binding investment agreements entered into in January 2024 with Hoffen Asia Co., Ltd. (“Hoffen Asia”) and subsequently in March 2024 with related Thai individual investors. Hoffen Asia was the corporate vehicle initially used by the relevant Thai investors in connection with the proposed transaction, and the subsequent March 2024 agreement reflected those investors participating directly in their individual capacities instead. These agreements contemplated alternative ownership structures for the proposed Thailand entity but were expressly non-binding and were not implemented in their original form. SunScout Asia was ultimately incorporated reflecting the parties’ revised commercial understanding, with the current ownership structure consisting of 43% SunScout Limited and 57% other Thai investors. No binding subscription or shareholders’ agreement was executed pursuant to the earlier non-binding investment agreements.

United States

In the United States, SunScout USA, our Boston-based subsidiary coordinates both manufacturing and distribution activities of the Group. SunScout USA currently focuses on solar-EPC projects, and U.S. distribution logistics for our SunScout Products. As of the date of this prospectus, we are establishing a dedicated assembly and distribution facility in Austin, Texas for the SunScout Pro and SunScout Pro Max to support the North American market, reduce shipping costs, and provide localized after-sales service. We have entered into a lease agreement in respect of such facility, and initial tooling and equipment procurement are expected to commence by July 2026. Upon completion of that site selection process, we intend to relocate our principle executive offices from New Zealand to the United States.

Europe

Our manufacturing and distribution activities in Europe are carried out through WWS, a subsidiary of Wrissmer Industries Holding GmbH (“Wrissmer Group”). The Wrissmer Group provides us with a broader market reach for our SunScout Products. Through this structure, all SunScout Products for the European market are manufactured in Germany, and distribution is supported both through the extensive dealer network and through direct supply to municipal councils and public-sector organizations. Our cooperation with WWS is governed by a binding cooperation agreement entered into on November 5, 2025 (the “WWS Agreement”), pursuant to which the parties collaborate on the production engineering, manufacturing and distribution of our solar-powered autonomous robotic lawn mowers (except for our SunScout Eco product which is manufactured by SunScout Asia) in the European Union. The WWS Agreement has an open-ended term and may be terminated by either party upon not less than six months’ prior written notice, or immediately upon a material breach or insolvency event. Under the WWS Agreement, we retain 100% ownership of all intellectual property relating to the products, and we have granted WWS an exclusive license to manufacture and distribute the products within the European Union. WWS is responsible for production engineering, tooling, manufacturing, marketing and distribution in the territory, while we remain responsible for product development, technical specifications and ongoing technology enhancements. WWS is entitled to receive a per-unit royalty on products sold, with royalty levels varying by product model and structured as either fixed minimum amounts per unit or a percentage of net sales, subject to agreed minimum thresholds. Under the WWS Agreement, the parties have agreed to enter into a formal distribution agreement, which as of the date of this prospectus has not yet been executed.

Through our expanded cooperation with the Wrissmer Group, we were introduced to seed2soil, a Germany-based horticultural technology company whose products and engineering capabilities appear to be complementary to our business. seed2soil develops technology solutions for plant handling, fertilization and nursery operations.

We believe seed2soil’s development of autonomous navigation capabilities aligns with our robotics expertise. On December 16, 2025, we entered into a non-binding memorandum of understanding with seed2soil to explore a potential collaboration in product development, manufacturing and commercialization, as well as a potential minority equity investment. Subject to the negotiation and execution of definitive agreements, we may assemble certain seed2soil products in our planned manufacturing facility in Texas, leveraging seed2soil’s German engineering expertise and our established technical capabilities, including those of our European partner, WWS. We believe that, if implemented, this contemplated structure could accelerate production readiness, support our entry into the North American market, and broaden our commercial product offering. There can be no assurance that the proposed collaboration or equity investment will be completed on the terms currently contemplated, or at all.

Supply Chain and Quality Control

We source mechanical and electronic components from what we believe to be qualified suppliers in Asia, Europe, and the United States. Critical parts such as motors, navigation systems, batteries, and solar panels are subject to incoming inspection and functional testing prior to assembly. Final quality control and functional testing are performed at each production site according to uniform procedures developed at our New Zealand engineering facility.

We maintain our standard operating procedures for supplier qualification, product traceability, and warranty-claim management. Our quality-assurance framework is aligned with the core of ISO 9001 principles and includes documentation of material traceability and batch testing for all key assemblies.

Production Scalability

Our manufacturing model is designed to scale production volumes through a combination of contract manufacturing, licensed production, and joint-venture facilities. We intend to expand regional capacity through additional partnerships with original-equipment manufacturers (“OEMs”) as market demand increases. We believe this flexible approach will allow us to align production capacity with sales growth while minimizing capital expenditure and maintain control over product quality and intellectual property.

Solar Power Development Solutions

Our Solar Power Development Solutions division develops and installs solar-energy systems for commercial, industrial, and institutional customers, through turnkey EPC contracts. This business supports the Group’s overall strategy of promoting clean, decentralized energy generation while providing stable revenue and cash flow. Operations are conducted primarily through SunScout USA in the United States, SunScout Asia in Thailand, and SunScout New Zealand in New Zealand. For the financial years ended June 30, 2024 and 2025, our Solar Power Development Solutions division accounted for 74.55% and 40.94% of our total revenue, respectively. For the six months ended December 31, 2024 and 2025, our Solar Power Development Solutions division accounted for 51.24% and 68.32% of our total revenue, respectively.

Our EPC contracts are typically structured as fixed-scope or fixed-price agreements covering system design, equipment procurement, permitting, installation, commissioning and grid interconnection of photovoltaic systems. Depending on project size, location and local regulatory requirements, we act as the prime EPC contractor and either self-perform certain installation and commissioning activities through our local operating subsidiaries or engage qualified third-party subcontractors for construction, electrical and specialized works, while retaining overall project management, scheduling, quality control and customer responsibility. Our operating subsidiaries and engaged subcontractors hold the licenses, registrations and certifications required under applicable local laws and regulations to perform their respective scopes of work in the jurisdictions in which projects are executed.

Under our EPC contracts, we generally act as the customer’s agent for securing required building, electrical and utility interconnection permits, and projects are executed pursuant to an agreed milestone schedule from site audit and system design through installation and commencement of commercial operation. Contract consideration is typically payable in installments tied to defined project milestones, such as contract execution, completion of system design and permitting, installation, and final utility interconnection. Our EPC contracts customarily include warranties covering workmanship and installation services provided by us, as well as product warranties and performance guarantees from third-party equipment manufacturers. Customers generally have a limited statutory or contractual cancellation right shortly after contract execution, after which termination is subject to reimbursement of costs incurred, including design, engineering, permitting, procurement and other preparatory expenses. We believe these terms are customary for turnkey EPC solar contracts in the markets in which we operate. Our EPC projects typically range from small commercial and institutional systems of approximately tens to hundreds of kilowatts to larger commercial and industrial installations of up to several megawatts, depending on customer requirements, site conditions and local grid capacity.

SunScout USA

SunScout USA, based in Boston, Massachusetts, focuses on the design, installation, and commissioning of solar-energy systems for commercial and industrial clients. Its services include site evaluation, system design, permitting, installation, and long-term maintenance of grid-connected and hybrid solar-power systems. SunScout USA also provides energy-storage integration and consulting on power-optimization strategies for corporate clients seeking to reduce their reliance on grid electricity.

SunScout USA maintains a strong presence in the northeastern United States and intends to expand its EPC operations nationwide. As of the date of this prospectus, future geographic expansion targets include the Caribbean, Puerto Rico, and South America, where we believe solar resources are abundant and grid infrastructure remains limited. In addition to EPC activities, SunScout USA serves as our distribution and service hub for SunScout Products in the United States, providing warehousing, logistics, and after-sales support for retailers and end users.

SunScout New Zealand

In New Zealand, we conduct commercial-scale solar installations through SunScout New Zealand, which focuses on the rapidly growing local commercial-rooftop market. The company offers turnkey EPC services for factories, warehouses, and institutional buildings, including system design, permitting, and commissioning. Demand in this segment has increased as businesses adopt renewable-energy solutions in response to rising grid tariffs and sustainability commitments.

SunScout New Zealand also provides engineering integration for our internally developed solar products, including prototype installations for the SunScout Solar Shelter and deployable solar-array systems, supporting continued product development and demonstration. For the financial year ended June 30, 2024 and 2025, SunScout New Zealand accounted for 8% and 33% of our total revenue, respectively. For the six months ended December 31, 2024 and 2025, SunScout New Zealand accounted for 40.21% and 22.34% of our total revenue, respectively.

Revenue Model and Market Position

Revenue from our Solar Power Development Solutions division is generated primarily from turnkey EPC contracts. Projects are typically structured under fixed-price or cost-plus contracts, with milestone-based payment schedules. This business segment provides geographic diversification and recurring cash flow that support the development and commercialization of our SunScout Products.

Engineering Products and Services

Our Engineering Products and Services are operated through SunScout NZ, doing business as “Brunton Engineering”. The Brunton Engineering business traces its origins back to 1998 and has operated for nearly 30 years through a succession of different legal entities. It generates revenue from custom manufacturing, metal fabrication, prototyping, and engineering services. The operating business later known as Brunton Engineering Limited was incorporated in 2006 and continued the engineering operations in Palmerston North. Pursuant to an asset purchase agreement dated April 3, 2023, and upon completion of transaction on May 27, 2024, we, through SunScout New Zealand, acquired substantially all of the assets and business of Brunton Engineering Limited, including its plant and equipment, vehicles, engineering machinery, tools, inventory, and other tangible assets, as well as the benefit of its customer relationships, goodwill and ongoing operations. SunScout New Zealand is an accredited supplier to the New Zealand Defence Force and maintains long-term relationships with a number of repeat customers across multiple industries.

In connection with the acquisition of the assets and business of Brunton Engineering, we entered into a regional strategic partnership loan (the “Regional Strategic Partnership Loan”), originally with the New Zealand MBIE, which was novated to CRHL, an asset holding company for loan, equity and asset investments managed by Kānoa, a unit within MBIE. Kānoa has the operational and day-to-day management and administration of the loan. The novation by MBIE of all of its rights, benefits, liabilities and obligations under the Loan to CRHL was effective September 22, 2023 pursuant to a formal transfer notice from MBIE to the Borrower and the Guarantor. Kānoa has the operational role and day-to-day management and administration of the loan. Pursuant to the Regional Strategic Partnership Loan, MBIE made available to SunScout New Zealand a term loan facility of up to NZ$3.0 million, plus capitalized interest, the proceeds of which may be used, among other things, to fund up to NZ$1.4 million of the acquisition cost of Brunton Engineering, repay certain existing indebtedness of the acquired business, and provide working capital for the design and operation of a production plant for the assembly of solar-powered robotic lawnmowers. The facility bears interest at a fixed rate of 11.84% per annum, with interest payable annually in arrears, and has a seven-year maturity from the first drawdown date, with such maturity date being April 8, 2031. Principal is repayable in five equal annual installments commencing on the third anniversary of the first drawdown date, unless earlier repaid or converted. The loan is secured by a general security interest over all present and after-acquired property of SunScout New Zealand and is guaranteed by SunScout Limited. Under the terms of the agreement, CRHL may elect, upon the completion of a “Qualifying Equity Financing” event, to convert all or a portion of the outstanding loan amount into ordinary shares of SunScout Limited at a conversion price equal to the lowest price per share issued in such financing, less a contractual discount of 15%. Any amounts converted are deemed repaid upon conversion. The loan agreement contains customary affirmative and negative covenants, reporting obligations, and events of default, including restrictions on additional indebtedness, distributions, acquisitions, and changes in control, as well as ongoing reporting and project-completion requirements tied to the acquisition and operation of the Brunton Engineering business. CRHL has expressly acknowledged that, as of May 2026, aspects of the Restructuring and proposed IPO process may technically fall within provisions of the Regional Strategic Partnership Loan relating to change of control and/or corporate restructuring provisions. However,

CRHL has confirmed that it does not presently intend to enforce any rights of default arising from those matters, provided the Company continues to progress the IPO process in good faith and toward repayment of the facility, and that its current commercial preference remains repayment of the facility from IPO proceeds rather than conversion of the loan into equity. CRHL’s communication expressly states that the communication may be relied upon by SunScout and its legal advisers in connection with the proposed IPO process. CRHL has maintained this position consistently since October 2025, when it first confirmed it did not wish to convert the Regional Strategic Partnership Loan to equity and would prefer early repayment through the capital raise proceeds. CRHL has reserved all rights under the Regional Strategic Partnership Loan in the event that the IPO process does not proceed within a reasonable timeframe, repayment discussions materially change, or other material adverse circumstances arise. As of the latest practicable date and as of June 30, 2024 and 2025, the loan had an outstanding principal balance of US$1,830,000 and accrued interest of US$262,153.99. As of December 31, 2024 and 2025, the loan had an outstanding principal balance of US$1,830,000 and accrued interest of US$262,153.99. No repayments have been made or due to date.

Capabilities and Operations

SunScout New Zealand operates a fabrication and assembly facility equipped with CNC laser-cutting and folding machinery, welding stations, machining equipment, and finishing systems. The facility produces structural and mechanical components, assemblies, and customized equipment for clients in the construction, defense, utilities, and transport sectors. In addition to fabrication, SunScout New Zealand provides on-site installation, maintenance, and repair services, enabling it to offer complete engineering solutions from design through delivery.

SunScout New Zealand’s production workflow includes design and computer-aided drafting of metal structures and components, CNC laser cutting and bending of sheet and plate materials, welding, assembly, and surface finishing, and inspection and quality assurance prior to delivery.

Revenue Sources

SunScout New Zealand generates revenue primarily from fixed-price and time-and-materials contracts with repeat commercial and institutional customers. For the financial year ended June 30, 2025, approximately 90% of SunScout New Zealand’s total revenue was derived from returning clients. For the six months ended December 31, 2025, approximately 100% of SunScout New Zealand’s total revenue was derived from returning clients. In addition to contract fabrication and maintenance work, SunScout New Zealand manufactures proprietary components used in our SunScout robotic-mower line and assists with prototype fabrication and testing during product development. For the financial years ended June 30, 2024 and 2025, SunScout New Zealand accounted for 8% and 33% of our total revenue, respectively. For the six months ended December 31, 2024 and 2025, SunScout New Zealand accounted for 40.21% and 22.34% of our total revenue, respectively.

Strategic Role

Sunscout New Zealand, doing business as Brunton Engineering, provides the Group with a stable and diversified revenue base and serves as a technical resource supporting the design and production of our solar-powered products. Its established workforce, quality-control systems, and manufacturing infrastructure reduce our reliance on third-party prototyping and shorten the product-development cycle for the SunScout Product line. SunScout New Zealand’s cash flow and operating history also strengthen the Group’s overall financial stability as we scale our SunScout Product business.

Product certification and quality control

We maintain quality-assurance and testing procedures across all stages of design and production to ensure that our Autonomous Mowing Products meet applicable safety and performance standards in their target markets.

All Autonomous Mowing Products undergo functional, mechanical, and electrical testing during development and prior to commercialization. Testing includes verification of operational-safety features such as automatic stop functions, obstacle detection, and battery-system protection. The SunScout Eco and SunScout Pro models are designed and manufactured to comply with the requirements of AS/NZS 60335.2.107:2013 A1, ANSI/OPEI 60335-2-107:2020, and

IEC 60335-2-107:2017, as well as the Conformité Européenne (“CE”) safety and conformity standards. The SunScout Eco and SunScout Pro models have completed product-safety validation and certification in New Zealand, and additional testing for compliance with regulatory requirements in the United States, Europe, and other markets is in progress.

Each of our production facilities, SunScout New Zealand in New Zealand and SunScout Asia in Thailand operates under documented internal quality-control procedures aligned with the core of ISO 9001 quality-management principles. These procedures include incoming-materials inspection, functional testing of assembled products prior to shipment, and periodic audits of manufacturing processes. In Europe, our manufacturing and distribution partner, WWS, also implements quality-control protocols consistent with our engineering specifications and product standards.

Our Customers and Distribution Partners

Our customers comprise distributors, project clients, and end users across the SunScout Products, Solar Power Development Solutions, and Engineering Products and Services business lines.

Our customers can be categorized into three principal groups:

•        Retail and distribution partners, including large retail chains and regional equipment distributors that purchase SunScout Products for resale;

•        Commercial and institutional end users, such as property-management companies, municipal authorities, and industrial clients that purchase or lease our robotic mowers or solar-energy systems for operational use; and

•        Engineering and project clients, consisting of construction companies, utilities, and government agencies that engage us for fabrication, maintenance, or EPC contracting services.

Our end-user customers operate in industries that include landscaping, recreation, facility management, renewable-energy development, construction, defense, and utilities. We serve a broad and diverse customer base across these industries, and our revenue is not dependent on a single or a few customers. For the financial years ended June 30, 2024 and 2025, our top ten customers accounted for approximately 6% of our group’s revenue and 27% of our group’s net profit and no single customer accounted for more than 10% of the group’s revenue or net profit for both financial years ended June 30, 2024 and 2025. For the six months ended December 31, 2024 and 2025, our top ten customers accounted for approximately 7% of our group’s revenue and 25% of our group’s net profit and no single customer accounted for more than 10% of the group’s revenue or net profit for both six months ended December 31, 2024 and 2025.

Our Suppliers

We source materials, components, and equipment from a network of suppliers located primarily in Asia, Europe, and the United States. Our key purchases include electrical components, solar modules, navigation systems, batteries, and mechanical parts used in the manufacture and assembly of SunScout Products, as well as raw materials and subassemblies for our engineering operations. Upon our planned establishment of an assembly and distribution facility in Austin, Texas, we also plan to implement a supply chain directly into the southwestern United States that utilizes regional and continental suppliers.

Shanghai Yushiyuan Technology Co., Ltd (trading as “Mowsion”) is our principal supplier for certain critical components used in our SunScout Eco Product. Pursuant to a cooperation agreement entered into in March 25, 2024, Mowsion supplies robotic mower units to us in knock-down kits for assembly at our manufacturing facility in Thailand, while we design and integrate proprietary solar power systems and related technology into such products. The cooperation agreement has an initial term of three years and renews automatically for successive twelve-month periods unless terminated by either party upon at least three months’ prior written notice. The agreement is non-exclusive, and we may propose alternative components or suppliers, subject to Mowsion’s approval. Under the agreement, Mowsion provides technical documentation, specifications, and support necessary for product integration and testing. Following successful completion of development and testing, the parties may enter into additional supply or commercial arrangements, including royalty arrangements if Mowsion elects to sell products incorporating our solar technology. Although Mowsion supplies the majority of these components, we maintain qualified second-source options to mitigate concentration risk and ensure continuity of supply. Procurement is coordinated through our New Zealand and Thailand operations, with quality and compliance reviews conducted by our engineering teams.

For the financial years ended June 30, 2024 and 2025 and six months ended December 31, 2024 and 2025, no single supplier accounted for 10% or more of our group’s cost of revenue. We source materials and components from multiple suppliers and do not consider our business to be materially dependent on any single supplier.

Sales and Marketing

Our sales and marketing activities are conducted through dedicated personnel within our subsidiaries and regional partners. As of the date of this prospectus, our sales and marketing team comprises three full-time employees based in New Zealand and one full-time employee in USA. Our CEO, Mr. Edwin Cywinski, directly oversees our sales and marketing department.

We market our products and services through a combination of direct sales, distributor relationships, and business-development partnerships. As of the date of this prospectus, we have entered into the WWS Agreement, a cooperation agreement with WWS, our European distribution partner, to arrange for the sale of our SunScout products in Europe pursuant to the WWS Agreement, and with MowBot Limited for the sale of our SunScout products in New Zealand and Australia. Under the WWS Agreement, we and WWS have agreed to enter into a formal distribution agreement under which terms and conditions of the WWS Agreement would be reflected. As of the date of this prospectus, that formal distribution agreement has not yet been executed. As of the date of this prospectus, we (i) are also in discussions, supported by a third-party consultant, with Walmart Inc. regarding potential distribution in the United States; and with Motorland in Europe through WWS, and (ii) have engaged 2B Connected, a specialist sales agency, to conduct outbound sales lead generation for SunScout ProMax in New Zealand, however the campaign is currently paused pending delivery of demonstration units, after which we intend to further develop our sales activities in New Zealand and expand efforts to Australia.

As of the date of this prospectus, the services under the WWS Agreement are operational and pending the entry into a formal distribution agreement between WWS and the Company, and the parties have commenced the commercial launch of our products in the European market, including initial sales. Our distribution agreement with MowBot, dated April 1, 2025 (“MowBot Agreement”), covers the sale of our SunScout products in Australia and New Zealand. MowBot is appointed as a non-exclusive distributor responsible for marketing, sales, distribution, importation and customer support within the territory, while we retain the right to sell directly. The agreement has an initial term of three years with potential renewal by mutual agreement. MowBot purchases products from us for resale at a margin rather than on commission and is subject to revenue targets and performance-based provisions; failure to meet targets may result in corrective measures, appointment of additional distributors, or termination. MowBot is subject to customary compliance, reporting and brand-use obligations and may not distribute competing products without our consent. We retain ownership of all intellectual property and grant MowBot a limited trademark licence for marketing and sales purposes. The MowBot Agreement may be terminated for material breach, insolvency or failure to meet performance requirements. As of the date of this prospectus, we are in preparations to deliver the first batch of orders under the MowBot Agreement.

For our Solar Power Development Solutions business, projects are sourced through direct business development and referrals in the renewable-energy sector. SunScout NZ maintains long-term customer relationships through repeat contracts and public-sector tenders.

We promote our brand and products through a combination of online and offline initiatives, including targeted digital marketing, exposure via participation in industry exhibitions, demonstration programs, and partnership campaigns. Our subsidiaries also benefit from word-of-mouth referrals from existing customers and industry contacts, which contribute to recurring business and new project leads.

We intend to significantly expand our sales and marketing organization as we continue to scale our operations. In particular, we plan to increase the size of our dedicated sales team to support the commercialization and growth of our SunScout Products and to strengthen business-development capabilities for our Solar Power and Development Solutions segment in order to streamline the provision of our utility-scale solar projects. We believe that continued investment in these areas will be critical to driving revenue growth, geographic expansion, and brand recognition in our key markets.

Our Competition and Competitive Strengths

We operate in markets that are characterized by established global participants, rapid technological advancement, and price-sensitive customers. Each of our three business lines SunScout Products inclusive of our Autonomous Mowing Products, Solar Power Development Solutions, and Engineering Products and Services, face distinct competitive environments.

Autonomous Mowing Products

The global robotic-mower market includes numerous manufacturers offering petrol-powered, plug-in electric, and hybrid models. Established brands such as Husqvarna, Stiga, Worx, and Segway currently dominate the residential and light-commercial segments. We believe most existing models rely on grid charging through fixed base stations, and some incorporate small solar panels for supplemental charging. Competition in this segment is primarily based on technology, reliability, safety features, product price, and ease of operation.

We also face competition from traditional ride-on and push-mower manufacturers that are introducing semi-autonomous or battery-electric variants. The industry is expected to remain highly competitive as both established and emerging companies seek to expand their market share through new technologies and product differentiation.

We believe our Autonomous Mowing Products line is well positioned to compete in the global robotic-mower market because of the following factors:

Solar autonomy

Our proprietary DSA technology allows our Autonomous Mowing Products to operate entirely on solar power, eliminating reliance on external charging infrastructure and grid electricity. We believe that few, if any, competing products in the market can operate independently of an external power supply and this capability allows our mowers to be deployed in areas without access to electrical outlets or charging stations, such as golf courses, parks and large green spaces, where autonomous and continuous operation is particularly advantageous. While the commercial success of our SunScout Products depends on the efficiency, durability, and reliability of this technology under varied environmental and operating conditions, we believe the self-sufficiency of DSA ultimately provides a structural cost advantage and enhances the usability and scalability of our products compared to grid-dependent alternatives.

Scalable product architecture and market coverage

We believe our three-tier Autonomous Mowing Product lineup, SunScout Eco for residential, SunScout Pro for light-commercial, and SunScout ProMax for large-scale institutional use, addresses the full spectrum of mowing applications. The modular design of our Autonomous Mowing Products enables adaptation to different terrains and climatic conditions, allowing for incremental upgrades without complete redesigns and supporting efficient global deployment.

Capital-light manufacturing and established distribution

We employ a distributed production model that leverages existing facilities at Brunton Engineering in New Zealand and SunScout Asia in Thailand for assembly, supported by partnerships with distributors including WWS in Europe, and MowBot in Australia. We believe this structure provides access to established retail networks and minimizes fixed manufacturing costs while maintaining quality control.

Solar Power Development Solutions

We believe that the solar-energy EPC market is fragmented and regionally driven, with competition from local and national contractors that design and install photovoltaic systems for commercial and industrial clients. In the United States, our subsidiary SunScout USA competes with other regional solar-installation firms. In Asia and New Zealand, competition arises from local EPC providers and system integrators serving the commercial-solar-roof and small-utility segments. We believe price, project-execution capability, and reliability of service are the principal competitive factors in this market.

We believe our Solar Power Development Solutions business is positioned to compete effectively in this environment due to the following factors:

Integration of project engineering and product innovation

We believe our solar-EPC operations complement our product development activities by providing real-world validation of our solar technologies, including the DSA technology. We believe this integration enables us to showcase SunScout Products alongside our commercial projects, strengthen our technical credibility and know-how with clients.

Diversified regional platform

Through SunScout USA in the United States, SunScout Asia in Thailand, and SunScout New Zealand in Oceania, we participate in three distinct markets with differing regulatory frameworks and customer bases. This regional diversification allows us to balance project pipelines and pursue opportunities in emerging markets while maintaining recurring revenues in established ones.

Capital-light and scalable operating model

Unlike traditional EPC firms that maintain significant fixed infrastructure, we focus on engineering and integration services while sourcing components from qualified suppliers. We believe this approach reduces our capital intensity, allows rapid scaling of project capacity, and improves our resilience in reacting to fluctuations in component prices.

Engineering Products and Services

We believe that the engineering and fabrication services industry in New Zealand is well established and characterized by numerous small and mid-sized operators providing contract manufacturing, mechanical assembly, and maintenance services to industrial and public-sector clients. We believe that the engineering-services market is mature and primarily relationship-based, with competition determined by quality, delivery time, and cost efficiency. Through SunScout NZ, we compete with other regional fabrication and mechanical-engineering firms that provide CNC cutting, welding, and component-manufacturing services. Some of our competitors may have larger facilities or broader commercial networks, but we believe our Engineering Products and Services business is positioned to compete effectively in this environment due to the following factors:

Established reputation, long operating history, and stable customer relationships.

The Brunton Engineering trade name, the business of which is now operated by SunScout NZ, has been in continuous operation for almost 30 years and is an accredited supplier to the New Zealand Defence Force. Since its inception in 1998, SunScout NZ has developed and maintained long-term relationships with a core group of industrial and institutional customers in New Zealand. For the financial years ended June 30, 2024 and 2025, SunScout NZ’s top five customers accounted for approximately 45% of SunScout NZ’s total revenue, and 80% of these customers have engaged SunScout NZ for more than ten years. For the six months ended December 31, 2024 and 2025, SunScout NZ’s top five customers accounted for approximately 56% of SunScout NZ’s total revenue, and 61% of these customers have engaged SunScout NZ for more than ten years. These stable relationships contribute to recurring revenue and provide a predictable business base that supports the Group’s overall operations.

Comprehensive in-house capabilities

SunScout NZ’s facility is equipped for CNC laser cutting, folding, welding, machining, and assembly, enabling it to provide end-to-end engineering solutions from design through delivery. These capabilities also support the fabrication of components for SunScout Products and the development of new prototypes.

Integration with product development and group operations

SunScout New Zealand, doing business as Brunton Engineering provides the technical foundation for our manufacturing and R&D activities. Its in-house expertise in precision fabrication shortens design-to-production cycles for SunScout Products and reduces reliance on third-party prototyping, enhancing overall quality, quality control, and cost efficiency.

Business Strategies

As of the date of this prospectus we intend to continue to strengthen our position as a provider of clean-technology and renewable-energy solutions through the expansion of our product portfolio, operational reach, and strategic partnerships. Our key strategies include:

Expansion of business and operations through joint ventures, acquisitions, and strategic alliances

We aim to focus on our core business of developing and commercializing autonomous solar-powered equipment, while also exploring collaborations in renewable-energy systems, robotics, and electric-mobility solutions. We may pursue joint ventures or strategic partnerships to support manufacturing, distribution, and R&D activities in our markets. Notably as of the date of this prospectus, we have not identified any potential target companies for such acquisitions).

In addition, we may evaluate potential acquisitions of businesses or technologies that complement our existing capabilities or enhance our access to new markets.

Strengthen local presence

We plan to strengthen our local presence in our key markets through the establishment of regional assembly and service facilities and the appointment of additional distributors. As of the date of this prospectus, a key aspect of our strategy involves our planned Austin, Texas assembly and distribution center, which is intended to reduce shipping costs, shorten delivery times, and improve after-sales support for customers in the United States. By expanding our physical footprint, we aim to enhance accessibility, better serve our prospective customers, and reinforce our position as a trusted provider of solar-powered and autonomous solutions in each region we operate.

Widen our product range and application

We plan to broaden our product portfolio beyond robotic mowers to include related solar-charging and automation technologies. This includes adapting our proprietary DSA system for other mobile and off-grid applications such as for our Complementary Products currently in development. By diversifying our offerings, we seek to address a wider range of customer needs, strengthen our competitive position, and build a sustainable growth platform within the broader clean-technology industry.

Enhance operational efficiency and integration across business lines

We intend to leverage the combined capabilities of SunScout New Zealand, SunScout USA, and our European engineering and manufacturing partner, WWS, to create synergies in product design, regional production, and operational execution. While assembly for our SunScout Eco model continues to be completed in Asia, our strategic focus remains on expanding U.S.-based manufacturing for the SunScout Pro and SunScout Pro Max models through our planned assembly and distribution center in Austin, Texas.

Upon finalization of the potential equity investment in seed2soil, we plan to assemble the seed2soil product range in Texas, which we believe will benefit us from our direct access their German engineering expertise and our established technical capabilities of our European partner, WWS. We believe this integrated structure will allow us to accelerate production readiness, strengthen our entry into the North American market, and broaden our commercial product offering.

By coordinating development activities across New Zealand, the United States, and Europe, and utilizing regional assembly hubs, we expect to reduce production costs, enhance quality control, and shorten development cycles. As of the date of this prospectus. we intend to maintain a capital-light operating model built around partnerships, contracted manufacturing, and regionally optimized assembly to support our planned scalable and efficient growth.

Real Property

A description of the Company’s leased property is summarized below:

Location	Usage	Lease Period	Rent (Annual)	Approximate area
112 Kaimanawa Street, Kelvin Grove, Palmerston North	Headquarters of SunScout New Zealand	May 28, 2024 to May 28, 2027 (with three further rights to renew of three years each)	NZ$140,500.00 ($80,415.00)	15,000 ft2 with an additional usable outside space of 7,500 ft2
1340 FM 2001, Suite 601, Buda, Texas 78610 (Tower Business Park)	Planned U.S. assembly and distribution facility for SunScout Pro and SunScout Pro Max	April 1, 2026 to June 30, 2036 (initial term of 123 months), with one option to renew for 60 months	US$205,455*	12,785 ft²

____________

*        Initial annualized base rent during months 4 – 15 of the term; first three months abated. Base rent escalates approximately 4% per annum to US$292,427 during the final twelve months of the term.

Licenses, Permits, Certifications And Registrations

The following licenses and certifications are material for our Group’s operations.

SunScout Products

Description	Issuing Authority	Expiry Date	Issued to
GS	SGS-CSTC Standards Technical Services Co., Ltd.	2030	SunScout Limited
CE	SGS-CSTC Standards Technical Services Co., Ltd.	NA	SunScout Limited
EMC	SGS-CSTC Standards Technical Services Co., Ltd.	NA	SunScout Limited
ROHS	SGS-CSTC Standards Technical Services Co., Ltd.	NA	SunScout Limited
CSA	SGS-CSTC Standards Technical Services Co., Ltd.	NA	SunScout Limited
UL	SGS-CSTC Standards Technical Services Co., Ltd.	NA	SunScout Limited
ANSI/OPEI 60335-2-107:2020	SGS-CSTC Standards Technical Services Co., Ltd.	NA	SunScout Limited
IEC 60335-2-107:2017	SGS-CSTC Standards Technical Services Co., Ltd.	NA	SunScout Limited
AS/NZS 60335.2.107:2013	SGS-CSTC Standards Technical Services Co., Ltd.	NA	SunScout Limited

Engineering Services

Description	Issuing Authority	Issued to*
Welding Certificates to AS/NZS 1554 tested as per AS/NZS ISO9606.1	SMWT Ltd	Employees of SunScout NZ
NZDF Security Clearance	New Zealand Defence Force	Employees of SunScout NZ
Working at heights certificates to Unit Standards 23229 & 25045	Vertical Horizons	Employees of SunScout NZ
Mobile elevated work platforms certificates to Unit Standards 23966, 23960 & 23962	Vertical Horizons	Employees of SunScout NZ
Permit Receiver Certification to Unit Standard 17588	Safety N Action	Employees of SunScout NZ

____________

*        The relevant certification or clearance is issued to individual employees and is subject to individual validity, continuity, renewal, or clearance requirements, as applicable, and therefore we have not indicated a fixed expiry date. SunScout New Zealand manages, monitors, and funds all required certification and renewal processes to ensure ongoing compliance.

Inventory

We currently maintain minimal inventory and operate under a lean manufacturing model that emphasizes just-in-time (“JIT”) production. We believe this approach allows us to optimize our working capital, reduce storage requirements, and align production more closely with confirmed customer orders. As we scale our operations, we intend to allocate a portion of the proceeds from this offering to establish consignment stock with key customers and distributors to support faster delivery and improve our sales responsiveness.

Intellectual Property

Our Group’s intellectual property rights are important to its business. We are committed to developing and protecting our intellectual property and, where appropriate, filing patent applications to protect our technology. Since our establishment, we have focused on building an established brand for our products to achieve brand recognition and to increase our market share. We believe that increased brand awareness will increase sales and sales margins and improve customer loyalty. We have consistently marketed our products under the SunScout brand.

We rely on a combination of patents and other agreements with employees and third parties to establish and protect our proprietary intellectual property rights. We require our officers, employees, consultants, and project managers across all entities of the Group to be fully briefed and instructed on the handling of sensitive commercial information, technology details, and trade secrets, prohibiting release without authorization and mandating secure destruction or deletion of any confidential documents or data no longer required in accordance with Group procedures to prevent inadvertent disclosure. We enter into nondisclosure agreements (“NDAs”) with our commercial counterparties, including customers, suppliers, subcontractors, and other third parties, requiring a signed NDA with every new counterparty; these agreements are standardized legal documents that contractually bind the other party to maintain strict confidentiality and non-use of the information shared. All confidential documents, drawings, specifications, and other materials are explicitly marked as “confidential” and shared strictly under NDA protection, with access to and distribution of proprietary information limited accordingly.

As of the date of this prospectus, we have filed one U.S. non-provisional utility patent application and two U.S. provisional patent applications. In addition, we have filed an application with the United States Patent and Trademark Office (“USPTO”) for federal registration of the trademark SUNSCOUT in the United States. This trademark application is currently pending and no assurance can be given that registration will be granted. We have neither registered nor claimed authorship over any copyrights, and we do not own any registered trademarks.

Patents

A provisional patent application is a temporary patent application which is not examined by the USPTO. This type of application will not mature into a valid enforceable patent by itself and grants the applicant a 12-month pendency period, the establishment of an official United States patent application filing date for the invention which may be later referenced in a non-provisional application, and the authorized use of a “patent pending” notice for 12 months in connection with the description of the invention under the patent application. Provisional patent applications serve to establish a chain of priority rights for subsequently filed patent applications.

Similarly, PCT applications do not mature into valid enforceable patents and serve to establish a chain of priority rights for subsequently filed patent applications. PCT applications are place holder applications to allow the Company access to the Patent Cooperation Treaty rights, specifically related to the ability to enter into the national phase patent prosecution of member nations within thirty months of the earliest priority date. PCT patent applications cover all 152 nations which are signatories of the Patent Cooperation Treaty. Alternatively, a non-provisional patent application is a traditional patent application that requests the USPTO to issue a utility patent. This type of patent protects intellectual property rights for twenty years for any novel, useful, and non-obvious invention.

Below is a table that includes our United States patent applications with their referenced property numbers that are material to our business as of the date of this prospectus.

Property No.	Patent title	Application Number and Filling Date	Application Type	Jurisdiction	Ownership Status
1.	Solar Powered Robotic Vehicle With Movable Solar Array	US 63/680,664, filed August 8, 2024	Provisional	United States	Assigned to SunScout Limited
2.	Solar Powered Robotic Vehicle With Movable Solar Array (utility)	US 19/294,535, filed August 8, 2025	Non-Provisional, Utility	United States	Assigned to SunScout Limited
3.	Mulching Mower Blade	US 63/572,756, filed April 9, 2024	Provisional	United States	Assigned to SunScout Limited

Domain Names

We have the right to use the following domain registration issued in New Zealand and the United States, as noted below:

Number	Registered Date	Expiration Date	Registration Agency	Domain Name	Owner
1	February 28, 2023	February 28, 2026	Instra Corporation Pty Ltd	www.sunscout.co.nz	Marc Cywinski
2	August 21 2007	January 21, 2026	Metaname	www.bruntonenigineering.co.nz	Business Enhancers Limited
3	January 22, 2020	January 23, 2026	GoDaddy	www.brightwayenergy.com	SunScout USA
4	March 2, 2026	March 1, 2028	GoDaddy	www.snsc.ai	SunScout Holding Limited

As of the date of this prospectus, we were not involved in any proceedings with regard to, and we have not received notice of any claims of infringement of, any intellectual property rights that may be threatened or pending, in which we may be involved either as a claimant or respondent.

Research and Development

We conduct ongoing R&D activities to enhance the performance, reliability, and cost efficiency of our solar-powered products and related technologies. Our principal R&D efforts focus on improving the design and energy-conversion efficiency of our DSA technology, further developing and refining our SunScout Products, and adapting our solar-charging technology for other mobile and off-grid applications as part of the development of our Complementary Products.

R&D activities are coordinated primarily through our engineering team at SunScout New Zealand in New Zealand which also carries out prototype testing and assembly. Our R&D processes are designed to integrate computer-aided design, rapid prototyping, and field-testing cycles to validate product performance before commercialization.

For the financial years ended June 30, 2024 and 2025, our Group incurred approximately $13,124 and $118,141 in R&D expenses, representing 0.53% and 3.71% of our total revenue for the respective periods. For the six months ended December 31, 2024 and 2025, our Group incurred approximately 20,511 and $0 in R&D expenses, representing 0.84% and 0% of our total revenue for the respective periods. We intend to continue investing in R&D to strengthen our technological capabilities and maintain our competitiveness in the clean-technology industry.

The amounts for 2025, and 2024 years where net of New Zealand Government Grants that where received. The chart below breaks this down

During 2025 and 2024 grants where received in the amount of $365,613 and $85,019, respectively. In 2024 all of the Grants received went against the expense in 2025 $183,987 was applied against software development and the remaining $181,626 went against the R&D expense

R&D	2025	2024
Spent on R&D	302,127	98,143
Grant’s Received	183,987	85,019
Net Expense	118,140	13,124

Employees

We employ 26 people as of the date of this prospectus, 22 people as of June 30, 2025, 19 people as of June 30, 2024, and 15 people as of June 30, 2023. As of the date of this prospectus, 21 people were employed in New Zealand and 5 people were employed in the United States.

The following table sets forth the breakdown of our full-time employees in the operations of the Company as of the date of this prospectus:

Function	As of the date of this prospectus Number of employees
Management	4
Finance	2
Human Resource	2
IT	2
Sales & Marketing	4
Operations	12
Total	26

As of the date of this prospectus, none of our employees are covered by collective bargaining agreements and we consider our labor practices and employee relations to be good.

Insurance

We maintain commercial all risks property insurance policies covering our business premises in accordance with customary industry practice, as well as insurance policies covering workmen’s compensation, public liability and contractors’ all risk where required by our operations or by our customers. We also maintain occupational injury and medical insurance for our employees, as required under applicable regulations in the jurisdictions in which we operate.

In New Zealand, employees of SunScout New Zealand are covered under the compulsory Accident Compensation Corporation (“ACC”) scheme, which provides no-fault statutory accident and injury coverage to everyone who is injured in an accident in New Zealand. SunScout New Zealand Limited is also legally required to participate in the KiwiSaver retirement savings program, which includes mandatory employer contributions for participating employees, but SunScout New Zealand does not maintain additional employer-funded social security or benefit plans beyond statutory requirements. In the United States, employees of SunScout USA are covered under all mandatory federal and state employment programs, including employer contributions under the Federal Insurance Contributions Act (“FICA”) for Social Security and Medicare. SunScout USA also provides medical insurance for its employees.

As of the date of this prospectus, we believe that our existing insurance and statutory coverage arrangements are consistent with common practice for companies with similar operations in New Zealand and the United States. We monitor our risk profile on an ongoing basis and may adjust our insurance coverage as necessary to support the needs of our business and comply with applicable laws in the markets in which we operate.

Seasonality

While certain business segments, such as sales of SunScout Products and the execution of solar-EPC projects, may experience higher activity during warmer months or periods of favorable weather, we believe these variations have not had a material impact on our combined results of operations. Our Engineering Products and Services business provides a stable source of revenue throughout the year, which helps to offset fluctuations in other segments. As a result, our business is not subject to material seasonal fluctuations, and we do not experience significant variations in our revenue, costs, or operations based on particular seasons or times of the year. Our financial results therefore tend to be relatively consistent across quarters, apart from other factors that may influence our performance.

Litigation and Other Legal Proceedings

We and our subsidiaries may from time to time be involved in various legal proceedings and claims in the ordinary course of business, including contractual disputes and other commercial disputes. As of the date of this prospectus, we are not aware of any legal proceedings or claims that we believe will have a material adverse effect on our business or financial condition. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including management’s time and attention.

REGULATIONS

This section sets forth a summary of the material laws and regulations that affect our Group’s business and operations in New Zealand and the United States.

Laws and Regulations Relating to Our Business in New Zealand

Data Protection and Information Security

The Privacy Act 2020 (“Privacy Act”) has 13 privacy principles that govern how agencies (organisations and businesses) can collect, store, use and share personal information. The Privacy Act is administered and enforced by the Office of the Privacy Commissioner. The Office of the Privacy Commissioner regulates the Privacy Act and makes sure agencies know what rules they need to follow.

All New Zealand agencies are required to comply with the Privacy Act and the 13 privacy principles, which generally requires agencies to collect, use and disclose personal information only for lawful and necessary purposes, and to take reasonable steps to ensure individuals are aware of the purposes for which their information is being collected. Personal information being any information about an identifiable individual.

Agencies must also comply with individuals’ rights to access and request correction of their personal information. In addition, they are required to implement reasonable security safeguards to protect personal information in their possession or control from loss, unauthorized access, misuse, or disclosure.

In the event of a privacy breach involving personal information held by an agency, the Privacy Act 2020 requires the agency to take reasonable and prompt steps to assess whether the breach is a notifiable privacy breach. A notifiable breach is one that has caused, or is likely to cause, serious harm to an affected individual.

If the breach is assessed as notifiable, the agency must notify the Privacy Commissioner as soon as practicable. Agencies are also required to notify the affected individuals unless an exception applies (for example, if notification would risk further harm or prejudice an ongoing investigation). Notifications must be made in a manner that is reasonable in the circumstances.

An agency that fails, without reasonable excuse, to notify the New Zealand Privacy Commissioner of a notifiable privacy breach commits an offence and may be fined up to NZD10,000. The Commissioner can issue compliance notices at any time and may take enforcement action in the Human Rights Review Tribunal if an agency does not comply.

Breaches of the Information Privacy Principles can also lead individuals to lodge complaints for “interference with privacy.” The Commissioner may investigate and usually seeks a voluntary resolution. If the Commissioner finds interference and cannot resolve the matter, the complaint may be referred to the Tribunal. Individuals may also seek damages in the Tribunal after the Commissioner’s investigation, though awards are generally modest, with a maximum of NZD 350,000.

Consumer Protection

New Zealand has a number of general consumer protection laws which apply generally but are not targeted specifically to regulating solar technology operations.

The primary consumer protection legislation is the Consumer Guarantees Act 1993 (“CGA”), which provides statutory guarantees and remedies for consumers in respect of goods and services supplied by businesses trading in New Zealand. Under the CGA, businesses must ensure that (i) goods are of acceptable quality, fit for purpose disclosed by the consumer, and correspond with their description; and (ii) services are carried out with reasonable care and skill, are fit for purpose for which they were supplied, and are completed within a reasonable time.

Where goods or services fail to meet any of the applicable guarantees, consumers may require the supplier to remedy the failure. Depending on the nature of the failure, the consumer may be entitled to repair, replacement, repeat performance of the service, a price reduction, or cancellation of the contract and a refund. For goods, if the failure is substantial or cannot be remedied within a reasonable time, the consumer may reject the goods entirely.

We note specifically that the CGA does not apply if the good or service is bought for business use where the relevant parties have agreed in writing the CGA does not apply.

In addition to the CGA, the Fair Trading Act 1986 (“FTA”) prohibits unfair conduct and misleading or deceptive representations in trade. The FTA applies to all suppliers engaged in trade. Prohibited conduct includes, among other things (i) misleading or deceptive conduct in connection with the supply or promotion of goods or services; (ii) false or unsubstantiated representations; and (iii) unfair contract terms in standard form consumer contracts.

The FTA also contains rules relating to product safety standards and consumer information standards, and prohibits supplying goods that do not comply with mandatory safety requirements or that are falsely described.

Breach of the FTA can lead to a range of consequences. The Commerce Commission may take enforcement action, seeking court orders such as injunctions, declarations of unlawful conduct, corrective advertising orders, or management banning orders. Breaches can also attract fines, with individuals liable for up to NZD 200,000 per offence and compliance liable for up to NZD 600 per offence. In cases involving commercial gain, courts may also order repayment of the value obtained from the breach.

Consumers or other parties who suffer loss due to a breach may also bring a claim in the Disputes Tribunal or District Court, where remedies such as payment of damages, contracts being declared void, refunds of money, or repair/replacement of products may be obtained.

Intellectual Property Rights

In New Zealand, the Intellectual Property Office of New Zealand administers the legislative framework governing intellectual property, which includes designs, trademarks and patents. New Zealand is a member of the main international conventions and the WTO Agreement on Trade Related Aspects of Intellectual Property Rights.

Designs

The Designs Act 1953 and the Designs Amendment Act 2010 govern the administration of rights to a design. These Acts are supported by the Design Regulations 1954 and the Designs Amendment Regulations 2011. This legislation provides for (i) the administration of designs; (ii) establishing and maintaining a design register; (iii) marking and processing applications for registration of designs; and (iv) prescribing the means to take infringement proceedings to enforce design rights.

A registered design confers on the owner the exclusive right to use the design and to prevent others from using it without consent. To be registerable, a design must satisfy two key criteria: (i) it must be a “design”, meaning features of shape, configuration, pattern, ornamentation, or composition of lines or colours applied to any article that gives it a unique appearance; and (ii) it must be “new”, meaning it has not been disclosed in any prior publication in New Zealand or elsewhere before the filing date.

Registered designs initially last for five (5) years and may be renewed for up to ten (10) additional years (for a maximum term of 15 years), subject to payment of renewal fees.

Infringement of a registered design may give rise to civil remedies, including damages, injunctions, or account of profits.

Trade Marks

The Trade Marks Act 2002 provides statutory protection for registrable trade marks in New Zealand. Registration grants the proprietor the exclusive right to use the mark in relation to the goods or services for which it is registered and to prevent others from using confusingly similar marks. A mark is registrable if it: (i) qualifies as a “trade mark”, being any sign capable of graphical representation and capable of distinguishing goods or services in trade; (ii) is distinctive and not merely descriptive of the goods and services; and (iii) does not conflict with earlier registered marks or marks that are well-known to New Zealand. Infringement of a registered trade mark may give rise to civil remedies such as damages and injunctions. Criminal liability can also rise in cases of deliberate counterfeiting for commercial gain. Registered trademarks are valid for 10 years from the date of registration and may be renewed indefinitely in successive 10 year periods.

Patents

The Patents Act 2013 provides protection for patentable inventions in New Zealand. A patent confers the proprietor with the exclusive right to exploit the invention commercially and to prevent others from making, using, selling, or importing the invention without consent. To be patentable, an invention must: (i) be new; (ii) involve an inventive step, meaning it is not obvious to a person skilled in the relevant art; and (iii) be capable of industrial application. Infringement of a patent may give rise to civil remedies, including damages and injunctions. Patents are valid for 20 years from the filing date, subject to annual fee payments from the fourth anniversary of filing.

Employment

Employees

Employment relationships in New Zealand are governed by a framework of statutory and common law protections that prescribe minimum conditions of employment which employers must provide to their employees. The primary legislation includes the Employment Relations Act 2000 (“ERA”), the Holidays Act 2003, the Minimum Wage Act 1983, the Parental Leave and Employment Protection Act 1987, the Health and Safety at Work Act 2015 and the Accident Compensation Act 2001.

Under the ERA and Holidays Act, employees are entitled to a range of minimum benefits, including: (i) at least four weeks of paid annual leave; (ii) 10 days of paid sick leave per year; (iii) 11 public holidays; (iv) statutory protections against unjustified dismissal; and (v) the obligation for employers to provide written employment agreements containing mandatory terms. Employees are also entitled to parental leave, bereavement leave, family violence leave, and other statutory entitlements.

Employees must be provided with compulsory rest and meal breaks, and all employees must be paid at least the applicable minimum wage under the Minimum Wage Act and ERA. Although New Zealand employment law does not impose a maximum number of daily working hours, employers must ensure that hours of work are reasonable, as required by the ERA, and must avoid work arrangements that place employees at risk of fatigue or harm. Health and safety considerations under the Health and Safety at Work Act 2015 require employers to ensure, so far as reasonably practicable, that working hours do not pose risks to employees’ health and safety.

In addition to minimum employment terms, employers are subject to various other statutory obligations. These include compulsory employer contributions to KiwiSaver for eligible employees under the Kiwisaver Act 2006. Employer KiwiSaver contributions are mandatory for eligible employees automatically enrolled or who opt into KiwiSaver. The minimum employer contribution is 3% of the employee’s gross salary or wages, although higher contributions may be provided by agreement.

Foreign Employees

The availability of skilled and unskilled foreign workers in New Zealand are affected by the Government’s immigration and labour policies. These policies are principally set out in the Immigration Act 2009 and supporting regulations.

Under the Immigration Act 2009, no person may employ a foreign national who is not a New Zealand citizen or resident unless that person holds a valid visa that authorises employment. Employers must ensure that all migrant workers have the correct visa type and conditions before employment commences and throughout the duration of employment. It is an offence for both the employer and the worker if employment is undertaken in breach of visa conditions.

Failure to comply with New Zealand’s immigration and employment requirements including employing a person without the correct visa, breaching visa conditions, or failing to meet minimum employment standards, may result in a range of penalties. These may include infringement notices, civil penalties, loss of accreditation, prohibition from employing migrant workers, and, in serious cases, criminal prosecution.

Workplace Health and Safety

Workplace health and safety in New Zealand is principally governed by the Health and Safety at Work Act 2015 (“HSWA”), which sets out the overarching duties to ensure, so far as is reasonably practicable, the health, safety and welfare of works other persons at work. The HSWA adopts a risk management framework and imposes primary duties on a “person conducting a business or undertaking” (“PCBU”), which includes employers, principals, contractors, and businesses generally.

Under the HSWA, every PCBU must, so far as is reasonably practicable, ensure the health and safety of its workers while at work, as well as the health and safety of other persons who may be put at risk from work carried out by the PCBU. Measures necessary ensure health and safety include: (i) providing and maintaining a work environment that is without risks to health and safety, including adequate facilities for worker welfare; (ii) ensuring that plant, structures, machinery and equipment are safe when used for their intended purpose; (iii) identifying hazards and managing risks arising from the use, handling, storage, transport or disposal of plant, substances or materials in the workplace; (iv) preparing, implementing and maintaining procedures for responding to emergencies that may arise at work; and (v) ensuring that workers receive adequate training, information, instruction and supervision to enable them to carry out their work safely.

Regulatory oversight is provided by WorkSafe New Zealand, which has broad powers to enforce compliance with the HSWA. WorkSafe may issue improvement notices requiring a PCBU to remedy any contravention, or prohibition notices requiring that work cease immediately if it involves a serious risk to health and safety arising from an immediate or imminent exposure to a hazard. Such notices remain in force until the contravention or risk has been remedied to WorkSafe’s satisfaction.

WorkSafe may also investigate incidents, conduct workplace inspections, issue enforceable undertakings, and in serious cases prosecute offences under the HSWA. Penalties can include substantial financial penalties and, for the most serious offences, potential imprisonment for individuals involved in reckless conduct.

With respect to work-related injury compensation, New Zealand operates a no fault accident compensation scheme under the Accident Compensation Scheme 2001 (“ACC”). Under the ACC scheme, employers are liable to pay ACC levies. ACC then provides cover to employees and workers for personal injuries arising out of, and in the course of, employment, including medical treatment and rehabilitation. Employers must notify WorkSafe and ACC of notifiable injuries, illnesses or incidents and must maintain practices that prevent workplace injuries.

Environmental Compliance

Environmental compliance in New Zealand is governed by a combination of statutory frameworks that regulate waste management, hazardous substances, emissions and the safe disposal of electrical and electronic equipment. Key legislation includes the Waste Minimisation Act 2008 (“WMA”) and the Resource Management Act 1991 (“RMA”) in relation to hazardous substances and sector specific regulations relating to product stewardship and end-of-life product obligations.

Under the WMA, New Zealand aims to reduce waste and improve resource efficiency by promoting product stewardship and requiring responsible management of products across their full life cycle. The Government has declared certain products as priority products, enabling the introduction of regulated product stewardship schemes for items that pose significant environmental harm at end of life. Proposed regulations are being developed to support an accredited electronical and electronic product stewardship scheme that will apply to a wide range of electrical and electronic equipment, including solar technology products.

Once implemented, these regulations will likely impose mandatory obligations on manufacturers, importers, distributors and suppliers of regulated products. These obligations are expected to include: (i) participation in approved stewardship schemes and contribution to the funding and operation of collection and recycling systems for end of life products; (ii) ensuring responsible product design, manufacturing and supply practices that support reuse, recycling or material recovery; (iii) meeting reporting and record-keeping requirements; and (iv) complying with performance standards and environmental outcomes established under the stewardship accreditation framework.

In addition to the product specific obligations, the RMA regulates discharges to land, air and water, and may impose local permitting or compliance requirements associated with solar technology products. Regional and district plans may impose additional conditions relating to land use, energy installations, noise, or hazardous substance storage.

Overseas Investment Act

Under the Overseas Investment Act 2005 (“OIA”), certain investments in New Zealand assets by an “overseas person” are subject to regulatory oversight and may require consent from the Overseas Investment Office (“OIO”). A company is considered an overseas person for the purposes of the OIA if 25% or more of any class of its ownership or control interests is held by overseas persons (including foreign individuals, foreign incorporated entities, or New Zealand companies that are themselves overseas persons).

Where a company meets the definition of an overseas person, any acquisition by that company of interests in “significant business assets” or “sensitive land”, whether freehold or leasehold, in New Zealand may require OIO consent before the transaction can be completed. “Significant business assets” generally include transactions where the value of the assets or securities acquired exceed the prescribed monetary thresholds. “Sensitive land” includes specified land in the OIA including farm land, land adjoining reserves, conservation areas and other strategically important land categories.

Where OIA consent is required, the company must satisfy relevant statutory criteria, which may include demonstrating good character, financial capability and business experience. The OIO may also apply a national interest test in certain cases.

Failure to obtain consent where required may result in significant civil penalties, enforceable undertakings, or disposal orders. Accordingly, overseas companies must ensure that any acquisition of significant business assets or sensitive land in New Zealand is assessed for compliance with the OIA and, where applicable, undergo OIO review and approval.

Laws and Regulations Relating to Our Business in the United States

Certain of our operations and products are subject to stringent and comprehensive federal, state, and local laws and regulations governing matters including environmental protection, occupational health and safety and the release or discharge of materials into the environment, including air emissions and wastewater discharges.

Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of investigatory and remedial obligations and the issuance of orders enjoining some or all of our operations in affected areas. We are also subject to permitting, registration, and other government approval requirements under environmental, health and safety laws and regulations applicable in the jurisdictions in which we operate. Those requirements obligate us to obtain permits, registrations, and other United States government approvals from one or more governmental agencies to conduct our operations and sell our products.

The requirements vary depending on the location where our regulated activities are conducted. United States government actors are also implementing laws regulating products across their life cycles, including sourcing for parts and components and the storage, distribution, sale, use, and disposal of products at their end of life. These laws and regulations include requirements to develop less hazardous chemical substances and products, right-to-know laws, restriction of hazardous substances, and product take-back laws.

MANAGEMENT

The following table sets forth the names, ages, and titles of our Directors and Executive Officers:

Name	Age	Title
Mr. Edwin Cywinski	66	Chief Executive Officer, Chairman and Executive Director
Mr. Marc Cywinski	33	Chief Operations Officer
Mr. Joshua Marotske	33	Chief Technical Officer
Mr. Jamie Parent	55	Chief Financial Officer

Independent Director Nominees:

Name	Age	Title
Mr. Kian Woon Yap	57	Independent Director Nominee and nominated chairman of compensation committee
Mr. Jacob Pretorius	56	Independent Director Nominee and nominated chairman of nomination committee
Mr. Albert McLelland	67	Independent Director Nominee and nominated chairman of audit committee

No arrangement or understanding exists between any such Director or officer and any other persons pursuant to which any Director or executive officer was elected as a director or executive officer. Our directors are elected at annual board meetings and serve until their successors take office or until their death, resignation or removal. The Executive Officers serve at the pleasure of the Board. Each independent director nominee will be appointed effective upon the effectiveness of this registration statement.

Family Relationships

Our CEO, Mr. Edwin Cywinski, is the father of our COO, Mr. Marc Cywinski. Other than the foregoing, there is no family relationship among any other of our Directors, Executive Officers, independent directors and key employees.

Executive Directors and Officers:

Mr. Edwin Cywinski — Chief Executive Officer

Mr. Edwin Cywinski is our Chief Executive Officer. He oversees the Group’s strategic direction, product development, and international operations. He has more than 35 years of experience in mechanical engineering, renewable-energy systems, and large-scale industrial projects across Europe, Australasia, and North America.

Since 2015, Mr. Edwin Cywinski has led commercial and utility-scale solar project developments in Thailand and Germany through the Company’s predecessor business that was later formalized as SunScout New Zealand Limited. Since the incorporation of SunScout New Zealand Limited, he has served as a director and has helped establish and expand the company’s engineering and manufacturing capabilities. Mr. Cywinski also advised Brightway Energy LLC (SunScout USA) upon its formation in the United States in 2020 in an advisory capacity, during which he established and expanded its operations in the United States, negotiated strategic cooperation agreements, and led the development, certification, and market launch of energy-storage and solar-powered robotics systems that later formed the foundation of SunScout’s current technology platform. From 2007 to 2014, Mr. Edwin Cywinski was the founder, Managing Director, and principal shareholder of eco-Kinetics Pty Ltd, an Australian renewable-energy engineering company that achieved revenues of approximately US$120 million within three years of launching and installed more than 25,000 solar-power systems across eleven countries. Under his leadership, eco-Kinetics constructed Thailand’s largest solar park (8 MWp) and implemented hybrid solar projects. The company was subsequently sold to an Australian Securities Exchange-listed entity in connection with a reverse-merger transaction.

Earlier in his career, Mr. Edwin Cywinski held multiple senior engineering and management roles at Noske-Kaeser Group, including Managing Director of Noske-Kaeser New Zealand Ltd (1997 – 2006) and Director of Global Business Development (2006), where he oversaw business development in China, Vietnam, and Singapore and established regional production and supplier networks. Prior to that, he served as Project Manager for the ANZAC Ship Program (1992 – 1997) with Noske-Kaeser GmbH, managing HVAC and fire-protection systems for the Australian and New

Zealand navies. Mr. Edwin Cywinski began his career with German Airbus, where he held various quality-engineering and production-management roles from 1985 to 1992, including leadership in composite-materials testing and the development of wind-power systems under a joint German-Swedish research initiative. Mr. Edwin Cywinski holds a degree in Engineering (“Diplom-Ingenieur”) from the University of Applied Sciences Osnabrück, Germany, with a specialization in material science, where he graduated in 1985.

Mr. Marc Cywinski — Chief Operations Officer

Mr. Marc Cywinski is our Chief Operations Officer. He is responsible for the Group’s global operations, business development, and implementation of commercial strategy. He has more than ten years of experience in solar-energy sales, business-development management, and operations across New Zealand and the United States.

Prior to joining SunScout, from August 2022 to April 2023, Mr. Marc Cywinski was a Business Development Manager at Legend Corporation — MH Power NZ, where he managed approximately 50 commercial accounts, supplied solar and standby-battery systems nationwide, and built relationships with key stakeholders in large-scale commercial solar projects. From July 2021 to August 2022, he served as Business Development Representative for Fusion5 (Auckland, New Zealand), a Microsoft Dynamics partner, where he supported enterprise-software sales and was part of the team that received Microsoft’s Partner of the Year 2021 award. Between October 2020 and July 2021, Mr. Marc Cywinski worked as Regional Sales Manager for World Solar (Auckland), leading sales operations for the Auckland and Northland regions and achieving monthly revenue exceeding US$100,000. From April 2014 to June 2020, Mr. Marc Cywinski held multiple roles at Solar Five LLC (Boston, United States), including Sales Manager and Business Development Manager, where he oversaw project-approval processes, customer-finance coordination, partner relationships, and sales exceeding US$1 million annually. He earlier served as Business Development Manager for Solar Five from 2014 to 2018, leading the Massachusetts sales team and developing internal CRM and operational-tracking tools. Mr. Marc Cywinski holds a Bachelor of Arts in Business Management with a Minor in Economics from Washington College, Maryland, United States, where he graduated in 2014.

Mr. Joshua Marotske — Chief Technical Officer

Mr. Joshua Marotske is our Chief Technical Officer. He is responsible for overseeing the Group’s engineering, product design, and technical development initiatives. He has more than 10 years of experience in photovoltaic (PV) system design, renewable-energy engineering, and electrical-mechanical integration.

Since February 2020, Mr. Joshua Marotske has been Co-Owner and Chief Executive Officer of SunScout USA, a residential and commercial solar-energy company. In this role, he led technical design, installation management, and system-engineering operations for PV projects across the New England region and has been involved in product engineering and systems integration that support SunScout’s solar and energy-storage technologies. From July 2016 to January 2020, Mr. Joshua Marotske served as Project Engineer at Solar Five LLC (Lexington, Massachusetts), where he oversaw the engineering, permitting, and quality-control processes for more than 300 residential and commercial PV installations. He was responsible for site auditing, system layout and electrical design, interconnection documentation, and coordination of installation and service teams. Earlier in his career, Mr. Joshua Marotske worked with Infinity Support Services, Inc. and IM Solutions as a junior engineer supporting the United States Marine Corps Medium and Heavy Tactical Vehicle Fleet, where he provided engineering analysis, test planning, and documentation for vehicle-efficiency and equipment-upgrade programs. He also gained early renewable-energy experience at CBD Energy and eco-Kinetics in Australia, where he supported project-finance modeling and solar-installation management. Mr. Joshua Marotske holds a Bachelor of Science in Mechanical Engineering from the University of Maryland, College Park, and a Bachelor of Science in Physics from Washington College, Maryland, both awarded in 2011.

Mr. Jamie Parent — Chief Financial Officer

Mr. Jamie Parent is our Chief Financial Officer. He is responsible for the Group’s financial management, accounting controls, and corporate reporting. He has more than 25 years of international experience in accounting, audit, and financial operations across manufacturing, construction, technology, and service industries in North America and the Caribbean.

Since December 2023, Mr. Jamie Parent has also served as Controller of Nova Farms Inc. (South Attleboro, Massachusetts), a privately held cannabis company. In this role he manages multi-entity financial consolidation, GAAP compliance, ASC 606 and ASC 808 implementation, treasury operations, and audit readiness for the company’s first financial-statement audit. From November 2021 to December 2023, Mr. Jamie Parent was Controller of Capstan

Atlantic Inc. (Wrentham, Massachusetts), a manufacturing company, where he oversaw accounting, treasury management, and preparation for the company’s conversion to an Employee Stock Ownership Plan (ESOP). From January 2019 to November 2021, he served as Chief Financial Officer of Bathroom Brands/Forte Brands Inc. (Milford, Massachusetts), a U.S. wholesale distributor with operations linked to U.K. ownership, where he managed financial planning, board reporting, taxation, and investor relations. Between September 2017 and January 2021, Mr. Jamie Parent also held interim controller roles for multiple clients of Charles River Consulting (Newton, Massachusetts), providing contract financial-management services. Earlier in his career, he held senior accounting and controller roles with ARS Services Inc. (2012 – 2017), Eastend Group Inc. (Bermuda, 2008 – 2012), Crusader International Management (Cayman) Ltd. (2005 – 2008), and Halifax Veterinary Hospital Ltd. (Canada, 2000 – 2005). He began his professional career as an Auditor with Nauss Cole & Galbraith Chartered Accountants (Dartmouth, Nova Scotia) from 1997 to 2000. Mr. Jamie Parent earned a Bachelor of Business Administration from the University of New Brunswick, Canada, in 1992 and obtained his Chartered Professional Accountant (CPA) and Certified Management Accountant (CMA) designations in 1999. He also holds a Foundation Certificate in International Trust Management from the Society of Trust and Estate Practitioners (STEP), Grand Cayman, awarded in 2006.

Independent Director Nominees:

Mr. Kian Woon Yap is an Independent Director Nominee, with his appointment set to begin upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Kian Woon Yap has over 30 years of experience in investment management and corporate finance across Southeast Asia and China. Since April 2023, Mr. Kian Woon Yap has served as the Founder of Camelthorn Venture Partner Pte. Ltd., where he provides capital markets and strategic advisory services to technology and sustainability-focused businesses, including fundraising, mergers and acquisitions, public listings, and strategic expansion initiatives. From 2019 to 2023, Mr. Yap was a co-founder of Enyorra Private Equity Pte. Ltd. (previously JI Capital Partners Pte. Ltd.), a Singapore-based, licensed investment management firm focused on sustainability investments in Southeast Asia. Prior to that, from 2011 to 2018, he served as a Partner and ESG Lead at CMIA Capital Partners Pte. Ltd., a private equity firm investing in China and Southeast Asia, and represented CMIA as a board director of several portfolio companies. Earlier in his career, Mr. Yap served as Head of Alternative Investments at Bank of Singapore, Global Head of Private Equity at ING Private Bank, where he also acted as an advisory board member to several private equity funds, and Investment Director at 3i Group plc, a London Stock Exchange-listed investment company. Mr. Yap holds an MBA from IMD Business School, a Bachelor of Applied Science in Computer Technology from Nanyang Technological University, and sustainability-related qualifications from Frankfurt School of Finance & Management.

Mr. Jacob Pretorius is an Independent Director Nominee, with his appointment set to begin upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Jacob Pretorius is a technology executive and engineer with experience in clean energy, advanced materials, product development and intellectual property strategy. He holds a Master of Science in Engineering and Management from the Massachusetts Institute of Technology and Sloan School of Management, a Bachelor of Science in Mechanical Engineering from the University of Stellenbosch, and a Diploma in Computer Science from the University of South Africa. Since 2020, Mr. Jacob Pretorius has served as Chief Technology Officer and a board member of The Jessara Group, a privately held company based in Austin, Texas. In this role, he has been responsible for technology strategy and the development of IoT and sensor-based solutions for applications across clean energy, water systems, aerospace, unmanned systems and defense-related sectors. Mr. Jacob Pretorius has also served as Managing Partner of BKK Consultants Limited since 2008. Through BKK Consultants Limited, he advises companies, universities and research institutions on technology commercialization, product development, intellectual property strategy and fundraising, with operations in Boston, Massachusetts and Auckland, New Zealand. Prior to his current roles, Mr. Jacob Pretorius served as a board member of Divinio Inc. from 2017 to 2020 and as a board member of Tessolar Inc. from 2014 to 2017. Earlier in his career, he held senior technical and management positions at BlueWave Solar, TIAX LLC (formerly Arthur D. Little Inc.), and Midé Technology Corporation, where he was involved in product development, manufacturing operations and technology commercialization.

Mr. Albert McLelland is an Independent Director Nominee, with his appointment set to begin upon the effectiveness of the registration statement of which this prospectus forms a part. From November 2020 until August 2025, Mr. Albert McLelland served as the Chairman of the Audit Committee and as an independent director of Breeze Holdings Acquisition Corp. which merged with YD Biopharma Limited, a Taiwan based company focused on early cancer detection. From August through December 2025, Mr. McLelland has served as a director of YD Bio Limited, the publicly traded parent company of the merged entities. Since 2002, Mr. McLelland has served as the Managing Director of AmPac Strategic Capital LLC, an advisory firm and investment holding company that creates value across the investment process from deal origination and execution to management, oversight and exit. Before founding AmPac, from 1998 until 2002, Mr. McLelland was the Director of the Chairman’s Asian Cross-Border Transactions Initiative for PricewaterhouseCoopers (“PwC”) Financial Advisory Services. Mr. McLelland assisted PwC’s largest clients to complete cross-border transactions in Asia. In 1993, Mr. McLelland founded Pearl Delta Capital Corp. in Taiwan, which he subsequently sold in 1998. From 1991 until 1993, Mr. McLelland was Senior Manager for Corporate Finance at CEF Taiwan Limited, a large Hong Kong based merchant bank. In 1990, Mr. McLelland assisted in the formation of Riddell*Tseng where he worked until 1993. Mr. McLelland started his investment banking career at Shearson Lehman in 1987, where he worked until 1990. Mr. McLelland has served as an adjunct professor and guest lecturer at leading business schools in the US and China. He currently serves on the Advisory Board at the Institute for Excellence in Corporate Governance at the University of Texas (Dallas), where he is also the Chairman of the Steering Committee for the North Texas Private Equity Council. Mr. McLelland received his BA in Political Science and History from the University of South Florida, an MBA from the University of Chicago Booth School of Business and an MA in International Affairs from Columbia University. Mr. McLelland has served as an Independent Director, Audit Committee Chairman and Financial Expert for four Nasdaq listed companies. In his public board capacity, he has also served as the Chairman of the Special Committee for the sale of China Fire & Security Group, Inc. Mr. McLelland holds a National Association of Corporate Directors (NACD) Directorship Certification.

Committees of the Board

Our Board will establish an audit committee, a compensation committee and a nomination committee, each of which will operate pursuant to a charter adopted by our Board that will be effective upon the effectiveness of the registration statement of which this prospectus forms a part. The Board may also establish other committees from time to time to assist our company and the Board. Upon the effectiveness of the registration statement of which this prospectus forms a part, the composition and functioning of all of our committees will comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, NYSE American and SEC rules and regulations, if applicable. Upon our listing on the NYSE American, each committee’s charter will be available on our website at [•]. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be part of this prospectus.

Audit committee

Mr. Kian Woon Yap, Mr. Jacob Pretorius and Mr. Albert McLelland will serve on the audit committee, which will be chaired by Mr. Albert McLelland. Our Board has determined that each are “independent” for audit committee purposes as that term is defined by the rules of the SEC and NYSE American, and that each has sufficient knowledge in financial and auditing matters to serve on the audit committee. Our Board has designated Mr. Albert McLelland as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee’s responsibilities include:

•        appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•        pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•        reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

•        reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•        coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•        establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns; recommending, based upon the audit committee’s review and discussions with management and our independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 20-F;

•        monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•        preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

•        reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

•        reviewing earnings releases.

Compensation committee

Mr. Kian Woon Yap, Mr. Jacob Pretorius and Mr. Albert McLelland will serve on the compensation committee, which will be chaired by Mr. Kian Woon Yap. Our Board has determined that each such member satisfies the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the NYSE American Stock Market. The compensation committee’s responsibilities include:

•        evaluating the performance of our chief executive officer in light of our company’s corporate goals and objectives and, based on such evaluation: (i) recommending to the Board the cash compensation of our chief executive officer, and (ii) reviewing and approving grants and awards to our chief executive officer under equity-based plans;

•        reviewing and recommending to the Board the cash compensation of our other executive officers;

•        reviewing and establishing our overall management compensation, philosophy and policy;

•        overseeing and administering our compensation and similar plans;

•        reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters and evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable NYSE American rules;

•        retaining and approving the compensation of any compensation advisors;

•        reviewing and approving our policies and procedures for the grant of equity-based awards;

•        reviewing and recommending to the Board the compensation of our directors; and

•        preparing the compensation committee report required by SEC rules, if and when required.

Nomination committee

Mr. Kian Woon Yap, Mr. Jacob Pretorius and Mr. Albert McLelland will serve on the nomination committee, which will be chaired by Mr. Jacob Pretorius. Our Board has determined that each member of the nomination committee is “independent” as defined in the applicable NYSE American rules. The nomination committee’s responsibilities include:

•        developing and recommending to the Board criteria for board and committee membership;

•        establishing procedures for identifying and evaluating Director candidates, including nominees recommended by shareholders; and

•        reviewing the composition of the Board to ensure that it is composed of members containing the appropriate skills and expertise to advise us.

While we do not have a formal policy regarding board diversity, our nomination committee and Board will consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity (not limited to race, gender or national origin). Our nomination committee’s and Board’ priority in selecting board members is identification of persons who will further the interests of our shareholders through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape and professional and personal experience and expertise relevant to our growth strategy.

Foreign Private Issuer Status

We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with the rules and regulations of NYSE American, we may choose to comply with home country governance requirements and certain exemptions thereunder rather than complying with NYSE American corporate governance standards. We may choose to take advantage of the following exemptions afforded to foreign private issuers:

•        Exemption from filing quarterly reports on Form 10-Q, from filing proxy solicitation materials on Schedule 14A or 14C in connection with annual or special meetings of shareholders, from providing current reports on Form 8-K disclosing significant events within four days of their occurrence, and from the disclosure requirements of Regulation FD.

•        Exemption from NYSE American rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in NYSE American rules, as permitted by the foreign private issuer exemption.

•        Exemption from the requirement that our Board have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

•        Exemption from the requirements that director nominees are selected, or recommended for selection by our Board, either by (1) independent directors constituting a majority of our Board’ independent directors in a vote in which only independent directors participate, or (2) a committee comprised solely of independent directors, and that a formal written charter or board resolution, as applicable, addressing the nominations process is adopted.

Furthermore, Section 110 of the NYSE American Company Guide provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules set forth in Sections 801 to 809 of the Company Guide, provided that we nevertheless comply with NYSE American’s Notification of Noncompliance requirement and disclose each requirement that we do not follow and describe the home country practice followed instead and that we intend to have an audit committee that satisfies Section 803 of the NYSE American Company Guide consisting of committee members that meet the independence requirements of 803(2) of the NYSE American Company Guide. If we rely on our home country corporate governance practices in lieu of certain of the rules of NYSE American, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of NYSE American. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Although we are permitted to follow certain corporate governance rules that conform to Cayman Islands requirements in lieu of many of NYSE American corporate governance rules, we intend to comply with NYSE American corporate governance rules applicable to foreign private issuers.

Controlled Company

We expect to continue to be a controlled company within the meaning of Section 801(a) of the NYSE American Company Guide, and as a result, we expect to qualify for and intend to continue to rely on exemptions from certain corporate governance requirements.

Public Companies that qualify as a “Controlled Company” with securities listed on the NYSE American must comply with the exchange’s continued listing standards to maintain their listings. NYSE American has adopted qualitative listing standards. Companies that do not comply with these corporate governance requirements may lose their listing status. Under NYSE American rules, a “controlled company” is a company with more than 50% of its voting power held by a single person, entity or group. Under NYSE American rules, a controlled company is exempt from certain corporate governance requirements, including:

•        an exemption from the rule that a majority of our Board must be independent directors;

•        an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

•        An exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

Controlled companies must still comply with the exchange’s other corporate governance standards. These include having an audit committee and the special meetings of independent or non-management directors.

Upon the completion of this offering, Mr. Edwin Cywinski, our Chief Executive Officer, Chairman of the Board and, Executive Director and his son Mr. Marc Cywinski, our Chief Operating Officer, will together beneficially own 49.83% of our total issued and outstanding Class A Ordinary Shares and 100% of our total issued and outstanding Class B Ordinary Shares and will be able to exercise 96.30% of the aggregate voting power of our total issued and outstanding share capital, assuming that the underwriters do not exercise their over-allotment option. As a result, we will be a “controlled company” as defined under Section 801(a) of the NYSE American Company Guide, because our controlling shareholders will hold more than 50% of the voting power for the election of directors. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. Although we currently do not intend to rely on the “controlled company” exemption under the NYSE American listing rules, we could elect to rely on this exemption in the future. If we elect to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, during any time while we remain a controlled company relying on the exemption and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of NYSE American corporate governance requirements. Our status as a controlled company could cause our Class A Ordinary Share to look less attractive to certain investors or otherwise harm our trading price.

On December 6, 2025, Mr. Edwin Cywinski and Mr. Marc Cywinski entered into an acting-in-concert agreement (the “Acting-in-Concert Agreement”), pursuant to which they have agreed to vote, or cause to be voted, all Class A Ordinary Shares and Class B Ordinary Shares beneficially owned or otherwise controlled by them (including the shares held through AE Equity Limited and Solerin Equity Limited) in accordance with jointly agreed instructions on the election and removal of directors and all other matters submitted to a vote of our shareholders. If they are unable to agree, the decision of the party holding more than 50% of their combined voting power will control and, if their voting power is equal or they otherwise cannot agree, the decision of Mr. Edwin Cywinski will control. As a result of the Acting-in-Concert Agreement, Mr. Edwin Cywinski and Mr. Marc Cywinski constitute a “group” that controls more than 50% of the voting power of our Company for the election of directors, and we accordingly qualify as a “controlled company” within the meaning of Section 801(a) of the NYSE American Company Guide.

Code of Conduct, Code of Ethics, Insider Trading Policy and Executive Compensation Recovery Policy

Prior to the effectiveness of the registration statement of which this prospectus is a part, we intend to adopt (i) a written code of business conduct and ethics and (ii) Insider Trading Policy that applies to our Directors, officers, and employees, including our chief executive officer, chief financial officer, principal accounting officer or controller or persons performing similar functions, and we also intend to adopt an (iii) Executive Compensation Recovery Policy that applies to our officers, and employees, including our chief executive officer, chief financial officer, principal accounting officer or controller or persons performing similar functions, (collectively the “Policies”). Following the effectiveness of the registration statement of which this prospectus is a part, a current copy of the Policies will be posted on the Corporate Governance section of our website, which is located at [•]. The information on our website is deemed not to be incorporated in this prospectus or to be a part of this prospectus. We intend to disclose any amendments to the Policies, and any waivers of the Policies for our Directors, executive officers and senior finance executives, on our website to the extent required by applicable U.S. federal securities laws and the corporate governance rules of NYSE American.

Compensation of Executive Directors and Executive Officers

For the financial year ended June 30, 2026, we paid an aggregate of approximately US$557,707 in cash to our Executive Directors and Executive Officers. For the financial year ended June 30, 2025, we paid an aggregate of approximately US$398,408 in cash to our Executive Directors and Executive Officers.

Employee Share Incentive Plan

We intend to adopt an employee share incentive plan, or 2026 ESOP, which will be effective upon the completion of this offering, for the purpose of granting share-based compensation awards, in an aggregate amount of up to 15% of our total issued and outstanding Class A Ordinary Shares following this offering, to our employees, directors and consultants to incentivize their performance and align their interests with ours. The following discussion is qualified in its entirety by the full text of the 2026 ESOP.

Under the 2026 ESOP, we expect to be permitted to issue options to purchase or award shares of up to 15% of the Class A Ordinary Shares issued and outstanding as at the date of completion of the initial public offering. As of the date of this prospectus, we have not awarded any shares and no options to purchase Class A Ordinary Shares have been exercised and no Class A Ordinary Shares have been issued upon the exercise of any vested options, in each case under the 2026 ESOP. The 2026 ESOP will be administered by our board of directors, which may delegate its authority thereunder as contemplated by the 2026 ESOP. Our board of directors will have the authority, in the case of special dividends or distributions, specified reorganizations and other transactions, to determine appropriate equitable adjustments, if any, to be made under the 2026 ESOP, including adjustments to the number of shares which have been authorized for issuance under the 2026 ESOP. Our board of directors will have the right to amend, suspend or terminate the 2026 ESOP, in whole or in part, at any time, subject to applicable laws and requirements of any stock exchange or governmental or regulatory body (including any requirement for shareholder approval). Subject to certain exceptions, our board of directors will be entitled to make amendments to the 2026 ESOP without shareholder approval.

Employment Agreements

Employment Agreement between Edwin Cywinski, Chief Executive Officer and the Company

Term of Employment	Three year term, automatically extends for a successive one year term unless either party provides written notice 60 days prior to expiration of the initial term.
Base Salary

$600,000 annually, subject to annual review and adjustment. Payment of the base salary is deferred until the closing of this offering, at which time all accrued and unpaid base salary will be paid in a single lump sum within thirty (30) days.

Bonus

(i)     Annual Equity Bonus:    1.0% of the Company’s issued and outstanding Class A Ordinary Shares as of the closing date of the Company’s initial public offering (“IPO”) per year, subject to achievement of certain key performance indicators (“KPIs”) set forth in the agreement and Board, and Compensation Committee of the board of directors’ approval.

(ii)    IPO Success Bonus:    5.0% of the gross capital raised in the IPO, payable in Class A Ordinary Shares of the Company (valued at the IPO offering price per Class A Ordinary Share). The share portion shall be issued within 30 days following the closing of the IPO.

All equity awards are subject to applicable securities laws, NYSE American listing rules, and the Company’s insider trading and executive compensation recovery policies.

Equity Incentive Plan	Eligible to participate in any share incentive plan adopted by the Company, subject to the terms and conditions of such plan as determined by the Board.
Duties and Responsibilities

Mr. Cywinski shall be employed on a full-time basis in the position of Chief Executive Officer and shall perform the functions and responsibilities of that position. Additional or different duties may be assigned by the Company from time to time, and his position, job descriptions, duties and responsibilities may be modified in the sole discretion of the Company. He shall devote the whole of his professional time, attention and energies to the performance of his work and shall comply with all policies of the Company and all applicable laws, rules and regulations.

Company Property/IP Assignment	All work product, inventions, and materials relating to Company business remain Company property

Non-Compete and Non-Solicitation

During the non-compete term (consisting of the effective date of the agreement through two years following termination for any reason), Mr. Cywinski may not directly or indirectly provide the same or substantially similar services to any “Business Enterprise” (defined as entities engaged in the business of autonomous, solar-powered robotic mowers and related solar energy solutions) in the “Market Area” (defined as United States, New Zealand, and any geographic area in which the Company is conducting material business) without prior written consent. This restriction includes serving as an agent, consultant, employee, officer, director, partner, independent contractor, or equity owner of such a Business Enterprise. Passive investment in up to 5% of the voting power or equity of a Business Enterprise is permitted.

During the non-compete term, Mr. Cywinski shall not solicit or induce any executive or officer of the Company to terminate employment, except for soliciting former employees whose employment was terminated by the Company or through general non-targeted solicitations.

Termination Notice

Either party may terminate by providing at least 30 days’ advance written notice. The Company may also terminate for Cause without notice, and Mr. Cywinski may terminate for “good reason” as defined in the agreement.

Employment Agreement between Marc Cywinski, Chief Operations Officer and the Company

Term of Employment	Three year term, automatically extends for a successive one year term unless either party provides written notice 60 days prior to expiration of the initial term.
Base Salary	$360,000 annually, subject to annual review and adjustment.
Bonus

Annual Equity Bonus:    1.0% of the Company’s issued and outstanding Class A Ordinary Shares as of the closing date of the Company’s IPO per year, subject to achievement of certain KPIs set forth in the agreement and Board, and Compensation Committee of the board of directors’ approval.

All equity awards are subject to applicable securities laws, NYSE American listing rules, and the Company’s insider trading and executive compensation recovery policies.
Equity Incentive Plan	Eligible to participate in any share incentive plan adopted by the Company, subject to the terms and conditions of such plan as determined by the Board.
Duties and Responsibilities

Mr. Cywinski shall be employed on a full-time basis in the position of Chief Operations Officer and shall perform the functions and responsibilities of that position. Additional or different duties may be assigned by the Company from time to time, and his position, job descriptions, duties and responsibilities may be modified in the sole discretion of the Company. He shall devote the whole of his professional time, attention and energies to the performance of his work and shall comply with all policies of the Company and all applicable laws, rules and regulations.

Company Property/IP Assignment	All work product, inventions, and materials relating to Company business remain Company property

Non-Compete and Non-Solicitation

During the non-compete term (consisting of the effective date of the agreement through two years following termination for any reason), Mr. Cywinski may not directly or indirectly provide the same or substantially similar services to any “Business Enterprise” (defined as entities engaged in the business of autonomous, solar-powered robotic mowers and related solar energy solutions) in the “Market Area” (defined as United States, New Zealand, and any geographic area in which the Company is conducting material business) without prior written consent. This restriction includes serving as an agent, consultant, employee, officer, director, partner, independent contractor, or equity owner of such a Business Enterprise. Passive investment in up to 5% of the voting power or equity of a Business Enterprise is permitted.

During the non-compete term, Mr. Cywinski shall not solicit or induce any executive or officer of the Company to terminate employment, except for soliciting former employees whose employment was terminated by the Company or through general non-targeted solicitations.

Termination Notice

Either party may terminate by providing at least 30 days’ advance written notice. The Company may also terminate for Cause without notice, and Mr. Cywinski may terminate for “good reason” as defined in the agreement.

Employment Agreement between Jamie Parent, Chief Financial Officer and the Company

Term of Employment	Three year term, automatically extends for a successive one year term unless either party provides written notice 60 days prior to expiration of the initial term.
Base Salary	$200,000 annually, subject to annual review and adjustment.
Bonus

(i)     Annual Equity Bonus:    0.5% of the Company’s issued and outstanding ordinary shares as of the IPO closing date per year for 3 years, such that Ms. Parent shall hold an aggregate of 2.5% of the Company’s issued class A ordinary shares (calculated as of the closing date of the IPO) after 3 years of employment, subject to achievement of KPIs set forth the agreement and subject to approval by the board of director and compensation committee of the board of directors.

(ii)    IPO Success Bonus:    1% of the Company’s issued and outstanding class A ordinary shares (calculated as of the closing date of the IPO), to be granted upon successful listing of the Company’s class A ordinary shares on the NYSE American or another recognized stock exchange.

All equity awards are subject to the Company’s equity incentive or compensation plan, applicable securities laws, NYSE American listing rules, and the Company’s insider trading and executive compensation recovery policies.

Equity Incentive Plan	Eligible to participate in any share incentive plan adopted by the Company, subject to the terms and conditions of such plan as determined by the Board.
Duties and Responsibilities

Ms. Parent shall be employed on a full-time basis in the position of Chief Financial Officer and shall perform the functions and responsibilities of that position. Additional or different duties may be assigned by the Company from time to time, and her position, job descriptions, duties and responsibilities may be modified in the sole discretion of the Company. She shall devote the whole of her professional time, attention and energies to the performance of her work and shall comply with all policies of the Company and all applicable laws, rules and regulations.

Company Property/IP Assignment	All work product, inventions, and materials relating to Company business remain Company property
Non-Compete and Non-Solicitation

During the non-compete term (consisting of the effective date of the agreement through two years following termination for any reason), Mr. Parent may not directly or indirectly provide the same or substantially similar services to any “Business Enterprise” (defined as entities engaged in the business of autonomous, solar-powered robotic mowers and related solar energy solutions) in the “Market Area” (defined as United States, New Zealand, and any geographic area in which the Company is conducting material business) without prior written consent. This restriction includes serving as an agent, consultant, employee, officer, director, partner, independent contractor, or equity owner of such a Business Enterprise. Passive investment in up to 5% of the voting power or equity of a Business Enterprise is permitted.

During the non-compete term, Mr. Parent shall not solicit or induce any executive or officer of the Company to terminate employment, except for soliciting former employees whose employment was terminated by the Company or through general non-targeted solicitations.

Termination Notice

Either party may terminate by providing at least 30 days’ advance written notice. The Company may also terminate for Cause without notice, and Mr. Parent may terminate for “good reason” as defined in the agreement.

Employment Agreement between Joshua Marotske, Chief Technical Officer and the Company

Term of Employment	Three year term, automatically extends for a successive one year term unless either party provides written notice 60 days prior to expiration of the initial term.
Base Salary	$240,000 annually, subject to annual review and adjustment.
Bonus

Annual Equity Bonus:    0.83% of the Company’s issued and outstanding class A ordinary shares as of the IPO closing date per year for 3 consecutive years, subject to achievement of KPIs set forth in the agreement and subject to approval by the board of director and compensation committee of the board of directors.

All equity awards are subject to the Company’s equity incentive or compensation plan, applicable securities laws, NYSE American listing rules, and the Company’s insider trading and executive compensation recovery policies.

Equity Incentive Plan	Eligible to participate in any share incentive plan adopted by the Company, subject to the terms and conditions of such plan as determined by the Board.
Duties and Responsibilities

Mr. Marotske shall be employed on a full-time basis in the position of Chief Technical Officer and shall perform the functions and responsibilities of that position. Additional or different duties may be assigned by the Company from time to time, and his position, job descriptions, duties and responsibilities may be modified in the sole discretion of the Company. He shall devote the whole of his professional time, attention and energies to the performance of his work and shall comply with all policies of the Company and all applicable laws, rules and regulations.

Company Property/IP Assignment	All work product, inventions, and materials relating to Company business remain Company property

Non-Compete and Non-Solicitation

During the non-compete term (consisting of the effective date of the agreement through two years following termination for any reason), Mr. Marotske may not directly or indirectly provide the same or substantially similar services to any “Business Enterprise” (defined as entities engaged in the business of autonomous, solar-powered robotic mowers and related solar energy solutions) in the “Market Area” (defined as United States, New Zealand, and any geographic area in which the Company is conducting material business) without prior written consent. This restriction includes serving as an agent, consultant, employee, officer, director, partner, independent contractor, or equity owner of such a Business Enterprise. Passive investment in up to 5% of the voting power or equity of a Business Enterprise is permitted.

During the non-compete term, Mr. Marotske shall not solicit or induce any executive or officer of the Company to terminate employment, except for soliciting former employees whose employment was terminated by the Company or through general non-targeted solicitations.

Termination Notice

Either party may terminate by providing at least 30 days’ advance written notice. The Company may also terminate for Cause without notice, and Mr. Marotske may terminate for “good reason” as defined in the agreement.

Directors’ Agreements

Each of our directors has entered into a director’s agreement with the Company enforceable upon the effectiveness of the registration statement of which this prospectus is a part. The terms and conditions of such directors’ agreements are similar in all material aspects save for the term. Each executive director’s agreement is for an initial term of three (3) years and will continue until the executive director’s successor is duly elected and qualified. Each independent director’s agreement is for an initial term of one (1) year and will continue until the independent director’s successor is duly elected and qualified. Each director will be up for re-election each year at the annual board meeting and, upon re-election, the terms, and provisions of his or her director’s agreement will remain in full force and effect. Under the directors’ agreements, the Company agrees, to the maximum extent provided under applicable law, to indemnify the directors against liabilities and expenses incurred in connection with any proceeding arising out of, or related to, the directors’ performance of their duties, other than any such losses incurred as a result of the directors’ gross negligence or willful misconduct.

Under the independent director’s agreements, the initial annual cash salary that is payable to our independent director nominees is US$60,000 to Mr. Kian Woon Yap, US$60,000 to Mr. Jacob Pretorius and US$60,000 to Mr. Albert McLelland, respectively. In addition to his cash compensation, Mr. McLelland is entitled to receive share-based compensation with a value equivalent to US$3,333.33 for each calendar month of service completed, which accrues on a monthly basis and is issued as a single allotment of our Class A Ordinary Shares upon the completion of each twelve (12) consecutive months of service.

Other than as disclosed above, none of our directors have entered into a service agreement with our Company or any of our subsidiaries that provides for benefits upon termination of employment.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our share capital by:

•        each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Class A Ordinary Shares or Class B Ordinary Shares;

•        each of our named Executive Officers;

•        each of our Directors and Director nominees; and

•        all of our current Executive Officers, Directors and Director nominees as a group.

The number and percentage of Class A Ordinary Shares beneficially owned before the offering are based on 20,000,000 Class A Ordinary Shares issued and outstanding as of the date of this prospectus.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the SEC and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within sixty (60) days through the conversion or exercise of any convertible security, warrant, option or other right. More than one (1) person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within sixty (60) days, by the sum of the number of shares outstanding as of such date, plus the number of shares as to which such person has the right to acquire voting or investment power within sixty (60) days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our shares listed below have sole voting and investment power with respect to the shares shown.

As of the date of this prospectus, four of our shareholders who are U.S. residents beneficially own 8,200,000 Class A Ordinary Shares, representing 41% of our total issued and outstanding Class A Ordinary Shares. 7,500,000 Class B Ordinary Shares, representing 50% of our total issued and outstanding Class B Ordinary Shares, are owned by a shareholder whose beneficial owner is a U.S. resident.

Executive Officers and Directors	Amount of Beneficial Ownership of Class A Ordinary Shares(1)	Pre- Offering Percentage Ownership of Class A Ordinary Shares(2)	Post- Offering Percentage Ownership of Class A Ordinary Shares(2)(3)	Amount of Beneficial Ownership of Class B Ordinary Shares Pre- and Post- Offering	Percentage Ownership of Class B Ordinary Shares	Pre- Offering Combined Voting Power of Class A and Class B Ordinary Shares(2)	Post- Offering Combined Voting Power of Class A and Class B Ordinary Shares(2)(3)
Directors and Named Executive Officers:
Mr. Edwin Cywinski(4)	6,600,000	33.0%	27.50%	7,500,000	50%	48.94%	48.33%
Mr. Marc Cywinski(5)	5,360,000	26.8%	22.33%	7,500,000	50%	48.55%	47.95%
Mr. Joshua Marotske(6)	920,000	4.6%	3.83%		—	0.29%	0.28%
Mr. Jamie Parent	—	—%	—		—	—	—
Mr. Kian Woon Yap	—	—	—		—	—	—
Mr. Jacob Pretorius	1,040,000	5.2%	4.33%		—	0.33%	0.32%
Mr. Albert McLelland	—	—	—		—	—	—
All executive officers and directors as a group (7 persons)	13,920,000	69.60%	58.00%		100%	98.10%	96.89%

5% or Greater Shareholders
AE Equity Limited(4)	6,600,000	33.0%	27.50%	7,500,000	50%	48.94%	48.33%
Solerin Equity Limited(5)	5,360,000	26.8%	22.33%	7,500,000	50%	48.55%	47.95%
Mr. Jacob Pretorius	1,040,000	5.2%	4.33%		—	0.33%	0.32%

____________

(1)      Beneficial ownership is determined in accordance with the rules of the SEC and includes voting power with respect to the Class A Ordinary Shares and Class B Ordinary Shares. All shares represent only Class A Ordinary Shares and Class B Ordinary Shares held by shareholders as no options are issued or outstanding.

(2)      Calculation based on 20,000,000 Class A Ordinary Shares and 15,000,000 Class B Ordinary Shares issued and outstanding as of the date of this prospectus. Each Class A Ordinary Share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of the Company, and each Class B Ordinary Share shall entitle the holder thereof to twenty (20) votes on all matters subject to vote at general meetings of the Company.

(3)      Assuming 4,000,000 Class A Ordinary Shares are issued in the offering, not including 600,000 Class A Ordinary Shares underlying the underwriter’s over-allotment option.

(4)      Mr. Edwin Cywinski beneficially owns 6,600,000 Class A Ordinary Shares and 7,500,000 Class B Ordinary Shares through AE Equity Limited, a company incorporated in the British Virgin Islands and wholly owned by Mr. Edwin Cywinski.

(5)      Mr. Marc Cywinski beneficially owns 5,360,000 Class A Ordinary Shares and 7,500,000 Class B Ordinary Shares through Solerin Equity Limited, a company incorporated in the British Virgin Islands and wholly owned by Mr. Marc Cywinski.

(6)      Mr. Joshua Marotske beneficially owns his 920,000 Class A Ordinary Shares through JKM Equity Limited, a company incorporated in the British Virgin Islands and wholly owned by Mr. Joshua Marotske. Pursuant to the Brightway MPA, Mr. Joshua Marotske is also entitled to receive $3,000,000 worth of Class A Ordinary Shares (with the number of shares to be issued calculated based on the initial public offering price of the Class A Ordinary Shares in this offering, equal to 545,455 Class A Ordinary Shares assuming the mid-point of the price range of $5.50 per share), issuable to him six (6) months after the date of the listing of the Class A Ordinary Shares on the NYSE American. Such 545,455 Class A Ordinary Shares are not included in Mr. Joshua Marotske’s beneficial ownership in the table above because they are not acquirable within 60 days of the date of this prospectus.

RELATED PARTY TRANSACTIONS

We have adopted an audit committee charter, which requires the committee to review all related-party transactions on an ongoing basis and all such transactions be approved by the committee.

Except for the executive officer and director compensation arrangements discussed in “Executive Compensation”, below we note that as of the date of this prospectus, there are no transactions since June 30, 2022, to which we have been a participant, in which the amount involved in the transaction is material to our company and in which any of the following is a party: (a) enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, our Company; (b) associates; (c) individuals owning, directly or indirectly, an interest in the voting power of our Company that gives them significant influence over our Company, and close members of any such individual’s family; (d) key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling the activities of our Company, including directors and senior management of companies and close members of such individuals’ families; and (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence.

From time to time, a controlling shareholder paid certain operating expenses on behalf of the Company in the ordinary course of business, primarily consisting of routine administrative and operating expenses. The Company reimbursed the controlling shareholder for such payments. As of June 30, 2023, June 30, 2024 and June 30, 2025, and for the six months ending December 31, 2025, the amounts payable to or paid by the controlling shareholder on behalf of the Company were approximately $23,222, $29,376, $7,232, and nil respectively. These balances were unsecured, non-interest bearing and had no fixed repayment terms. As of the date of this prospectus, there were no outstanding balances payable to the controlling shareholder.

On January 9, 2026, the Company entered into the Brightway MPA with its founders, Mr. Marc Cywinski and Mr. Joshua Marotske, pursuant to which the Company acquired 100% of the membership interests in Brightway Energy LLC for an aggregate consideration of US$5.0 million, consisting of US$2.0 million in cash payable within one (1) week following the receipt by the Company of the proceeds from this offering, and US$3.0 million in Class A ordinary shares of the Company, with the number of shares to be issued calculated based on the initial public offering price of the Class A ordinary shares in this offering and issuable six (6) months after the date of the Company’s listing on Nasdaq or the NYSE American. The transfer of the membership interests was completed on the date of the Brightway MPA, and Brightway Energy LLC became a wholly owned subsidiary of the Company as of such date. Payment of the purchase consideration is deferred and contingent upon the completion of the Company’s initial public offering, subject to alternative settlement arrangements to be agreed by the parties if the offering is not completed by the Long-Stop Date. Brightway Energy LLC had been under common control with the Company and combined into the Company’s financial statements prior to the execution of the Brightway MPA. Accordingly, the transaction represented a legal ownership reorganization among entities under common control.

Management believes that these transactions were conducted in the ordinary course of business and on terms consistent with those that would have been obtained in arm’s-length transactions with unrelated parties.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our corporate affairs are governed by our memorandum and articles of association (as amended and restated from time to time), the Companies Act (Revised) of the Cayman Islands (which we refer to as the “Companies Act”), and the common law of the Cayman Islands. As of the date of this prospectus, we expect that our third amended and restated memorandum and articles of association (the “Post-Offering Memorandum and Articles of Association”) will be adopted and become effective immediately prior to the completion of this offering.

As of the date of this prospectus, our authorized share capital is US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each, comprising (i) 450,000,000 Class A Ordinary Shares of a par value of US$0.0001 each and (ii) 50,000,000 Class B Ordinary Shares of a par value of US$0.0001 each. As of the date of this prospectus, 20,000,000 Class A Ordinary Shares and 15,000,000 Class B Ordinary Shares are issued and outstanding.

The following are summaries of certain material provisions of our Post-Offering Memorandum and Articles of Association, which will become effective immediately prior to the completion of this offering, and of the Companies Act, insofar as they relate to the material terms of our ordinary shares. Unless otherwise indicated, all descriptions of provisions of our Post-Offering Memorandum and Articles of Association in this prospectus assume the adoption and effectiveness of the Post-Offering Memorandum and Articles of Association immediately prior to the completion of this offering.

Our Post-Offering Memorandum and Articles of Association

Objects of Our Company.    Under our Post-Offering Memorandum and Articles of Association, the objects of our Company will be unrestricted, and we will have the full power and authority to carry out any object not prohibited by the Companies Act or any other law of the Cayman Islands and will be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit.

Ordinary Shares.    Our shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends.    Our Post-Offering Memorandum and Articles of Association will provide that subject to any rights and restrictions for the time being attached to any shares, the directors may from time to time declare dividends (including interim dividends) and other distributions on shares in issue and authorize payment of the same out of the funds of the Company lawfully available therefor. Each Class A Ordinary Share confers upon the holder thereof the right to receive distributions and dividends as provided for in our Post-Offering Memorandum and Articles of Association. Class B Ordinary Shares do not confer upon the holders thereof any rights to receive any dividend or other distribution made by the Company or return of capital or the distribution of the surplus assets of the Company. Under the laws of the Cayman Islands, our Company may pay a dividend out of profit and/or share premium account; provided that in no circumstances may a dividend be paid out of our share premium if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights.    A shareholder may participate in a general meeting in person or by proxy. At any general meeting a resolution put to the vote of the meeting shall be decided by poll. In the case of an equality of votes, the chairman of the meeting shall be entitled to a second or casting vote. Holders of Class A Ordinary Shares and Class B Ordinary Shares shall at all times vote together as one class on all resolutions submitted to a vote by the shareholders. Each Class A Ordinary Share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of the Company, and each Class B Ordinary Share shall entitle the holder thereof to twenty (20) votes on all matters subject to vote at general meetings of the Company.

Conversion.    In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares. In no event shall Class B Ordinary Shares be convertible into Class A Ordinary Shares. Except for such voting rights, dividend rights and other economic rights as described above, the Class A Ordinary Shares and the Class B Ordinary Shares rank pari passu with one another and have the same rights, preferences, privileges and restrictions.

An ordinary resolution means a resolution: (a) passed by a simple majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at a general meeting of the Company held in accordance with our memorandum and articles of association (in computing the majority regard shall be had to the number of votes to which each shareholder is entitled by our memorandum and articles of association); or (b) approved in writing by all of the shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

A special resolution means a special resolution of the Company passed in accordance with the Companies Act, being a resolution: (a) passed by not less than two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given; or (b) approved in writing by all of the shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

Under Cayman Islands law, certain matters, such as amending the memorandum and articles of association, changing the name or resolving to be registered by way of continuation in a jurisdiction outside the Cayman Islands, require the approval of shareholders by a special resolution.

General Meetings of Shareholders.    As a Cayman Islands exempted company, we are not obliged by the Companies Act to call annual general meetings.

Our Post-Offering Memorandum and Articles of Association will provide that we may (but shall not be obliged to) in each calendar year hold a general meeting as our annual general meeting and shall specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by our directors. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. The chairman or a majority of the directors (acting by a resolution of the board) may call general meetings. General meetings shall also be convened on the written requisition of one or more of the shareholders holding at the date of deposit of the requisition shares which carry in aggregate not less than one-tenth (1/10) of the total number of votes attaching to all issued and outstanding shares that as at the date of the deposit carry the right to vote at general meetings of the Company, specifying the objects of the meeting and signed by each of the shareholders making the requisition and deposited at the registered office. If there are no directors as at the date of the deposit of the shareholders’ requisition, or if the directors do not within twenty-one (21) calendar days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) calendar days, those shareholders who requested the meeting or any of them representing more than one-half of the total voting rights of all of them may convene the general meeting themselves, but any meeting so convened shall not be held after the expiration of three calendar months after the expiration of the said twenty-one (21) calendar days.

At least ten (10) clear days’ notice shall be given for any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify, among other things, the place, the day and the hour of the meeting and the general nature of the business. In addition, if a resolution is proposed as a special resolution, the notice specifying the intention to propose the resolution as a special resolution must be duly given. Notice of every general meeting shall be given to (a) all shareholders holding shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and (b) every person entitled to a share in consequence of the death or bankruptcy of a shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

Subject to our Post-Offering Memorandum and Articles of Association, a general meeting of the Company shall, whether or not the notice has been given and whether or not the provisions of our memorandum and articles of association regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed: (a) in the case of an annual general meeting, by all the shareholders (or their proxies) entitled to attend and vote thereat; and (b) in the case of an extraordinary general meeting, by holders of two-thirds of the shareholders having a right to attend and vote at the meeting present or, in the case of a corporation or other non-natural person, represented by its duly authorized representative or proxy.

A quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding shares which carry in aggregate (or representing by proxy) not less than a majority of all votes attaching to all shares in issue and entitled to vote at such general meeting.

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall be dissolved. The chairman of any general meeting at which a quorum is present may with the consent of the meeting (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen calendar days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

Transfer of Ordinary Shares.    Subject to any applicable requirements set forth in our Post-Offering Memorandum and Articles of Association and provided that a transfer of ordinary shares complies with applicable rules of the NYSE American, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or in a form prescribed by the NYSE American or in any other form approved by our board of directors, executed by or on behalf of the transferor and if in respect of a nil or partly paid up share, or if so required by the directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the shares to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer.

The transferor shall be deemed to remain the holder of an ordinary share until the name of the transferee is entered into our register of members.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•        the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•        the instrument of transfer is in respect of only one class of ordinary shares;

•        the instrument of transfer is properly stamped, if required;

•        in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred is not more than four; and

•        a fee of such maximum sum as the NYSE American may determine to be payable, or such lesser sum as the board of directors may from time to time require, is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within two calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required by the applicable rules of NYSE American, be suspended and our register of members closed at such times and for such periods as our board of directors may in their absolute discretion, from time to time determine, provided always that such registration of transfer shall not be suspended nor the register of members closed for more than thirty calendar days in any calendar year.

Liquidation.    If we are wound up, the shareholders may, subject to our Post-Offering Memorandum and Articles of Association and any other sanction required by the Companies Act, pass a special resolution allowing the liquidator to divide amongst the shareholders in species or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the shareholders or different classes of shareholder.

Calls on Shares and Forfeiture of Shares.    Subject to the terms of allotment, our board of directors may from time to time make calls upon shareholders for any moneys unpaid on their shares, and each shareholder shall (subject to receiving at least fourteen calendar days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such shares.

Redemption, Repurchase and Surrender of Shares.    Subject to the provisions of the Companies Act and our Post-Offering Memorandum and Articles of Association, we may by action of our directors: (a) issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder, in such manner and upon such terms as may be determined, before the issue of such shares, by our directors; (b) purchase our own shares (including any redeemable shares) on such terms and in such manner and terms as have been approved by the directors, or are otherwise authorized by our memorandum and articles of association; and (c) make a payment in respect of the redemption or purchase of its own shares in any manner permitted by the Companies Act, including out of capital. Under the Companies Act, the redemption or repurchase of any share may be paid out of our Company’s profits, share premium or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital if our Company can, immediately following the date on which the payment out of capital is proposed to be made, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, or (b) if such redemption or repurchase would result in there being no shares outstanding. In addition, our directors may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares.    Whenever the capital of our Company is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially and adversely varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially and adversely varied by, inter alia, the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by our Company.

Issuance of Additional Shares.    Our Post-Offering Memorandum and Articles of Association will authorize our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Inspection of Books and Records.    Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our register of members or our corporate records (other than the memorandum and articles of association and any special resolutions passed by such companies, and the register of mortgages and charges of our Company). Under Cayman Islands law, the names of current directors of our Company can be obtained from a search conducted at the Registrar of Companies in the Cayman Islands. Under our Post-Offering Memorandum and Articles of Association, our directors will be permitted to from time to time determine whether and to what extent and at what times and places and under what conditions or regulations our accounts and books or any of them shall be open to the inspection of shareholders not being directors, and no shareholder (not being a director) shall have any right to inspect any of our account or book or document except as conferred by law or authorized by the directors, provided that the shareholders shall receive the annual audited financial statements of our Company.

Anti-Takeover Provisions.    Some provisions of our Post-Offering Memorandum and Articles of Association may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable, including provisions that will authorize our board of directors to issue shares at such times, for such consideration, and on such terms and conditions as the board of directors may determine without a separate shareholder vote, which may make a change of control more difficult.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

Exempted Company.    We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•        is not required to open its register of members for inspection;

•        does not have to hold an annual general meeting;

•        may issue shares with no par value;

•        may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•        may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        may register as an exempted limited duration company; and

•        may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts after that of England and Wales but does not follow many recent English law statutory enactments. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to corporations incorporated in the State of Delaware in the United States.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies in the combined company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies in the Cayman Islands together with a declaration as to the solvency of the combined or surviving company, a statement setting out the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders if a copy of the plan of merger is given to every member of each subsidiary company to be merged unless that member agrees otherwise. For this purpose a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Reconstructions and amalgamations may be approved by (i) 75% in value of the members or class of members or (ii) a majority in number representing 75% in value of the creditors or class of creditors, in each case depending on the circumstances, as are present at a meeting called for such purpose and thereafter sanctioned by the Grand Court of the Cayman Islands. Whilst a dissenting member has the right to express to the court his view that the transaction for which approval is being sought would not provide the members with a fair value for their shares, it can be expected that the court would approve the transaction if it is satisfied that (i) the company is not proposing to act illegally or beyond the scope of its corporate authority and the statutory provisions as to majority vote have been complied with, (ii) the members have been fairly represented at the meeting in question, (iii) the transaction is such as a businessman would reasonably approve and (iv) the transaction is not one that would more properly be sanctioned under some other provisions of the Companies Act or that would amount to a “fraud on the minority”. If the transaction is approved, no dissenting member would have any rights comparable to the appraisal rights (namely the right to receive payment in cash for the judicially determined value of his shares), which may be available to dissenting members of corporations in other jurisdictions.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of not less than ninety percent (90%) in value of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but it is unlikely to succeed in the case of an offer which has been so accepted unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

•        a company acts or proposes to act illegally or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

•        the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•        those who control the company are perpetrating a “fraud on the minority”.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime, or against the indemnified person’s own dishonesty, wilful default or fraud. Our Post-Offering Memorandum and Articles of Association will provide that every director (including any alternate director), secretary, assistant secretary, or other officer for the time being and from time to time of our company (but not including our company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Act for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our Post-Offering Memorandum and Articles of Association. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Act, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Our Post-Offering Memorandum and Articles of Association will provide that a resolution in writing signed by all the shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorized representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

Shareholder Proposals

Under the Delaware General Corporation Act, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Post-Offering Memorandum and Articles of Association will allow any one or more of our shareholders holding at the date of deposit of the requisition shares which carry in aggregate not less than one-tenth (1/10) of the total number of votes attaching to all issued and outstanding shares that as at the date of the deposit carry the right to vote at general meetings of the Company to requisition an extraordinary general meeting of our shareholders, in which case the chairman or a majority of the directors (acting by a resolution of the board) may proceed to convene an extraordinary general meeting. As a Cayman Islands exempted company, we are not obliged by law to call annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Act, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our Post-Offering Memorandum and Articles of Association will not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Post-Offering Memorandum and Articles of Association, directors will be permitted to be removed by an ordinary resolution, notwithstanding anything in the memorandum and articles of association or in any agreement between the Company and such director (but without prejudice to any claim for damages under such agreement).

Transactions with Interested Shareholders

The Delaware General Corporation Act contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of the company are required to comply with fiduciary duties which they owe to the company under Cayman Islands laws, including the duty to ensure that, in their opinion, any such transactions must be entered into bona fide in the best interests of the company, and are entered into for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Act, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Act, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Post-Offering Memorandum and Articles of Association, whenever the capital of the Company is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially and adversely varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Act, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our Post-Offering Memorandum and Articles of Association will only be amendable by a special resolution of our shareholders.

Rights of Non-Resident or Foreign Shareholders

There will be no limitations imposed by our Post-Offering Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there will be no provisions in our Post-Offering Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 24,000,000 Class A Ordinary Shares issued and outstanding, assuming the underwriters’ over-allotment option is not exercised.

All of the Class A Ordinary Shares sold in this offering by the Company will be freely transferable in the United States, without restriction or further registration under the Securities Act, by persons other than our “affiliates.” Rule 144 of the Securities Act defines an “affiliate” of a company as a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, our Company. All of our Class A Ordinary Shares issued and outstanding immediately prior to the completion of this offering are “restricted securities” as that term is defined in Rule 144 because they were issued in a transaction or series of transactions not involving a public offering. Restricted securities may be sold only if they are the subject of an effective registration statement under the Securities Act or if they are sold pursuant to an exemption from the registration requirement of the Securities Act such as those provided for in Rules 144 promulgated under the Securities Act, which rule is summarized below. Restricted shares may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S under the Securities Act. This prospectus may not be used in connection with any resale of our Class A Ordinary Shares acquired in this offering by our affiliates.

Sales of substantial amounts of our Class A Ordinary Shares in the public market could adversely affect prevailing market prices of our Class A Ordinary Shares. Prior to this offering, there has been no public market for our Class A Ordinary Shares, and while we plan to apply to list our Class A Ordinary Shares on the NYSE American, we cannot assure you that a regular trading market will develop in the Class A Ordinary Shares.

Lock-Up Agreements

Each of our Directors and Executive Officers and certain shareholders, have agreed, subject to certain exceptions, for a period of six (6) months from the date of this prospectus, and we have agreed, for a period of three (3) months from the closing of the offering, that each will not (i) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any share capital of the Company or any securities convertible into or exercisable or exchangeable for share capital of the Company; or (ii) file or caused to be filed any registration statement with the SEC relating to the offering of any share capital of the Company or any securities convertible into or exercisable or exchangeable for share capital of the Company; provided, however, that the Lead Underwriter (as defined herein) will agree to waive the six (6) months lock-up restrictions for JKM Equity Limited upon receipt of a written request from the Company, which, among other things, acknowledges that the proposed trading by JKM Equity Limited is in compliance with applicable U.S. federal and state securities laws. We cannot predict what effect, if any, future sales of our Class A Ordinary Shares, or the availability of Class A Ordinary Shares for future sale, will have on the trading price of our Class A Ordinary Shares from time to time. Sales of substantial amounts of our Class A Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Class A Ordinary Shares.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, persons who are not our affiliates and have beneficially owned our Class A Ordinary Shares for more than six months but not more than one year may sell such Class A Ordinary Shares without registration under the Securities Act subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our Class A Ordinary Shares for more than one year may freely sell our Class A Ordinary Shares without registration under the Securities Act. Persons who are our affiliates (including persons beneficially owning 10% or more of our issued and outstanding shares), and have beneficially owned our Class A Ordinary Shares for at least six months, may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

•        1.0% of the then issued and outstanding Class A Ordinary Shares; or

•        The average weekly trading volume of our Class A Ordinary Shares during the four calendar weeks preceding the date on which notice of the sale on Form 144 is filed with the SEC by such person.

Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. In addition, in each case, these shares would remain subject to any applicable lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

MATERIAL TAX CONSIDERATIONS

The following summary of the material Cayman Islands and U.S. federal income tax consequences of an investment in our Class A Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the Class A Ordinary Shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands and the United States. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of our Class A Ordinary Shares. To the extent that this discussion relates to matters of Cayman Islands tax law, it is the opinion of Harney Westwood & Riegels, our counsel as to Cayman Islands law.

Cayman Islands Tax Considerations

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered into with the United Kingdom in 2010 but otherwise is not party to any double tax treaties applicable to any payments made to or by the Company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Class A Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Class A Ordinary Shares, nor will gains derived from the disposal of our Class A Ordinary Shares be subject to Cayman Islands income or corporation tax.

Material New Zealand Tax Considerations

The statements made herein regarding taxation are general in nature and based on certain aspects of the tax laws of New Zealand and administrative guidelines issued by the relevant authorities in force as of the date of this prospectus and are subject to any changes in such laws or administrative guidelines, or in the interpretation of these laws or guidelines, occurring after such date, which changes could be made on a retroactive basis.

The statements are not intended to be and do not constitute legal, or tax advice and no assurance can be given that courts or tax authorities responsible for the administration of such laws will agree with the interpretation adopted. Each prospective investor should consult its tax adviser as regards New Zealand tax considerations of an investment in the Company’s Class A Ordinary Shares. New Zealand tax treatment of investors who are New Zealand tax residents is not addressed here.

Dividend Distributions in respect of Class A Ordinary Shares

The Company does not intend to pay any dividends on the Class A Ordinary Shares for the foreseeable future. See “Dividend Policy” for more information.

The Company is not and should not in the future be tax resident in New Zealand for purposes of New Zealand income tax. Investors who are not New Zealand tax residents should not, as a consequence of the Company not being New Zealand tax resident, have any New Zealand tax consequences applicable to them in respect of any dividends paid by the Company on the Company’s Class A Ordinary Shares.

Gains on Disposal of Class A Ordinary Shares for Investors who are Not New Zealand tax residents

Investors who are not New Zealand tax residents should not, as a consequence of the Company not being New Zealand tax resident, have any New Zealand tax on gains on disposal of the Company’s Class A Ordinary Shares.

Tax Treaties Regarding Withholding Taxes

There is a comprehensive avoidance of double taxation agreement between the United States and New Zealand. There is also a double tax agreement between New Zealand and the Cayman Islands, but it does not restrict in any way taxation in relation to the Company’s Class A Ordinary Shares.

United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our Class A Ordinary Shares by U.S. Holders (as defined below) that acquire our Class A Ordinary Shares in this offering and hold our Class A Ordinary Shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing United States federal income tax law which is subject to differing interpretations or change, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service, or the IRS, or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be relevant to particular investors in light of their specific circumstances, including investors subject to special tax rules (for example, certain financial institutions (including banks), cooperatives, pension plans, insurance companies, broker-dealers, traders in securities that have elected the mark-to-market method of accounting for their securities, partnerships and their partners, regulated investment companies, real estate investment trusts, and tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors who own (directly, indirectly, or constructively) 10% or more of our stock (by vote or value), investors that will hold their Class A Ordinary Shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, or U.S. Holders that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any non-United States tax, state or local tax, or non-income tax (such as the U.S. federal gift or estate tax) considerations, or any consequences under the alternative minimum tax or Medicare tax on net investment income. Each U.S. Holder is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in our Class A Ordinary Shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Class A Ordinary Shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a United States person under the Code.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Class A Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner as a U.S. Holder, as described above, and the activities of the partnership. Partnerships holding our Class A Ordinary Shares and partners in such partnerships are urged to consult their tax advisors as to the particular United States federal income tax consequences of an investment in our Class A Ordinary Shares.

Dividends

The entire amount of any cash distribution paid with respect to our Class A Ordinary Shares (including the amount of any non-U.S. taxes withheld therefrom, if any) generally will constitute dividends to the extent such distributions are paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, and generally will be taxed as ordinary income in the year received by such U.S. Holder. To the extent amounts paid as distributions on the Class A Ordinary Shares exceed our current or accumulated earnings and profits, such distributions will not be dividends, but instead will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis, determined for federal income tax purposes, in the Class A Ordinary Shares with respect to which the distribution is made, and thereafter as capital gain. However, we do not intend to compute (or to provide U.S. Holders with the information necessary to compute) our earnings and profits under United States federal income tax principles. Accordingly, a U.S. Holder will be unable to establish that a distribution is not out of earnings and profits and should expect to treat the full amount of each distribution as a “dividend” for United States federal income tax purposes.

Any dividends that we pay will generally be treated as income from foreign sources for United States foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s particular facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed (at a rate not exceeding any applicable treaty rate) on dividends received on our Class A Ordinary Shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for United States federal income tax purposes, in respect of such withholdings, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. U.S. Holders are advised to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Dividends paid in non-U.S. currency will be included in the gross income of a U.S. Holder in a U.S. dollar amount calculated by reference to a spot market exchange rate in effect on the date that the dividends are received by the U.S. Holder, regardless of whether such foreign currency is in fact converted into U.S. dollars on such date. Such U.S. Holder will have a tax basis for United States federal income tax purposes in the foreign currency received equal to that U.S. dollar value. If such dividends are converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect thereof. If the foreign currency so received is not converted into U.S. dollars on the date of receipt, such U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the foreign currency generally will be treated as ordinary income or loss to such U.S. Holder and generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. U.S. Holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any foreign currency received by a U.S. Holder that are converted into U.S. dollars on a date subsequent to receipt.

Sale or Other Disposition of Class A Ordinary Shares

A U.S. Holder will generally recognize capital gain or loss upon a sale or other disposition of Class A Ordinary Shares, in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis, determined for federal income tax purposes, in such Class A Ordinary Shares, each amount determined in U.S. dollars. Any capital gain or loss will be long-term capital gain or loss if the Class A Ordinary Shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. The deductibility of a capital loss may be subject to limitations, particularly with regard to shareholders who are individuals. Each U.S. Holder is advised to consult its tax advisor regarding the tax consequences if a foreign tax is imposed on a disposition of our Class A Ordinary Shares, including the availability of the foreign tax credit under its particular circumstances.

A U.S. Holder that receives New Zealand dollars or another currency other than U.S. dollars on the disposition of our Class A Ordinary Shares will realize an amount equal to the U.S. dollar value of the non-U.S. currency received at the spot rate on the date of sale (or, if the Class A Ordinary Shares are traded on a recognized exchange and in the case of cash basis and electing accrual basis U.S. Holders, the settlement date). An accrual basis U.S. Holder that does not elect to determine the amount realized using the spot rate on the settlement date will recognize foreign currency gain or loss equal to the difference between the U.S. dollar value of the amount received based on the spot market exchange rates in effect on the date of sale or other disposition and the settlement date. A U.S. Holder will have a tax basis in the currency received equal to the U.S. dollar value of the currency received on the settlement date. Any gain or loss on a subsequent disposition or conversion of the currency will be United States source ordinary income or loss.

Passive Foreign Investment Company Considerations

For United States federal income tax purposes, a non-United States corporation, such as our Company, will be treated as a “passive foreign investment company,” or “PFIC” if, in the case of any particular taxable year, either (a) 75% or more of our gross income for such year consists of certain types of “passive” income or (b) 50% or more of the value of our assets (generally determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Based upon our current and expected income and assets (including goodwill and taking into account the expected proceeds from this offering) and the expected market price of our Class A Ordinary Shares following this offering, we do not expect to be a PFIC for the current taxable year or the foreseeable future.

However, while we do not expect to be or become a PFIC, no assurance can be given in this regard because the determination of whether we are or will become a PFIC for any taxable year is a fact-intensive inquiry made annually that depends, in part, upon the composition and classification of our income and assets. Fluctuations in the market price of our Class A Ordinary Shares may cause us to be or become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test, including the value of our goodwill and other unbooked intangibles, may be determined by reference to the market price of our Class A Ordinary Shares (which may be volatile). The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. It is also possible that the Internal Revenue Service may challenge our classification of certain income or assets for purposes of the analysis set forth in subparagraphs (a) and (b), above or the valuation of our goodwill and other unbooked intangibles, which may result in our company being or becoming a PFIC for the current or future taxable years.

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our Class A Ordinary Shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Class A Ordinary Shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of Class A Ordinary Shares. Under the PFIC rules:

•        such excess distribution and/or gain will be allocated ratably over the U.S. Holder’s holding period for the Class A Ordinary Shares;

•        such amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are a PFIC, each a pre-PFIC year, will be taxable as ordinary income;

•        such amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to the U.S. Holder for that year; and

•        an interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our Class A Ordinary Shares and we own any equity in a non-United States entity that is also a PFIC, or a lower-tier PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are advised to consult their tax advisors regarding the application of the PFIC rules to any of the entities in which we may own equity.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that certain requirements are met. The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, or on a foreign exchange or market that the IRS determines is a qualified exchange that has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Although we plan to list our Class A Ordinary Shares on the NYSE American, we cannot guarantee that our listing will be approved. Furthermore, we cannot guarantee that, once listed, our Class A Ordinary Shares will continue to be listed and regularly traded on such exchange. U.S. Holders are advised to consult their tax advisors as to whether the Class A Ordinary Shares are considered marketable for these purposes.

If an effective mark-to-market election is made with respect to our Class A Ordinary Shares, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Class A Ordinary Shares held at the end of the taxable year over its adjusted tax basis of such Class A Ordinary Shares and (ii) deduct as an ordinary loss the excess, if any, of its adjusted tax basis of the Class A Ordinary Shares held at the end of the taxable year over the fair market value of such Class A Ordinary Shares held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Class A Ordinary Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes an effective mark-to-market election, in each year that we are a PFIC any gain recognized upon the sale or other disposition of the Class A Ordinary Shares will be treated as ordinary income and loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

If a U.S. Holder makes a mark-to-market election in respect of a PFIC and such corporation ceases to be a PFIC, the U.S. Holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not a PFIC.

Because a mark-to-market election generally cannot be made for any lower-tier PFICs that a PFIC may own, a U.S. Holder who makes a mark-to-market election with respect to our Class A Ordinary Shares may continue to be subject to the general PFIC rules with respect to such U.S. Holder’s indirect interest in any of our non-United States subsidiaries if any of them is a PFIC.

If a U.S. Holder owns our Class A Ordinary Shares during any taxable year that we are a PFIC, such holder would generally be required to file an annual IRS Form 8621. Each U.S. Holder is advised to consult its tax advisor regarding the potential tax consequences to such holder if we are or become a PFIC, including the possibility of making a mark-to-market election.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR INVESTOR. EACH PROSPECTIVE INVESTOR IN THE OUR CLASS A ORDINARY SHARES IS URGED TO CONSULT ITS OWN TAX ADVISER ABOUT THE TAX CONSEQUENCES TO IT OF OWNING AND DISPOSING OF OUR CLASS A ORDINARY SHARES IN LIGHT OF SUCH PROSPECTIVE INVESTOR’S OWN CIRCUMSTANCES.

UNDERWRITING

In connection with this offering, we have entered into an underwriting agreement with Dominari Securities LLC (the “Lead Underwriter” or “Dominari”) as the lead or managing underwriter and Revere Securities LLC as the co-underwriter (the “Co-Underwriter”, collectively, the “Underwriters”), with respect to the Class A Ordinary Shares in this offering. Under the terms and subject to the conditions contained in the underwriting agreement, the Underwriter has agreed to purchase, and we have agreed to sell to the Underwriters, the number of Class A Ordinary Shares listed next to its name in the following table.

Underwriter	Number of Shares
Dominari Securities LLC
Revere Securities LLC
Total

The Underwriters are committed to purchase all the Class A Ordinary Shares offered by this prospectus if they purchase any Class A Ordinary Shares. The Underwriters are not obligated to purchase Class A Ordinary Shares covered by the Underwriters’ over-allotment option to purchase Class A Ordinary Shares as described below. The Underwriters are offering the Class A Ordinary Shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the Underwriters of officer’s certificates and legal opinions. The Underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The Underwriters are expected to make offers and sales both inside and outside the U.S. through their respective selling agents. Any offers or sales in the U.S. will be conducted by broker-dealers registered with the SEC. The Underwriters intends to offer our Class A Ordinary Shares to their retail customers only in states in which we are permitted to offer our Class A Ordinary Shares.

Over-Allotment Option

Pursuant to the underwriting agreement, we have agreed to grant to the Underwriters an option to purchase from us up to an additional 600,000 Class A Ordinary Shares, representing 15% of the Class A Ordinary Shares sold in the offering, solely to cover over-allotments, if any, at the initial public offering price less the underwriting discounts. The Underwriters may exercise this option any time during the 45-day period after the closing date of the offering, but only to cover over-allotments, if any. To the extent the Underwriters exercise the option, the Underwriters will become obligated, subject to certain conditions, to purchase the shares for which they exercise the option.

Discounts and Expenses Reimbursement

We have agreed to pay the Underwriters a fee equal to seven percent (7%) of the gross proceeds of the offering. The Underwriters propose initially to offer the Class A Ordinary Shares to the public at the offering price set forth on the cover page of this prospectus and to dealers at those prices less the aforesaid fee (“underwriting discount”) set forth on the cover page of this prospectus. If all of the Class A Ordinary Shares offered by us are not sold at the offering price, the Underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the public offering price, total underwriting discounts and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the Underwriters of their over-allotment option, and an initial public offering price of $5.50 per Class A Ordinary Share (which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus):

	Per Class A Ordinary Share	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Public offering price	$	$	$
Underwriting Discounts (7%)	$	$	$
Proceeds, before expenses, to us	$	$	$

We agreed to reimburse the Underwriters, promptly when invoiced, for all of their reasonable, out-of-pocket expenses (including, but not limited to, travel, due diligence expenses, reasonable fees and expenses of their legal counsel, roadshow and background check on the Company’s principals) in connection with the performance of their services hereunder not to exceed an aggregate of $225,000, regardless of whether the offering occurs. Additionally, we will provide an expense advance (the “Advance”) to the Underwriters of $25,000. The Advance shall be applied towards out-of-pocket accountable expenses and any portion of the Advance not consumed shall be returned to the Company to the extent not actually incurred.

We also agreed to pay to the Underwriters a non-accountable expense allowance equal to one percent (1%) of the gross proceeds received by the Company from the offering.

Restrictions on Sale of Securities and Lock-up Agreements

We have agreed that (i) each of the Company’s directors, officers and certain shareholders of the Company will enter into lock-up agreements with the Underwriters and agree, for a period of six (6) months from the date of the offering, and (ii) each of the Company and any successors of the Company will agree, for a period of three (3) months from the closing of the offering, that each will not (A) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; or (B) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; provided, however, that the Lead Underwriter will agree to waive the six (6) months lock-up restrictions for JKM Equity Limited upon receipt of a written request from the Company, which, among other things, acknowledges that the proposed trading by JKM Equity Limited is in compliance with applicable U.S. federal and state securities laws.

Right of First Refusal

We agree that that for a period of twelve (12) months from the closing date of the offering, the Company grants Dominari the right (provided the offering is completed) to provide investment banking services to the Company on an exclusive basis in the matters below, for which investment banking services are sought by the Company (such right, the “Right of First Refusal”), which right is exercisable in Dominari’s sole discretion. For these purposes, investment banking services shall include, (a) acting as lead or joint-lead manager for any underwritten public offering; (b) acting as lead or joint book-runner and/or lead or joint placement agent, initial purchaser in connection with any private offering of securities of the Company; and (c) acting as financial advisor in connection with any sale or other transfer by the Company, directly or indirectly, of a majority or controlling portion of its capital stock or assets to another entity, any purchase or other transfer by another entity, directly or indirectly, of a majority or controlling portion of the capital stock or assets of the Company, and any merger or consolidation of the Company with another entity. The Right of First Refusal granted may be terminated by the Company for “Cause,” which shall mean a material breach by Dominari of this Agreement or a material failure by Dominari to provide the services for this offering.

Stabilization, Short Positions and Penalty Bids

In connection with the offering the Underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

•        Stabilizing transactions permit the Underwriter to make bids or purchases for the purpose of pegging, fixing or maintaining the price of the Class A Ordinary Shares, so long as stabilizing bids do not exceed a specified maximum.

•        Over-allotment involves sales by the Underwriter of the Class A Ordinary Shares in excess of the number of Class A Ordinary Shares the Underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of Class A Ordinary Shares over-allotted by the Underwriter is not greater than the number of Class A Ordinary Shares that they may purchase in the over-allotment option. In a naked short position, the number of Class A Ordinary Shares involved is greater than the number of Class A Ordinary Shares in the over-allotment option. The Underwriter may close out any covered short position by either exercising their over-allotment option and/or purchasing Class A Ordinary Shares in the open market.

•        Syndicate covering transactions involve purchases of Class A Ordinary Shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of Class A Ordinary Shares to close out the short position, the Underwriter will consider, among other things, the price of our Class A Ordinary Shares available for purchase in the open market as compared to the price at which they may purchase Class A Ordinary Shares through the over-allotment option. If the Underwriter sell more Class A Ordinary Shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying Class A Ordinary Shares in the open market. A naked short position is more likely to be created if the Underwriter is concerned that there could be downward pressure on the price of the Class A Ordinary Shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•        Penalty bids permit the Underwriter to reclaim a selling concession from a syndicate member when the Class A Ordinary Shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•        In passive market making, market makers in the Class A Ordinary Shares who are the Underwriter or prospective underwriter may, subject to limitations, make bids for or purchases of our Class A Ordinary Shares until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Class A Ordinary Shares or preventing or retarding a decline in the market price of Class A Ordinary Shares. As a result, the price of Class A Ordinary Shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE American or otherwise, and, if commenced, may be discontinued at any time.

Determination of Offering Price

We determined the public offering price of the Class A Ordinary Shares we are offering in consultation with the Underwriter based on discussions with potential investors in light of the history and prospects of our company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the public stock price for similar companies, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be delivered to potential investors by the Underwriter. The prospectus in electronic format will be identical to the paper version of such prospectus. Other than the prospectus in electronic format, the information on the Internet sites or through other online services maintained by one or more of the Underwriter is not part of the prospectus or the registration statement of which this Prospectus forms a part.

Relationships

The Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include the sales and trading of securities, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, financing, brokerage and other financial and non-financial activities and services. The Underwriters and their respective affiliates may have, from time to time, performed, and may in the future perform, a variety of such activities and services for us and for persons or entities with relationships with us for which they received or will receive customary fees, commissions and expenses.

In the ordinary course of their various business activities, the Underwriters and their respective affiliates, directors, officers and employees may at any time purchase, sell or hold a broad array of investments, and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own accounts and for the accounts of their customers. Such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The Underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments. In addition, the Underwriters and their respective affiliates may at any time hold, or recommend to clients that they should acquire, long and short positions in such assets, securities and instruments.

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

Application for NYSE American Listing

We will apply to have our Class A Ordinary Shares approved for listing/quotation on the NYSE American under the symbol “SNSC” We will not consummate and close this offering without a listing approval letter from the NYSE American.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Class A Ordinary Shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or the Class A Ordinary Shares, where action for that purpose is required. Accordingly, the Class A Ordinary Shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the Class A Ordinary Shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and the non-accountable expense allowance, expected to be incurred in connection with this offering by us. With the exception of the SEC registration fee, the FINRA filing fee, and the stock exchange market entry and listing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	US$	3,811.56
NYSE American Listing Fee	US$	75,000.00
FINRA Filing Fee	US$	4,640.00
Legal Fees and Expenses	US$	605,000
Accounting Fees and Expenses	US$	148,943
Printing Expenses	US$	25,000
Miscellaneous Expenses	US$	115,000
Transfer Agent Expenses	US$	10,000
Total Expenses	US$	987,394.56

LEGAL MATTERS

Ortoli Rosenstadt LLP is acting as counsel to our company regarding U.S. securities law matters. The validity of the Class A Ordinary Shares offered hereby will be opined upon for us by Harney Westwood & Riegels. Hunter Taubman Fischer & Li LLC is acting as U.S. securities counsel to the Underwriters regarding U.S. securities law matters. Certain legal matters as to New Zealand law will be passed upon for us by Mallett Partners. Ortoli Rosenstadt LLP may rely upon Harney Westwood & Riegels with respect to matters governed by the law of the Cayman Islands and Mallett Partners with respect to matters governed by the law of New Zealand.

EXPERTS

The financial statements for each of the two financial years in the period ended June 30, 2024 and June 30, 2025 included in this prospectus have been audited by Fruci & Associates II, PLLC, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon the authority of such firm as experts in accounting and auditing. The office of Fruci & Associates II, PLLC is located at 802 N. Washington|, Spokane, WA, USA.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Class A Ordinary Shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Class A Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since this prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act. In addition, holders of more than 10% of our outstanding Class A Ordinary Shares are not subject to the reporting obligations under Section 16(a) of the Exchange Act. However, pursuant to recently enacted legislation, our directors and executive officers will be subject to the beneficial ownership reporting requirements of Section 16(a) of the Exchange Act. As a result, our directors and executive officers will be required to file reports with the SEC on Forms 3, 4 and 5 to disclose their beneficial ownership of, and transactions in, our equity securities. Our directors and executive officers, as well as holders of more than 10% of our outstanding Class A Ordinary Shares, are expected to remain exempt from the short-swing profit recovery provisions of Section 16(b) and the short-sale restrictions of Section 16(c) of the Exchange Act.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

SUNSCOUT HOLDING LIMITED

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
SunScout Holding Limited

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of SunScout Holding Limited (“the Company”) as of June 30, 2025 and 2024, and the related combined statements of operations and other comprehensive income, changes in equity, and cash flows for each of the years in the two-year period ended June 30, 2025, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2025 and 2024 and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Allowance for Doubtful Accounts — See Note 2 to the Financial Statements

Critical Audit Matter Description

As discussed in Note 2, the Company maintains an allowance for credit losses in accordance with ASC 326, Financial Instruments — Credit Losses. We identified that the allowance for doubtful accounts as a critical audit matter due to the valuations requiring significant judgement in management’s determination of valuation methodology, as well as in the evaluation of observable and unobservable inputs used in determining current expected credit losses.

How the Critical Audit Matter Was Addressed in the Audit

•        Obtained and evaluated management’s analysis of its current expected credit losses.

•        Tested subsequent collections of accounts receivable, evaluating the results for consistency with management’s analysis.

•        For accounts receivable to be settled via future product orders with manufacturer, performed qualitative and quantitative analysis of the narrative provided by management, including testing of approved orders and confirmations directly with the manufacturer.

Fruci & Associates II, PLLC — PCAOB ID #05525
We have served as the Company’s auditor since 2025.

Spokane, Washington
February 12, 2026

SunScout Holding Limited
Combined Balance Sheets
As of June 30, 2024 and 2025

	Note	2025	2024
		USD	USD
ASSETS
Current Assets
Cash and Cash Equivalents	2f	333,186	418,276
Accounts receivable, net	4	1,745,835	624,009
Inventory	5	32,109	21,874
Prepaid Expenses
		2,111,129	1,064,159

Non-Current Assets
Property, plant and equipment	6	607,267	605,667
Operating lease right-of-use assets		104,602	184,652
Intangible assets	2k	918,802	1,054,192
Software Development	2l	96,551	58,338
		1,727,222	1,902,849

Total Assets		3,838,350	2,967,007

LIABILITIES
Current Liabilities
Accounts payable	2n	233,450	155,857
Deferred Revenue		106,679	167,006
Accrued expenses and other current liabilities		79,387	68,770
Current portion of operating lease liabilities		77,277	75,612
Other current liabilities		59,393	43,599
Total Current Liabilities		556,186	510,844

Non-current Liabilities
Long-Term Lease Obligation		27,324	109,038
Long Term Debt	2o	2,433,303	2,201,150
Total Non-current Liabilities		2,460,627	2,310,188

Total Liabilities		3,016,813	2,821,032

Commitments and Contingencies		0	0

Shareholder’s Equity
Class A Ordinary Shares Par Value US$0.0001 Numbers issued 0		0	0
Class B Ordinary Shares Par Value US$0.0001 Numbers issued 0		0	0
AOCI		114,662	97,220
Retained Earnings		706,875	48,755
Total Equity		821,537	145,975
Total Liabilities and Equity		3,838,350	2,967,007

SunScout Holding Limited
Combined Statements of Operations and other Comprehensive Income
For the Years Ended June 30th 2024, and 2025

	Note	2025	2024
		USD	USD
Revenue	3	$4,804,982	$2,481,343
Cost of Goods Sold	2g	2,359,157	1,438,906
Gross Profit		2,445,825	1,042,437

Operating Expenses
Sales and marketing		42,311	101,256
General and administrative		1,055,284	452,747
Research & Development		118,141	13,123
Professional Fees		17,100	48,185
Travel & Entertainment		46,110	23,692
Depreciation and amortization		179,183	31,027
Total Operating Expenses		1,458,129	670,030

Total Operating Income		987,696	372,407

Interest Expense		215,195	39,728

Other Income	19	14,146	18,683

Income before Taxes		786,647	351,362
Income Tax		0	0
Net Income		786,647	351,362

Other Comprehensive Income
Foreign Currency Translation adjustment		17,440	89,740
Total Other Comprehensive Income

Comprehensive Income		804,087	441,102

SunScout Holding Limited
Combined Statements of Changes in Equity
For the Years ended June 30 2024, and 2025

	no. of Shares	Common Stock	AOCI	Retained Earnings	Total Equity
	USD	USD	USD	USD	USD
Balance July 1 2023			7,481	240,376	247,857

Change in Other Comprehensive Income			89,740		89,740
Net Income				351,362	351,362
Distributions				(542,983)	(542,983)

Balance ending June 30 2024		0	97,221	48,755	145,976

Change in Other Comprehensive Income			17,440		17,440
Net Income				786,647	786,647
Distributions				(128,526)	(128,526)
Balance ending June 30, 2025		0	114,661	706,876	821,537

SunScout Holding Limited
Combined Statements of Cash flows
For the Year ended June 2024, 2025

	2025	2024
	USD	USD
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	786,647	351,362

Adjustments from Operating Activity:
Provided by operating activity
Depreciation and Amortization	179,183	31,027
Lease expense		1
Change in Operating assets and liabilities
Accounts Receivable	(1,121,825)	(621,214)
Inventory	(10,235)
Prepaids		(2,777)
Accounts Payable	77,592	(33,971)
Accrued Expenses	227,047	69,255
Deferred Revenue	(60,327)	143,933
Other Liabilities	15,728	42,509

CASH USED FOR OPERATING ACTIVITIES	93,810	(19,876)

CASH FLOWS FROM INVESTING ACTIVITIES
Payment for the purchase of Property and Equipment	(71,608)	(1,666,693)
Payment for Software	(38,213)	(58,338)

CASH USED FOR INVESTING ACTIVITIES	(109,821)	(1,725,031)

CASH FLOW FROM FINANCING ACTIVITIES
Distributions	(115,324)	(539,732)
Proceeds from issuance of notes payable	156,615	2,201,149
Payments on Notes Payable	(88,603)	0

CASH USED FOR FINANCING ACTIVITIES	(47,312)	1,661,417

NET DECREASE IN CASH	(63,323)	(83,490)

Effect of Foreign Exchange Rates on cash	(21,767)	42,251

CASH AT BEGINNING OF YEAR	418,276	459,515

CASH AT PERIOD END	333,186	418,276

CASH PAID FOR INTEREST
Interest	47,899	7,023

NON CASH INVESTING & FINANCING ACTIVITIES:
Interest Recapitalized	216,430	39,885
Vehicles purchased with Debt	46,400	0

SunScout Holding Limited
Notes to Combined Financial Statements

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

SunScout Holding Limited (“the Company”) was incorporated in the Cayman Islands on August 18, 2025. The Company serves as the holding company of the SunScout group (the “Group”).

The Group is engaged in the design, development, manufacture, and commercialization of solar-powered robotic equipment and related clean-energy technologies, as well as the provision of solar power systems and engineering services through its operating subsidiaries.

1.2 BASIS OF COMBINATION AND GROUP STRUCTURE

The combined financial statements include the accounts of SunScout Holding Limited and its subsidiaries over which the Company exercises control, in accordance with Accounting Standards Codification (“ASC”) 810, Consolidation. Control is generally achieved through ownership of a majority voting interest or, in certain circumstances, through variable interest arrangements.

All intercompany balances and transactions have been eliminated in consolidation. Subsidiaries are combined from the date control is obtained and continue to be combined until such control ceases.

As of June 30, 2025, the Company’s principal operating subsidiaries included the following:

Subsidiary Name	Country of Incorporation	Ownership Interest	Principal Activity
SunScout Limited	New Zealand	100%	Solar Powered Technology
SunScout New Zealand Limited	New Zealand	100%	Engineering and Development
Brightway Energy (SunScout USA)	United States	100%	Solar System Installation

As of June 30, 2025, the Group did not include SunScout Asia Company Limited, which was incorporated subsequent to the reporting period. Other than this post-period incorporation, the Company had no investments in associates or joint ventures, and the Group did not hold any dormant or inactive entities as of that date.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)    Basis of Presentation

The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and present the historical combined financial position, results of operations, and cash flows of SunScout Holding Limited (the “Company”) and its combined subsidiaries for the periods presented.

SunScout Holding Limited was incorporated as a holding company to combine the ownership and operations of entities comprising the SunScout group. The combined financial statements reflect entities that were under common control during the periods presented and have been prepared using historical carrying values, consistent with the accounting treatment applicable to common-control transactions.

All intercompany balances and transactions have been eliminated in consolidation. The combined financial statements reflect all adjustments that, in management’s opinion, are necessary for a fair presentation of the Company’s financial position, results of operations, and cash flows for the periods presented.

(b)    Use of Estimates

The preparation of combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of loss contingencies (see Note#20 commitments and contingencies), and the reported amounts of revenue and expenses during the reporting period.

SunScout Holding Limited
Notes to Combined Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Significant estimates include, among others, expected credit losses on accounts receivable, inventory valuation (lower of cost and net realizable value), the estimated useful lives of property and equipment, impairment assessments for long-lived assets, valuation allowances for deferred tax assets, and uncertain tax positions. Actual results could differ materially from those estimates.

Management bases its estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

(c)     Basis of Consolidation

The accompanying combined financial statements include the accounts of the Company and its subsidiaries in which the Company has a controlling financial interest. For entities that are not variable interest entities (“VIEs”), control is generally established through ownership of a majority voting interest or through other arrangements that provide the Company with the ability to direct the activities that most significantly affect the entity’s economic performance.

The Company evaluates its involvement with other entities to determine whether such entities are VIEs in accordance with ASC 810, Consolidation, and consolidates a VIE when the Company is determined to be the primary beneficiary.

All intercompany balances and transactions have been eliminated in consolidation. The results of subsidiaries acquired or disposed of during the year are included in the combined financial statements from the acquisition date through the disposal date, as applicable. All subsidiaries follow accounting policies consistent with those of the Company.

The following subsidiaries are included in the combined financial statements:

•        SunScout Limited — wholly owned subsidiary of SunScout Holding Limited

•        Brightway Energy Limited — wholly owned subsidiary of SunScout Holding Limited

•        SunScout New Zealand Limited — wholly owned subsidiary of SunScout Limited

As of June 30, 2025, management has determined that the Company is not the primary beneficiary of any variable interest entities.

As of and for the years ended June 30, 2025, and June 30, 2024, the Company did not dispose of any subsidiaries and did not lose control of any combined entities.

(d)    Foreign currency translation

The reporting currency of the Company is the United States dollar (“USD”). The functional currency of the Company’s U.S.-based entities is the USD. The functional currency of the Company’s New Zealand — based entities is the New Zealand dollar (“NZD”).

For entities whose functional currency is not the USD, assets and liabilities are translated into USD at the exchange rates in effect at the balance sheet date, and revenues and expenses are translated at average exchange rates in effect during the period. Equity accounts are translated at historical exchange rates. The resulting foreign currency translation adjustments are recorded as a component of accumulated other comprehensive income (loss) within shareholders’ equity.

Transactions denominated in currencies other than an entity’s functional currency are remeasured into the functional currency using exchange rates in effect at the transaction dates. Monetary assets and liabilities denominated in foreign currencies are remeasured at exchange rates in effect at the balance sheet date, with resulting transaction gains and losses recognized in the combined statements of operations.

SunScout Holding Limited
Notes to Combined Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following exchange rates were used to translate the financial statements of the Company’s New Zealand — based entities whose functional currency is the NZD:

	June 30, 2025	June 30, 2024
Year-end NZD: US$ Exchange Rate	0.5824	0.6050
Annual average NZD: US$ exchange rate	0.59076	0.6066

(e)     Fair value measurement

The Company applies Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures which defines fair value, establishes a framework for measuring fair value and expands financial statement disclosure requirements for fair value measurements.

ASC Topic 820 defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability (an exit price) on the measurement date in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability.

ASC Topic 820 specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

Level 1	inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2

inputs to the valuation methodology include quoted prices for identical or similar assets and liabilities in active markets or in inactive markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3	inputs to the valuation methodology are unobservable and significant to the fair value.

The carrying amounts of the Company’s financial instruments approximate their fair values because of their short-term nature. The Company’s financial instruments include cash and cash equivalents, accounts receivable, amounts due from related parties, other current assets, short-term bank borrowing, accounts payable, advance from customers, and income tax payables.

(f)     Cash and Cash equivalents

Cash and cash equivalents consist of cash on hand, deposits held at financial institutions, and highly liquid investments with original maturities of three months or less at the date of purchase.

The Company maintains its cash balances with reputable financial institutions. While cash balances may at times exceed insured limits in certain jurisdictions, management does not believe this results in a significant concentration of credit risk.

Bank overdrafts, if any, are classified as short-term borrowings and are included in current liabilities on the combined balance sheets.

Cash and cash equivalents consisted of the following (in USD):

	As of June 30,
Holdings	2025	2024
Cash on Hand	—	—
Bank (Operating Accounts)	91,668	226,185
High Yield Interest Account (Live Oaks)	241,518	192,091
	333,186	418,276

SunScout Holding Limited
Notes to Combined Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(g)    Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable primarily consist of amounts due from customers for goods delivered or services provided in the ordinary course of business. Accounts receivable is recorded at their invoiced amounts and generally do not bear interest.

The Company maintains an allowance for credit losses in accordance with ASC 326, Financial Instruments — Credit Losses, which requires the use of the Current Expected Credit Loss (“CECL”) model. Under the CECL model, the Company estimates expected credit losses on accounts receivable based on historical loss experience, current conditions, and reasonable and supportable forecasts of future economic conditions.

In developing its estimate of expected credit losses, the Company considers, among other factors:

•        historical write-off trends and loss experience,

•        the aging of outstanding receivables,

•        customer-specific credit risk and payment history,

•        macroeconomic conditions that may affect customers’ ability to pay, and

•        reasonable and supportable forecasts related to industry and general economic conditions.

The allowance for credit losses is adjusted each reporting period based on changes in these factors. Accounts receivables are written off when management determines that there is no reasonable expectation of recovery. Recoveries of amounts previously written off are recognized in the period received. The Allowance was calculated as of June 30th 2025 and 2024 as $7,999, and $4,443.

(h)    Inventories, net

Inventories consist primarily of raw materials, work in process, and finished goods held for sale or used in production. Inventories are stated at the lower of cost or net realizable value (“NRV”) in accordance with ASC 330, Inventory.

Cost is determined using the weighted-average method and includes the purchase price, inbound freight, handling, and other costs necessary to bring inventory to its present condition and location.

(i)     Property, Plant and Equipment

Property, plant and equipment (“PP&E”) are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Cost includes expenditures directly attributable to the acquisition of an asset and any costs necessary to bring the asset to the condition and location for its intended use.

Major replacements and improvements that extend the useful life or increase the capacity of an asset are capitalized, while routine repairs and maintenance are expensed as incurred.

Estimated useful lives are as follows:

•        Plant and equipment: 8 years

•        Office equipment: 6 years

•        Vehicles: 5 years

Gains or losses on the disposal of PP&E are recognized in the combined statements of operations in the period in which the asset is derecognized.

PP&E is reviewed for impairment in accordance with the Company’s policy for long-lived assets, as described in Note 2(j), whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable.

SunScout Holding Limited
Notes to Combined Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(j)     Impairment of long-lived assets

Long-lived assets, including property and equipment, intangible assets subject to amortization, and other non-current assets, excluding goodwill, are reviewed for impairment in accordance with ASC 360, Property, Plant, and Equipment, whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable.

Recoverability is assessed at the asset group level based on a comparison of the carrying amount of the asset group to the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset group. If the carrying amount exceeds the undiscounted future cash flows, an impairment loss is recognized.

The impairment loss is measured as the amount by which the carrying amount of the asset group exceeds its estimated fair value. Fair value is determined using appropriate valuation techniques, which may include discounted cash flow analyses or other market-based approaches, as applicable.

The determination of undiscounted future cash flows and fair value requires management to make significant judgments and assumptions, including estimates of future revenues, operating costs, and terminal values. Changes in these estimates and assumptions could materially affect the assessment of recoverability and the amount of any impairment recognized.

(k)     Intangible Assets

The Company’s intangible assets consist primarily of customer relationships and trade names acquired in business combinations. Intangible assets are recorded at cost, or at acquisition-date fair value in the case of business combinations. Intangible assets with finite useful lives are amortized over their estimated useful lives, while intangible assets with indefinite useful lives are not amortized.

The Company does not have any indefinite-lived intangible assets as of June 30, 2025 or June 30, 2024.

Intangible Assets Subject to Amortization

Customer relationships and trade names are classified as finite-lived intangible assets. These assets are amortized on a straight-line basis over their estimated useful lives, which management believes reflects the pattern in which the economic benefits of the assets are consumed.

Estimated useful lives are as follows:

Customer relationships: 10 years

Trade names: 10 years

Amortization expense related to intangible assets is included within selling, general and administrative expenses in the combined statements of operations.

Carrying Amounts of Intangible Assets

The following table summarizes the gross carrying amounts, accumulated amortization, and net carrying values of intangible assets as of June 30, 2025 (in USD):

As of June 30th, 2025	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer List	$841,062	$(92,264)	$748,798
Trade Name	$190,950	$(20,946)	$170,004
Total intangible assets, net	$1,032,012	$(113,210)	$918,802

SunScout Holding Limited
Notes to Combined Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Amortization Expense

Amortization expense for intangible assets was $11,868 and $95,343 for the years ended June 30th, 2024, and 2025, respectively.

(l)     Software Development

The Company capitalizes certain costs related to the development of internal-use software in accordance with ASC 350-40, Internal-Use Software. Capitalization of costs begins when a software project enters the application development stage and the capitalization criteria are met. Costs incurred during the preliminary project stage and costs related to post-implementation activities are expensed as incurred.

Capitalized internal-use software costs primarily include payroll and related costs of employees directly associated with software development and certain external consulting costs. Capitalization ceases when the software is substantially complete and ready for its intended use.

Capitalized internal-use software costs are amortized on a straight-line basis over their estimated useful lives and amortization expense is included within selling, general and administrative expenses in the combined statements of operations.

(m)    Goods and Services Tax:

Revenues, expenses, assets, and liabilities are recognized net of goods and services tax (“GST”), except to the extent the GST incurred is not recoverable from the applicable taxation authority.

Amounts receivable from, and payable to, taxation authorities in respect of GST are offset and presented on a net basis when the Company has a legally enforceable right of offset. When the net position results in an amount payable to the taxation authority, the balance is included within accrued liabilities. Accordingly, no separate GST receivable is presented on the combined balance sheets as of the reporting dates.

All monetary amounts in the combined financial statements are presented exclusive of GST unless otherwise noted.

(n)    Accounts Payable:

Accounts payable consist of amounts owed to vendors and service providers for goods and services received in the ordinary course of business. Accounts payable are unsecured, non-interest-bearing obligations that are generally settled within standard commercial payment terms.

Accounts payable include invoiced amounts that have been approved for payment, as well as accrued amounts for goods or services received for which invoices have not yet been received as of the reporting date.

The Company does not maintain any long-term trade payables or financing arrangements with vendors. Payment terms vary depending on the nature of the goods or services provided and the geographic region of the vendor but generally range from 15 to 60 days. The Company is not subject to material concentration risk with respect to its vendor base.

As of June 30, 2024, and June 30, 2025, accounts payable totaled $155,857 and $233,450, respectively.

(o)    Long-term Debt:

As of June 30, 2025, the Company’s long-term debt consists primarily of borrowings obtained to finance the acquisition of Brunton Engineering, as well as other term loans and vehicle financing arrangements used to support general business operations.

The borrowing related to the acquisition of Brunton Engineering was obtained under a financing program administered by the New Zealand government and bears a fixed interest rate of 11.84% per annum. The loan is unsecured and is subject to customary repayment terms. Management intends to repay this loan in accordance

SunScout Holding Limited
Notes to Combined Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

with its contractual terms and may, subject to market conditions and other considerations, elect to use a portion of the proceeds from a future equity financing, including the Company’s planned initial public offering, to reduce or retire this obligation.

Other long-term debt consists of standard commercial term loans and vehicle loans, which bear interest at prevailing market rates and are repayable over their contractual terms. The Company was in compliance with all material debt covenants, if any, as of June 30, 2025.

Long-term debt consisted of the following (in USD):

Long-Term Loan	As of June 30
	2025	2024
	(USD)	(USD)
RSPF Loan (Brunton Engineering)	$1,997,483	$1,854,623
Term Loans	$410,241	$346,527
Vehicle Loans	$25,569	$—
Total long-term debt	$2,433,303	$2,201,150

(p)    Revenue Recognition

The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers. Revenue is measured based on the consideration specified in a contract with a customer and is recognized when control of the promised goods or services is transferred to the customer.

Revenue Streams

The Company’s primary revenue streams include:

•        engineering and development services,

•        manufacturing and fabrication of equipment,

•        construction and installation of solar energy systems (commercial and residential),

•        sales of SunScout products.

Performance Obligations

The Company evaluates its contracts to identify performance obligations. In many cases, contracts contain a single performance obligation representing the delivery of an integrated product or service. Activities such as design, fabrication, and installation are not separately distinct in the context of the overall promise to the customer when they are highly interrelated and provide a combined output.

Engineering and Development Services

Revenue from engineering and development services, including design, system integration, software development, and prototyping, is recognized over time, as customers simultaneously receive and consume the benefits of the Company’s performance.

Payment is due 30 days after invoiced

For longer-term engagements, progress toward completion is measured using the cost-to-cost input method. For shorter-term or milestone-based engagements, revenue is recognized using an output method based on the achievement of defined contractual milestones or deliverables.

Manufacturing and Fabrication Contracts

Revenue from customized manufacturing and fabrication contracts is recognized either over time or at a point in time, depending on the terms of the contract.

SunScout Holding Limited
Notes to Combined Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue is recognized over time when the manufactured product has no alternative use to the Company and the Company has an enforceable right to payment for performance completed to date. In these cases, progress is measured using the cost-to-cost input method.

When these criteria are not met, revenue is recognized at a point in time, generally upon shipment or delivery of the product to the customer.

Payment is due 30 days after invoiced

Construction and Installation of Solar Energy Systems

The Company designs and installs solar energy systems for commercial and residential customers. Each contract is evaluated to determine whether it represents a single performance obligation to deliver a functioning solar system.

In New Zealand Revenue is recognized over time when the customer controls the asset as it is created or enhanced, or when the criteria in ASC 606-10-25-27 are met. In such cases, progress is measured using an input method based on costs incurred relative to total estimated costs.

Payment is due 30 days after invoiced

In our US market Revenue is recognized the day the system is installed on the Property which meets the criteria under ASC 606

Payment is based on 4 stages of completion:

The four payment milestones are:

1: Upon signing of the contract

2: Upon completion of the system design and permit application

3: upon completion of the solar system installation

4: upon interconnection of the solar system to the power grid

When the criteria for over-time recognition are not met, revenue is recognized at a point in time, generally when installation is substantially complete, testing has been performed, and control transfers to the customer, typically upon customer acceptance or interconnection to the utility grid.

Standard warranties associated with these systems are assurance-type warranties and are accounted for in accordance with ASC 460, Guarantees.

Sales of SunScout Products

Revenue from the sale of solar-powered lawn care equipment, whether to consumers (B2C) or business customers (B2B), is recognized at a point in time when control transfers to the customer, which generally occurs upon delivery or when the customer takes possession of the product.

Standard warranties associated with these products are assurance-type warranties and are accounted for in accordance with ASC 460.

Measurement of Progress

For performance obligations satisfied over time, progress toward completion is measured using the cost-to-cost input method, which management believes best depicts the transfer of control to the customer. Costs included in the measure of progress consist of direct labor, materials, subcontractor costs, and applicable overhead. General and administrative costs are excluded unless specifically recoverable under the contract.

SunScout Holding Limited
Notes to Combined Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Contract Balances

Contract assets arise when the Company recognizes revenue in advance of billing the customer. Contract liabilities arise when the Company receives consideration, or has the right to receive consideration, in advance of satisfying performance obligations. Contract assets and contract liabilities are recorded on a contract-by-contract basis and presented in the combined balance sheets.

The contract liabilities at June 30 2025 and 2024 were $34,944 and 25,240. All the balance showing in 2024 was used in 2025, and we have no reason not to believe that the balance at the end of 2025 will not be used in 2026.

Contract Modifications

Contract modifications are evaluated in accordance with ASC 606-10-25-10 to determine whether they should be accounted for as a separate contract, a termination and replacement of an existing contract, or as a cumulative catch-up adjustment to revenue.

Loss Contracts

If at any time the total estimated costs to complete a contract exceed the total contract consideration, the expected loss is recognized immediately in the combined statements of operations.

Significant Judgments

Significant judgments in applying the revenue recognition standard include determining whether performance obligations are satisfied over time or at a point in time; selecting appropriate methods to measure progress toward completion; estimating total contract costs; evaluating enforceable rights to payment; and assessing the accounting treatment for contract modifications.

(q)    Cost of Revenue

Cost of revenue represents the direct costs incurred in connection with the production and delivery of the Company’s products and services.

Cost of revenue excludes selling, general and administrative expenses, research and development costs, and other indirect costs that are not directly attributable to specific revenue-generating activities.

Components of Cost of Revenue

	As of June 30,
Account	2025	2024
	(USD)	(USD)
Apprenticeship Boost	$(3,545)	$266
Cost of Goods Sold	1,521,068	1,386,612
Inwards Freight	6,042	7
Meal Allowance	6,923	—
Misc Purchases	45,188	7,535
Non charge labour	69,931	230
R&D	61,531	—
Rework	5,605	—
Subcontractors	6,638	—
Travel Expenses	—	130
Wages	447,174	37,261
Warranty Costs	142	—
Workshop	192,460	6,865
Total Cost of Sales	$2,359,157	$1,439,906

SunScout Holding Limited
Notes to Combined Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(r)     Government Grants

The Company receives government grants in the form of cash subsidies from governmental authorities, primarily in New Zealand, to support innovation, technology development, workforce training, and research and development activities.

Government grants are recognized in the combined statements of operations when there is reasonable assurance that the Company has complied with all substantive conditions associated with the grants and that the grants will not be required to be repaid. Grant income is recognized on a systematic basis over the periods in which the related costs are incurred or when the related performance obligations are satisfied, as applicable.

Grants that are directly attributable to specific operating costs are presented as a reduction of the related expense within cost of revenue or operating expenses, consistent with the nature of the underlying costs. Grants that are not directly attributable to specific cost components are presented as other income.

For the years ended June 30, 2025 and 2024, the Company received grant funding of $365,613 and $85,019, respectively. The Company accounts for grant funding as a reduction of the specific operating expenses for which the grants were awarded.

For the year ended June 30, 2024, the full amount of $85,019 was recognized as a reduction of research and development expenses in the combined statement of operations.

For the year ended June 30, 2025, $183,987 of the grant funding received was recognized as a reduction of software development expenses, and the remaining $181,626 was recognized as a reduction of research and development expenses in the combined statement of operations.

R&D	2025	2024
Spent on R&D	302,127	98,143
Grant’s Received	183,987	85,019
Net Expense	118,140	13,124

Accordingly, amounts received under the Apprenticeship Boost program, which subsidizes employee compensation costs directly associated with revenue-generating activities, are presented as a reduction of cost of revenue in the combined statements of operations.

(s)     Related parties:

Related parties are defined in accordance with ASC 850, Related Party Disclosures. Related parties include, among others, the Company’s affiliates; principal owners; members of management; immediate family members of principal owners and management; entities for which the Company has the ability to exercise significant influence; and entities that are under common control with the Company.

Transactions with related parties are disclosed in the combined financial statements when such transactions occur. Related-party transactions may include, but are not limited to, loans, cost-sharing arrangements, and the provision or receipt of goods and services. All related-party transactions are evaluated to determine appropriate recognition and disclosure in accordance with U.S. GAAP.

(t)     Segment Reporting

The Company’s Chief Executive Officer serves as the Chief Operating Decision Maker (“CODM”) for purposes of segment reporting under ASC 280, Segment Reporting. The CODM evaluates operating performance and allocates resources based on discrete financial information prepared and reviewed by product line and service offering.

SunScout Holding Limited
Notes to Combined Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Operating Segments

The Company conducts its operations through business components that engage in revenue-generating activities, incur expenses, and for which discrete financial information is available and regularly reviewed by the CODM. Based on this evaluation, the Company has identified the following operating segments, which also represent its reportable segments:

SunScout Products

This segment includes the design, manufacture, sale, and deployment of solar-enabled robotic mowing and related autonomous equipment platforms, including associated accessories and support services.

Solar and Energy Solutions

This segment includes solar power development and related solutions, including project development, engineering, procurement, construction management, operations and maintenance services, and, where applicable, long-term power purchase arrangements.

Engineering and Manufacturing Services

This segment includes engineering design and manufacturing support activities performed for internal programs and third parties, including prototyping, fabrication, testing, and related engineering services.

Measurement of Segment Results

The accounting policies of the reportable segments are the same as those described in the Summary of Significant Accounting Policies. The measure of segment profit or loss used by the CODM is segment gross margin, defined as segment revenue less segment cost of goods sold and direct segment wages. Segment gross margin is the single measure the CODM uses to evaluate the operating performance of each reportable segment and to make resource allocation decisions. It is the measure most consistent with the measurement principles used in the Company’s consolidated financial statements, as it is derived directly from revenue recognized under ASC 606 and costs recognized under U.S. GAAP, without adjustment or modification for segment reporting purposes, consistent with ASC 280-10-50-28A and ASC 280-10-50-28B.

Segment revenue, segment cost of goods sold, and segment direct wages are reviewed by the CODM as the component line items that comprise segment gross margin. These represent the significant segment expense categories regularly provided to the CODM, consistent with ASC 280-10-50-30. Corporate-level expenses, including group finance, legal, governance, and public company readiness costs, are managed on a combined basis and are not allocated to the operating segments.

As at June 30, 2025(USD)

	Engineering Product & Services	SunScout Products	Solar Power Development Solutions	Total
Revenue	1,494,603	1,343,052	1,967,328	4,804,983
Material	398,398	0	769,763	1,168,161
Direct Labour	447,174	0	505,436	952,610
Overhead	109,785	61,532	67,070	238,387
Segmented gross Margin	539,246	1,281,520	625,059	2,445,825

SunScout Holding Limited
Notes to Combined Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

As at June 30, 2024(USD)

	Engineering Product & Services	SunScout Products	Solar Power Development Solutions	Total
Revenue	172,449	459,041	1,849,853	2,481,343
Material	49,196	0	686,588	735,784
Direct Labour	37,261	0	614,455	651,716
Overhead	11,998	0	39,408	51,407
Segmented gross Margin	73,994	459,041	509,402	1,042,437

SunScout Products segment revenue for the periods presented arose entirely from a license manufacturing agreement. No Material of Labour expenses were incurred by the company in connection with this revenue.

The Company has adopted ASU 2023-07, Improvements to Reportable Segment Disclosures, effective July 1, 2023. The disclosures in this note reflect the requirements of ASU 2023-07 as applicable to the company’s reportable segments.

Segment Revenue Information

The following table presents revenue by reportable segment for the periods presented (in USD):

	As of June 30,
	2025		2024
	USD	% of total revenues	USD	% of total revenues
Segment (Operating Segment)
Engineering Products and Services	$1,494,603	31.11%	$172,449	6.95%
SunScout Products (Agreement with Hoffen Asia)	1,343,052	27.95%	459,041	18.50%
Solar Power Development Solutions	$1,967,328	40.94%	$1,849,853	74.55%
Total revenues	4,804,983	100%	2,481,343	100%

All of 2024, and 2025 revenue that was calculated under SunScout Products and Services was due to a licensing agreement signed between Hoffen Asia and SunScout Limited, we categorized this revenue under the SunScout Product category because it relates directly to the right to Manufacture the SunScout ECO

Geographic Information

In addition to reviewing performance by operating segment, the CODM also reviews revenue information by geographic region. Geographic revenue information is presented by customer location in accordance with ASC 280-10-50-41.

The following table presents revenue by geographic area for the years ended June 30, 2025, 2024, and 2023:

Geographic Region	2025	2024	2023
New Zealand	$2,837,655	$631,490	$0
Rest of Asia/Pacific	$0	$0	$0
Total Asia/Pacific	$2,837,655	$632,490	$0
United States	$1,967,328	$1,849,853	$2,803,314
Rest of North America	$0	$0	$0
Total North America	$1,967,328	$1,849,853	$2,803,314
Europe	$0	$0	$0
Total Revenue	$4,804,983	$2,482,343	$2,803,314

SunScout Holding Limited
Notes to Combined Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Long-Lived Assets by Geographic Area

Long-lived assets consist of property and equipment and right-of-use assets. The Company’s long-lived assets are located entirely in New Zealand. Long-lived assets in any individual country other than New Zealand were not material for any period presented.

(u)    Commitments and contingencies

The Company accounts for loss contingencies in accordance with ASC 450, Contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other matters are recorded when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

If a loss contingency is reasonably possible, or if a loss is probable but the amount cannot be reasonably estimated, the nature of the contingency is disclosed together with an estimate of the possible loss or range of loss, if such an estimate can be made and is material.

Legal costs incurred in connection with loss contingencies are expensed as incurred.

(v)     Recently adopted and issued accounting pronouncements

The Company monitors new accounting standards updates (“ASUs”) issued by the Financial Accounting Standards Board (“FASB”) and assesses their applicability and potential impact on the combined financial statements.

There was no accounting standards adopted during the periods presented that had a material impact on the Company’s combined financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40). This ASU enhances disclosure requirements related to the disaggregation of certain income statement expenses. The standard is effective for fiscal years beginning after December 15, 2026, and interim periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact that adoption of this ASU will have on its combined financial statement disclosures.

3. REVENUE

In accordance with ASC Topic 606, Revenue from Contracts with Customers, the Company disaggregates revenue by major product and service category, which management believes best depicts how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors.

The following table presents the disaggregation of the Company’s revenues by type of goods and services for the years ended June 30, 2025 and 2024 (in USD):

	As of June 30,
	2025		2024
	USD	% of total revenues	USD	% of total revenues
Revenues
Engineering Products and Services	1,494,603	31.11%	172,449	6.95%
SunScout Products	1,343,052	27.95%	459,041	18.50%
Solar Power Development Solutions	1,967,327	40.94%	1,849,853	74.47%
Total revenues	4,804,982	100.00%	2,481,343	100.00%

For the years ended June 30, 2025, and June 30, 2024, Hoffman Asia accounted for more than 10% of total revenue in both 2025 and 2024. The company contributed $1,343,052 in 2025 and $459,041 in 2024, representing 27.95% and 18.50% of total revenue, respectively. In 2025, another significant contributor was the New Zealand Defense Force, which generated $450,751 in revenue, accounting for 9.4% of total income.

As of June 30, 2025, the Company’s remaining performance obligations were not material, as the majority of contracts are short-term in nature and are expected to be satisfied within twelve months.

SunScout Holding Limited
Notes to Combined Financial Statements

4. ACCOUNTS RECEIVABLE, NET

Accounts Receivable are stated at their gross carrying amounts, net of an allowance for expected credit losses, which is determined in accordance with ASC 326, Financial Instruments — Credit Losses. The allowance reflects management’s estimate of expected credit losses based on historical experience, current conditions, and reasonable and supportable forecasts.

As of June 30, 2025 and 2024, accounts receivable consisted of the following (in USD):

	As of June 30,
	2025	2024
	(USD)	(USD)
Gross Accounts Receivable	$1,753,833	$628,452
Allowance for credit losses (ASC 326)	$(7,999)	$(4,443)
Net Accounts Receivables	$1,745,834	$624,009

The Company does not have any material concentration of credit risk, as accounts receivable are derived from a diversified customer base, and no single customer accounted for a significant portion of outstanding accounts receivable as of June 30, 2025, or June 30, 2024. As of June 30, 2025 and June 30, 2024, substantially all of the Company’s accounts receivable related to amounts due under a license agreement with Hoffen Asia Co., Ltd. The receivable represents an unpaid portion of an upfront license fee. Payment of this amount has been deferred by the Company until funds are required to support inventory procurement and initial production for the SunScout Eco product. The receivables for Hoffen Asia will be recognized when they deliver a completed SunScout ECO; for example they have an order from us for 1,500 units that will cost approximately $850,000. When these are delivered, we will deduct $850,000 from their outstanding balance. We expect this to be fully cleared off SunScout’s books by the end of 2026.

5. INVENTORIES

Inventories are stated at the lower of cost or net realizable value, as described in Note 2(h). All inventories are held in New Zealand.

As of June 30, 2025 and 2024, inventories consisted of the following (in USD):

	As of June 30,
	2025	2024
	(USD)	(USD)
Finished Goods	$32,109	$21,874
	$32,109	$21,874

6. PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, net of accumulated depreciation and impairment, as described in Note 2(i).

As of June 30, 2025 and 2024, property and equipment consisted of the following (in USD):

	As of June 30,
(in thousands)	2025	2024
	(USD)	(USD)
Plant and Equipment	$553,595	$575,077
Office Equipment	20,259	19,415
Vehicles	127,256	24,252
Total Cost	701,110	618,744
Less: Accumulated Depreciation	(93,844)	(13,077)
Less: Impairment loss	—	—
Property, Plant and Equipment, net	$607,266	$605,667

Depreciation expense for the years ended June 30, 2025 and 2024 was $80,767 and $13,077, respectively, and is included in general and administrative expenses in the combined statements of operations.

No impairment losses were recognized for property and equipment during the years ended June 30, 2025 and 2024.

SunScout Holding Limited
Notes to Combined Financial Statements

7. OPERATING LEASE LIABILITIES AND RIGHT OF USE ASSETS:

The Company leases building facilities under an operating lease from an unrelated third party. The lease commenced on May 31, 2024 and has a non-cancellable term of three years. Lease payments are fixed and do not include variable lease components based on usage, sales, or performance.

At lease commencement, the Company recognized a right-of-use (“ROU”) asset and a corresponding operating lease liability, measured at the present value of future lease payments, in accordance with ASC 842, Leases. Operating lease liabilities are presented separately from long-term debt on the combined balance sheets and are not considered debt obligations for purposes of Note 9.

Lease Assets and Liabilities

As of June 30, 2025 and 2024, lease assets and liabilities consisted of the following (in USD):

	As of June 30,
	2025	2024
	(USD)	(USD)
Right-of-Use Asset, net	$104,602	$184,652
Building Lease Liabilities – Current	$104,602	$184,652

Lease expense and depreciation recognized during the year:

	As of June 30,
	2025	2024
	(USD)	(USD)
Depreciation of ROU Asset	$72,923	$6,129
Interest expense on lease liability	$8,800	$962

Lease Expense

Operating lease cost was recognized on a straight-line basis over the lease term and included in general and administrative expenses in the combined statements of operations. Total operating lease expense for the years ended June 30, 2025 and 2024 was $74,202 and $6,146, respectively.

8. LONG-TERM DEBT MATURITIES

The table below presents the scheduled contractual principal repayments of the Company’s outstanding interest-bearing long-term debt obligations, excluding operating lease liabilities accounted for under ASC 842, as of June 30, 2025 (in USD).

	Payments due by period
	Total	< 1 year	1-3 years	3-5 years	> 5 years
Long-term debt	2,433,303	0	0	2,433,303	0

The amounts presented above reflect contractual repayment terms. The Company may elect to repay certain borrowings prior to their contractual maturity dates, subject to available liquidity and financing considerations.

9. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES

The Company is exposed to financial risks arising in the ordinary course of business, including credit risk, liquidity risk, and market risk. These risks primarily relate to financial instruments recognized in the combined financial statements and are described in the following sections.

9.a. Credit Risk

Credit risk represents the risk of loss resulting from counterparties’ failure to perform under contractual obligations. The Company is exposed to credit risk primarily through cash and cash equivalents, trade receivables, and deposits with financial institutions.

SunScout Holding Limited
Notes to Combined Financial Statements

9. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (cont.)

The Company’s maximum exposure to credit risk is limited to the carrying amounts of the financial assets recognized in the combined balance sheet.

Trade receivables are evaluated for impairment in accordance with ASC 326, Financial Instruments — Credit Losses. The Company estimates expected credit losses based on historical loss experience, current conditions, and reasonable and supportable forecasts of future economic conditions.

The Company does not have material concentrations of credit risk with respect to any single customer or counterparty.

9.b. Liquidity Risk

The Company’s principal liquidity requirements relate to the funding of operating expenses, capital expenditures, and contractual obligations. The Company’s liquidity is primarily derived from cash on hand and, where applicable, borrowings under existing credit facilities.

Information regarding the contractual maturities of the Company’s significant financial liabilities is disclosed in Note 9.

9.c. Market Risk

The Company is exposed to market risks arising primarily from foreign currency fluctuations and, to a lesser extent, interest rate movements.

Foreign Currency Risk

The Company is exposed to foreign currency risk primarily from operating revenues and expenses denominated in currencies other than the Company’s presentation currency, the U.S. dollar, principally the New Zealand dollar and Euro.

Foreign currency risk is managed primarily through natural hedging, as a significant portion of foreign-currency revenues are offset by foreign-currency operating costs incurred in the same jurisdictions.

A hypothetical 5% strengthening of the U.S. dollar against these foreign currencies, with all other variables held constant, would decrease profit before income taxes by approximately $47,000. Conversely, a 5% weakening of the U.S. dollar against these foreign currencies would increase profit before income taxes by approximately $47,000. This sensitivity analysis reflects the net impact of transactional foreign currency exposures and excludes the effects of translating the financial statements of foreign subsidiaries.

(b) Sensitivity to Product Cost Increases

The Company is exposed to market risk related to the cost of raw materials and products used in its operations. A hypothetical 10% increase in the cost of products, assuming all other factors remain constant, would increase the Company’s cost of goods sold by approximately $245,000. This sensitivity analysis is intended for illustrative purposes and does not necessarily reflect the actual impact of future cost changes, which may be influenced by factors such as supply chain fluctuations, vendor pricing, and contractual terms.

9.d. Capital Risk Management

The Company’s capital structure consists primarily of equity and, where applicable, interest-bearing debt. The Company manages its capital structure to support ongoing operations and future growth.

As of June 30, 2025, the Company was in compliance with all material externally imposed capital requirements, including debt covenants, where applicable.

SunScout Holding Limited
Notes to Combined Financial Statements

10. RELATED PARTY TRANSACTIONS AND BALANCES:

Related parties include the Company’s controlling shareholders, directors, executive officers, and entities under common control with such individuals.

During the fiscal years ended June 30, 2025, and 2024, the Company engaged in transactions with related parties primarily consisting of intercompany advances, expense reimbursements, and other routine operating transactions with entities under common ownership. All intercompany transactions and balances between combined entities were eliminated upon consolidation.

From time to time, a controlling shareholder paid certain operating expenses on behalf of the Company in the ordinary course of business, primarily consisting of routine administrative and operating expenses. The Company reimbursed the controlling shareholder for such payments. As of the years ended June 30, 2025 and 2024 the related party transactions were $7,232 and $29,376 were payable to or had been paid by the controlling shareholder on behalf of the Company. These balances were unsecured, non-interest bearing, and had no fixed repayment terms.

Management believes that these related party transactions were conducted on terms consistent with those that would have been obtained in arm’s-length transactions with unrelated parties.

11. INCOME TAXES

The Company accounts for income taxes in accordance with Accounting Standards Codification (“ASC”) 740, Income Taxes, using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax bases.

U.S. Operations

Certain U.S. operations have historically been conducted through entities that were treated as pass-through entities for U.S. federal and applicable state income tax purposes. As a result, taxable income or loss attributable to those entities was generally passed through to the owners and reported on their individual income tax returns, and no entity-level U.S. federal income tax provision was required for those periods.

For purposes of the combined financial statements, income taxes have been accounted for in accordance with ASC 740, and current and deferred income tax assets and liabilities have been recognized to the extent applicable based on the Company’s combined tax position.

Foreign Operations

The Company operates through subsidiaries in multiple foreign jurisdictions, including New Zealand. Certain subsidiaries prepare local statutory financial information for compliance and tax filing purposes in accordance with local requirements.

For purposes of the combined financial statements, the financial information of all foreign subsidiaries has been adjusted to conform to U.S. GAAP. Accordingly, income taxes for all foreign operations have been accounted for on an accrual basis in accordance with ASC 740, and current and deferred income tax assets and liabilities have been recognized to the extent applicable.

Deferred income taxes

Deferred income tax assets and liabilities arise from temporary differences between the carrying amounts of assets and liabilities in the combined financial statements and their respective tax bases. Deferred tax assets are recognized to the extent that management believes it is more likely than not that such assets will be realized. A valuation allowance is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

SunScout Holding Limited
Notes to Combined Financial Statements

11. INCOME TAXES (cont.)

Uncertain tax positions

The Company evaluates uncertain tax positions in accordance with ASC 740. Tax positions are recognized only if it is more likely than not that the position will be sustained upon examination by the relevant taxing authority. Interest and penalties related to uncertain tax positions, if any, are recognized within income tax expense.

Income tax expense

Income tax expense (benefit) consists of current and deferred income taxes and is recognized in the combined statements of operations.

For the years ended June 30, 2025, and June 30, 2024, a reconciliation of the statutory income tax rate to the Company’s effective income tax rate is not meaningful due to losses incurred and the pass-through tax status of certain entities. The company is currently unable to estimate the deferred tax position as this is still being considered as part of the overall reorganization of the company.

12. EARNINGS PER SHARE.

SunScout Holding Limited was incorporated on August 18, 2025, and had no ordinary shares issued or outstanding during the fiscal year ended June 30, 2025. Accordingly, earnings per share data have not been presented for the period ended June 30, 2025.

Following the Company’s incorporation, ordinary shares were issued in connection with the Group reorganization described in Note 22 (Subsequent Events). Earnings per share information will be presented for periods subsequent to the issuance of ordinary shares

At this time there are no convertible securities that would impact the earnings per share calculation.

13. COMMITMENTS AND CONTINGENCIES

Lease commitments

The Company is a lessee under a non-cancellable lease agreement for production, office, and warehouse facilities in New Zealand with a remaining lease term of approximately three years. The Company’s lease obligations are recognized as right-of-use assets and lease liabilities in accordance with ASC 842, Leases. Information regarding the Company’s lease liabilities and related commitments is disclosed in Note 8. (Operating Lease Liabilities And Right Of Use Assets)

Contingencies

In the ordinary course of business, the Company may be subject to claims, legal proceedings, and other contingencies arising from contractual, employment, or regulatory matters. The Company accrues for loss contingencies when a loss is probable and the amount can be reasonably estimated, in accordance with ASC 450, Contingencies.

As of June 30, 2025 and 2024, and through the issuance date of these financial statements, there were no pending or threatened claims or litigation requiring accrual or disclosure.

Capital commitments

As of June 30, 2025 and 2024, and through the issuance date of these financial statements, the Company had no material capital commitments.

SunScout Holding Limited
Notes to Combined Financial Statements

14. RESERVES AND EQUITY STRUCTURE

Equity Structure

SunScout Holding Limited was incorporated on August 18, 2025. As of June 30, 2025, the Company had not issued any ordinary shares. The Company’s authorized share capital consists of 500,000,000 ordinary shares with a par value of $0.0001 per share.

No ordinary shares were issued, repurchased, or cancelled during the fiscal year ended June 30, 2025. Accordingly, no share capital or share premium was recorded as of that date.

Predecessor Equity And Reserves

The combined financial statements for the period ended June 30, 2025 include the results of operations and accumulated balances of entities that were subsequently contributed to the Company in connection with the Group reorganization described in Note 22 (Subsequent Events). Equity balances presented for periods prior to the issuance of ordinary shares represent accumulated results and reserves of the predecessor entities under common control.

Accumulated Other Comprehensive Income

The foreign currency translation reserve represents cumulative translation adjustments arising from the translation of the financial statements of foreign subsidiaries whose functional currencies differ from the Company’s presentation currency. The balances of the foreign currency translation reserve as of June 30, 2025 and 2024 were $17,440 and $20,264, respectively.

Distributions reflected above represent distributions made by predecessor entities to their owners prior to the Group reorganization and are not dividends declared by SunScout Holding Limited.

Subsequent to June 30, 2025, the Company undertook equity and capital structure activities in connection with its planned initial public offering, as described in Note 18.

15. INVESTMENT (EQUITY INTEREST)

Investment in Joint Venture

As of June 30, 2025, the Company did not hold any equity interests in joint ventures, associates, or other investee entities. Accordingly, no investments were accounted for under the equity method for the periods presented.

16. EMPLOYEE BENEFITS — KEY MANAGEMENT RENUMERATION

SunScout Holding Limited was incorporated after the fiscal year ended June 30, 2025. As of June 30, 2025, the Company had not employed any key management personnel, and no remuneration expense or accruals relating to key management personnel were recognized in the combined financial statements for the year ended June 30, 2025.

Prior to the incorporation of SunScout Holding Limited, individuals who now serve as key management personnel of the Company were employed by, or provided services to, certain subsidiaries within the combined group. Compensation for those individuals during the periods prior to incorporation was paid by the respective subsidiary entities and is reflected in the combined results of those subsidiaries for the periods presented.

Subsequent to June 30, 2025, the Company entered into employment agreements with certain individuals who will serve as key management personnel of the Company. These agreements were executed after the reporting date and did not give rise to any remuneration expense, accrual, or obligation as of June 30, 2025.

SunScout Holding Limited
Notes to Combined Financial Statements

16. EMPLOYEE BENEFITS — KEY MANAGEMENT RENUMERATION (cont.)

The principal terms of these post-balance-sheet employment agreements include the following annual base salaries:

Position	Annual Base Salary (USD)
Chief Executive Officer (CEO)	$600,000
Chief Operating Officer (COO)	$360,000
Chief Financial Officer (CFO)	$200,000
Chief Technical Officer (CTO)	$240,000

No remuneration or other benefits were paid, accrued, or payable to key management personnel by SunScout Holding Limited as of June 30, 2025.

17. SHAREHOLDERS’ EQUITY

Authorized share capital

The Company’s authorized share capital is US$50,000, divided into 500,000,000 ordinary shares with a par value of US$0.0001 per share, consisting of (i) 450,000,000 Class A ordinary shares and (ii) 50,000,000 Class B ordinary shares.

Each Class A ordinary share entitles the holder to one vote on all matters submitted to a vote of shareholders. Each Class B ordinary share entitles the holder to twenty votes on all matters submitted to a vote of shareholders.

Issued share capital

As of June 30, 2025, the Company had no ordinary shares issued or outstanding.

Subsequent to June 30, 2025, and in connection with the Group reorganization described in Note 22 (Subsequent Events), the Company issued an aggregate of 20,000,000 Class A ordinary shares and 15,000,000 Class B ordinary shares at an issue price of US$0.10 per share.

The total subscription price for the issued shares amounted to US$3.5 million. Ordinary shares were issued in exchange for a combination of non-cash and cash consideration, as follows:

•        AE Equity Limited, Solerin Equity Limited, and Jacob van Reenen Pretorius satisfied their subscription obligations through the transfer of their respective equity interests in SunScout Limited to SunScout Holding Limited as part of a common-control reorganization.

•        All other shareholders subscribed for shares for cash at US$0.10 per share, which has been paid or is payable in accordance with the relevant subscription agreements.

Accounting treatment

The issuance of ordinary shares in exchange for equity interests in SunScout Limited was accounted for as a common-control transaction. Accordingly, the assets and liabilities acquired were recorded at their historical carrying amounts, and no goodwill was recognized. Any excess of the subscription price over the par value of the ordinary shares issued was recorded as additional paid-in capital.

Cash subscriptions received or receivable in connection with the share issuances were recorded as share capital (par value) and additional paid-in capital upon issuance. Amounts receivable from shareholders at the reporting date, if any, are presented within equity or other receivables, as applicable.

As of the issuance date, all issued shares were fully paid or contractually subscribed, and the remaining authorized shares were unissued and available for future issuance.

SunScout Holding Limited
Notes to Combined Financial Statements

18. SHARE-BASED COMPENSATION

As of June 30, 2025, the Company did not maintain any share-based compensation plans and did not grant any share-based payment awards. Accordingly, no share-based compensation expense was recognized for the year ended June 30, 2025.

19. COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may be subject to commitments and contingencies arising from contractual, legal, regulatory, or other matters. The Company accrues for loss contingencies when a loss is probable and the amount can be reasonably estimated, in accordance with ASC 450, Contingencies.

As of June 30, 2025, the Company had no material commitments or contingencies that required accrual or disclosure in the combined financial statements.

20. SUBSEQUENT EVENTS

The Company has evaluated subsequent events in accordance with Accounting Standards Codification (“ASC”) 855, Subsequent Events, through the date of issuance of these combined financial statements.

Corporate reorganization

Subsequent to June 30, 2025, the Group undertook a corporate reorganization in preparation for a proposed initial public offering. On August 18, 2025, SunScout Holding Limited was incorporated in the Cayman Islands to serve as the ultimate parent holding company of the SunScout Group.

In connection with the reorganization, ownership interests in the Group’s operating entities were transferred to SunScout Holding Limited in exchange for the issuance of ordinary shares of the Company. As a result of these transactions, SunScout Holding Limited became the holding company of the Group. The reorganization transactions were undertaken among entities under common control and represent a change in legal ownership and capital structure only.

Accordingly, the reorganization did not result in any adjustment to the combined financial statements for the year ended June 30, 2025.

On September 7, 2025, subsequent to the reporting period, the Company incorporated SunScout Asia Company Limited in Thailand. The entity was formed as part of a planned joint venture structure, with ownership interests to be finalized after the reporting period.

Brightway Energy LLC

Brightway Energy LLC is included in the combined financial statements of the Group for the periods presented, as Brightway Energy LLC was under common control with the Group prior to and during the fiscal year ended June 30, 2025.

Acquisition of Brightway Energy LLC

On January 9, 2026, the Company entered into the Brightway MPA with its founders, Mr. Marc Cywinski and Mr. Joshua Marotske, pursuant to which the Company acquired 100% of the membership interests in Brightway Energy LLC for an aggregate consideration of US$5.0 million, consisting of US$2.0 million in cash payable within one (1) week following the receipt by the Company of the proceeds from this offering, and US$3.0 million in Class A ordinary shares of the Company, with the number of shares to be issued calculated based on the initial public offering price of the Class A ordinary shares in this offering and issuable six (6) months after the date of the Company’s listing on Nasdaq or the NYSE American. The transfer of the membership interests was completed on the date of the Brightway MPA, and Brightway Energy LLC became a wholly owned subsidiary of the Company as of such date. Payment of the purchase consideration is deferred and contingent upon the completion of the Company’s initial public offering, subject to alternative settlement arrangements to be agreed by the parties if the offering is not completed by the Long-Stop Date.

SunScout Holding Limited
Notes to Combined Financial Statements

20. SUBSEQUENT EVENTS (cont.)

Brightway Energy LLC had been under common control with the Company and combined into the Company’s financial statements prior to the execution of the Brightway MPA. Accordingly, the transaction represented a legal ownership reorganization among entities under common control.

Deed of Conditional Assignment

On January 9, 2026, Mr. Marc Cywinski and Mr. Joshua Marotske entered into a deed of conditional assignment, pursuant to which Mr. Marc Cywinski conditionally assigned, subject to the completion of this offering, to Mr. Joshua Marotske his entitlements under the Brightway MPA to receive US$1,000,000 in cash and US$1,500,000 in Class A Ordinary Shares (with the number of shares to be issued calculated based on the initial public offering price of the Class A Ordinary Shares in this offering).

As part of the Reorganization undertaken, SunScout Limited became a wholly owned subsidiary of our Company on November 14, 2025. Brightway Energy LLC became a wholly owned subsidiary of our Company on January 9, 2026 upon completion of the Brightway MPA. Post-Reorganization, the Company will become the holding company of the Group.

The Brightway MPA and related arrangements represent a legal reorganization and capital structure transaction and do not provide evidence of conditions that existed as of June 30, 2025. Accordingly, these matters have not resulted in any adjustment to the combined financial statements for the year ended June 30, 2025.

Other matters

Subsequent to June 30, 2025, the Company engaged an underwriter in connection with its proposed initial public offering and engaged an independent valuation firm to perform a valuation of the Group.

Other than the matters described above, management determined that no subsequent events occurred that require adjustment to or disclosure in these combined financial statements as of the issue date of the audited Financial Statements on February 12th, 2026.

21. ACQUISITION OF BRUNTON ENGINEERING

On May 27, 2024, SunScout New Zealand Limited (“SunScout NZ”) acquired 100% of the operating assets of Brunton Engineering (the “Brunton Acquisition”). The acquisition was executed to expand the Company’s in-house manufacturing capabilities for SunScout products and to support future production scale.

The purchase consideration for the Brunton Acquisition was US$1,711,034, which was paid in cash at closing. The transaction was accounted for as a business combination in accordance with ASC 805, Business Combinations, as the acquired set included inputs and substantive processes capable of producing outputs.

The identifiable assets acquired and liabilities assumed were recorded at their estimated fair values as of the acquisition date. The allocation of the purchase consideration is summarized below:

Fair Value of Net Assets Acquired	US$
Tangible assets	617,100
Intangible asset – customer relationships	873,699
Intangible asset – tradename	198,361
Inventory	21,874
Goodwill	0
Total identifiable net assets acquired	1,711,034

SunScout Holding Limited
Combined Balance Sheets

	As of December 31, 2025 Unaudited	As of June 30, 2025
	USD	USD
ASSETS
Current Assets
Cash and Cash Equivalents	893,278	333,186
Accounts receivable, net	2,049,785	1,745,834
Inventory	103,032	32,109
Prepaid Expenses	150,054	0
	3,196,149	2,111,129
Non-Current Assets
Property, plant and equipment	593,136	607,267
Operating lease right-of-use assets	78,648	104,602
Intangible assets	866,606	918,802
Software Development	99,151	96,551
	1,637,541	1,727,222

Total Assets	4,833,690	3,838,350

LIABILITIES
Current Liabilities
Accounts payable	643,500	233,450
Deferred Revenue	106,606	106,679
Accrued expenses and other current liabilities	217,762	79,387
Current portion of operating lease liabilities	46,721	77,277
Other current liabilities	46,883	59,393
Total Current Liabilities	1,061,472	556,186

Non-current Liabilities
Long-Term Lease Obligation	31,934	27,324
Long Term Debt	2,431,369	2,433,303
Total Non-current Liabilities	2,463,303	2,460,627

Total Liabilities	3,524,775	3,016,813

Commitments and Contingencies	0	0

Shareholder’s Equity
Class A Ordinary Shares Par Value US$0.0001 Numbers issued 20,000,000	2,000	0
Class B Ordinary Shares Par Value US$0.0001 Numbers issued 15,000,000	1,500	0
Additional Paid in Capital	699,300	0
Subscription Receivables	(702,800)	0
AOCI	110,234	114,662
Retained Earnings	1,198,681	706,874
Total Equity	1,308,915	821,537
Total Liabilities and Equity	4,833,690	3,838,350

SunScout Holding Limited
Combined Statements of Operations and other Comprehensive Income
For the six-month period ended December 31, 2024, and 2025
Unaudited

	Note	Six months ended December 31, 2025	Six months ended December 31, 2024
		USD	USD
Revenue		$2,877,136	$2,456,246
Cost of Goods Sold		1,689,077	1,498,013
Gross Profit		1,188,059	958,233

Operating Expenses
Sales and marketing		8,763	34,278
General and administrative		427,121	460,493
Research & Development		0	20,531
Professional Fees		22,706	8,801
Travel & Entertainment		13,535	26,424
Depreciation and amortization		100,540	93,050
Total Operating Expenses		572,665	643,557

Total Operating Income		615,394	314,677

Interest Expense		0	0

Other Income		24,622	23,525

Income before Taxes		640,016	338,202
Income Tax		0	0
Net Income		640,016	338,202

Other Comprehensive Income
Foreign Currency Translation adjustment		(4,429)	48,502
Total Other Comprehensive Income

Comprehensive Income		635,588	386,704

SunScout Holding Limited
Combined Statements of Changes in Equity
For the Periods ended December 31, 2025, and 2024
Unaudited

	no. of Shares	Common Stock	Additional Paid in Capital	Subscription Receivable	AOCI	Retained Earnings	Total Equity
		USD			USD	USD	USD
Balance ending June 30 2024		0			97,221	48,755	145,976

Change in Other Comprehensive Income					(48,502)	7,082	(41,420)
Net Income						338,202	338,202
Distributions						29,716	29,716

Balance ending December 31, 2024					55,801	416,693	472,474

Balance ending June 30 2025		0			114,661	706,876	821,537

Change in Other Comprehensive Income					(4,428)		(4,428)
Net Income						640,016	640,016
Issued Class A Ordinary Shares (Note 9)	20,000,000	2,000		(2,000)			0
Issued Class B Ordinary Shares (Note 9)	15,000,000	1,500		(1,500)			0
Call Payment Agreement (Note 9)			699,300	(699,300)			0
Distributions						(148,209)	(148,209)
Balance ending December 31, 2025		3,500	699,300	(702,800)	110,234	1,198,681	1,308,915

SunScout Holding Limited
Combined Statements of Cash flows
For the Periods ended December 31, 2025, and 2024
Unaudited

	6 months ended December 31, 2025	6 months ended December 31, 2024
	USD	USD
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	640,016	323,507

Adjustments from Operating Activity:
Provided by operating activity
Depreciation and Amortization	100,540	93,050
Lease expense
Change in Operating assets and liabilities
Accounts Receivable	(303,950)	(422,554)
Inventory	(70,923)	(8,826)
Prepaids	(150,054)	0
Accounts Payable	410,051	29,496
Accrued Expenses	138,375	(4,994)
Deferred Revenue	(73)	(49,553)
Other Liabilities	(43,066)	21,402

CASH USED FOR OPERATING ACTIVITIES	720,916	(18,473)

CASH FLOWS FROM INVESTING ACTIVITIES
Payment for the purchase of Property and Equipment	(59,602)	(37,501)
Payment for Software	(2,600)	0

CASH USED FOR INVESTING ACTIVITIES	(62,202)	(37,501)

CASH FLOW FROM FINANCING ACTIVITIES
Distributions	(148,209)	(20,771)
Proceeds from issuance of notes payable	4,610	0
Payments on Notes Payable	(29,097)	(40,311)

CASH USED FOR FINANCING ACTIVITIES	(172,696)	(61,082)

NET DECREASE IN CASH	486,018	(117,057)

Effect of Foreign Exchange Rates on cash	74,074	5,467

CASH AT BEGINNING OF YEAR	333,186	529,866

CASH AT PERIOD END	893,278	418,276

CASH PAID FOR INTEREST
Interest	18,771	21,031

NON CASH INVESTING & FINANCING ACTIVITIES:
Interest Recapitalized
Vehicles purchased with Debt	0	0

SunScout Holding Limited
Condensed Notes to Financial Statements

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

During the six-month period ended December 31, 2025, the Company continued to implement corporate-level changes associated with its transition to a public-company structure. SunScout Holding Limited was incorporated in the Cayman Islands on August 18, 2025, to serve as the new parent holding company of the SunScout group. The formation of the holding company and related restructuring were accounted for as a common-control transaction and did not result in a change in the basis of accounting for the underlying operating subsidiaries.

Throughout the period, the Company completed internal consolidation activities necessary to align its legal structure with the reporting structure presented in these condensed combined financial statements. These activities included the formal integration of SunScout Limited, SunScout New Zealand Limited, under the newly formed holding company. No changes were made to the ownership interests of the operating subsidiaries, and all intercompany balances and transactions continue to be eliminated in combination.

In addition, the Company advanced its preparations for a potential public offering. Subsequent to December 31, 2025, the Company completed its PCAOB audit for the fiscal year ended June 30, 2025, and submitted a confidential draft registration statement to the U.S. Securities and Exchange Commission. These activities did not have an impact on the Company’s condensed combined financial statements for the six-month period ending December 31, 2025.

2. SIGNIFICANT ACCOUNTING POLICIES

2. Basis of Presentation

The accompanying condensed combined financial statements as of December 31, 2025, and for the six-month periods ending December 31, 2025, and 2024 are unaudited. In the opinion of management, all adjustments necessary for a fair presentation have been included and consist only of normal recurring adjustments.

These interim financial statements have been prepared in accordance with U.S. GAAP and the rules of the U.S. Securities and Exchange Commission applicable to interim reporting. Accordingly, they do not include all of the information and footnote disclosures required for annual financial statements and should be read in conjunction with the Company’s audited combined financial statements for the years ended June 30, 2025, and 2024 included elsewhere in this registration statement.

The results for the six months ending December 31, 2025, are not necessarily indicative of the results expected for the full fiscal year ending June 30, 2026.

These interim financial statements should be read in conjunction with the audited combined financial statements and related notes for the years ended June 30, 2025, and 2024 included elsewhere in this registration statement

(b)    Use of Estimates

The preparation of combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of loss contingencies (see Note#13 commitments and contingencies), and the reported amounts of revenue and expenses during the reporting period.

Significant estimates include, among others, expected credit losses on accounts receivable, inventory valuation (lower of cost and net realizable value), the estimated useful lives of property and equipment, impairment assessments for long-lived assets, valuation allowances for deferred tax assets, and uncertain tax positions. Actual results could differ materially from those estimates.

Management bases its estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

SunScout Holding Limited
Condensed Notes to Financial Statements

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

(c)     Basis of Combination

The accompanying combined financial statements include the accounts of the Company and its subsidiaries in which the Company has a controlling financial interest. For entities that are not variable interest entities (“VIEs”), control is generally established through ownership of a majority voting interest or through other arrangements that provide the Company with the ability to direct the activities that most significantly affect the entity’s economic performance.

The Company evaluates its involvement with other entities to determine whether such entities are VIEs in accordance with ASC 810, Consolidation, and consolidates a VIE when the Company is determined to be the primary beneficiary.

All intercompany balances and transactions have been eliminated in consolidation. The results of subsidiaries acquired or disposed of during the year are included in the combined financial statements from the acquisition date through the disposal date, as applicable. All subsidiaries follow accounting policies consistent with those of the Company.

The following subsidiaries are included in the combined financial statements:

•        SunScout Limited — wholly owned subsidiary of SunScout Holding Limited

•        Brightway Energy Limited — Fully controlled subsidiary of SunScout Holding Limited

•        SunScout New Zealand Limited — wholly owned subsidiary of SunScout Limited

•        SunScout Asia Company Limited — 43% owned subsidiary of SunScout Limited

As of December 31, 2025, SunScout Asia did not engage in any business activities and, as a result, was not Reflected in the combined financial statements

As of December 31, 2025, management has determined that the Company is not the primary beneficiary of any variable interest entities.

As of and for the period ended December 31, 2025, and June 30, 2025, the Company did not dispose of any subsidiaries and did not lose control of any combined entities.

(d)    Foreign currency translation

The reporting currency of the Company is the United States dollar (“USD”). The functional currency of the Company’s U.S.-based entities is the USD. The functional currency of the Company’s New Zealand — based entities is the New Zealand dollar (“NZD”).

For entities whose functional currency is not the USD, assets and liabilities are translated into USD at the exchange rates in effect at the balance sheet date, and revenues and expenses are translated at average exchange rates in effect during the period. Equity accounts are translated at historical exchange rates. The resulting foreign currency translation adjustments are recorded as a component of accumulated other comprehensive income (loss) within shareholders’ equity.

Transactions denominated in currencies other than an entity’s functional currency are remeasured into the functional currency using exchange rates in effect at the transaction dates. Monetary assets and liabilities denominated in foreign currencies are measured at exchange rates in effect at the balance sheet date, with resulting transaction gains and losses recognized in the combined statements of operations.

SunScout Holding Limited
Condensed Notes to Financial Statements

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following exchange rates were used to translate the financial statements of the Company’s New Zealand — based entities whose functional currency is the NZD:

	December 31, 2025	June 30, 2025	December 31, 2024
Year-end NZD: US$ Exchange Rate	0.582	0.5824	0.5593
Annual average NZD: US$ exchange rate	0.583405	0.59076	0.6000

(e)     Fair value measurement

The Company applies Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures which defines fair value, establishes a framework for measuring fair value and expands financial statement disclosure requirements for fair value measurements.

ASC Topic 820 defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability (an exit price) on the measurement date in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability.

ASC Topic 820 specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

Level 1	inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2

inputs to the valuation methodology include quoted prices for identical or similar assets and liabilities in active markets or in inactive markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3	inputs to the valuation methodology are unobservable and significant to the fair value.

The carrying amounts of the Company’s financial instruments approximate their fair values because of their short-term nature. The Company’s financial instruments include cash and cash equivalents, accounts receivable, amounts due from related parties, other current assets, short-term bank borrowing, accounts payable, advance from customers, and income tax payables.

(f)     Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable primarily consist of amounts due from customers for goods delivered or services provided in the ordinary course of business. Accounts receivable is recorded at their invoiced amounts and generally do not bear interest.

The Company maintains an allowance for credit losses in accordance with ASC 326, Financial Instruments — Credit Losses, which requires the use of the Current Expected Credit Loss (“CECL”) model. Under the CECL model, the Company estimates expected credit losses on accounts receivable based on historical loss experience, current conditions, and reasonable and supportable forecasts of future economic conditions.

In developing its estimate of expected credit losses, the Company considers, among other factors:

•        historical write-off trends and loss experience,

•        the aging of outstanding receivables,

•        customer-specific credit risk and payment history,

•        macroeconomic conditions that may affect customers’ ability to pay, and

•        reasonable and supportable forecasts related to industry and general economic conditions.

SunScout Holding Limited
Condensed Notes to Financial Statements

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

The allowance for credit losses is adjusted each reporting period based on changes in these factors. Accounts receivables are written off when management determines that there is no reasonable expectation of recovery. Recoveries of amounts previously written off are recognized in the period received. The Allowance was calculated as of December 31, 2025, and June 2024 as $11,180, and $7,999.

(g)    Inventories, net

Inventories consist primarily of raw materials, work in process, and finished goods held for sale or used in production. Inventories are stated at the lower of cost or net realizable value (“NRV”) in accordance with ASC 330, Inventory.

Cost is determined using the weighted-average method and includes the purchase price, inbound freight, handling, and other costs necessary to bring inventory to its present condition and location.

(h)    Property, Plant and Equipment

Property, plant and equipment (“PP&E”) are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Cost includes expenditures directly attributable to the acquisition of an asset and any costs necessary to bring the asset to the condition and location for its intended use.

Major replacements and improvements that extend the useful life or increase the capacity of an asset are capitalized, while routine repairs and maintenance are expensed as incurred.

Estimated useful lives are as follows:

•        Plant and equipment: 8 years

•        Office equipment: 6 years

•        Vehicles: 5 years

Gains or losses on the disposal of PP&E are recognized in the combined statements of operations in the period in which the asset is derecognized.

PP&E is reviewed for impairment in accordance with the Company’s policy for long-lived assets, as described in Note 2(j), whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable.

(i)     Accounts Payable:

Accounts payable consist of amounts owed to vendors and service providers for goods and services received in the ordinary course of business. Accounts payable are unsecured, non-interest-bearing obligations that are generally settled within standard commercial payment terms.

Accounts payable include invoiced amounts that have been approved for payment, as well as accrued amounts for goods or services received for which invoices have not yet been received as of the reporting date.

The Company does not maintain any long-term trade payables or financing arrangements with vendors. Payment terms vary depending on the nature of the goods or services provided and the geographic region of the vendor but generally range from 15 to 60 days. The Company is not subject to material concentration risk with respect to its vendor base.

As of June 30, 2025, and December 31, 2025, accounts payable totaled $233,450 and $643,501, respectively.

SunScout Holding Limited
Condensed Notes to Financial Statements

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

(j)     Revenue Recognition

The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers. Revenue is measured based on the consideration specified in a contract with a customer and is recognized when control of the promised goods or services is transferred to the customer.

Revenue Streams

The Company’s primary revenue streams include:

•        engineering and development services,

•        manufacturing and fabrication of equipment,

•        construction and installation of solar energy systems (commercial and residential),

•        sales of SunScout products.

Performance Obligations

The Company evaluates its contracts to identify performance obligations. In many cases, contracts contain a single performance obligation representing the delivery of an integrated product or service. Activities such as design, fabrication, and installation are not separately distinct in the context of the overall promise to the customer when they are highly interrelated and provide a combined output.

Engineering and Development Services

Revenue from engineering and development services, including design, system integration, software development, and prototyping, is recognized over time, as customers simultaneously receive and consume the benefits of the Company’s performance.

Payment is due 30 days after invoiced.

For longer-term engagements, progress toward completion is measured using the cost-to-cost input method. For shorter-term or milestone-based engagements, revenue is recognized using an output method based on the achievement of defined contractual milestones or deliverables.

Manufacturing and Fabrication Contracts

Revenue from customized manufacturing and fabrication contracts is recognized either over time or at a point in time, depending on the terms of the contract.

Revenue is recognized over time when the manufactured product has no alternative use to the Company, and the Company has an enforceable right to payment for performance completed to date. In these cases, progress is measured using the cost-to-cost input method.

When these criteria are not met, revenue is recognized at a point in time, generally upon shipment or delivery of the product to the customer.

Payment is due 30 days after invoiced

Construction and Installation of Solar Energy Systems

The Company designs and installs solar energy systems for commercial and residential customers. Each contract is evaluated to determine whether it represents a single performance obligation to deliver a functioning solar system.

SunScout Holding Limited
Condensed Notes to Financial Statements

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

In New Zealand Revenue is recognized over time when the customer controls the asset as it is created or enhanced, or when the criteria in ASC 606-10-25-27 are met. In such cases, progress is measured using an input method based on costs incurred relative to total estimated costs.

Payment is due 30 days after invoiced

In our US market Revenue is recognized the day the system is installed on the Property which meets the criteria under ASC 606

Payment is based on 4 stages of completion:

The four payment milestones are:

1: Upon signing of the contract

2: Upon completion of the system design and permit application

3: upon completion of the solar system installation

4: upon interconnection of the solar system to the power grid

When the criteria for over-time recognition are not met, revenue is recognized at a point in time, generally when installation is substantially complete, testing has been performed, and control transfers to the customer, typically upon customer acceptance or interconnection to the utility grid.

Standard warranties associated with these systems are assurance-type warranties and are accounted for in accordance with ASC 460, Guarantees.

Revenue from the sale of solar-powered lawn care equipment, whether to consumers (B2C) or business customers (B2B), is recognized at a point in time when control transfers to the customer, which generally occurs upon delivery or when the customer takes possession of the product.

Standard warranties associated with these products are assurance-type warranties and are accounted for in accordance with ASC 460.

Measurement of Progress

For performance obligations satisfied over time, progress toward completion is measured using the cost-to-cost input method, which management believes best depicts the transfer of control to the customer. Costs included in the measure of progress consist of direct labor, materials, subcontractor costs, and applicable overhead. General and administrative costs are excluded unless specifically recoverable under the contract.

Contract Balances

Contract assets arise when the Company recognizes revenue in advance of billing the customer. Contract liabilities arise when the Company receives consideration, or has the right to receive consideration, in advance of satisfying performance obligations. Contract assets and contract liabilities are recorded on a contract-by-contract basis and presented in the combined balance sheets.

The contract liabilities at December 31, 2025, and June 30, 2024 were $34,920 and 34,944. All the balance showing in 2024 was used in 2025, and we have no reason not to believe that the balance at the end of December 2025 will not be used before June 30, 2026.

SunScout Holding Limited
Condensed Notes to Financial Statements

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Contract Modifications

Contract modifications are evaluated in accordance with ASC 606-10-25-10 to determine whether they should be accounted for as a separate contract, a termination and replacement of an existing contract, or as a cumulative catch-up adjustment to revenue.

Loss Contracts

If at any time the total estimated costs to complete a contract exceed the total contract consideration, the expected loss is recognized immediately in the combined statements of operations.

Significant Judgments

Significant judgments in applying the revenue recognition standard include determining whether performance obligations are satisfied over time or at a point in time; selecting appropriate methods to measure progress toward completion; estimating total contract costs; evaluating enforceable rights to payment; and assessing the accounting treatment for contract modifications.

3. REVENUE

In accordance with ASC Topic 606, Revenue from Contracts with Customers, the Company disaggregates revenue by major product and service category, which management believes best depicts how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors.

The following table presents the disaggregation of the Company’s revenues by type of goods and services for the period ended December 31, 2025 and June 30, 2025 (in USD):

	As of December 31, and June 30
	Period ending December 31, 2025		Period ending December 31, 2024
	USD	% of total revenues	USD	% of total revenues
Revenues
Engineering Products and Services	642,610	22.34%	987,614	40.21%
SunScout Products	268,959	9.35%	210,000	8.55%
Solar Power Development Solutions	1,965,567	68.32%	1,258,632	51.24%
Total revenues	2,877,136	100.00%	2,456,246	100.00%

4. ACCOUNTS RECEIVABLE, NET

Accounts receivable, net, were $2,049,785 as of December 31, 2025, compared with $1,745,838 as of June 30, 2025. The increase reflects higher year-end activity from Brightway Energy, which drove additional billings during the latter part of 2025.

The Company evaluates expected credit losses in accordance with ASC 326. Based on current information and management’s assessment of customer credit risk, the allowance for credit losses is considered adequate as of December 31, 2025.

SunScout Holding Limited
Condensed Notes to Financial Statements

5. INVENTORIES

Inventory was $103,032 as of December 31, 2025, compared with $32,109 as of June 30, 2025. The increase primarily reflects the Company’s and Auditor’s decision, during the audit process, to adjust work-in-process (WIP) to zero, resulting in the reclassification of accumulated WIP costs into cost of goods sold rather than inventory.

This reclassification did not represent a change in accounting estimate or correction of an error.

Inventory consists mainly of components and finished goods used in the Company’s solar-powered technology products. Inventory is stated at the lower cost or net realizable value. There were no material inventory write-downs recorded during the period.

6. PROPERTY AND EQUIPMENT

Property and equipment totaled $593,136 as of December 31, 2025, compared with $607,267 as of June 30, 2025. The decrease reflects routine depreciation during the period. Depreciation expense for the six months ended December 31, 2025 was $100,540.

The Company did not incur any capital expenditure or record any material disposals of property and equipment during the period. Property and equipment continue to be carried at cost, net of accumulated depreciation, and are depreciated on a straight-line basis over their estimated useful lives.

7. LEASES

The Company leases office and operating facilities under non-cancelable operating lease agreements accounted for in accordance with ASC 842, Leases. Operating lease right-of-use (“ROU”) assets were $78,648 as of December 31, 2025, compared with $104,602 as of June 30, 2025. The decrease reflects routine amortization of ROU assets during the period.

Operating lease liabilities totaled $78,655 as of December 31, 2025, of which $46,721 was classified as current and $31,934 as non-current, compared with $77,277 current and $27,324 non-current as of June 30, 2025.

Lease expense is recognized on a straight-line basis over the lease term. Total operating lease expense for the six months ended December 31, 2025, was not materially different from the amounts recognized in prior periods.

There were no new leases, no modifications, and no impairments of ROU assets during the six-month period ended December 31, 2025. Future minimum lease payments under existing operating leases are consistent with the amounts disclosed in the Company’s audited financial statements for the year ending June 30, 2025.

8. LONG-TERM DEBT

Long-term debt was $2,431,369 as of December 31, 2025, compared with $2,433,303 as of June 30, 2025. The slight decrease reflects scheduled repayments made during the six-month period, partially offset by minor additional borrowings.

The Company continues to maintain a $3.0 million convertible loan from the Ministry of Business, Innovation and Employment under the Regional Support & Project Fund. Management currently expects that this loan will be repaid using proceeds from the Company’s planned public offering.

There were no modifications to the terms of any outstanding debt arrangements during the six months ended December 31, 2025.

SunScout Holding Limited
Condensed Notes to Financial Statements

9. EQUITY

Retained earnings increased to $1,198,681 as of December 31, 2025 from $706,874 as of June 30, 2025, reflecting net income of $640,016 for the six months ended December 31, 2025, partially offset by shareholder distributions of $148,209.

Common Stock

The Company is authorized to issue two classes of common stock designated as Class A Common Stock and Class B Common Stock, each with a par value of $0.0001 per share.

On August 18, 2025, the Company issued 20,000,000 shares of Class A Ordinary Shares and on December 6, 2025 15,000,000 shares of Class B Ordinary Shares were issued, each at a par value of $0.0001 per share, resulting in a combined par value contribution of $3,500.

Class A Share Call Payment Agreement

On November 10, 2025, the Company entered into a Call Payment Agreement pursuant to which additional capital of $699,300 was subscribed. As of December 31, 2025, no cash proceeds had been received in connection with this agreement.

In accordance with ASC 505-10-45-2 the Company has presented subscriptions receivable of $702,800 which includes the $3,500 par value from the share issuance and the $699,300 subscribed under the Call Payment Agreement, as a contra-equity item within stockholders’ equity, as collection had not occurred on or before the balance sheet date. Accordingly, the subscribed amount is not recognized as an asset of the Company.

10. EARNINGS PER SHARE.

Earnings per share (“EPS”) are presented in accordance with ASC 260, Earnings Per Share.

Basic EPS is computed by dividing net income available to common shareholders by the weighted average number of common class A shares outstanding during the period.

Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (such stock options, warrants, or convertible securities) were exercised or converted into common stock

Since the Company had no potentially dilutive securities outstanding during the period, diluted EPS is the same as basic EPS.

EPS Calculation:

For the period ending December 31, 2025

Description	Amount
Net Income attributable to common shareholders	640,016
Weighted average shares outstanding (basic and diluted)	20,000,000
Effect of dilutive securities	0
Weighted average common shares outstanding – diluted	20,000,000
Basic and diluted earnings per share	0.0320008

The EPS calculation for December 31, 2024 was not calculated since no shares were issued.

SunScout Holding Limited
Condensed Notes to Financial Statements

11. COMMITMENTS AND CONTINGENCIES

There have been no material changes in the Company’s commitments or contingencies from those disclosed in the financial statements audited for the year ended June 30, 2025.

12. LIQUIDITY

Cash and cash equivalents increased to $893,278 as of December 31, 2025 from $333,186 as of June 30, 2025. The increase primarily reflects positive operating cash flows generated during the six-month period, driven by higher customer collections and normal working-capital timing. Management believes existing cash and expected operating cash flows are sufficient to meet the Company’s liquidity needs for at least the next 12 months.

Operating cash flows for the period reflect normal working-capital fluctuations, including higher year-end billings to Brightway Energy and increased inventory purchases.

13. SUBSEQUENT EVENTS

Acquisition of Brightway Energy LLC

On January 9, 2026, the Company entered into the Brightway MPA with its founders, Mr. Marc Cywinski and Mr. Joshua Marotske, pursuant to which the Company acquired 100% of the membership interests in Brightway Energy LLC for an aggregate consideration of US$5.0 million, consisting of US$2.0 million in cash payable within one (1) week following the receipt by the Company of the proceeds from this offering, and US$3.0 million in Class A ordinary shares of the Company, with the number of shares to be issued calculated based on the initial public offering price of the Class A ordinary shares in this offering and issuable six (6) months after the date of the Company’s listing on Nasdaq or the NYSE American. The transfer of the membership interests was completed on the date of the Brightway MPA, and Brightway Energy LLC became a wholly owned subsidiary of the Company as of such date. Payment of the purchase consideration is deferred and contingent upon the completion of the Company’s initial public offering, subject to alternative settlement arrangements to be agreed by the parties if the offering is not completed by the agreed long-stop date.

Brightway Energy LLC had been under common control with the Company and combined into the Company’s financial statements prior to the execution of the Brightway MPA. Accordingly, the transaction represented a legal ownership reorganization among entities under common control.

Deed of Conditional Assignment

On January 9, 2026, Mr. Marc Cywinski and Mr. Joshua Marotske entered into a deed of conditional assignment, pursuant to which Mr. Marc Cywinski conditionally assigned, subject to the completion of this offering, to Mr. Joshua Marotske his entitlements under the Brightway MPA to receive US$1,000,000 in cash and US$1,500,000 in Class A Ordinary Shares (with the number of shares to be issued calculated based on the initial public offering price of the Class A Ordinary Shares in this offering).

As part of the Reorganization undertaken, SunScout Limited became a wholly owned subsidiary of our Company on November 14, 2025. Brightway Energy LLC became a wholly owned subsidiary of our Company on January 9, 2026 upon completion of the Brightway MPA. Post-Reorganization, the Company will become the holding company of the Group.

The Brightway MPA and related arrangements represent a legal reorganization and capital structure transaction and do not provide evidence of conditions that existed as of June 30, 2025. Accordingly, these matters have not resulted in any adjustment to the combined financial statements for the year ended June 30, 2025.

Operating Lease — Buda, Texas Facility

On March 14, 2026, Brightway Energy LLC, a wholly owned subsidiary of the Company, entered into a Standard Industrial Lease Agreement with Buda Shallow Bay 2024, LP for approximately 12,785 square feet of industrial space located at 1340 FM 2001, Suite 606, Buda, Texas 78610 (Tower Business Park).

SunScout Holding Limited
Condensed Notes to Financial Statements

13. SUBSEQUENT EVENTS (cont.)

The lease commenced April 1, 2026 and has an initial term of 123 months (approximately 10.25 years), expiring in June 2036. Base rent is abated for the first three months of the term, after which the monthly base rent begins at approximately $17,121 and escalates annually to approximately $24,369 in the final lease year. Total undiscounted base rent obligations over the initial term are approximately $2.5 million.

Upon execution, the Company will pay a security deposit of $114,351 and prepaid rent of $21,344. Tenant Costs (representing the Company’s proportionate share of taxes, insurance, utilities, and common area maintenance) are estimated at $4.02 per square foot for calendar year 2026, resulting in an estimated initial monthly operating expense of approximately $4,223.

The lease is guaranteed by SunScout Holding Limited, an exempt company incorporated in the Cayman Islands, pursuant to an unconditional and irrevocable Guaranty of Lease executed concurrently with the lease agreement.

The Company also holds a one-time Right of First Refusal on Suite 605 in the same building, and a renewal option for one additional 60-month period, exercisable no earlier than six months and no later than nine months prior to the expiration of the initial term.

The Company is evaluating the accounting treatment for this lease in accordance with ASC 842, Leases, which will require recognition of a right-of-use asset and corresponding lease liability on the balance sheet upon adoption.

Management has determined that no additional subsequent events require disclosure as of June 8, 2026.

4,000,000 Class A Ordinary Shares

Prospectus dated        , 2026

Until [•], 2026 (the 25th day after the date of this prospectus), all dealers that effect transactions in these Class A Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Our Post-Offering Memorandum and Articles of Association will provide that every director (including any alternate director), secretary, assistant secretary, or other officer for the time being and from time to time of our company (but not including our company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

The Company was incorporated in the Cayman Islands with limited liability on August 18, 2025. Set forth below is information regarding securities issued by us during the last three years. None of the below described transactions involved any underwriters, underwriting discounts or commissions, or any public offering.

Founding Transactions

Upon incorporation on August 18, 2025, the Company issued an aggregate of 20,000,000 ordinary shares, par value US$0.0001 per share, to its founding shareholders for aggregate cash consideration of US$2,000, representing the par value of such shares. Upon incorporation, one ordinary share was issued to Harneys Fiduciary (Cayman) Limited (now Ascentium (Cayman) Limited), the Company’s registered office provider, solely as a nominee to facilitate the incorporation of the Company, and such share was immediately transferred to Mr. Thomas Grant Harris on August 18, 2025. The other issuances that occurred on August 18, 2025 are as set forth below.

	Purchaser	Securities and Number	Date of Issuance	Consideration
1	Thomas Grant Harris	959,999 ordinary shares	August 18, 2025	US$	95.99
2	Pct-Holding Limited	880,000 ordinary shares	August 18, 2025	US$	88.00
3	JKM Equity Limited	920,000 ordinary shares	August 18, 2025	US$	92.00
4	26th Mile Limited	980,000 ordinary shares	August 18, 2025	US$	98.00
5	Brillirnt Sino Holdings Limited	60,000 ordinary shares	August 18, 2025	US$	6.00
6	Multi Rise Holdings Limited	980,000 ordinary shares	August 18, 2025	US$	98.00
7	Sanshan Fortune Group Limited	980,000 ordinary shares	August 18, 2025	US$	98.00
8	David Hayden Bennett	840,000 ordinary shares	August 18, 2025	US$	84.00
9	Solerin Equity Limited	5,360,000 ordinary shares	August 18, 2025	US$	536.00
10	Art Alexander Balikin	400,000 ordinary shares	August 18, 2025	US$	40.00
11	AE Equity Limited	6,600,000 ordinary shares	August 18, 2025	US$	660.00
12	BKK Consultants	1,040,000 ordinary shares	August 18, 2025	US$	104.00

Adoption of Dual-Class Share Structure

On December 6, 2025, the Company effected a reorganization of its share capital in connection with the adoption of a dual-class share structure. As part of this reorganization, all issued and outstanding ordinary shares were cancelled and reissued as Class A Ordinary Shares on a one-for-one basis, with no change to the number of shares held by each shareholder. In addition, on December 6, 2025, the Company issued 7,500,000 Class B Ordinary Shares out of its authorized but unissued share capital to each of AE Equity Limited and Solerin Equity Limited. Except as described above, the Company has not issued or sold any equity securities during the past three years.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the combined Financial Statements or the Notes thereto.

Item 9. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes:

1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)      To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

5)      That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser, each prospectus filed by the Registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

6)      That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the placement method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424.

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

7)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

8)      That, for purposes of determining any liability under the Securities Act of 1933, (i) the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description of document
1.1+	Form of Underwriting Agreement
3.1+	Second Amended and Restated Memorandum and Articles of Association of the Registrant, as currently effective
3.2+	Form of Third Amended and Restated Memorandum and Articles of Association of the Registrant, to become effective immediately prior to the completion of the initial public offering
5.1+	Opinion of Harney Westwood & Riegels regarding the validity of Class A Ordinary Shares being registered
8.1+	Opinion of Harney Westwood & Riegels regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
10.1+	Regional Strategic Partnership Loan between SunScout New Zealand and Crown Regional Holdings Limited (as novated from the New Zealand Ministry of Business, Innovation and Employment)
10.2+	2026 Employee Share Incentive Plan
10.3+	Brightway Energy LLC Membership Purchase Agreement
10.4+	Employment Agreement between the Registrant and Mr. Edwin Cywinski
10.5+	Employment Agreement between the Registrant and Mr. Marc Cywinski
10.6+	Employment Agreement between the Registrant and Mr. Joshua Marotske
10.7+	Employment Agreement between the Registrant and Mr. Jamie Parent
10.8+	Director Offer Letter between the Registrant and Mr. Edwin Cywinski
10.9+	Independent Director Offer Letter between the Registrant and Mr. Kian Woon Yap
10.10+	Independent Director Offer Letter between the Registrant and Mr. Jacob Pretorius
10.11+	Independent Director Offer Letter between the Registrant and Mr. Albert McLelland
10.12+	SunScout Asia License Manufacturing Agreement and Written Confirmation
10.13+	Agreement between SunScout Limited and Ballard Inc.
10.14+	R&D Cooperation Proposals between SunScout Limited and Idea Developments Ltd, dated April 29, 2022, November 25, 2022, and February 15, 2023
10.15+	Solar Panel Battery Electric Vehicle Development Services Proposal between SunScout Limited and Kahu EV LP, dated June 17, 2024
10.16+	ASB Bank Term Loan 007 between ASB Bank Limited, SunScout New Zealand Limited and Mr. Edwin Cywinski
10.17+	Lease Agreement for the Austin, Texas assembly and distribution facility
10.18+	Acting-in-Concert Agreement, dated December 6, 2025, between Mr. Friedrich Edwin Cywinski and Mr. Marc Cywinski
14.1+	Code of Ethics of the Registrant
14.2+	Insider Trading Policy of the Registrant
21.1+	List of Subsidiaries of the Registrant
23.1*	Consent of Fruci & Associates, PS
23.2+	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)
23.3+	Consent of Mallett Partners (included in Exhibit 99.4)
99.1+	Audit Committee Charter
99.2+	Compensation Committee Charter
99.3+	Nomination Committee Charter
99.4+	Opinion of Mallett Partners regarding certain matters relating to New Zealand law
99.5+	Consent of EverEdge
99.6+	Executive Compensation Recovery Policy of the Registrant
99.7+	Consent of Mr. Edwin Cywinski
99.8+	Consent of Mr. Kian Woon Yap
99.9+	Consent of Mr. Jacob Pretorius
99.10+	Consent of Mr. Albert McLelland
99.11+	Request for Waiver and Representation Under Item 8.A.4 of Form 20-F
107+	Filing Fee Table

____________

+        Previously Filed

*        Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New Zealand, on July 2, 2026.

SunScout Holding Limited
By:	/s/ Edwin Cywinski
Name:	Edwin Cywinski
Title:	Chairman, Executive Director and Chief Executive Officer (Principal Executive Officer)
By:	/s/ Jamie Parent
Name:	Jamie Parent
Title:	Chief Financial Officer (Principal Accounting and Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Edwin Cywinski and Mr. Jamie Parent, each acting singly as an attorney-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of Class A Ordinary Shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Edwin Cywinski
Name:	Edwin Cywinski
Title:	Chairman, Executive Director and Chief Executive Officer (Principal Executive Officer)
Date:	July 2, 2026
By:	/s/ Jamie Parent
Name:	Jamie Parent
Title:	Chief Financial Officer (Principal Accounting and Financial Officer)
Date:	July 2, 2026

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement or amendment thereto in New York, New York, United States of America on July 2, 2026.

COGENCY GLOBAL INC.
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.